As filed with the Securities and Exchange Commission on October 14, 2025

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

California Resources Corporation

(Exact name of registrant as specified in its charter)

Delaware	1311	46-5670947
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 World Trade Center, Suite 1500

Long Beach, California 90831

(888) 848-4754

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael L. Preston

Executive Vice President, Chief Strategy Officer and General Counsel

California Resources Corporation

1 World Trade Center, Suite 1500

Long Beach, California 90831

(888) 848-4754

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Alison S. Ressler Bradley S. King Sullivan & Cromwell LLP 1888 Century Park East Los Angeles, California 90067 (310) 712-6600	Jenarae N. Garland Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer Berry Corporation (bry) 16000 N. Dallas Parkway, Suite 500 Dallas, Texas 75248 (661) 616-3900	Lande A. Spottswood Sang Hun Lee Vinson & Elkins L.L.P. 845 Texas Avenue, Suite 4700 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the proposed merger of Dornoch Merger Sub, LLC, a direct, wholly-owned subsidiary of California Resources Corporation, with and into Berry Corporation (bry) described in the proxy statement/prospectus forming part of this registration statement have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

This registration statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933.

The information contained herein is not complete and may be changed. A registration statement relating to the securities described in this proxy statement/prospectus has been filed with the Securities and Exchange Commission. These securities may not be issued until such registration statement becomes effective. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction in which such offer or solicitation would be unlawful.

PRELIMINARY - SUBJECT TO COMPLETION - DATED OCTOBER 14, 2025

MERGER PROPOSED - YOUR VOTE IS IMPORTANT

To the Valued Stockholders of Berry Corporation (bry):

Berry Corporation (bry) (“Berry”) has entered into an agreement and plan of merger (as it may be amended from time to time, the “Merger Agreement”), dated September 14, 2025, with California Resources Corporation (“CRC”) and Dornoch Merger Sub, LLC, a direct, wholly-owned subsidiary of CRC (“Merger Sub”), pursuant to which Merger Sub will merge with and into Berry, with Berry surviving as a direct, wholly-owned subsidiary of CRC (the “Merger”).

Berry stockholders (“Berry Stockholders”) as of the close of business on     , 2025, the record date, are invited to attend a special meeting of Berry Stockholders (the “Special Meeting”) on     , 2025, at     , Eastern Time, via the Internet at www.virtualshareholdermeeting.com/BRY2025SM, with registration and log-in beginning at     , Eastern Time, on that date. You will not be able to attend the Special Meeting in person. Berry Stockholders attending the meeting virtually will have the ability to fully participate in the Special Meeting, including the ability to ask questions and vote during the meeting. Berry Stockholders are being asked to consider and vote upon (i) a proposal to adopt the Merger Agreement (the “Merger Agreement Proposal”), (ii) a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Berry’s named executive officers that is based on or otherwise relates to the Merger (the “Advisory Compensation Proposal”) and (iii) a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit solicitation of additional votes or proxies if there are not sufficient votes to approve the Merger Agreement Proposal (the “Adjournment Proposal”).

If the Merger is completed, Berry Stockholders will be entitled to receive 0.0718 shares of common stock, par value $0.01 per share, of CRC (“CRC Common Stock”) for each issued and outstanding share of common stock, par value $0.001 per share, of Berry (“Berry Common Stock”) they hold immediately prior to the effective time of the Merger (the “Merger Consideration”) as further described in the proxy statement/prospectus accompanying this notice. The market value of the Merger Consideration will fluctuate with the price of CRC Common Stock. Based on the closing price of CRC Common Stock on September 12, 2025, the last trading day before the public announcement of the signing of the Merger Agreement, the value of the per share Merger Consideration payable to holders of Berry Common Stock upon completion of the Merger was approximately $3.81. Based on the closing price of CRC Common Stock on     , 2025, the latest practicable date before the date of the proxy statement/prospectus accompanying this notice, the value of the Merger Consideration payable to holders of Berry Common Stock upon completion of the Merger was approximately $    . Berry Stockholders should obtain current stock price quotations for CRC Common Stock and Berry Common Stock. CRC Common Stock is traded on the New York Stock Exchange under the symbol “CRC,” and Berry Common Stock is traded on the Nasdaq Global Select Market under the symbol “BRY.”

The board of directors of Berry (the “Berry Board”) has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, Berry and Berry Stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, (c) resolved to recommend Berry Stockholders approve the adoption of the Merger Agreement and approve the transactions contemplated thereby on the terms and subject to the conditions set forth in the Merger Agreement and (d) directed that the Merger Agreement be submitted to Berry Stockholders for their adoption. The Berry Board recommends that Berry Stockholders vote (i) “FOR” the Merger Agreement Proposal, (ii) “FOR” the Advisory Compensation Proposal and (iii) “FOR” the Adjournment Proposal.

Berry will hold the Special Meeting of Berry Stockholders virtually to consider certain matters relating to the Merger. The Merger cannot be completed unless, among other things, Berry Stockholders approve the adoption of the Merger Agreement.

Your vote is very important. To ensure your representation at the Special Meeting, complete and return the enclosed proxy card or submit your proxy by phone or via the Internet. Please vote promptly regardless of whether you expect to attend the Special Meeting via the Special Meeting website. Submitting a proxy now will not prevent you from being able to vote at the Special Meeting via the Special Meeting website.

The proxy statement/prospectus for the Special Meeting, which both summarizes the Merger Agreement and attaches a copy thereto, is attached to this notice, and incorporated by reference into this notice.

The proxy statement/prospectus accompanying this notice is also being delivered to Berry Stockholders as CRC’s prospectus for its offering of shares of CRC Common Stock in connection with the Merger.

The obligations of CRC and Berry to complete the Merger are subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, a copy of which is included as part of the accompanying proxy statement/prospectus. The proxy statement/prospectus provides you with detailed information about the Merger. It also contains or references information about CRC and Berry and certain related matters. You are encouraged to read the proxy statement/prospectus carefully and in its entirety. In particular, you should carefully read the section entitled “Risk Factors” beginning on page 33 of the proxy statement/prospectus for a discussion of risks you should consider in evaluating the Merger and the issuance of shares of CRC Common Stock in connection with the Merger and how they will affect you.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 750-8334

Banks and Brokerage Firms may call collect: (212) 750-5833

By Order of the Berry Board,

Jenarae N. Garland
Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated     , 2025 and is first being mailed to stockholders of Berry on or about     , 2025.

NOTICE OF SPECIAL MEETING

OF STOCKHOLDERS

TO BE HELD ON    , 2025

To the Valued Stockholders of Berry Corporation (bry):

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Berry Corporation (bry) (“Berry” and such stockholders, “Berry Stockholders”), which will be held in a virtual meeting format only on    , 2025, at     , Eastern Time, via the Internet at www.virtualshareholdermeeting.com/BRY2025SM, with registration and log-in beginning at     , Eastern Time, on that date. You will not be able to attend the Special Meeting in person. Stockholders attending the meeting virtually will have the ability to fully participate in the Special Meeting, including the ability to ask questions and vote during the meeting. The record date for the Special Meeting is     , 2025 (the “Record Date”). Only holders of record of common stock, par value $0.001 per share, of Berry (“Berry Common Stock”) on the Record Date are entitled to receive notice of, and to vote at, the Special Meeting.

At the Special Meeting, we plan to ask you to vote on:

1.

a proposal (the “Merger Agreement Proposal”) to adopt the Agreement and Plan of Merger, dated September 14, 2025 (as it may be amended from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to the accompanying proxy statement/prospectus, among Berry, California Resources Corporation (“CRC”) and Dornoch Merger Sub, LLC, a direct, wholly-owned-subsidiary of CRC (“Merger Sub”), providing for the merger of Merger Sub with and into Berry (the “Merger”);

2.

a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Berry’s named executive officers that is based on or otherwise relates to the Merger (the “Advisory Compensation Proposal”); and

3.

a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit solicitation of additional votes or proxies if there are not sufficient votes to approve the Merger Agreement Proposal (the “Adjournment Proposal”).

The accompanying proxy statement/prospectus describes the proposals listed above in more detail. You should carefully read and consider the accompanying proxy statement/prospectus in its entirety, including the annexes to the proxy statement/prospectus, and the documents incorporated by reference in the proxy statement/prospectus, as they contain important information about, among other things, the Merger and how it affects you.

The board of directors of Berry (the “Berry Board”) has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, Berry and Berry Stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, (c) resolved to recommend Berry Stockholders approve the adoption of the Merger Agreement and approve the transactions contemplated thereby on the terms and subject to the conditions set forth in the Merger Agreement and (d) directed that the Merger Agreement be submitted to Berry Stockholders for their adoption. The Berry Board recommends that Berry Stockholders vote (i) “FOR” the Merger Agreement Proposal, (ii) “FOR” the Advisory Compensation Proposal and (iii) “FOR” the Adjournment Proposal.

Refer to the section entitled “Questions and Answers” beginning on page 1 of the accompanying proxy statement/prospectus for additional information on how to participate in the Special Meeting.

Your vote is very important, regardless of the number of shares that you own. The Merger cannot be completed unless Berry Stockholders approve the adoption of the Merger Agreement. Abstentions, failure to submit a proxy or vote at the Special Meeting and broker non-votes will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Please vote as promptly as possible, regardless of whether you expect to attend the Special Meeting via the Special Meeting website. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction form furnished by the bank, broker or other nominee. If you hold shares in your own name, please submit a proxy to have your shares voted as promptly as possible by (i) logging onto the website shown on your proxy card and following the instructions to vote online, (ii) dialing the toll-free number shown on your proxy card and following the instructions to vote by telephone or (iii) completing, dating, signing and returning the enclosed proxy card in the postage-prepaid envelope provided, so that your shares may be represented and voted at the Special Meeting if you later decide not to attend or become unable to attend. Submitting a proxy will also help to secure a quorum and avoid added solicitation costs. Submitting a proxy will not prevent you from voting at the Special Meeting via the Special Meeting website; any stockholder who is present at the Special Meeting via the Special Meeting website may vote, thereby revoking any previously submitted proxy. In addition, a proxy may also be revoked in writing before the Special Meeting in the manner described in the accompanying proxy statement/prospectus.

The proxy statement/prospectus of which this notice is a part provides a detailed description of the Merger and the Merger Agreement. We urge you to carefully read this proxy statement/prospectus, including the documents incorporated by reference herein, and the annexes in their entirety. In particular, we urge you to carefully read the section entitled “Risk Factors” beginning on page 33.

If you have questions about the matters to be voted on at the Special Meeting, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares of Berry Common Stock, please contact Berry’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 750-8334

Banks and Brokerage Firms may call collect: (212) 750-5833

By Order of the Berry Board,

Jenarae N. Garland

Vice President, General Counsel, Corporate Secretary

and Chief Compliance Officer

    , 2025

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Berry Corporation (bry) (“Berry”) and California Resources Corporation (“CRC”) from other documents that is not included in or delivered with this proxy statement/prospectus, as permitted by the rules of the Securities and Exchange Commission (the “SEC”). For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Where You Can Find More Information” beginning on page 175 of this proxy statement/prospectus.

Copies of any of the documents incorporated by reference herein, excluding exhibits to those documents unless specifically incorporated by reference herein, are available without charge to stockholders of Berry (“Berry Stockholders”) and stockholders of CRC (“CRC Stockholders”) upon written or oral request. You can obtain the documents incorporated by reference into this proxy statement/prospectus without charge by requesting them in writing or by telephone as follows:

For information related to Berry:

Berry Corporation (bry)

16000 N. Dallas Pkwy. Suite 500

Dallas, Texas 75248

Attention: Corporate Secretary

(661) 616-3811

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 750-8334

Banks and Brokerage Firms may call collect: (212) 750-5833

For information related to CRC:

California Resources Corporation

1 World Trade Center, Suite 1500

Long Beach, CA 90831

Attention: General Counsel

(888) 848-4754

If you would like to request any of the documents that are incorporated by reference into this proxy statement/prospectus, please do so by    , 2025, which is five business days prior to the date of the special meeting of Berry Stockholders (the “Special Meeting”), in order to receive them before the meeting.

You may also obtain any of the documents incorporated by reference into this proxy statement/prospectus without charge through the SEC’s website at www.sec.gov. In addition, you may obtain copies of documents filed by Berry with the SEC by accessing Berry’s website at https://ir.bry.com. You may also obtain copies of documents filed by CRC with the SEC by accessing CRC’s website at www.crc.com/investor-relations. We are not incorporating the contents of the websites of the SEC, Berry, CRC or any other entity into this proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by CRC, constitutes a prospectus of CRC under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock, par value $0.01 per share, of CRC (“CRC Common Stock”) to be issued to Berry Stockholders in connection with the Agreement and Plan of Merger, dated September 14, 2025 (as it may be amended from time to time, the “Merger Agreement”), among Berry, CRC and Dornoch Merger Sub, LLC, a direct, wholly-owned subsidiary of CRC (“Merger Sub”), providing for the merger of Merger Sub with and into Berry, with Berry surviving as a direct, wholly-owned subsidiary of CRC (the “Merger”). This proxy statement/prospectus also constitutes a proxy statement of Berry under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the Special Meeting.

Information contained in this proxy statement/prospectus regarding CRC has been provided by CRC, and information contained in this proxy statement/prospectus regarding Berry has been provided by Berry. CRC and Berry have both contributed to the information related to the Merger contained in this proxy statement/prospectus.

CRC and Berry have not authorized anyone to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated    , 2025, and you should assume that the information contained in this proxy statement/prospectus is accurate only as of such date unless the information specifically indicates that another date applies. You should also assume that the information incorporated by reference into this proxy statement/prospectus is accurate only as of the date of the incorporated document unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to Berry Stockholders nor the issuance by CRC of shares of CRC Common Stock in connection with the Merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

-i-

-ii-

-iii-

QUESTIONS AND ANSWERS

The following are some questions that you, as a Berry Stockholder, may have regarding the Merger, the issuance of shares of CRC Common Stock to Berry Stockholders in connection with the Merger and the matters being considered at the Special Meeting, accompanied by the answers to those questions. We urge you to carefully read the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger, the issuance of shares of CRC Common Stock in connection with the Merger and the matters being considered at the Special Meeting. Additional important information is contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:	Why am I receiving this document?

A:

You are receiving this proxy statement/prospectus because CRC and Berry have entered into the Merger Agreement, pursuant to which, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, which is attached as Annex A hereto, Merger Sub will merge with and into Berry, with Berry surviving as a direct, wholly-owned subsidiary of CRC. For Berry to complete the Merger, the holders of a majority of outstanding shares of common stock, par value $0.001 per share, of Berry (“Berry Common Stock”) entitled to vote on the matter must approve a proposal to adopt the Merger Agreement (the “Merger Agreement Proposal”).

This proxy statement/prospectus, which you should read carefully, contains important information about the Merger, the Special Meeting and the matters being considered at the Special Meeting, including the Merger Agreement Proposal. This proxy statement/prospectus constitutes both a proxy statement of Berry and a prospectus of CRC. It is a proxy statement because the board of directors of Berry (the “Berry Board”) is soliciting proxies from Berry Stockholders in connection with the Special Meeting. It is a prospectus because CRC will issue shares of CRC Common Stock in exchange for outstanding shares of Berry Common Stock in the Merger.

Q:	Why are CRC stockholders not being asked to vote on the Merger?

A:

Applicable Delaware law, CRC’s certificate of incorporation and the rules of the New York Stock Exchange (the “NYSE”) do not require the stockholders of CRC (the “CRC Stockholders”) to approve the Merger, adopt the Merger Agreement or approve the issuance of the shares of CRC Common Stock that will be issued in connection with the Merger. Therefore, the vote of CRC Stockholders is not required and is not being sought. We are not asking CRC Stockholders for a proxy, and CRC Stockholders are requested not to send us a proxy.

Q:	What are Berry Stockholders being asked to vote on?

A:

At the Special Meeting, the holders of Berry Common Stock will be asked to vote on (i) the Merger Agreement Proposal, (ii) a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Berry’s named executive officers that is based on or otherwise relates to the Merger (the “Advisory Compensation Proposal”) and (iii) a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit solicitation of additional votes or proxies if there are not sufficient votes to approve the Merger Agreement Proposal (the “Adjournment Proposal”).

Q:	What will holders of Berry Common Stock receive for their shares of Berry Common Stock in the Merger?

A:

If the Merger is completed, each share of Berry Common Stock that is issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares of Berry Common Stock owned by Berry, CRC or any of their respective wholly-owned subsidiaries, in each case not held on behalf of third parties) (such shares, “Excluded Shares”) will be automatically cancelled and cease to exist and will be converted into, and become exchangeable for, 0.0718 (the “Exchange Ratio”) shares of CRC Common Stock. Each Berry Stockholder will receive cash in lieu of any fractional share of CRC Common Stock that such stockholder would otherwise be entitled to receive in the Merger and any dividends or distributions (without interest) made with respect to shares of CRC Common Stock with a record date after the Effective Time of the Merger if (i) at the time the certificate is surrendered for exchange, such dividends or distributions have a record date after the Effective Time and have not been paid or (ii) at the appropriate payment date, such dividends or distributions have a record date after the Effective Time prior to the time of surrender but a payment date after the time of surrender (in each case, after giving effect to any required tax withholdings under the Merger Agreement). The aggregate number of shares of CRC Common Stock to be issued to the Berry Stockholders (the “Merger Consideration Shares”), together with any cash to be paid in lieu of any fractional shares of CRC Common Stock that Berry Stockholders would otherwise be entitled to receive in the Merger, in accordance with the terms of the Merger Agreement, is referred to as the “Merger Consideration.”

Shares of Berry Common Stock are currently listed on the Nasdaq Global Select Market (the “NASDAQ”) under the symbol “BRY.” Shares of CRC Common Stock are listed on the NYSE under the symbol “CRC.”

Q:	If I am a Berry Stockholder, how will I receive the portion of the Merger Consideration to which I am entitled?

A:

If you hold your shares of Berry Common Stock through the Depository Trust Company (“DTC”) in book-entry form, you will not be required to take any specific actions to exchange your shares of Berry Common Stock for shares of CRC Common Stock. After the completion of the Merger, an exchange agent (the “Exchange Agent”) will deliver to DTC or its nominees the Merger Consideration, together with cash in lieu of any fractional shares of CRC Common Stock to which DTC is entitled under the Merger Agreement.

If you hold your shares of Berry Common Stock in certificated form, or in book-entry form but not through DTC, after receiving the proper documentation from you, following the Effective Time, the Exchange Agent will deliver to you the Merger Consideration and a check in the amount of any cash in lieu of fractional share of CRC Common Stock to which you are entitled under the Merger Agreement.

Q:	What will holders of Berry equity and equity-based awards receive in the Merger?

A:

Outstanding Berry equity and equity-based long-term incentive awards will be treated as set forth in the Merger Agreement, as described in more detail in the section entitled “The Merger—Treatment of Berry Equity Awards” beginning on page 102 of this proxy statement/prospectus. In general, at the Effective Time, the restricted stock units, performance stock units and restricted cash awards of Berry will either accelerate and be cancelled in exchange for a cash payment or be assumed by CRC and continue as solely time-based awards, as applicable.

Q:	Are there any risks that I should consider as a Berry Stockholder in deciding how to vote?

A:

Yes. You should read and carefully consider the risks set forth in the section entitled “Risk Factors” beginning on page 33 of this proxy statement/prospectus. You also should read and carefully consider the risks that are described in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	How important is my vote as a Berry Stockholder?

A:

Your vote “FOR” each proposal presented at the Special Meeting is very important, and you are encouraged to submit a proxy or voting instruction form, as applicable, as soon as possible. The Merger cannot be completed without the approval by Berry Stockholders of the Merger Agreement Proposal.

Q:	What vote is required to approve each proposal at the Special Meeting?

A:

Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Berry Common Stock entitled to vote thereon. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Approval of the Advisory Compensation Proposal and the Adjournment Proposal requires, in each case, the affirmative vote of a majority of the votes cast on the applicable proposal. Abstentions and broker non-votes, if any, will have no effect on the Advisory Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

Q:	How does the Berry Board recommend that Berry Stockholders vote?

A:

The Berry Board has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, Berry and Berry Stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, (c) resolved to recommend Berry Stockholders approve the adoption of the Merger Agreement and approve the transactions contemplated thereby on the terms and subject to the conditions set forth in the Merger Agreement and (d) directed that the Merger Agreement be submitted to Berry Stockholders for their adoption. The Berry Board recommends that stockholders of Berry vote (i) “FOR” the Merger Agreement Proposal, (ii) “FOR” the Advisory Compensation Proposal and (iii) “FOR” the Adjournment Proposal. Accordingly, the Berry Board unanimously recommends that Berry Stockholders vote (i) “FOR” the Merger Agreement Proposal, (ii) “FOR” the Advisory Compensation Proposal and (iii) “FOR” the Adjournment Proposal. For a detailed description of the various factors considered by the Berry Board in reaching this decision, see the section entitled “The Merger—Recommendation of the Berry Board and Its Reasons for the Merger” beginning on page 68 of this proxy statement/prospectus.

Q:

Why am I being asked to consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation arrangements for Berry’s named executive officers in connection with the Merger (the Advisory Compensation Proposal)?

A:

Under SEC rules, Berry is required to seek a non-binding, advisory vote of its stockholders with respect to the compensation that may be paid or become payable to Berry’s named executive officers that is based on or otherwise relates to the Merger, also known as “golden parachute” compensation.

Q:	What happens if the Advisory Compensation Proposal is not approved?

A:

Because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding on either Berry or CRC. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the Merger-related compensation will be payable to Berry’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of advisory vote on the Advisory Compensation Proposal.

Q:	What happens if the Adjournment Proposal is not approved?

A:

This vote is being taken in order to allow Berry Stockholders to vote to adjourn the Special Meeting if there are not sufficient votes cast at the Special Meeting to approve the Merger Agreement Proposal. However, regardless of the results of voting for the Adjournment Proposal, the Fourth Amended and Restated Bylaws of Berry (the “Berry Bylaws”) allow the chairman of the Special Meeting to adjourn the Special Meeting at his or her discretion, subject to the terms of the Merger Agreement.

Q:	Do any of the executive officers or directors of Berry have interests in the Merger that may differ from or be in addition to my interests as a Berry Stockholder?

A:	In considering the recommendation of the Berry Board that Berry Stockholders vote to approve the Merger Agreement Proposal, to approve the Advisory Compensation Proposal and to approve the Adjournment

Proposal, Berry Stockholders should be aware that some of Berry’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Berry Stockholders generally. The Berry Board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the Merger Agreement and the transactions contemplated thereby, in approving the Merger and in recommending that Berry Stockholders approve the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.

For more information regarding these interests, see the sections entitled “The Merger—Interests of Certain Berry Directors and Executive Officers in the Merger” and “Risk Factors—Risks Related to the Merger—Berry’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Berry Stockholders generally” beginning on pages 91 and 37, respectively, of this proxy statement/prospectus.

Q:	What will happen to Berry as a result of the Merger?

A:

Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Berry, with Berry surviving as a direct, wholly-owned subsidiary of CRC. After completion of the Merger (the “Closing”), Berry Common Stock will be delisted from the NASDAQ, will be deregistered under the Exchange Act and will cease to be publicly traded.

Q:	Who will own CRC immediately following the completion of the Merger?

A:

Each share of Berry Common Stock will be converted into, and exchangeable for 0.0718 shares of CRC Common Stock. At this Exchange Ratio, it is estimated that, immediately after completion of the Merger, CRC Stockholders as of immediately prior to the Merger would hold approximately 94% and Berry Stockholders as of immediately prior to the Merger (disregarding any shares of CRC Common Stock held by Berry Stockholders immediately prior to the Merger) would hold approximately 6% of the issued and outstanding shares of CRC Common Stock. The exact equity stake of Berry Stockholders in CRC immediately following the completion of the Merger will depend on the number of shares of CRC Common Stock and shares of Berry Common Stock issued and outstanding immediately prior to the Effective Time.

Q:	How will CRC Stockholders be affected by the Merger?

A:

Upon completion of the Merger, each CRC Stockholder will hold the same number of shares of CRC Common Stock that such stockholder held immediately prior to completion of the Merger. As a result of the Merger, CRC Stockholders will own shares in a larger company with more assets. However, because in connection with the Merger, CRC will be issuing additional shares of CRC Common Stock to Berry Stockholders in exchange for their shares of Berry Common Stock, each outstanding share of CRC Common Stock immediately prior to the Merger will represent a smaller percentage of the aggregate number of shares of CRC Common Stock outstanding after the Merger.

Upon completion of the Merger, the current directors and executive officers of CRC are expected to continue in their current positions, other than as may be publicly announced by CRC in the normal course.

Q:	What are the material U.S. federal income tax consequences of the Merger to holders of Berry Common Stock?

A:

Assuming that the Merger is completed as currently contemplated, CRC and Berry intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is a condition to Berry’s obligation to complete the Merger that it receive an opinion from Vinson & Elkins L.L.P. (“Vinson & Elkins,” counsel to Berry) or, if Vinson & Elkins is unwilling or unable to issue such an opinion, another nationally recognized law firm or accounting firm selected by CRC, which may be Sullivan & Cromwell, LLP (“Sullivan & Cromwell,” counsel to CRC), dated as of the date of Closing (the “Closing Date”), to the effect that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided that this condition will be deemed satisfied if Vinson & Elkins or such other firm would be able and willing to issue such opinion but for a change in law after the date of the Merger Agreement. Provided that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder (as defined in the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 138 of this proxy statement/prospectus) of shares of Berry Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Berry Common Stock for shares of CRC Common Stock pursuant to the Merger, except with respect to any cash received in lieu of fractional shares of CRC Common Stock.

Please see the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 138 of this proxy statement/prospectus for a more detailed discussion of the U.S. federal income tax consequences of the Merger to U.S. holders of Berry Common Stock. Each Berry Stockholder is strongly encouraged to consult with its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the Merger to it.

Q:	When do CRC and Berry expect to complete the Merger?

A:

CRC and Berry currently expect to complete the Merger in the first quarter of 2026. Neither CRC nor Berry, however, can predict the actual date on which the Merger will be completed, and they cannot assure that the Merger will be completed, because completion of the Merger is subject to conditions beyond the control of each of CRC and Berry. For more information, see the sections entitled “The Merger—Regulatory Approvals,” “The Merger Agreement—Conditions to the Closing of the Merger” and “Risk Factors—Risks Related to the Merger—The Merger is subject to conditions, including certain conditions that are beyond CRC’s and Berry’s control and may not be satisfied on a timely basis or at all. Failure to complete the Merger could have adverse effects on CRC and Berry” beginning on pages 101, 132 and 33, respectively, of this proxy statement/prospectus.

Q:	What are the conditions to the Closing?

A:

Under the terms of the Merger Agreement, the completion of the Merger is subject to the satisfaction or waiver of certain closing conditions, including, among others, the expiration of any waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and receipt of authorization to consummate the Merger under Section 203 of the U.S. Federal Power Act (the “FPA”) from the U.S. Federal Energy Regulatory Commission (“FERC”) and FERC’s implementing rules thereunder, the receipt of a tax opinion from Vinson & Elkins, counsel to Berry (or, if Vinson & Elkins is unable or unwilling to issue such an opinion, from another nationally recognized law or accounting firm selected by CRC, which may be Sullivan & Cromwell), to the effect that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the receipt of approval of a shareholder resolution adopting the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, by the holders of a majority of the outstanding shares of Berry Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose, in accordance with applicable law, the Second Amended and Restated Certificate of Incorporation of Berry (the “Berry Charter”) and the Berry Bylaws (the “Berry Stockholder Approval”).

The completion of the Merger is not subject to the approval of CRC Stockholders or the receipt of financing by CRC.

For more information, see the sections entitled “The Merger Agreement—Conditions to the Closing of the Merger” and “Risk Factors—Risks Related to the Merger—The Merger is subject to conditions, including certain conditions that are beyond CRC’s and Berry’s control and may not be satisfied on a timely basis or at all. Failure to complete the Merger could have adverse effects on CRC and Berry” beginning on pages 132 and 33, respectively, of this proxy statement/prospectus.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement Proposal is not approved by Berry Stockholders or the Merger is not completed for any other reason, Berry Stockholders will not receive any consideration pursuant to the Merger Agreement for shares of Berry Common Stock they own. Instead, Berry will remain an independent public company, and Berry Common Stock will continue to be listed and traded on the NASDAQ and registered under the Exchange Act. Except as otherwise provided in the Merger Agreement, if the Merger is not completed, each party will bear its own costs and expenses incurred in connection with the preparation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the fees and expenses of such party’s representatives.

Upon termination of the Merger Agreement, Berry may be required to pay CRC a termination fee of $12,044,370.00 under certain specified circumstances. See the section entitled “The Merger Agreement—Termination Fee; Expense Reimbursement—Termination Fee Payable by Berry” beginning on page 134 of this proxy statement/prospectus for more information.

Q:	When and where is the Special Meeting?

A:

The Special Meeting will be held in a virtual meeting format only on    , 2025, at     , Eastern Time, via the Internet at www.virtualshareholdermeeting.com/BRY2025SM. You will not be able to attend the Special Meeting in person.

Q:	How can I attend the Special Meeting?

A:

The Special Meeting will be held in a virtual meeting format only on    , 2025 via the Internet at www.virtualshareholdermeeting.com/BRY2025SM, with registration and log-in beginning at    , Eastern Time, that day. You will need the 16-digit control number provided on your proxy card or voting instruction card in order to participate in the Special Meeting. You will not be able to attend the Special Meeting in person.

Berry Stockholders attending the meeting virtually will have the ability to fully participate in the Special Meeting, including the ability to ask questions and vote during the meeting, from any remote location that has Internet connectivity. The virtual meeting platform is fully supported across most Internet browsers (Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plug-ins. Participants should ensure that they have a sufficient Internet connection. Online access will open at    , Eastern Time, 15 minutes prior to the start of the Special Meeting, to allow time for Berry Stockholders to log in and test their system and Internet connectivity.

Berry Stockholders who participate in the Special Meeting via the Special Meeting website will be considered to have attended the Special Meeting and to have been present at the Special Meeting “in person,” including for purposes of determining a quorum and counting votes.

Q:	How do I vote or have my shares voted?

A:

If you are a Berry Stockholder of record, you may vote virtually at the Special Meeting or vote by proxy using one of the methods described below. Regardless of whether you plan to participate in the Special Meeting, the Berry Board urges you to vote by proxy to ensure your vote is counted. You may still participate in the Special Meeting and vote virtually even if you have already voted by proxy.

•

To vote via the Internet, submit your proxy by using the Internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on     , 2025, the day before the Special Meeting.

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To vote by telephone, submit your proxy by telephone at 1-800-690-6903. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on     , 2025, the day before the Special Meeting.

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To vote using the proxy card, simply complete, sign and return the enclosed proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement/prospectus. Berry Stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the Special Meeting. If you return your signed proxy card to Berry before the Special Meeting, Berry will vote your shares as you direct.

•

To vote virtually at the Special Meeting, visit www.virtualshareholdermeeting.com/BRY2025SM and enter the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials.

•

If you are a beneficial owner of shares held in “street name” by your bank, brokerage firm or other nominee, you should have received a voting instruction card with these proxy materials from that organization rather than from Berry. Follow the instructions from your bank, brokerage firm or other nominee to see which of the above choices are available to you to ensure that your vote is counted. To vote virtually at the Special Meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:	Who do I contact if I am encountering difficulties attending the Special Meeting?

A:

If you encounter technical difficulties attending the Special Meeting, please call the technical support number that will be provided in the virtual meeting log-in page. Technicians will be available to assist you.

Q:	Who can vote at, and what is the record date of, the Special Meeting?

A:

Only Berry Stockholders who held shares of Berry Common Stock of record at the close of business on    , 2025, the record date for the Special Meeting (the “Record Date”), are entitled to receive notice of, and to vote the shares of Berry Common Stock they held on the Record Date at, the Special Meeting.

If you hold your shares of Berry Common Stock through an account with a bank, broker or other nominee (that is, if you are the beneficial owner of shares held in “street name”), your bank, broker or other nominee that is the holder of record of those shares can give you the right to vote those shares at the Special Meeting. See the answer to the question “How can I attend the Special Meeting?” above for additional information.

Q:	How many votes may I cast?

A:	Each outstanding share of Berry Common Stock entitles its holder of record to one vote on each matter considered at the Special Meeting.

Q:	What constitutes a quorum at the Special Meeting?

A:

Berry Stockholders representing a majority of the voting power of all of the shares entitled to vote at the Special Meeting, present virtually or by proxy, will constitute a quorum. Abstentions, withheld votes and broker non-votes will be counted towards a quorum.

At the close of business on the Record Date, there were     shares of Berry Common Stock outstanding and entitled to vote.

Q:	What do I need to do now?

A:

After you have carefully read and considered the information contained or incorporated by reference into this proxy statement/prospectus, please vote your shares as soon as possible so that your shares of Berry

Common Stock will be represented at the Special Meeting. Please follow the instructions set forth on the proxy card or, if your shares of Berry Common Stock are held in “street name,” on the voting instruction form provided by your bank, broker other nominee.

Additional information on voting procedures can be found in the section entitled “The Special Meeting” beginning on page 44 of this proxy statement/prospectus.

Q:	If a stockholder gives a proxy, how are the shares of Berry Common Stock voted?

A:

The individuals named on the enclosed proxy card will vote your shares of Berry Common Stock in the way that you indicate. When completing the proxy card or the Internet or telephone processes, you may specify whether your shares of Berry Common Stock should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the Special Meeting.

Q:	How will my shares of Berry Common Stock be voted if I return a blank proxy?

A:

If you sign, date, and return your proxy card and do not indicate how you want your shares of Berry Common Stock to be voted, then your shares of Berry Common Stock will be voted “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Q:	Who will count the votes?

A:	The votes at the Special Meeting will be counted by an independent inspector of elections appointed by Berry.

Q:	What should I do if I receive more than one set of voting materials for the Special Meeting?

A:	You may receive more than one set of voting materials for the Special Meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms.

If, for example, you hold your shares of Berry Common Stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares of Berry Common Stock. In that case, you should follow the procedures specified by your bank, broker or other nominee to make sure that you vote all of your shares held in those brokerage accounts.

If, for example, you are a holder of record and your shares of Berry Common Stock are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy card that you receive (or cast your vote via the Internet or by telephone) by following the instructions set forth in each separate proxy card to ensure that you vote all of the shares of which you are a holder of record.

Q:	What’s the difference between holding shares as a stockholder of record and holding shares as a beneficial owner?

A:

If your shares of Berry Common Stock are registered directly in your name with Berry’s transfer agent, Equiniti Trust Company, you are considered the stockholder of record of those shares. The proxy materials for the Special Meeting will be sent directly to you by Berry, and you are entitled to attend and vote at the Special Meeting as a stockholder of record.

If your shares of Berry Common Stock are held through a bank, broker or other nominee, you are considered the beneficial owner of the shares of Berry Common Stock held in “street name.” In that case, the proxy materials for the Special Meeting have been forwarded to you by your bank, broker or other nominee that is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting, and you are also invited to attend and vote at the Special Meeting as described in the answer to the question “How can I attend the Special Meeting?” above.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:

No. If your shares are held in the name of a bank, broker or other nominee, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares. The availability of Internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, broker or other nominee and follow the voting procedures provided by your bank, broker or other nominee on your voting instruction form.

You should instruct your broker, bank or other nominee how to vote your shares. Banks, brokers and other nominees that hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees that hold shares in street name for a beneficial owner of those shares are not allowed to exercise voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. “Broker non-votes” occur when shares held in street name are present at a stockholder meeting at which at least one item of business is a routine proposal, but the bank, broker or other nominee is not instructed by the beneficial owner of those shares to vote on a particular proposal for which the bank, broker or other nominee does not have discretionary voting power. Under applicable rules, each of the proposals to be voted on at the Special Meeting will be “non-routine,” and therefore, it is expected that there will be no broker non-votes at the Special Meeting. Accordingly, if you are a Berry Stockholder that beneficially owns shares of Berry Common Stock held in street name, and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee may not vote your shares on the Merger Agreement Proposal, the Advisory Compensation Proposal or the Adjournment Proposal, and your shares will not be considered present and entitled to vote at the Special Meeting for the purpose of determining whether a quorum is present at the Special Meeting.

Q:	What do I do if I am a Berry Stockholder and I want to revoke my proxy?

A:	If you are a Berry Stockholder of record, you may revoke your proxy prior to its exercise at the Special Meeting by:

•

voting again by properly submitting a new, revised proxy card or voting by Internet or telephone, as applicable, on a date later than your prior proxy, but prior to the closing of the polls during the Special Meeting;

•

sending a written notice of revocation to Berry’s Corporate Secretary at 16000 North Dallas Parkway, Suite 500, Dallas, Texas 75248, which must be received prior to 11:59 p.m., Eastern Time, on    , 2025; or

•

attending the Special Meeting and voting via the Special Meeting website during the Special Meeting, although attendance at the Special Meeting alone is not sufficient to revoke a prior properly submitted proxy.

If you are a beneficial owner of Berry Common Stock held through a bank, broker or other nominee, you must follow the specific instructions provided to you by your bank, broker or other nominee to change or revoke any instructions you have already given to your bank, broker or other nominee. You may also change your vote by attending the Special Meeting and voting via the Special Meeting website during the Special Meeting. See the answer to the question “How can I attend the Special Meeting?” above for additional information.

Q:	What happens if I sell or otherwise transfer my shares of Berry Common Stock after the Record Date but before the Special Meeting?

A:

The Record Date is    , 2025, which is earlier than the date of the Special Meeting. If you sell or otherwise transfer your shares of Berry Common Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares, and each of you notifies Berry in writing of those special arrangements, you will retain your right to vote those shares at the Special Meeting, but will otherwise transfer ownership of those shares.

Q:	What happens if I sell or otherwise transfer my shares of Berry Common Stock before the completion of the Merger?

A:

Only holders of shares of Berry Common Stock at the Effective Time will be entitled to receive the Merger Consideration. If you sell or otherwise transfer your shares of Berry Common Stock prior to the completion of the Merger, you will not be entitled to receive the Merger Consideration by virtue of the Merger.

Q:	Where can I find voting results of the Special Meeting?

A:

Berry intends to announce preliminary voting results at the Special Meeting and to publish the final voting results in a Current Report on Form 8-K that will be filed with the SEC within four business days following certification of the final voting results.

Q:	Do CRC Stockholders and Berry Stockholders have appraisal rights?

A:

Neither CRC Stockholders nor Berry Stockholders are entitled to appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”) in connection with the Merger. For more information, please see the sections entitled “The Merger—No Appraisal Rights” and “No Appraisal Rights” beginning on pages 104 and 169, respectively, of this proxy statement/prospectus.

Q:	Who will solicit and pay the cost of soliciting proxies in connection with the Special Meeting?

A:

Berry and the Berry Board are soliciting Berry Stockholders’ proxies in connection with the Special Meeting, and Berry will bear the cost of soliciting such proxies. Proxies in connection with the Special Meeting may be solicited by officers, directors and regular supervisory and executive employees of Berry, none of whom will receive any additional compensation for such solicitation. Berry has retained Innisfree M&A Incorporated (“Innisfree”) as proxy solicitor to assist with the solicitation of proxies in connection with the Special Meeting, for which Berry will pay Innisfree a fee of $40,000, plus fees and expenses for its assistance in the solicitation process. Berry will supply banks, brokers and other nominees that hold shares of Berry Common Stock of record for beneficial owners with copies of proxy soliciting material in connection with the Special Meeting to be sent to such beneficial owners, in which case these parties will be reimbursed by Berry for their reasonable expenses for completing the sending of such material to beneficial owners.

Q:	How can I find more information about CRC and Berry?

A:	You can find more information about CRC and Berry from various sources described in the section entitled “Where You Can Find More Information” beginning on page 175 of this proxy statement/prospectus.

Q:	Who can answer any questions I may have about the Special Meeting or the Merger?

A:

If you have any questions about the Special Meeting, the Merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus, you may contact Berry’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 750-8334

Banks and Brokerage Firms may call collect: (212) 750-5833

SUMMARY

The following summary highlights selected information described in more detail elsewhere in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus and may not contain all the information that may be important to you. To understand the Merger and the matters being voted on by Berry Stockholders at the Special Meeting more fully, and to obtain a more complete description of the terms of the Merger Agreement, you should carefully read this entire document, including the annexes, and the documents to which CRC and Berry refer you. Each item in this summary includes a page reference directing you to a more complete description of that topic. See the section entitled “Where You Can Find More Information” beginning on page 175 of this proxy statement/prospectus for more information.

The Parties to the Merger (see page 52)

California Resources Corporation

CRC is an independent energy and carbon management company committed to energy transition. CRC is committed to environmental stewardship while safely providing local, responsibly sourced energy. CRC is also focused on maximizing the value of its land, mineral ownership, and energy expertise for decarbonization by developing carbon capture and storage (CCS) and other emissions-reducing projects.

CRC was incorporated in Delaware in 2014. CRC Common Stock is listed and traded on the NYSE under the symbol “CRC” and its principal executive offices are located at 1 World Trade Center, Suite 1500, Long Beach, California 90831; its telephone number at that location is (888) 848-4754. Additional information about CRC is included in documents incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 175.

Berry Corporation (bry)

Berry is a publicly traded western United States independent upstream energy company with a focus on onshore, low geologic risk, long-lived oil and gas reserves. Berry operates in two business segments: (i) exploration and production (“E&P”) and (ii) well servicing and abandonment services. Berry’s E&P assets, located in California and Utah, are characterized by high oil content and are predominantly located in rural areas with low population. Berry’s California assets are in the San Joaquin Basin (100% oil), and its Utah assets are in the Uinta Basin (65% oil). Berry provides well servicing and abandonment services to third party operators in California and its California E&P operations through C&J Well Services, LLC (“CJWS”).

Berry was incorporated in Delaware in 2017. Berry Common Stock is listed and traded on the NASDAQ under the symbol “BRY” and its principal executive offices are located at 16000 N. Dallas Parkway, Suite 500, Dallas, Texas 75248; its telephone number at that location is (661) 616-3900. Additional information about Berry is included in documents incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 175.

Dornoch Merger Sub, LLC

Merger Sub is a direct, wholly-owned subsidiary of CRC and was formed solely for the purpose of effecting the Merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Berry, with Berry surviving as a direct, wholly-owned subsidiary of CRC. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger.

Merger Sub was formed in Delaware on August 5, 2025. Merger Sub’s principal executive offices are located at 1 World Trade Center, Suite 1500, Long Beach, California 90831; its telephone number at that location is (888) 848-4754.

The Merger and the Merger Agreement (see pages 52 and 105)

The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Merger Agreement carefully and in its entirety, as it is the primary legal document that governs the Merger.

Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Berry, with Berry surviving as a direct, wholly-owned subsidiary of CRC. Following the Merger, Berry Common Stock will be delisted from the NASDAQ, will be deregistered under the Exchange Act and will cease to be publicly traded.

Merger Consideration (see page 106)

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of Berry Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be automatically cancelled and cease to exist and will be converted into, and exchangeable for, 0.0718 shares of CRC Common Stock.

Fractional Shares (see page 106

No fractional shares of CRC Common Stock will be issued in the Merger. All fractional shares of CRC Common Stock that a holder of Berry Common Stock would be otherwise entitled to receive pursuant to the Merger Agreement will be aggregated and such holder will be entitled to receive a cash payment, without interest, in lieu of any such fractional share, equal to the product (rounded to the nearest cent) of (a) the amount of such fractional share interest in a share of CRC Common Stock to which such holder would otherwise be entitled pursuant to the Merger Agreement and (b) the volume weighted average price per share of CRC Common Stock on NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by CRC and Berry) for the period of the 15 consecutive trading days ending on and including the second full trading day prior to the Effective Time.

Expected Timing of the Merger (see page 102)

CRC and Berry currently expect to complete the Merger in the first quarter of 2026. Neither CRC nor Berry, however, can predict the actual date on which the Merger will be completed, and they cannot assure that the Merger will be completed, because completion of the Merger is subject to conditions beyond the control of each of CRC and Berry.

Berry Special Meeting (see page 44)

Date, Time and Place of the Special Meeting

The Special Meeting will be held on    , 2025, at    , Eastern Time, via the Internet at www.virtualshareholdermeeting.com/BRY2025SM, with registration and log-in beginning at    , Eastern Time, on that date. You will not be able to attend the Special Meeting in person.

Attending the Special Meeting

The Special Meeting will be held in a virtual meeting format only on    , 2025 via the Internet at www.virtualshareholdermeeting.com/BRY2025SM, with registration and log-in beginning at    , Eastern Time, that day. You will need the 16-digit control number provided on your proxy card or voting instruction card in order to participate in the Special Meeting. You will not be able to attend the Special Meeting in person.

Berry Stockholders attending the meeting virtually will have the ability to fully participate in the Special Meeting, including the ability to ask questions and vote during the meeting, from any remote location that has

Internet connectivity. The virtual meeting platform is fully supported across most Internet browsers (Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plug-ins. Participants should ensure that they have a sufficient Internet connection. Online access will open at    , Eastern Time, 15 minutes prior to the start of the Special Meeting, to allow time for Berry Stockholders to log in and test their system and Internet connectivity. Berry will offer live technical support for all Berry Stockholders attending the meeting. If Berry Stockholders encounter any difficulties accessing or logging into the meeting, please call the technical support number that will be provided in the virtual meeting log-in page.

Berry Stockholders who participate in the Special Meeting via the Special Meeting website will be considered to have attended the Special Meeting and to have been present at the Special Meeting “in person,” including for purposes of determining a quorum and counting votes.

Purpose of the Special Meeting

The purpose of the Special Meeting is to consider and vote on the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal. Approval of the Merger Agreement Proposal is a condition to the obligation of Berry and CRC to complete the Merger. Approval of the Advisory Compensation Proposal and the Adjournment Proposal are not conditions to the obligation of either Berry or CRC to complete the Merger.

Record Date, Outstanding Shares, Stockholders Entitled to Vote and Voting Rights

Only holders of record of issued and outstanding shares of Berry Common Stock as of the close of business on       , 2025, the Record Date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting.

As of the Record Date, there were        shares of Berry Common Stock issued and outstanding and entitled to vote at the Special Meeting. You may cast one vote for each share of Berry Common Stock that you held as of the close of business on the Record Date.

In accordance with the Berry Bylaws, Berry will maintain at its corporate offices in Dallas, Texas, a list of the stockholders of record entitled to attend and vote during the Special Meeting. The list will be open to the examination of any Berry Stockholder, for purposes germane to the Special Meeting, during ordinary business hours for ten days before the Special Meeting. If you want to inspect the stockholder list, please contact Berry’s General Counsel and Corporate Secretary at StakeholderEngagement@bry.com.

Quorum

A quorum of Berry Stockholders is necessary for Berry to hold a valid meeting. Berry Stockholders representing a majority of the voting power of all of the shares entitled to vote at the Special Meeting, present virtually or by proxy, will constitute a quorum for all purposes. Abstentions, withheld votes and broker non-votes will be counted towards a quorum.

If you submit a properly executed proxy card, even if you do not vote for any of the proposals or vote to “ABSTAIN” in respect of each proposal, your shares of Berry Common Stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the Special Meeting. Shares of Berry Common Stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee, and shares of Berry Common Stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the Special Meeting for the purpose of determining the presence of a quorum.

A broker non-vote will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. It is not expected that there will be any broker non-votes at the Special Meeting. However, if there are any broker non-votes, the shares will not be considered present and entitled to vote at the Special Meeting for the purpose of determining the presence of a quorum.

Executed but unvoted proxies will be voted in accordance with the recommendations of the Berry Board (i.e., “FOR” all of the proposals).

Vote Required

Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Berry Common Stock entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, and failure to vote and broker non-votes will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Approval of the Advisory Compensation Proposal requires the affirmative vote of a majority of the votes cast on the Advisory Compensation Proposal. Abstentions, failure to vote, and broker non-votes will have no effect on the outcome of the vote.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the Adjournment Proposal. Abstentions, failure to vote, and broker non-votes will have no effect on the outcome of the vote.

CRC’s Reasons for the Merger (see page 67)

In evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement, the CRC board of directors (the “CRC Board”), including the Finance Committee (the “Finance Committee”), consulted with CRC’s executive management team and CRC’s outside legal counsel and financial advisors. The Finance Committee determined that the Merger Agreement and the transactions contemplated thereby are advisable to, fair to, and in the best interests of, CRC and approved and declared advisable the Merger Agreement, the issuance of shares of CRC Common Stock in the Merger and the transactions contemplated thereby on the terms and subject to the conditions set forth in the Merger Agreement. For additional information, please see “The Merger—CRC’s Reasons for the Merger.”

Recommendation of the Berry Board and Its Reasons for the Merger (see page 68)

The Berry Board has unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to, and in the best interests of, Berry and the Berry Stockholders, approved and declared advisable the Merger Agreement and the transactions contemplated thereby. The Berry Board unanimously recommends that Berry Stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal. For additional information on the factors considered by the Berry Board in reaching this decision and the recommendation of the Berry Board, please see “The Merger—Recommendation of the Berry Board and Its Reasons for the Merger.”

Opinion of Guggenheim Securities, LLC, Financial Advisor to Berry (see page 78 and Annex B)

The Berry Board retained Guggenheim Securities, LLC (“Guggenheim Securities”) as its financial advisor in connection with the potential sale of or another extraordinary corporate transaction involving Berry. In connection with the Merger, Guggenheim Securities rendered an opinion to the Berry Board to the effect that, as of September 14, 2025 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Exchange Ratio was fair, from a financial point of view, to the holders of Berry Common Stock. The full text of Guggenheim

Securities’ written opinion, which is attached as Annex B to this proxy statement/prospectus and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, business, capital markets, commodities markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

In rendering its opinion, Guggenheim Securities did not express any view or opinion as to (i) the prices at which the shares of Berry Common Stock or CRC Common Stock or other securities or financial instruments of or relating to Berry or CRC may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets or in the commodities markets on Berry or CRC, their respective securities or other financial instruments, the Merger or any refinancing related to the Merger by CRC or (iii) the impact of the Merger on the solvency or viability of Berry, CRC or Merger Sub or the ability of Berry, CRC or Merger Sub to pay their respective obligations when they come due.

Guggenheim Securities’ opinion was provided to the Berry Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Exchange Ratio. Guggenheim Securities’ opinion and any materials provided in connection therewith did not constitute a recommendation to the Berry Board with respect to the Merger, nor does Guggenheim Securities’ opinion or the summary of its underlying financial analyses elsewhere in this proxy statement/prospectus constitute advice or a recommendation to any holder of shares of Berry Common Stock as to how to vote or act in connection with the Merger or otherwise. Guggenheim Securities’ opinion addresses only the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio to the holder of shares of Berry Common Stock to the extent expressly specified in such opinion and does not address any other term, aspect or implication of the Merger (including, without limitation, the form or structure of the Merger), the Merger Agreement or any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or any refinancing related to the Merger by CRC or other transactions related thereto.

For a description of the opinion that the Berry Board received from Guggenheim Securities, see “The Merger—Opinion of Guggenheim Securities, LLC, Financial Advisor to Berry” beginning on page 78 of this proxy statement/prospectus.

Interests of Certain Berry Directors and Executive Officers in the Merger (see page 91)

In considering the recommendation of the Berry Board that Berry Stockholders vote in favor of the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, Berry Stockholders should be aware of the fact that, aside from their interests as Berry Stockholders, certain Berry directors and executive officers have interests in the Merger and the other transactions contemplated under the Merger Agreement that may be different from, or in addition to, the interests of Berry Stockholders generally. These interests include but are not limited to:

•	directors and executive officers of Berry have rights to continuing indemnification and directors’ and officers’ liability insurance;

•	executive officers of Berry (including Berry’s current named executive officers) have retention agreements which provide for a retention payment payable if employed through the Effective Time;

•

directors and executive officers of Berry have equity-based awards and, in certain circumstances, restricted cash awards, that, at the Effective Time, will receive the treatment described in the section entitled “The Merger—Treatment of Berry Equity Awards” beginning on page 102 of this proxy statement/prospectus;

•	executive officers of Berry that experience a qualifying termination of employment upon or following the Effective Time will be entitled to acceleration and vesting of their equity-based awards in accordance with the terms of the applicable equity incentive plan and award agreement, as described in the section entitled “The Merger—Interests of Certain Berry Directors and Executive Officers in the Merger” beginning on page 91 of this proxy statement/prospectus; and

•

executive officers of Berry are eligible to receive certain severance payments and benefits either under their employment agreements, key employee agreements or change in control agreements with Berry, as described in the section entitled “The Merger—Interests of Certain Berry Directors and Executive Officers in the Merger” beginning on page 91 of this proxy statement/prospectus.

See the section entitled “The Merger—Interests of Certain Berry Directors and Executive Officers in the Merger” beginning on page 91 of this proxy statement/prospectus for a more detailed description of the interests of Berry’s directors and executive officers. The Berry Board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the Merger Agreement, the Merger and the other transactions contemplated under the Merger Agreement, in approving the Merger and the other transactions contemplated under the Merger Agreement and in recommending that Berry Stockholders approve the Merger Agreement Proposal.

Treatment of Berry Equity Awards (see page 102)

Under the terms of the Merger Agreement, at the Effective Time:

Berry RSUs

Any vesting conditions applicable to each outstanding restricted stock unit that is not subject to performance-based vesting conditions (a “Berry RSU”) under Berry’s incentive plans that will accelerate at the Effective Time (each such Berry RSU, a “Single Trigger Berry RSU”) in accordance with its terms as in effect on the date of the Merger Agreement, will accelerate in full and be cancelled in exchange for an amount in cash, without interest, equal to (1)(x) the number of shares of Berry Common Stock subject to such Single Trigger Berry RSU immediately prior to the Effective Time multiplied by (y)(i) the Parent Stock Price (as defined in the Merger Agreement) multiplied by (ii) the Exchange Ratio (the formula contemplated by (y)(i) and (ii), the “Equity Award Cash-Out Price”), plus (2) any unpaid dividend equivalents as of the Effective Time with respect to such Single Trigger Berry RSU, less (3) applicable taxes.

Each Berry RSU under Berry’s incentive plans that is not a Single Trigger Berry RSU (each, a “Non-Single Trigger Berry RSU”) will be automatically canceled and cease to exist and will be converted into a restricted stock unit denominated in shares of CRC Common Stock (a “CRC RSU”). The number of shares of CRC Common Stock subject to each such CRC RSU will be equal to the product of (A) the number of shares of Berry Common Stock subject to such Berry RSU immediately prior to the Effective Time multiplied by (B) the Exchange Ratio. Except as expressly provided above, each such CRC RSU will continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the applicable Berry RSU immediately prior to the Effective Time and any unpaid dividend equivalents with respect to each such Berry RSU will be assumed and become an obligation in connection with the applicable CRC RSU.

Berry PSUs

Any vesting conditions applicable to each outstanding performance-based restricted stock unit (a “Berry PSU”) under Berry’s incentive plans that will accelerate at the Effective Time (each such Berry PSU, a “Single Trigger Berry PSU”) in accordance with its terms as in effect on the date of the Merger Agreement, will accelerate in full and be cancelled in exchange for an amount in cash equal to (1)(x) the number of shares of Berry Common Stock subject to such Single Trigger Berry PSU immediately prior to the Effective Time based on target performance or, solely to the extent required by the terms of the applicable award agreement, the greater of target performance and actual performance as of immediately prior to the Effective Time as reasonably determined by the compensation committee of the Berry Board (the “Berry Compensation Committee”) after good faith consultation with CRC multiplied by (y) the Equity Award Cash-Out Price, plus (2) any unpaid dividend equivalents as of the Effective Time with respect to such Single Trigger Berry PSU (in respect of a number of shares of Berry Common Stock based on target performance or, solely to the extent required by the terms of the applicable award agreement, the greater of target performance and actual performance through the Effective Time as reasonably determined by the Berry Compensation Committee), less (3) applicable taxes.

Each Berry PSU under Berry’s incentive plans that is not a Single Trigger Berry PSU (each, a “Non-Single Trigger Berry PSU”) will be automatically canceled and cease to exist and will be converted into a CRC RSU. The number of shares of CRC Common Stock subject to each such CRC RSU will be equal to the product of (1) the number of shares of Berry Common Stock subject to such Non-Single Trigger Berry PSU immediately prior to the Effective Time, based on the greater of target performance and actual performance through the Effective Time as reasonably determined by the Berry Compensation Committee in consultation with CRC, multiplied by (2) the Exchange Ratio. Except as expressly provided above, each such CRC RSU will have time-based vesting schedule of the same length of the performance period under the Non-Single Trigger Berry PSU and will continue to be governed by the same terms and conditions as were applicable to the applicable Non-Single Trigger Berry PSU immediately prior to the Effective Time, and any unpaid dividend equivalents with respect to each such Non-Single Trigger Berry PSU, based on the greater of target performance and actual performance through the Effective Time as reasonably determined by the Berry Compensation Committee in consultation with CRC, will be assumed and become an obligation in connection with the applicable CRC RSU.

Berry Restricted Cash Awards

Each Berry outstanding restricted cash award (each, a “Restricted Cash Award”) that will not accelerate at the Effective Time in accordance with its terms as in effect as of the date of the Merger Agreement will (i) be assumed by CRC and (ii) following the Effective Time, continue as a Restricted Cash Award that will be governed by the same terms and conditions (including vesting terms) as were applicable to the applicable Restricted Cash Award.

Regulatory Approvals (see page 125)

On the terms and subject to the conditions set forth in the Merger Agreement, CRC and Berry agreed to cooperate with each other and use their respective reasonable best efforts to obtain all consents, registrations, approvals, permits, and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by the Merger Agreement, including any approvals or clearances applicable to the consummation of the Merger (i) in accordance with the HSR Act (the “Antitrust Approval”) and (ii) under Section 203 of the FPA and the FERC’s implementing rules thereunder (the “FERC Approval”). However, CRC is not required under the Merger Agreement to commit to, take or effect any action that would constitute a Burdensome Condition (as defined in the section entitled “The Merger Agreement—Cooperation; Regulatory Approvals and Efforts to Close the Merger—Regulatory Remedies” beginning on page 126 of this proxy statement/prospectus) for the purpose of avoiding or eliminating each and every impediment under the Antitrust Laws (as defined in the section entitled “The Merger Agreement—Cooperation; Regulatory Approvals and Efforts to Close the Merger—Regulatory Remedies” beginning on page 126 of this proxy statement/prospectus) or the FPA so as to enable Closing to occur as promptly as practicable.

The completion of the Merger is subject to the (i) expiration or earlier termination of the applicable waiting period under the HSR Act and (ii) receipt of authorization to consummate the Merger under Section 203 of the FPA from FERC and FERC’s implementing rules thereunder. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Notifications (as defined in the section entitled “Risk Factors—Risks Related to the Merger—The Merger is subject to certain regulatory approvals that, if delayed, not granted or granted with certain burdensome conditions, could delay, impair or prevent completion of the Merger or result in additional costs or reduce the anticipated benefits of the Merger” beginning on page 34 of this proxy statement/prospectus) or the early termination of that waiting period. If the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “DOJ”) issues a Second Request (as defined in the section entitled “Risk Factors—Risks Related to the Merger—The Merger is subject to conditions, including certain conditions that are beyond CRC’s and Berry’s control and may not be satisfied on a timely basis or at all. Failure to complete the Merger could have adverse effects on CRC and Berry” beginning on page 33 of this proxy statement/prospectus), prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period (or commit not to complete the Merger for a specified period of time). The parties’ HSR Notifications were filed with the FTC and the DOJ on October 10, 2025. The waiting period under the HSR Act will expire on November 10, 2025 at 11:59 p.m., Eastern Time, unless earlier terminated or extended by the issuance of a Second Request, by the FTC or DOJ.

See the section entitled “The Merger Agreement—Cooperation; Regulatory Approvals and Efforts to Close the Merger” beginning on page 125 of this proxy statement/prospectus for more information.

No Solicitation of Acquisition Proposals (see page 121)

No Solicitation

Under the terms of the Merger Agreement, Berry is subject to restrictions on (i) soliciting Acquisition Proposals (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation—No Change of Recommendation or Alternative Acquisition Agreement” beginning on page 123 of this proxy statement/prospectus) from third parties, (ii) participating in any discussions or negotiations with third parties relating to any Acquisition Proposal, (iii) providing any non-public information to third parties in connection with any Acquisition Proposal, (iv) otherwise knowingly facilitating any effort to make an Acquisition Proposal, and (v) entering into an Alternative Acquisition Agreement (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation—Non-Solicitation” beginning on page 121 of this proxy statement/prospectus), except that, prior to the time the Berry Stockholder Approval is obtained, Berry may engage in the activities prohibited by clauses (i)-(iv) above with a third party concerning an unsolicited bona fide written Acquisition Proposal submitted by such third party that did not arise from or in connection with a breach of the obligations set forth in clauses (i)-(v) above that is not withdrawn, so long as the Berry Board first determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation—No Change of Recommendation or Alternative Acquisition Agreement” beginning on page 123 of this proxy statement/prospectus), subject to certain obligations specified in the Merger Agreement.

No Change of Recommendation

The Merger Agreement requires that the Berry Board recommend that Berry Stockholders vote in favor of adoption of the Merger Agreement (the “Berry Recommendation”) and that the Berry Board use its reasonable best efforts to solicit such adoption. The Merger Agreement further provides that the Berry Board is not permitted to (i) withhold, withdraw, qualify or modify the Berry Recommendation (or publicly propose or resolve to withhold, withdraw, qualify or modify the Berry Recommendation) in a manner adverse to CRC, (ii) fail to include the Berry Recommendation in this proxy statement/prospectus, (iii) fail to recommend, within ten business days after the commencement of an Acquisition Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation—Non-Solicitation” beginning on page 121 of this proxy statement/prospectus) through a tender or exchange offer for outstanding shares of Berry Common Stock (other than by CRC or its affiliates), against acceptance of such tender offer or exchange offer by Berry Stockholders, or (iv) approve or recommend, or publicly declare advisable or publicly propose to enter into, any Alternative Acquisition Agreement (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation—No Change of Recommendation or Alternative Acquisition Agreement” beginning on page 123 of this proxy statement/prospectus) (any of the actions set forth in clauses (i)-(iv) above, a “Change of Recommendation”). However, prior to the time the Berry Stockholder Approval is obtained, the Berry Board may effect a Change of Recommendation if (A)(1) Berry receives an unsolicited bona fide written Acquisition Proposal that did not arise from or in connection with a breach of the obligations set forth in clauses (i)-(v) above under “Summary—No Solicitation of Acquisition Proposals—No Solicitation” that is not withdrawn, and the Berry Board first determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation—No Change of Recommendation or Alternative Acquisition Agreement” beginning on page 123 of this proxy statement/prospectus), or (A)(2) an Intervening Event (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation—No Change of Recommendation or Alternative Acquisition Agreement” beginning on page 123 of this proxy statement/prospectus) has occurred and (B) the Berry Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect a Change of Recommendation in response to such Superior Proposal or Intervening Event, as applicable, would be inconsistent with the directors’ fiduciary duties under applicable law, in each case, subject to certain obligations specified in the Merger Agreement being adhered to prior to the effecting of such a Change of Recommendation.

For more information, see the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation” beginning on page 121 of this proxy statement/prospectus.

Conditions to the Closing of the Merger (see page 132)

Under the terms of the Merger Agreement, the completion of the Merger is subject to the satisfaction or waiver of certain closing conditions, including, among others: receipt of the Berry Stockholder Approval; the expiration of any waiting period applicable to the Merger under the HSR Act and receipt of authorization to consummate the Merger under Section 203 of the FPA from FERC and FERC’s implementing rules thereunder; approval of the listing on the NYSE of the shares of CRC Common Stock that will be issued in connection with the Merger; absence of any law or order that prohibits the consummation of the Merger; and the receipt of an opinion from Vinson & Elkins (counsel to Berry) or, if Vinson & Elkins is unwilling or unable to issue such an opinion, another nationally recognized law firm or accounting firm selected by CRC, which may be Sullivan & Cromwell (counsel to CRC), dated as of the Closing Date, to the effect that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, provided that this condition will be deemed satisfied if Vinson & Elkins or such other firm would be able and willing to issue such opinion but for a change in law after the date of the Merger Agreement.

For more information, see the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 132 of this proxy statement/prospectus.

The completion of the Merger is not subject to the approval of CRC Stockholders or to the receipt of financing by CRC.

Termination of the Merger Agreement (see page 133)

Mutual Termination

The Merger Agreement may be terminated and the Merger may be abandoned prior to the Effective Time by mutual written consent of Berry and CRC by action of the Berry Board and the CRC Board.

Termination by Either Berry or CRC

The Merger Agreement provides that either Berry or CRC may terminate the Merger Agreement in various circumstances, including if: (i) the Merger is not consummated by 5:00 p.m., Pacific Time, on March 14, 2026 (subject to up to two three-month extensions by CRC or Berry upon written notice in certain circumstances under the Merger Agreement); (ii) the Berry Stockholder Approval is not received at the Berry Special Meeting; or (iii) any law or governmental order becomes final and non-appealable that permanently restrains, enjoins or otherwise prohibits consummation of the Merger; provided that the right to terminate the Merger Agreement pursuant to the foregoing clauses (i) or (iii) will not be available to any party that has breached in any material respect its obligations set forth in the Merger Agreement in any manner that proximately contributes to the occurrence of the failure of a condition to the consummation of the Merger.

Termination by Berry

The Merger Agreement provides that Berry may also terminate the Merger Agreement in various circumstances, including if: (i) the Berry Board has determined to terminate the Merger Agreement in order to concurrently with such termination enter into a definitive agreement implementing a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation—No Change of Recommendation or Alternative Acquisition Agreement” beginning on page 123 of this proxy statement/prospectus) (if Berry has complied in all material respects with the terms of the Merger Agreement with respect to such Superior Proposal) and pays to CRC the Berry Termination Fee (as defined in the section entitled “Summary—Termination Fee; Expense Reimbursement—Termination Fee Payable by Berry” beginning on page 21 of this proxy statement/prospectus); (ii) there has been a failure by CRC or Merger Sub to perform their covenants or agreements under the Merger Agreement such that the corresponding closing condition in the Merger Agreement is not satisfied; (iii) there has been a breach by CRC or Merger Sub of their representations or warranties under the Merger Agreement, or any such representations or warranties become untrue, such that the corresponding closing condition specified in the Merger Agreement is not satisfied; or (iv) there has occurred a CRC Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties—Representations and Warranties of CRC and Merger Sub” beginning on page 113 of this proxy statement/prospectus), and for each of the foregoing clauses (ii), (iii) and (iv), such breach, failure or CRC Material Adverse Effect has not been cured within the cure periods specified in the Merger Agreement.

Termination by CRC

The Merger Agreement also provides that CRC may also terminate the Merger Agreement in various circumstances, including if: (i) prior to the time the Berry Stockholder Approval is obtained, the Berry Board makes a Change of Recommendation; (ii) there has been a failure by Berry to perform its covenants or agreements under the Merger Agreement such that the corresponding closing condition in the Merger Agreement is not satisfied; (iii) there has been a breach by Berry of its representations or warranties under the Merger Agreement, or any such representations or warranties become untrue, such that the corresponding closing condition specified in the Merger Agreement is not satisfied; or (iv) there has occurred a Berry Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties—Representations and Warranties of Berry” beginning on page 110 of this proxy statement/prospectus), and for each of the foregoing clauses (ii), (iii) and (iv), such breach, failure or Berry Material Adverse Effect has not been cured within the cure periods specified in the Merger Agreement.

Effect of Termination

Except to the extent described under the section entitled “The Merger Agreement—Termination Fee; Expense Reimbursement” section beginning on page 134 of this proxy statement/prospectus, in the event of the termination of the Merger Agreement, the Merger Agreement will become void and of no effect with no liability to any person on the part of any party or their affiliates or representatives, provided, however, that (i) no such termination will relieve any party of any liability or damages resulting from fraud or any willful breach of the Merger Agreement prior to such termination, and (ii) certain specified provisions of the Merger Agreement and the entirety of the confidentiality agreement between CRC and Berry will survive termination of the Merger Agreement; provided that, other than in the case of fraud, in no event will CRC or any of its representatives or affiliates taken together have any monetary liability pursuant to such termination in excess of $45,255,219, plus, if Berry commences a suit in order to obtain payment of such damages that results in a judgment against CRC, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest calculated at the rate specified in the Merger Agreement.

Termination Fee; Expense Reimbursement (see page 134)

Termination Fee Payable by Berry

In the event the Merger Agreement is terminated pursuant to the provisions described in clause (i) above under “Summary—Termination of the Merger Agreement—Termination by Berry” or clause (i) above under “Summary—Termination of the Merger Agreement—Termination by CRC,” Berry would be required to pay to CRC a termination fee of $12,044,370 (the “Berry Termination Fee”). The Berry Termination Fee is also payable by Berry to CRC if (a) the Merger Agreement is terminated pursuant to the provisions described in clause (i) above under “Summary—Termination of the Merger Agreement—Termination by Either Berry or CRC” without the Berry Stockholder Approval having been obtained or clause (ii) above under “Summary—Termination of the Merger Agreement—Termination by Either Berry or CRC,” (b) following the execution and delivery of the Merger Agreement and prior to such termination, an Acquisition Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation—No Change of Recommendation or Alternative Acquisition Agreement” beginning on page 123 of this proxy statement/prospectus) is publicly announced or becomes publicly disclosed and such Acquisition Proposal has not been publicly withdrawn prior to such termination, and (c) within nine months following such termination of the Merger Agreement, Berry enters into a definitive agreement with any third party with respect to an Acquisition Proposal.

Expense Reimbursement Payable by Berry

In the event the Merger Agreement is terminated by Berry or CRC pursuant to the provisions described in clause (ii) above under “Summary—Termination of the Merger Agreement—Termination by Either Berry or CRC” besides as specified in the foregoing paragraph, Berry is required to pay to CRC the reasonable, documented, out-of-pocket fees, costs and expenses (including all fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants) incurred or paid by or on behalf of CRC or any of its subsidiaries in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the Merger Agreement and the transactions thereunder (the “CRC Expense Amount”), with the amount of such reimbursement not to exceed $5 million.

Expense Reimbursement Payable by CRC

In the event the Merger Agreement is terminated (A) by CRC pursuant to clauses (iii) or (iv) above under “Summary—Termination of the Merger Agreement—Termination by CRC” and CRC would not have had the right to terminate the Merger Agreement but for the Specified Effects (as defined in the section entitled “The

Merger—Background of the Merger” beginning on page 53 of this proxy statement/prospectus), (B) by Berry pursuant to clause (iii) or (iv) above under “Summary—Termination of the Merger Agreement—Termination by Berry” due to the occurrence of the Specified Effects (as defined in the section entitled “The Merger—Background of the Merger” beginning on page 53 of this proxy statement/prospectus) at a time when the Merger Agreement was terminable by CRC pursuant to clauses (iii) or (iv) above under “Summary—Termination of the Merger Agreement—Termination by CRC” and CRC would not have had the right to so terminate the Merger Agreement but for the Specified Effects (as defined in the section entitled “The Merger—Background of the Merger” beginning on page 53 of this proxy statement/prospectus) or (C) the Merger Agreement is terminated by either CRC or Berry pursuant to clause (i) above in “The Merger Agreement—Termination of the Merger Agreement—Termination by Either Berry or CRC” at a time when the Merger Agreement is terminable by CRC or Berry in circumstances set forth in the foregoing clauses (A) or (B), as applicable, then CRC is required to pay to Berry the reasonable, documented, out-of-pocket fees, costs and expenses (including all fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants) incurred or paid by or on behalf of Berry in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the Merger Agreement and the transactions thereunder (the “CRC Expense Reimbursement”), with the amount of such reimbursement not to exceed $5 million.

For more information, see the section entitled “The Merger Agreement—Termination Fee; Expense Reimbursement” beginning on page 134 of this proxy statement/prospectus.

Specific Performance (see page 136)

In addition to any other remedy that may be available to each party, including monetary damages, each of the parties will be entitled to an injunction or injunctions or equitable relief to prevent breaches of the Merger Agreement and to enforce specifically its terms and provisions.

Material U.S. Federal Income Tax Consequences of the Merger to Berry Stockholders (see page 138)

Assuming that the Merger is completed as currently contemplated, CRC and Berry intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Berry’s obligation to complete the Merger that it receive an opinion from Vinson & Elkins (counsel to Berry) or, if Vinson & Elkins is unwilling or unable to issue such an opinion, another nationally recognized law firm or accounting firm selected by CRC, which may be Sullivan & Cromwell (counsel to CRC), dated as of the Closing Date, to the effect that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided that this condition will be deemed satisfied if Vinson & Elkins or such other firm would be able and willing to issue such opinion but for a change in law after the date of the Merger Agreement. Provided that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder (as defined in “Material United States Federal Income Tax Consequences of the Merger”) of shares of Berry Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Berry Common Stock for shares of CRC Common Stock pursuant to the Merger, except with respect to any cash received in lieu of fractional shares of CRC Common Stock.

Please see “Material United States Federal Income Tax Consequences of the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the Merger to U.S. holders of Berry Common Stock. Each Berry Stockholder is strongly encouraged to consult with its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the Merger to it.

Accounting Treatment (see page 101)

CRC and Berry prepare their financial statements in accordance with United States Generally Accepted Accounting Principles (“GAAP”). The Merger will be accounted for using the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations (“ASC 805”), with CRC considered as the accounting acquirer and Berry as the accounting acquiree. Accordingly, consideration to be given by CRC to complete the Merger will be allocated to the identifiable tangible and intangible assets acquired and liabilities assumed of Berry based on their estimated fair values as of the date of the completion of the Merger, with any excess consideration being recorded as goodwill.

Comparison of Stockholder Rights (see page 159)

Berry Stockholders receiving shares of CRC Common Stock in connection with the Merger will have different rights once they become CRC Stockholders due to differences between the governing corporate documents of CRC and Berry. These differences are described in more detail in the section entitled “Comparison of Stockholder Rights” beginning on page 159 of this proxy statement/prospectus.

No Appraisal Rights (see page 169)

Under Section 262 of the DGCL, Berry Stockholders are not entitled to appraisal rights in connection with the Merger.

For further information relating to appraisal rights, see the sections entitled “The Merger—No Appraisal Rights” and “No Appraisal Rights” beginning on pages 104 and 169, respectively, of this proxy statement/prospectus.

Litigation Relating to the Merger (see page 104)

Lawsuits may be filed against CRC, the CRC Board, CRC’s officers, Berry, the Berry Board or Berry’s officers in connection with the Merger, which could prevent or delay completion of the Merger and result in substantial costs to CRC or Berry, including any costs associated with indemnification obligations of CRC or Berry.

Risk Factors (see page 33)

You should consider all the information contained in, and incorporated by reference into, this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under the section titled “Risk Factors” beginning on page 33 of this proxy statement/prospectus.

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 provided within this proxy statement/prospectus gives effect to the transactions contemplated by the Merger Agreement as if such transactions occurred on June 30, 2025. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 and the year ended December 31, 2024 provided within this proxy statement/prospectus presents the results of operations giving pro forma effect to the transactions contemplated by the Merger Agreement and CRC’s business combination with Aera Energy, LLC and Aera Energy Services Company (the “Aera Companies”) completed on July 1, 2024 (the “Aera Merger”) as if such transactions and the Aera Merger had occurred on January 1, 2024. The unaudited pro forma historical financial data as of and for the six months ended June 30, 2025 were derived from the unaudited pro forma condensed combined financial statements of CRC included in this proxy statement/prospectus, which have been prepared from the unaudited historical interim consolidated financial statements of CRC and the unaudited historical interim consolidated financial statements of Berry as of and for the six months ended June 30, 2025. The unaudited pro forma historical financial data as of and for the year ended December 31, 2024 were derived from the unaudited pro forma condensed combined financial statements of CRC included in this proxy statement/prospectus, which have been prepared from the audited historical consolidated financial statements of CRC as of and for the year ended December 31, 2024, the audited historical consolidated financial statements of Berry as of and for the year ended December 31, 2024 and the unaudited historical consolidated financial statements of the Aera Companies as of and for the six months ended June 30, 2024. Pro forma financial data contains certain reclassification adjustments to conform the respective historical Berry and Aera Companies financial statement presentation to CRC’s financial statement presentation. The financial results for the Aera Companies during the period from January 1, 2024 through June 30, 2024 are included with CRC’s financial results for the twelve months ended December 31, 2024 on a pro forma basis. The impact of the Aera Merger is included in CRC’s historical condensed combined financial statements as of and for the six months ended June 30, 2025; as such, no adjustments for the impact of the Aera Merger have been applied to these financial statements on a pro forma basis.

The summary unaudited pro forma financial information included in this proxy statement/prospectus is presented to reflect the transactions contemplated by the Merger Agreement and the Aera Merger for illustrative purposes only. If these transactions had occurred in the past, the operating results might have been materially different from those presented in the pro forma financial information. The pro forma financial information should not be relied upon as an indication of operating results that would have been achieved if these transactions had taken place on the specified dates. For additional information regarding the pro forma information included herein, see CRC’s pro forma financial statements, together with the related notes thereto, in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 142 of this proxy statement/prospectus.

Neither the historical nor pro forma results are necessarily indicative of CRC’s future operating results. The summary financial data presented below are qualified in their entirety by reference to, and should be read in conjunction with, the historical and pro forma financial statements and related notes included or incorporated by reference herein.

	For the Year Ended December 31, 2024 (in millions, except per share amounts)	For the Six Months Ended June 30, 2025 (in millions, except per share amounts)
Pro Forma Combined Statements of Operations Data (unaudited)
Revenues:
Total operating revenues	$4,654	$2,277
Net income	$383	$244
Net income per share:
Basic	$4.00	$2.55
Diluted	$3.90	$2.53
Weighted average common shares outstanding
Basic	95.8	95.6
Diluted	98.1	96.3

As of June 30, 2025 (in millions)
Pro Forma Combined Balance Sheet Data (unaudited)
Total current assets	$883
Total assets	$7,798
Total current liabilities	$1,079
Total stockholders’ equity	$3,725
Total liabilities and stockholders’ equity	$7,798

SUMMARY UNAUDITED PRO FORMA COMBINED OIL, NATURAL GAS AND NGL RESERVE INFORMATION AND PRODUCTION DATA

The following tables present the pro forma combined net operated and non-operated proved developed and undeveloped reserves of oil (including condensate), natural gas and natural gas liquids (“NGLs”) prepared as of December 31, 2024. The pro forma reserve information set forth below gives effect to the Merger as if the Merger had been completed on December 31, 2024. However, the proved reserves presented below represent the respective estimates made as of December 31, 2024 by CRC and Berry while they were separate companies. These estimates have not been updated for changes in development plans or methodologies that may occur following the Merger or may have occurred if CRC owned all such assets as of December 31, 2024.

The following summary pro forma reserve information is not necessarily indicative of the results that might have occurred had the Merger been completed on December 31, 2024 and is not intended to be a projection of future results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 33 of this proxy statement/prospectus. The summary pro forma reserve information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 142 of this proxy statement/prospectus and the related notes included in this proxy statement/prospectus.

	As of December 31, 2024(1)
	CRC(2)	Berry(3)	Pro Forma(4)
Proved Developed Reserves
Oil (MMBbl)	412	59	470
NGLs (MMBbl)	32	1	33
Natural gas (Bcf)	370	16	385

Total (MMBoe)(5)	506	62	568
Proved Undeveloped Reserves
Oil (MMBbl)	31	45	76
NGLs (MMBbl)	2	—	2
Natural gas (Bcf)	39	2	42

Total (MMBoe)(5)	39	46	84

(1)	Table may not foot and cross foot due to rounding.
(2)

CRC’s estimated reserves as of December 31, 2024 were calculated using oil and gas price parameters established by current SEC guidelines using average effective prices based on a 12-month unweighted arithmetic average of the first day of the month price for each month in the 12 months ended December 31, 2024. For oil volumes, the average Brent spot price of $80.42 per barrel was adjusted for gravity, quality and transportation costs. For natural gas volumes, the average NYMEX gas price of $2.13 per MMBtu was adjusted for energy content, transportation fees and market differentials. All prices are held constant throughout the lives of the properties. The average realized prices used for estimating CRC’s proved reserves as of December 31, 2024 were $77.91 per barrel for oil, $46.73 per barrel for NGLs and $2.71 per Mcf for natural gas.

(3)

Berry’s estimated reserves as of December 31, 2024 were calculated using oil and gas price parameters established by current SEC guidelines using average effective prices based on a 12-month unweighted arithmetic average of the first day of the month price for each month in the 12 months ended December 31, 2024, unless prices were defined by contractual arrangements. For oil volumes, the average Brent spot price was $80.42 per barrel and for natural gas volumes, the average Henry Hub price was $2.13 per MMBtu. was adjusted for energy content, transportation fees and market differentials. All prices are held constant throughout the lives of the properties. Prices were calculated using oil and natural gas price parameters established by current SEC guidelines and accounting rules, including adjustment by lease for quality, fuel deductions, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. The volume-weighted average realized prices over the lives of the properties were estimated at $74.21 per barrel of oil and condensate, $23.27 per barrel of NGLs and $2.85 per Mcf of gas.
(4)

The proved reserves of Berry are based on its independent development plans and its reserve engineers’ reserve estimation methodologies. Because CRC will develop such proved reserves in accordance with CRC’s own development plan and, in the future, will estimate proved reserves in accordance with CRC’s own methodologies, the estimates presented herein for Berry may not be representative of CRC’s future reserve estimates with respect to these properties or the reserve estimates CRC would have reported if CRC had owned such properties as of December 31, 2024.

(5)

For CRC, natural gas volumes have been converted to Boe based on the equivalence of energy content between 6 Mcf of natural gas and one barrel of oil. For Berry, natural gas volumes have been converted to Boe based on the equivalence of energy content between 6 Mcf of natural gas and one barrel of oil. Barrels of oil equivalence does not necessarily result in price equivalence.

The following tables set forth summary data with respect to production for the periods indicated for each of CRC and Berry and CRC’s pro forma production, giving effect to both the Merger and the Aera Merger as if they had been completed as of the first day for each of the periods presented thereby. The following summary pro forma production information is not necessarily indicative of the results that might have occurred had the Merger and the Aera Merger been completed on January 1, 2024 or January 1, 2025 and is not intended to be a projection of future results or synergies of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 33 of this proxy statement/prospectus. The summary pro forma production information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 142 of this proxy statement/prospectus and the related notes included in this proxy statement/prospectus.

	For the Year Ended December 31, 2024
	CRC Pro Forma	Berry	Pro Forma
Production:
Oil (MMBbls)	42	9	51
NGLs (MMBbls)	4	—	4
Natural gas (Bcf)	42	3	45
Total Production (MMBoe)	53	9	62

	For the Six Months Ended June 30, 2025
	CRC	Berry	Pro Forma
Production:
Oil (MMBbls)	20	4	24
NGLs (MMBbls)	2	—	2
Natural gas (Bcf)	20	2	22
Total Production (MMBoe)	25	4	30

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE INFORMATION

The following table presents CRC’s historical and pro forma per share data as of and for the year ended December 31, 2024 and as of and for the six months ended June 30, 2025. The CRC historical information presented below for the year ended December 31, 2024 and for the six months ended June 30, 2025 is presented as if the Aera Merger and the transactions contemplated by the Merger Agreement had been completed as of July 1, 2024. The pro forma information presented below for the year ended December 31, 2024 and for the six months ended June 30, 2025 is presented as if the Aera Merger and the transactions contemplated by the Merger Agreement had been completed on January 1, 2024. The financial results for the Aera Companies during the period from January 1, 2024 through June 30, 2024 are included with CRC’s financial results for the twelve months ended December 31, 2024 on a pro forma basis. The impact of the Aera Merger is included in CRC’s historical condensed combined financial statements as of and for the six months ended June 30, 2025; as such, no adjustments for the impact of the Aera Merger have been applied to these financial statements on a pro forma basis. Except for the historical information for the year ended December 31, 2024, the information provided in the tables below is unaudited. This information should be read together with the historical financial statements and related notes of CRC, Berry and the Aera Companies, and included elsewhere herein or incorporated by reference in this proxy statement, and with the unaudited pro forma condensed combined financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 142 of this proxy statement/prospectus and the related notes included in this proxy statement/prospectus.

	For the Year Ended December 31, 2024 (in millions, except per share amounts)	For the Six Months Ended June 30, 2025 (in millions, except per share amounts)
CRC Historical
Net income	$376	$287
Weighted average common shares outstanding - basic	79.3	89.8
Dilutive effect of securities	2.1	0.5
Weighted average common shares outstanding - diluted	81.4	90.3
Net income per share:
Basic	$4.74	$3.20
Diluted	$4.62	$3.18
Berry Historical
Net income (loss)	$19	$(63)
Weighted average common shares outstanding - basic	76.8	77.4
Dilutive effect of securities	0.2	—
Weighted average common shares outstanding - diluted	77.0	77.4
Net income (loss) per share:
Basic	$0.25	$(0.81)
Diluted	$0.25	$(0.81)

	For the Year Ended December 31, 2024 (in millions, except per share amounts)	For the Six Months Ended June 30, 2025 (in millions, except per share amounts)
CRC/Aera Pro Forma(1)
Net income	$352	$287
Weighted average common shares outstanding - basic	90.0	89.8
Dilutive effect of securities	2.1	0.5
Weighted average common shares outstanding - diluted	92.1	90.3
Net income per share:
Basic	$4.00	$3.20
Diluted	$3.90	$3.18

(1)

Reflects the Aera Companies’ historical results for the period from January 1, 2024 through June 30, 2024 and related transaction accounting and financing adjustments associated with CRC’s business combination with the Aera Companies completed on July 1, 2024.

CRC/Berry Pro Forma
Net income	$383	$244
Weighted average common shares outstanding - basic	95.8	95.6
Dilutive effect of securities	2.3	0.7
Weighted average common shares outstanding - diluted	98.1	96.3
Net income per share:
Basic	$4.00	$2.55
Diluted	$3.90	$2.53

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDENDS

Market Prices

CRC Common Stock is listed on the NYSE under the symbol “CRC,” and Berry Common Stock is listed on the NASDAQ under the symbol “BRY.”

The following table sets forth the last sales price per share of CRC Common Stock and per share of Berry Common Stock as reported on the NYSE and the NASDAQ, respectively on September 12, 2025, the trading day before the public announcement of the execution of the Merger Agreement, and on    , 2025, the last trading day before the date of this proxy statement/prospectus. The table also shows the estimated implied value of the Merger Consideration proposed for each share of Berry Common Stock as of the same two dates. The implied value for the Merger Consideration was calculated by multiplying the closing price of a share of CRC Common Stock on the relevant date by the Exchange Ratio for each share of Berry Common Stock.

	CRC Common Stock		Berry Common Stock		Implied per Share Value of Merger Consideration
September 12, 2025		$53.01		$3.31		$3.81
, 2025	$		$		$

The market prices of CRC Common Stock and Berry Common Stock have fluctuated since the date of the announcement of the execution of the Merger Agreement and will continue to fluctuate prior to the completion of the Merger and, in the case of CRC Common Stock thereafter. No assurance can be given concerning the market prices of CRC Common Stock or Berry Common Stock before completion of the Merger or of CRC Common Stock after completion of the Merger. Accordingly, these comparisons may not provide meaningful information to stockholders in determining how to vote with respect to the proposals described in this proxy statement/prospectus. We urge you to obtain current market quotations for CRC Common Stock and Berry Common Stock and to review carefully the other information contained in this proxy statement/prospectus. Please see the section entitled “Risk Factors—Risks Related to CRC After Completion of the Merger” beginning on page 38 of this proxy statement/prospectus.

Dividends

The CRC Board has approved a cash dividend policy that contemplates a total annual dividend of $1.55 per share of CRC Common Stock, payable to stockholders in quarterly increments of $0.3875 per share. CRC last paid a cash dividend of $0.3875 per share on September 12, 2025. The terms of the Merger Agreement limit CRC’s ability to declare, set aside or pay dividends prior to the completion of the Merger, except for (i) regular quarterly cash dividends (or corresponding dividend equivalents in respect of equity awards) payable by CRC in the ordinary course (and excluding any special dividends), with increases as the CRC Board may determine from time to time, and (ii) intercompany dividends and distributions between CRC and its wholly-owned subsidiaries.

The terms of the Merger Agreement limit Berry’s ability to declare, set aside or pay dividends, except for (i) regular quarterly dividends in an amount not to exceed $0.03 per share of Berry Common Stock, in each case declared and paid at such times and in such amounts as is consistent with historical practice over the 12-month period prior to the date of the Merger Agreement, and (ii) intercompany dividends and distributions between Berry and its wholly-owned subsidiaries. Berry last paid its stockholders a cash dividend of $0.03 per share on August 28, 2025.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, including financial estimates and statements as to the effects of the transaction, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other securities laws. All statements other than historical facts are forward-looking statements, and include statements regarding the benefits of the transaction, future financial position and operating results of CRC and Berry, business strategy, projected revenues, earnings, costs, capital expenditures and plans, objectives and intentions of management for the future. Words such as “expect,” “could,” “may,” “anticipate,” “intend,” “plan,” “ability,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “guidance,” “outlook,” “opportunity” or “strategy” or similar expressions are generally intended to identify forward-looking statements. Such forward-looking statements are based upon the current beliefs and expectations of management of CRC and Berry and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, projected in, or implied by, such statements. The expectations and forecasts reflected in these forward-looking statements are inherently subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond CRC’s and Berry’s control. No assurance can be given that such forward-looking statements will be correct or achieved or that the assumptions are accurate or will not change over time.

Particular uncertainties that could cause CRC’s and/or Berry’s actual results to be materially different from those described in the forward-looking statements include, but are not limited to: (i) transaction costs, (ii) unknown liabilities, (iii) the risk that any announcements relating to the transaction could have adverse effects on the market price of CRC Common Stock or Berry Common Stock, (iv) the ability to successfully integrate the businesses, (v) the ability to achieve projected synergies or it may take longer than expected to achieve those synergies, (vi) risks related to financial community and rating agency perceptions of each of CRC and Berry or its respective business, operations, financial condition and the industry in which it operates, (vii) risks related to the potential impact of general economic, political and market factors on CRC or Berry or the transaction, (viii) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction, (ix) the risk that stockholders of Berry may not approve the transaction, (x) risks related to disruption of management time from ongoing business operations due to the transaction, (xi) effects of the announcement, pendency or completion of the transaction on the ability of CRC and Berry to retain customers and retain and hire key personnel and maintain relationships with their respective suppliers and customers, (xii) the risk that all necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated, (xiii) risks that any of the other closing conditions to the transaction may not be satisfied in a timely manner (or at all), (xiv) those expressed in CRC’s other forward-looking statements including those factors discussed in Part I, Item 1A - Risk Factors in CRC’s Annual Report on Form 10-K and its other SEC filings available at www.crc.com and (xv) those expressed in Berry’s other forward-looking statements including those factors discussed in Part I, Item 1A - Risk Factors in Berry’s Annual Report on Form 10-K and its other SEC filings available at https://ir.bry.com. The foregoing list of factors is not exhaustive.

Actual outcomes and results may differ materially from those stated or implied in forward-looking statements contained in, or incorporated by reference into, this proxy statement/prospectus due to a number of risks and uncertainties, including those risk factors described in the section entitled “Risk Factors” beginning on page 33 of this proxy statement/prospectus. Additional risks or uncertainties that are not currently known to CRC or Berry, that CRC or Berry currently deem to be immaterial, or that could apply to any company could also cause actual outcomes and results to differ materially from those stated or implied in forward-looking statements. See the section entitled “Where You Can Find More Information” beginning on page 175 of this proxy statement/prospectus for more information about the SEC filings incorporated by reference into this proxy statement/prospectus.

CRC and Berry each cautions you not to place undue reliance on forward-looking statements contained in this proxy statement/prospectus, which speak only as of the date hereof, and each of CRC and Berry is under no obligation, and expressly disclaims any obligation to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise. This proxy statement/prospectus may also contain information from third-party sources. This data may involve a number of assumptions and limitations, and each of CRC and Berry has not independently verified them and do not warrant the accuracy or completeness of such third-party information.

RISK FACTORS

In deciding how to vote, you should carefully consider the following risk factors as well as the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31 of this proxy statement/prospectus.

Risks Related to the Merger

The Merger is subject to conditions, including certain conditions that are beyond CRC’s and Berry’s control and may not be satisfied on a timely basis or at all. Failure to complete the Merger could have adverse effects on CRC and Berry.

Completion of the Merger is subject to a number of conditions, including, among others: (i) the approval by Berry Stockholders of the adoption of the Merger Agreement, (ii) the expiration or termination of any waiting period applicable to the Merger under the HSR Act and (iii) the receipt of authorization to consummate the Merger under Section 203 of the FPA from FERC and FERC’s implementing rules thereunder, which make the completion and timing of the completion of the Merger uncertain. For a more detailed discussion regarding conditions to the Merger, see “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 132.

As described under “Risk Factors—The Merger is subject to certain regulatory approvals that, if delayed, not granted or granted with certain burdensome conditions, could delay, impair or prevent completion of the Merger or result in additional costs or reduce the anticipated benefits of the Merger” beginning on page 34 of this proxy statement/prospectus, the completion of the Merger is subject to the expiration or termination of the applicable waiting period under the HSR Act and receipt of the FERC Approval. Regulatory review under the HSR Act, the FPA and other applicable regulations may result in regulatory authorities imposing conditions on the granting of such approvals. Such conditions and the process of obtaining regulatory approvals could have the effect of delaying completion of the Merger or of imposing additional costs or limitations on the combined company following the completion of the Merger, and such conditions could result in a closing condition under the Merger Agreement not being satisfied. The regulatory approvals may not be received at all, may not be received in a timely fashion, or may contain conditions on the completion of the Merger that CRC is not required to accept under the terms of the Merger Agreement.

CRC and Berry cannot assure you that the various conditions to the Closing will be satisfied or will not result in the abandonment or delay of the Merger. Any delay in completing the Merger could cause CRC and Berry not to realize, or to be delayed in realizing, some or all of the benefits that CRC and Berry expect to achieve if the Merger is completed within the time currently expected. See the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 132 of this proxy statement/prospectus for more information.

If the Merger is not completed for any reason, including as a result of Berry Stockholders’ failure to approve the Merger Agreement Proposal, CRC’s and Berry’s ongoing businesses could be adversely affected, and, without realizing any of the benefits of having completed the Merger, CRC and Berry would be subject to a number of risks, including:

•	time and resources committed by CRC’s and Berry’s management to matters relating to the Merger could otherwise have been devoted to day-to-day operations or pursuing other beneficial opportunities;

•

the market price of CRC Common Stock or Berry Common Stock could decline as a result, particularly if the then-current market price were elevated based on a market assumption that the Merger would be completed;

•	Berry could be required to pay a termination fee or provide expense reimbursement, as applicable, as required by the Merger Agreement;

•	CRC could be required to provide expense reimbursement as required by the Merger Agreement;

•

litigation related to the failure to complete the Merger or related to any enforcement proceeding that may be commenced against CRC or Berry to perform their respective obligations pursuant to the Merger Agreement; and

•

if the Merger Agreement were terminated, and Berry were to seek another business combination, Berry might not be able to negotiate or complete a transaction on terms comparable to or more attractive than the terms of the Merger Agreement.

Additionally, each of CRC and Berry has incurred and will incur substantial expenses in connection with the negotiation and completion of the Merger contemplated by the Merger Agreement, as well as the costs and expenses of preparing, filing, printing and mailing this proxy statement/prospectus, and all filing and other fees paid in connection with the Merger. If the Merger is not completed, CRC and Berry would have to pay some of these expenses without realizing the expected benefits of the Merger.

The Merger is subject to certain regulatory approvals that, if delayed, not granted or granted with certain burdensome conditions, could delay, impair or prevent completion of the Merger or result in additional costs or reduce the anticipated benefits of the Merger.

The completion of the Merger is subject to the expiration or termination of all waiting periods (and any agreed upon extensions of any waiting period or commitment not to complete the Merger for any period of time) applicable to the completion of the Merger under the HSR Act and the receipt of certain additional regulatory approvals.

With respect to United States antitrust and competition laws, under the HSR Act, the Merger may not be completed until Notification and Report Forms (“HSR Notifications”) have been filed with the FTC and the DOJ and the applicable waiting period (or any extension thereof) has expired or been terminated. A transaction requiring notification under the HSR Act may not be completed until the expiration of the applicable 30-day waiting period following the parties’ filing of their respective HSR Notifications or the early termination of that waiting period, at the earliest. If the FTC or the DOJ issues a Request for Additional Information and Documentary Material (a “Second Request”) prior to the expiration of the waiting period, the parties must observe an additional 30-day waiting period, which begins to run only after both parties have complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period (or commit not to complete the Merger for a specified period of time). Each of CRC and Berry filed HSR Notifications with the FTC and the DOJ on October 10, 2025.

At any time before or after completion of the Merger, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, the DOJ or the FTC could take such action under antitrust or competition laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or to terminate existing relationships and contractual rights. Under certain circumstances, private parties may also seek to take legal action against the Merger under antitrust or competition laws.

Any one of these requirements, limitations, costs, divestitures or restrictions imposed by regulatory authorities could jeopardize or delay the completion, or reduce the anticipated benefits, of the Merger. There is no assurance that CRC and Berry will obtain all required regulatory consents or approvals on a timely basis, or at all. Failure to obtain the necessary consents and approvals could substantially delay or prevent the completion of the Merger, which could negatively affect both CRC and Berry.

The Merger Agreement limits Berry’s abilities to pursue alternatives to the Merger and could discourage a potential transaction partner from making a favorable alternative transaction proposal.

Under the Merger Agreement, Berry is required, subject to certain exceptions with respect to unsolicited proposals, not to directly or indirectly initiate, solicit, propose or take any action to knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation—No Change of Recommendation or Alternative Acquisition Agreement” beginning on page 123 of this proxy statement/prospectus) or to engage in, continue or otherwise participate in any discussions with or negotiations relating to, provide non-public information in connection with, or otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or otherwise enter into any alternative transaction agreement. In addition, upon termination of the Merger Agreement under certain circumstances, Berry may be required to pay CRC a termination fee of $12,044,370. In certain circumstances, CRC and Berry could be required to provide expense reimbursement as required by the Merger Agreement. See the sections entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation”, “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee; Expense Reimbursement” beginning on pages 121, 133 and 134 of this proxy statement/prospectus, respectively. These provisions could discourage a potential transaction partner that might have an interest in acquiring all or a significant portion of Berry from considering or pursuing an alternative transaction with Berry or proposing such a transaction, even if the potential transaction partner were prepared to pay consideration with a higher per share cash or market value than the per share market value proposed to be received or realized in the Merger. These provisions might also result in a potential transaction partner proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable by Berry in certain circumstances. If the Merger Agreement were terminated, and Berry were to seek another business combination, Berry might not be able to negotiate or complete a transaction on terms comparable to or more attractive than the terms of the Merger Agreement.

The Merger, and uncertainty regarding the Merger, may adversely affect CRC’s and Berry’s relationships with customers, suppliers, strategic partners and others and could adversely affect each company’s ability to effectively manage its respective business.

The Merger will occur only if the Merger Agreement’s conditions to the Closing are satisfied or waived. Accordingly, there may be uncertainty regarding the completion of the Merger. This uncertainty and the prospect of the Merger itself may cause customers, suppliers, strategic partners and others that deal with CRC or Berry to delay or defer entering into contracts with CRC or Berry or making other decisions concerning CRC or Berry or to seek changes in or cancellation of existing business relationships with CRC or Berry. Delays or deferrals of contracts or other decisions or changes in or cancellations of existing agreements or relationships could in some individual cases or in the aggregate have an adverse impact on the respective businesses of CRC and Berry, regardless of whether the Merger is ultimately completed. See the section entitled “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 115 of this proxy statement/prospectus for more information regarding the restrictive covenants to which CRC and Berry are subject.

In addition, under the terms of the Merger Agreement, CRC, Berry and their subsidiaries are subject to certain restrictions on the conduct of their business prior to the completion of the Merger, including being obligated to use their commercially reasonable efforts to conduct their business in the ordinary course of business and being limited in their ability in certain cases to take certain actions that may adversely affect their ability to consummate the Merger on a timely basis without the consent of the other party, which could delay or otherwise adversely affect the parties’ ability to execute certain of their business strategies or limit their ability to respond to competitive or other developments that arise prior to the completion of the Merger and could negatively affect their business and operations.

Uncertainties associated with the Merger may result in a loss of management and other key personnel of Berry, which could adversely affect the future business and operations of Berry should the Merger not be completed.

Berry is dependent on the experience and industry knowledge of its officers and other key management, technical and professional personnel to execute its business plans. Current and prospective employees of Berry may experience uncertainty about their roles within the combined company following the Merger or have other concerns regarding the timing and completion of the Merger or the operations of the combined company following the Merger, any of which may have an adverse effect on the ability of Berry to retain, attract or motivate key management and other key personnel. Furthermore, Berry may incur costs in its efforts to retain management personnel and other key employees prior to completion of the Merger. Accordingly, no assurance can be given that Berry will be able to retain management personnel and other key employees to the same extent that Berry has been able to in the past. If Berry is unable to retain personnel, including key management, who are critical to its future operations, Berry could face disruptions in its operations, loss of customers, suppliers, strategic partners or others that deal with Berry, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs.

The Merger might be completed even if material adverse changes, such as industry-wide changes or other events, subsequent to the announcement of the Merger were to occur.

Although one of the conditions to the Closing is there not having occurred any Berry Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties—Representations and Warranties of Berry” beginning on page 110 of this proxy statement/prospectus) or CRC Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties—Representations and Warranties of CRC and Merger Sub” beginning on page 113 of this proxy statement/prospectus) since the date of the Merger Agreement, some types of changes would not constitute a basis for the parties to refuse to complete the Merger, even if such changes would have a material adverse effect on either of the parties. In such a case, CRC’s business and financial position, results of operations and cash flows after the Merger might be negatively affected as a result of the Merger.

Berry is expected to incur significant transaction costs in connection with the Merger, which may be in excess of those anticipated by Berry.

Berry has incurred and is expected to continue to incur significant non-recurring costs associated with negotiating and completing the Merger, including fees paid to financial, legal, accounting and other advisors and employee retention costs. These fees and costs have been, and will continue to be, substantial and, in many cases, will be borne by Berry whether or not the Merger is completed, and could have an adverse effect on Berry’s financial position, results of operations and cash flows.

Berry Stockholders will not be entitled to appraisal rights in the Merger.

Appraisal rights are statutory rights that, if applicable under Delaware law, enable stockholders of a corporation to dissent from an extraordinary transaction, such as a merger, and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders in connection with the extraordinary transaction. Under the DGCL, stockholders generally do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the Merger Agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.

Because CRC Common Stock is listed on the NYSE and Berry Common Stock is listed on the NASDAQ, both national securities exchanges, and because Berry Stockholders are not required by the terms of the Merger Agreement to accept for their shares of Berry Common Stock anything other than shares of CRC Common Stock and cash in lieu of fractional shares, holders of Berry Common Stock are not entitled to appraisal rights in connection with the Merger. See the section entitled “No Appraisal Rights” beginning on page 169 of this proxy statement/prospectus for more information.

CRC and Berry may be a target of securities class action and derivative lawsuits, which could result in substantial costs and could delay or prevent the completion of the Merger.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if such a lawsuit is unsuccessful, defending against these claims can result in substantial costs. An adverse judgment could result in monetary damages, which could have a negative impact on CRC’s and Berry’s respective liquidity and financial condition.

Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, then that injunction may delay or prevent the Merger from being completed, or from being completed within the expected time frame, which may adversely affect CRC’s and Berry’s respective business, financial position and results of operation.

Current Berry Stockholders will have a significantly reduced ownership and voting interest in the combined company after the Merger compared to their ownership in Berry and will exercise less influence over management.

At the Effective Time, each share of Berry Common Stock will be converted into, and exchangeable for 0.0718 shares of CRC Common Stock. At this Exchange Ratio, it is estimated that, immediately after completion of the Merger, Berry Stockholders as of immediately prior to the Merger (disregarding any shares of CRC Common Stock held by Berry Stockholders immediately prior to the Merger) would hold approximately 6% of the outstanding shares of CRC Common Stock. As a result, Berry Stockholders will have a significantly reduced share of ownership and voting interests, resulting in less influence on the policies of the combined company than they currently have on the policies of Berry. In addition, CRC may from time to time engage in issuances of equity or equity-linked securities, which would result in additional dilution.

The exact equity stake of Berry Stockholders in CRC immediately following the completion of the Merger will depend on the number of shares of CRC Common Stock and shares of Berry Common Stock issued and outstanding immediately prior to the Effective Time. The issuance of these new shares could have the effect of depressing the market price of CRC Common Stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, CRC’s earnings per share could cause the price of CRC Common Stock to decline or to increase at a reduced rate.

Berry’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Berry Stockholders generally.

In considering the recommendation of the Berry Board that Berry Stockholders vote in favor of the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, Berry Stockholders should be aware of the fact that, aside from their interests as Berry Stockholders, certain Berry directors and executive officers have interests in the Merger and the other transactions contemplated under the Merger Agreement that may be different from, or in addition to, the interests of Berry Stockholders generally. These interests include but are not limited to:

•	directors and executive officers of Berry have rights to continuing indemnification and directors’ and officers’ liability insurance;

•	executive officers of Berry (including Berry’s current named executive officers) have retention agreements which provide for a retention payment payable if employed through the Effective Time;

•

directors and executive officers of Berry have equity-based awards and, in certain circumstances, restricted cash awards, that, at the Effective Time, will receive the treatment described in the section entitled “The Merger—Treatment of Berry Equity Awards” beginning on page 102 of this proxy statement/prospectus;

•

executive officers of Berry that experience a qualifying termination of employment upon or following the Effective Time will be entitled to acceleration and vesting of their equity-based awards in accordance with the terms of the applicable equity incentive plan and award agreement, as described in the section entitled “The Merger—Interests of Certain Berry Directors and Executive Officers in the Merger” beginning on page 91 of this proxy statement/prospectus; and

•

executive officers of Berry are eligible to receive certain severance payments and benefits either under their employment agreements, key employee agreements or change in control agreements with Berry, as described in the section entitled “The Merger—Interests of Certain Berry Directors and Executive Officers in the Merger” beginning on page 91 of this proxy statement/prospectus.

See the section entitled “The Merger—Interests of Certain Berry Directors and Executive Officers in the Merger” beginning on page 91 of this proxy statement/prospectus for a more detailed description of the interests of Berry’s directors and executive officers. The Berry Board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the Merger Agreement, the Merger and the other transactions contemplated under the Merger Agreement, in approving the Merger and the other transactions contemplated under the Merger Agreement and in recommending that Berry Stockholders approve the Merger Agreement Proposal.

CRC and Berry may waive one or more of the conditions to the Closing without resoliciting Berry Stockholder approval of the Merger Agreement Proposal and may terminate the Merger Agreement even if it has been adopted by Berry Stockholders.

Certain conditions to the Closing may be waived, in whole or in part, to the extent permitted by applicable law and by signed written agreement of CRC, Berry and Merger Sub or by signed written agreement of the party against which such waiver is to be effective. In addition, CRC and Berry can agree in writing to terminate the Merger Agreement even if Berry Stockholders have already voted to adopt the Merger Agreement.

Risks Related to CRC After Completion of the Merger

The Exchange Ratio is fixed and will not be adjusted in the event of fluctuations in the market price shares of CRC Common Stock or shares of Berry Common Stock.

In the Merger, each share of Berry Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares), will be converted into, and become exchangeable for, 0.0718 shares of CRC Common Stock. The Exchange Ratio is fixed in the Merger Agreement and will not be adjusted for changes in the market price of either Berry Common Stock or CRC Common Stock. Due to the fixed Exchange Ratio, fluctuations in the price of CRC Common Stock will drive corresponding changes in the value of the Merger Consideration payable to each Berry Stockholder. As a result, changes in the price of CRC Common Stock prior to the completion of the Merger will affect the market value that Berry Stockholders will become entitled to receive at the Effective Time. Changes in the price of CRC Common Stock or Berry Common Stock could result from changes in the business, operations or prospects of CRC or Berry prior to or following the completion of the Merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of CRC or Berry, including, among other things, a decline in the price of oil or gas, a reduction in demand for oil and gas products, increased regulation of drilling and production and a number of other factors beyond the companies’ control that are more fully described in the risk factors sections included in

CRC’s and Berry’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2024, each of which is filed with the SEC and incorporated by reference into this proxy statement/prospectus.

The Merger may be completed a considerable period of time after the date of the Special Meeting. Therefore, at the time of the Special Meeting, Berry Stockholders will not know with certainty the value of the shares of CRC Common Stock that they will receive upon completion of the Merger. You should obtain current market quotations for shares of CRC Common Stock and Berry Common Stock. CRC Common Stock is listed on the NYSE under the symbol “CRC,” and Berry Common Stock is listed on the NASDAQ under the symbol “BRY.”

The market price for CRC Common Stock following the Closing Date may be affected by factors different from those that historically have affected or currently affect CRC Common Stock and Berry Common Stock.

Following the Merger, CRC Stockholders and former Berry Stockholders will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. CRC’s financial position after the Merger may differ from its financial position before the Merger, and the financial position, results of operations and cash flows of the combined company may be affected by factors that are different from those currently or historically affecting the results of operations of CRC and those currently or historically affecting the results of operations of Berry. Accordingly, the market price and performance of CRC Common Stock is likely to be different from the performance of CRC Common Stock or Berry Common Stock in the absence of the Merger, which may adversely affect the value of a Berry Stockholder’s investment following completion of the Merger, regardless of the combined company’s actual operating performance. For a discussion of the businesses of CRC and Berry and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus.

Following completion of the Merger, the market price of CRC Common Stock may be volatile, and holders of CRC Common Stock could lose a significant portion of their investment due to drops in the market price of CRC Common Stock following completion of the Merger.

The market price of CRC Common Stock may decline as a result of completing the Merger if, among other things, it is unable to achieve the expected benefits and synergies of the Merger, if the Merger is not completed within the anticipated timeframe or at all or if the costs related to the Merger are greater than expected. The market price of CRC Common Stock also may decline if CRC does not achieve the perceived benefits and expected synergies of the Merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the Merger on CRC’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

Following their receipt of shares of CRC Common Stock as Merger Consideration in the Merger, former Berry Stockholders may seek to sell the shares of CRC Common Stock delivered to them, and the Merger Agreement contains no restriction on the ability of former Berry Stockholders to sell such shares of CRC Common Stock following completion of the Merger. Other CRC Stockholders may also seek to sell shares of CRC Common Stock held by them following, or in anticipation of, completion of the Merger. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of CRC Common Stock, may affect the market for, and the market price of, CRC Common Stock in an adverse manner.

If the Merger is completed, CRC may not achieve the anticipated benefits of the Merger, including anticipated synergies.

There can be no assurance that CRC will be able to successfully integrate Berry following Closing, and the anticipated benefits of the Merger, including the anticipated operational and other synergies between the companies, may not be realized fully or at all or may take longer to realize than expected or may have unanticipated adverse results. Anticipated benefits are based on expectations about the future that are subject to change (such as assumptions about CRC’s future production activity, service costs and future operational plans). If CRC is not able to realize the anticipated benefits expected from the Merger within the anticipated timing or at all, CRC’s business, financial position, results of operations and cash flows may be adversely affected, CRC’s earnings per share may be diluted, the accretive effect of the Merger may decrease or be delayed and the market price of CRC Common Stock may be negatively impacted.

The integration of the two companies will require significant time and focus from management following the Merger and could result in performance shortfalls as a result of the diversion of management’s attention to such integration efforts. Difficulties in integrating Berry into CRC may result in the combined company performing differently than expected, in operational challenges or in the failure to realize anticipated benefits, including anticipated operational and other synergies between the two companies, in whole or in part, on the anticipated timeline or at all.

In addition, CRC’s business may be negatively impacted following the Merger if it is unable to effectively manage the expanded operations of the combined company, which include the operations of CJWS, a California-focused oilfield services subsidiary of Berry that provides well servicing and abandonment services to third party operators in California. Provision of well servicing and abandonment services would be a new line of business for CRC. Actual growth and any potential cost savings, if achieved, may be lower than what CRC and Berry expect and may take longer to achieve than anticipated. If CRC and Berry are not able to adequately address integration challenges, they may be unable to successfully integrate their operations or realize the anticipated benefits of the integration of the two companies.

CRC and Berry, including their respective subsidiaries, have operated and, until the completion of the Merger, will continue to operate independently. It is possible that the pendency of the Merger, as well as the integration process, could result in the loss of key personnel, the loss of customers, suppliers, strategic partners or others that deal with CRC or Berry, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs, an overall post-completion integration process that takes longer than originally anticipated, as well as the disruption of each company’s ongoing businesses. Any or all of those occurrences could adversely affect the combined company’s operations, including the ability to maintain relationships with customers, suppliers, strategic partners, others that deal with CRC or Berry and employees prior to, or after, the Merger or to achieve the anticipated benefits of the Merger.

The combined company may be exposed to increased litigation following the Merger, which could have an adverse effect on the combined company’s business, financial position, results of operations and cash flows.

The combined company may be exposed to increased litigation from stockholders, customers, suppliers, distributors and other third parties due to the combination of CRC’s and Berry’s businesses following the Merger. Such litigation may have an adverse impact on the combined company’s business, financial position, results of operations and cash flows, or may cause disruptions to the combined company’s operations.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined company following completion of the Merger.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what CRC’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated, or similarly, with respect to the pro forma income statement, if the Aera Merger had been completed on January 1, 2024 instead of July 1, 2024. The impact of the Aera Merger is included in CRC’s historical condensed combined financial statements as of and for the six months ended June 30, 2025; as such, no adjustments for the impact of the Aera Merger have been applied to these financial statements on a pro forma basis. Further, CRC’s actual results and financial position after the Merger may differ materially and adversely from the unaudited pro forma condensed combined financial information that is included in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information has been prepared on the basis that CRC will be identified as the acquirer under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual purchase price and the fair value of the assets and liabilities of Berry under GAAP as of the date of the completion of the Merger. In addition, subsequent to the Closing, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the pro forma condensed combined financial information reflected in this document. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 142 for more information.

The combined company may record goodwill, long-lived assets and intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

The Merger will be accounted for as an acquisition by CRC in accordance with GAAP. Under the acquisition method of accounting, the assets and liabilities of Berry and its subsidiaries will be recorded, as of completion, at their respective fair values and added to those of CRC. The reported financial condition and results of operations of CRC for periods after completion of the Merger will reflect Berry balances and results after completion of the Merger but will not be restated retroactively to reflect the historical financial position or results of operations of Berry and its subsidiaries for periods prior to the Merger. For additional information, see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 142.

Under the acquisition method of accounting, the total purchase price will be allocated to Berry’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the Merger. The excess of the purchase price over those fair values will be recorded as goodwill. Finalization of the purchase price and fair values of the assets acquired in the Merger may result in the creation of goodwill and the addition of long-lived assets based upon the application of the acquisition method of accounting. To the extent such goodwill, long-lived assets or intangibles are recorded and the values become impaired, the combined company may be required to recognize material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

The unaudited forecasted financial information presented in this proxy statement/prospectus is based on various assumptions and may not be realized.

The unaudited forecasted financial information of Berry set forth in the forecasts included under the section entitled “The Merger—Berry Unaudited Prospective Financial Information” beginning on page 73 of this proxy statement/prospectus was prepared solely for internal use and is subjective in many respects. Berry’s prospective financial information was based solely upon assumptions of, and information available to, Berry’s management when prepared. These estimates and assumptions are subject to uncertainties, many of which are beyond Berry’s control and may not be realized. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31 of this proxy statement/prospectus will be important in determining the combined company’s future results. As a result of these contingencies, actual future results may vary materially from CRC’s and Berry’s estimates. In view of these uncertainties, the inclusion of prospective financial information of Berry in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.

The unaudited prospective financial information of Berry set forth in the forecasts included under the section entitled “The Merger—Berry Unaudited Prospective Financial Information” beginning on page 73 of this proxy statement/prospectus was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. Further, any forward-looking statement speaks only as of the date on which it is made, and neither CRC nor Berry undertakes any obligation, other than as required by applicable law, to update, correct or otherwise revise the unaudited prospective financial information included in this proxy statement/prospectus to reflect events or circumstances after the date such prospective financial information was prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances, even in the event that any or all of the assumptions underlying any such prospective financial information are no longer appropriate (even in the short term).

The unaudited prospective financial information of Berry included in this proxy statement/prospectus has been prepared by, and is the responsibility of, the management of Berry. KPMG LLP has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information of Berry, and accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The reports of KPMG LLP with respect to Berry incorporated by reference in this proxy statement/prospectus relate to the previously issued financial statements of Berry. These reports do not extend to Berry’s unaudited prospective financial information and should not be read to do so. Neither CRC’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information of Berry contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information of Berry. See the section entitled “The Merger—Berry Unaudited Prospective Financial Information” beginning on page 73 of this proxy statement/prospectus for more information.

The opinion of Berry’s financial advisor will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Merger.

Berry has received an opinion from its financial advisor, Guggenheim Securities, in connection with the signing of the Merger Agreement, but has not obtained any updated opinion from its financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Berry, general market and economic conditions and other factors that may be beyond the control of CRC or Berry and on which Berry’s financial advisor’s opinion was based, may significantly alter the value of Berry or the prices of the shares of Berry Common Stock by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. Because Berry currently does not anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the number of shares of CRC Common Stock that will be received by holders of Berry Common Stock from a financial point of view at the time the Merger is completed. The Berry Board’s recommendation that Berry Stockholders vote in favor of the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, however, are made as of the date of this proxy statement/prospectus.

For a description of the opinion that Berry received from its financial advisor, see the section entitled “The Merger—Opinion of Guggenheim Securities, LLC, Financial Advisor to Berry” beginning on page 78. A copy of the opinion of Guggenheim Securities is attached as Annex B.

Completion of the Merger may trigger change in control or other provisions in certain agreements to which Berry is a party.

The completion of the Merger may trigger change in control or other provisions in certain agreements to which Berry is a party. If CRC and Berry are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if CRC and Berry are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Berry. Termination of such agreements, payments of fees and other expenses incurred in connection with change of control or other provisions triggered as a result of the Merger may negatively affect Berry’s business, operations and financial results prior to the completion of the Merger and many continue to negatively affect the combined company following the completion of the Merger.

After the Merger is completed, Berry Stockholders will have their rights as stockholders governed by CRC’s organizational documents.

Upon completion of the Merger, Berry Stockholders will no longer be stockholders of Berry, but will instead become CRC Stockholders. Former Berry Stockholders will instead have rights as CRC Stockholders that differ from the rights they had as Berry Stockholders before the Merger. For a detailed comparison of the rights of CRC Stockholders to the rights of Berry Stockholders, see the section entitled “Comparison of Stockholder Rights” beginning on page 159 of this proxy statement/prospectus.

Risks Related to CRC’s Business

You should read and consider risk factors specific to CRC’s business that will also affect CRC after the Merger. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of CRC’s Annual Report on Form 10-K for the year ended December 31, 2024 and in any updates to those risk factors set forth in CRC’s Quarterly Reports on Form 10-Q and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 175 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

Risks Related to Berry’s Business

You should read and consider risk factors specific to Berry’s business that will also affect CRC after the Merger. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Berry’s Annual Report on Form 10-K for the year ended December 31, 2024 and in any updates to those risk factors set forth in Berry’s Quarterly Reports on Form 10-Q and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 175 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

The Special Meeting will be held on       , 2025, at    , Eastern Time, via the Internet at www.virtualshareholdermeeting.com/BRY2025SM, with registration and log-in beginning at     , Eastern Time, on that date. You will not be able to attend the Special Meeting in person.

Attending the Special Meeting

The Special Meeting will be held in a virtual meeting format only on    , 2025 via the Internet at www.virtualshareholdermeeting.com/BRY2025SM, with registration and log-in beginning at    , Eastern Time, that day. You will need the 16-digit control number provided on your proxy card or voting instruction card in order to participate in the Special Meeting. You will not be able to attend the Special Meeting in person.

Berry Stockholders attending the meeting virtually will have the ability to fully participate in the Special Meeting, including the ability to ask questions and vote during the meeting, from any remote location that has Internet connectivity. The virtual meeting platform is fully supported across most Internet browsers (Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plug-ins. Participants should ensure that they have a sufficient Internet connection. Online access will open at     , Eastern Time, 15 minutes prior to the start of the Special Meeting, to allow time for Berry Stockholders to log in and test their system and Internet connectivity. Berry will offer live technical support for all Berry Stockholders attending the meeting. If Berry Stockholders encounter any difficulties accessing or logging into the meeting, please call the technical support number that will be provided in the virtual meeting log-in page.

Berry Stockholders who participate in the Special Meeting via the Special Meeting website will be considered to have attended the Special Meeting and to have been present at the Special Meeting “in person,” including for purposes of determining a quorum and counting votes.

Purpose of the Special Meeting

The purpose of the Special Meeting is to consider and vote on the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal. Approval of the Merger Agreement Proposal is a condition to the obligation of Berry and CRC to complete the Merger. Approval of the Advisory Compensation Proposal and the Adjournment Proposal are not conditions to the obligation of either Berry or CRC to complete the Merger.

Recommendation of the Berry Board

The Berry Board unanimously recommends that Berry Stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal; and “FOR” the Adjournment Proposal.

For additional information on the recommendation of the Berry Board, see the section entitled “The Merger—Recommendation of the Berry Board and Its Reasons for the Merger” beginning on page 68.

Record Date, Outstanding Shares, Stockholders Entitled to Vote and Voting Rights

Only holders of record of issued and outstanding shares of Berry Common Stock as of the close of business on       , 2025, the Record Date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting.

As of the Record Date, there were        shares of Berry Common Stock issued and outstanding and entitled to vote at the Special Meeting. You may cast one vote for each share of Berry Common Stock that you held as of the close of business on the Record Date.

In accordance with the Berry Bylaws, Berry will maintain at its corporate offices in Dallas, Texas, a list of the stockholders of record entitled to attend and vote during the Special Meeting. The list will be open to the examination of any Berry Stockholder, for purposes germane to the Special Meeting, during ordinary business hours for ten days before the Special Meeting. If you want to inspect the stockholder list, please contact Berry’s General Counsel and Corporate Secretary at StakeholderEngagement@bry.com.

Voting by Berry’s Directors and Executive Officers

As of    , 2025, Berry’s directors and executive officers, and their affiliates, as a group, owned and were entitled to vote     shares of Berry Common Stock. These shares represent     % of the total outstanding voting power of outstanding Berry Common Stock as of that date.

Berry currently expects that all of its directors and executive officers will vote their shares “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Quorum, Abstentions and Broker Non-Votes

A quorum of Berry Stockholders is necessary for Berry to hold a valid meeting. Berry Stockholders representing a majority of the voting power of all of the shares entitled to vote at the Special Meeting, present virtually or by proxy, will constitute a quorum for all purposes. Abstentions, withheld votes and broker non-votes will be counted towards a quorum.

If you submit a properly executed proxy card, even if you do not vote for any of the proposals or vote to “ABSTAIN” in respect of each proposal, your shares of Berry Common Stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the Special Meeting. Shares of Berry Common Stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee, and shares of Berry Common Stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the Special Meeting for the purpose of determining the presence of a quorum.

A broker non-vote will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. It is not expected that there will be any broker non-votes at the Special Meeting. However, if there are any broker non-votes, the shares will not be considered present and entitled to vote at the Special Meeting for the purpose of determining the presence of a quorum.

Executed but unvoted proxies will be voted in accordance with the recommendations of the Berry Board (i.e., “FOR” all of the proposals).

Vote Required

Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Berry Common Stock entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, and failure to vote and broker non-votes will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Approval of the Advisory Compensation Proposal requires the affirmative vote of a majority of the votes cast on the Advisory Compensation Proposal. Abstentions, failure to vote, and broker non-votes will have no effect on the outcome of the vote.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the Adjournment Proposal. Abstentions, failure to vote, and broker non-votes will have no effect on the outcome of the vote.

How to Vote

Berry Stockholders, whether holding shares directly as stockholders of record or beneficially in “street name,” may vote on the Internet by going to the web address provided on the enclosed proxy card and following the instructions for Internet voting, by phone using the toll-free phone number listed on the enclosed proxy card, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Berry Stockholders of record may vote their shares or submit their proxies in one of the following ways:

•	Telephone: By phone (following the instructions by the deadline specified on the proxy card);

•	Internet: By the Internet (following the instructions by the deadline specified on the proxy card);

•	Mail: Complete, sign and return your proxy or voting instruction card via mail. If you vote by mail, your proxy card must be received by , 2025; or

•

Voting Virtually at the Special Meeting: To vote virtually at the Special meeting, visit www.virtualshareholdermeeting.com/BRY2025SM and enter the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials.

Berry Stockholders who hold their shares in “street name” by a broker, bank or other nominee should refer to the voting instruction form or other information forwarded by their broker, bank or other nominee for instructions on how to vote their shares.

Even if you plan to attend the Special Meeting virtually, the Berry Board recommends that you vote your shares in advance of the Special Meeting to ensure that your vote will be counted even if you later decide not to attend the Special Meeting.

Revocation of Proxies and Changes to a Berry Stockholder’s Vote

If you are a Berry Stockholder of record, you may revoke your proxy prior to its exercise at the Special Meeting by:

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voting again by properly submitting a new, revised proxy card or voting by Internet or telephone, as applicable, on a date later than your prior proxy, but prior to the closing of the polls during the Special Meeting;

•

sending a written notice of revocation to Berry’s Corporate Secretary at 16000 North Dallas Parkway, Suite 500, Dallas, Texas 75248, which must be received prior to 11:59 p.m., Eastern Time, on    , 2025; or

•

attending the Special Meeting and voting via the Special Meeting website during the Special Meeting, although attendance at the Special Meeting alone is not sufficient to revoke a prior properly submitted proxy.

If you are a beneficial owner of Berry Common Stock held through a bank, broker or other nominee, you must follow the specific instructions provided to you by your bank, broker or other nominee to change or revoke any instructions you have already given to your bank, broker or other nominee. You may also change your vote by attending the Special Meeting and voting via the Special Meeting website during the Special Meeting. See the answer to the question “How can I attend the Special Meeting?” in the section entitled “Questions and Answers” beginning on page 1 of this proxy statement/prospectus for additional information.

Inspector of Election

The votes at the Special Meeting will be counted by an independent inspector of elections appointed by Berry.

Solicitation of Proxies

The enclosed proxy card is being solicited by Berry and the Berry Board. In addition to solicitation by mail, Berry’s directors, officers and employees may solicit proxies in person, by phone or by electronic means. These persons will not be specifically compensated for conducting such solicitation.

Berry has retained Innisfree to assist in the solicitation process. Berry will pay Innisfree a fee of $40,000, plus fees and expenses for its assistance in the solicitation process. Berry also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Berry will ask brokers, banks and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of Berry Common Stock held of record by such nominee holders. Berry will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Adjournment

Berry Stockholders may be asked to vote to approve the adjournment of the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes cast at the Special Meeting to approve the Merger Agreement Proposal. The adjourned meeting may take place without further notice other than by an announcement made at the Special Meeting. In a subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Special Meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Regardless of the results of voting for the Adjournment Proposal, the Berry Bylaws allow the chairman of the Special Meeting to adjourn the Special Meeting at his or her discretion, subject to the terms of the Merger Agreement.

Under the terms of the Merger Agreement, Berry is permitted (and will, if requested in writing by CRC at least one day prior to the Special Meeting, in the case of (A) or (C) for up to ten business days, with the applicable number of days to be selected by CRC) to postpone or adjourn the Special Meeting (though not to any date less than four business days prior to March 14, 2026 (subject to up to two three-month extensions by CRC or Berry upon written notice in certain circumstances under the Merger Agreement)) (the “Outside Date”) if, (A) Berry is unable to obtain a quorum of Berry Stockholders, (B) the Berry Board has determined in good faith (after consultation with outside legal counsel) that such delay is required (x) by applicable law or (y) to allow for the dissemination of any supplement or amendment to the proxy statement/prospectus that is required to be filed and disseminated under applicable law or (C) after consultation, Berry or CRC believes in good faith that such adjournment or postponement is reasonably necessary to solicit additional proxies for the purpose of obtaining the Berry Stockholder Approval, in each case as long as the date of the Special Meeting is not postponed or adjourned more than ten business days in connection with any one postponement or adjournment or more than an aggregate of twenty business days from the original date (excluding any adjournments or postponements required by applicable law).

Questions and Additional Information

If you have any questions about how to vote or direct a vote in respect of your shares of Berry Common Stock, you may contact Innisfree, Berry’s proxy solicitor, toll-free at (877) 750-8334, or for brokers and banks, at (212) 750-5833.

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 750-8334

Banks and Brokerage Firms may call collect: (212) 750-5833

The matters to be considered at the Special Meeting are of great importance to the Berry Stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this proxy statement/prospectus and submit your proxy by phone or the Internet or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy by phone or the Internet, you do not need to return the enclosed proxy card.

PROPOSAL 1: THE MERGER AGREEMENT PROPOSAL

It is a condition to the completion of the Merger that Berry Stockholders approve the Merger Agreement Proposal. In the Merger, each Berry Stockholder will receive, for each eligible share of Berry Common Stock that is issued and outstanding as of immediately prior to the Effective Time, the Merger Consideration of 0.0718 shares of CRC Common Stock, further described in the sections entitled “The Merger—Merger Consideration” and “The Merger Agreement—Merger Consideration” beginning on pages 53 and 106, respectively.

If Berry Stockholders fail to approve the Merger Agreement Proposal, the Merger will not occur.

Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Berry Common Stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Agreement Proposal. Failure to vote on the Merger Agreement Proposal will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

The Berry Board unanimously recommends a vote “FOR” the Merger Agreement Proposal.

PROPOSAL 2: THE ADVISORY COMPENSATION PROPOSAL

Pursuant to Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, Berry is required to provide its stockholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Berry’s named executive officers that is based on or otherwise relates to the Merger, as described in the section entitled “The Merger—Interests of Certain Berry Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Berry’s Named Executive Officers in Connection with the Merger” beginning on page 99. Accordingly, Berry Stockholders are being provided the opportunity to express their views on the compensation of Berry’s named executive officers.

As an advisory vote, this proposal is not binding upon Berry or the Berry Board or CRC or the CRC Board, and approval of this proposal is not a condition to completion of the Merger and is a vote separate and apart from the Merger Agreement Proposal. Accordingly, you may vote to approve the Merger Agreement Proposal and vote not to approve the Advisory Compensation Proposal and vice versa. Because the Merger-related executive compensation to be paid in connection with the Merger is based on the terms of the Merger Agreement as well as the contractual arrangements with Berry’s named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the Merger Agreement Proposal is approved (subject only to the contractual conditions applicable thereto). For the avoidance of doubt, the approval of the Advisory Compensation Proposal is not a condition to the closing of the Merger or otherwise required to effectuate the Merger. However, Berry seeks the support of its stockholders and believes that stockholder support is appropriate as the executive compensation programs are designed to incentivize executives to successfully execute a transaction such as that contemplated by the Merger Agreement Proposal from its early stages until consummation. Accordingly, holders of shares of Berry Common Stock are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Berry Corporation (bry) approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to the named executive officers of Berry Corporation (bry) that is based on or otherwise relates to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Certain Berry Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Berry’s Named Executive Officers in Connection with the Merger” (which disclosure is required pursuant to Item 402(t) of Regulation S-K).

Approval of the Advisory Compensation Proposal requires the affirmative vote of the majority of votes cast on the Advisory Compensation Proposal, assuming a quorum is present. Abstentions, broker non-votes, and failure to vote will have no effect on the outcome of the vote.

The Berry Board unanimously recommends a vote “FOR” the Advisory Compensation Proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL

Berry Stockholders may be asked to vote to approve the adjournment of the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes cast at the Special Meeting to approve the Merger Agreement Proposal.

The adjourned meeting may take place without further notice other than by an announcement made at the Special Meeting. In a subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Special Meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the Adjournment Proposal, regardless of whether a quorum is present. Abstentions, broker non-votes, and failure to vote will have no effect on the outcome of the vote.

The Berry Board unanimously recommends a vote “FOR” the Adjournment Proposal.

Regardless of the results of voting for the Adjournment Proposal, the Berry Bylaws allow the chairman of the Special Meeting to adjourn the Special Meeting at his or her discretion, subject to the terms of the Merger Agreement.

THE MERGER

This section of the proxy statement/prospectus describes the material aspects of the proposed Merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, including the full text of the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the proposed Merger and the transactions related thereto.

Parties to the Merger

California Resources Corporation

CRC is an independent energy and carbon management company committed to energy transition. CRC is committed to environmental stewardship while safely providing local, responsibly sourced energy. CRC is also focused on maximizing the value of its land, mineral ownership, and energy expertise for decarbonization by developing carbon capture and storage (CCS) and other emissions-reducing projects.

CRC was incorporated in Delaware in 2014. CRC Common Stock is listed and traded on the NYSE under the symbol “CRC” and its principal executive offices are located at 1 World Trade Center, Suite 1500, Long Beach, California 90831; its telephone number at that location is (888) 848-4754. Additional information about CRC is included in documents incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 175.

Berry Corporation (bry)

Berry is a publicly traded western United States independent upstream energy company with a focus on onshore, low geologic risk, long-lived oil and gas reserves. Berry operates in two business segments: (i) exploration and production and (ii) well servicing and abandonment services. Berry’s E&P assets, located in California and Utah, are characterized by high oil content and are predominantly located in rural areas with low population. Berry’s California assets are in the San Joaquin Basin (100% oil), and its Utah assets are in the Uinta Basin (65% oil). Berry provides well servicing and abandonment services to third party operators in California and its California E&P operations through CJWS.

Berry was incorporated in Delaware in 2017. Berry Common Stock is listed and traded on the NASDAQ under the symbol “BRY” and its principal executive offices are located at 16000 N. Dallas Parkway, Suite 500, Dallas, Texas 75248; its telephone number at that location is (661) 616-3900. Additional information about Berry is included in documents incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 175.

Dornoch Merger Sub, LLC

Merger Sub is a direct, wholly-owned subsidiary of CRC and was formed solely for the purpose of effecting the Merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Berry, with Berry surviving as a direct, wholly-owned subsidiary of CRC. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger.

Merger Sub was formed in Delaware on August 5, 2025. Merger Sub’s principal executive offices are located at 1 World Trade Center, Suite 1500, Long Beach, California 90831; its telephone number at that location is (888) 848-4754.

Transaction Structure

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into Berry, the separate corporate existence of Merger Sub will cease, and Berry will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct, wholly-owned subsidiary of CRC, and the separate corporate existence of CRC will continue unaffected by the Merger. The Merger will have the effects set forth in the Merger Agreement and the relevant provisions of the DGCL.

Merger Consideration

On the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, each share of Berry Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be automatically cancelled and cease to exist and will be converted into, and exchangeable for 0.0718 shares of CRC Common Stock. Shares of Berry Common Stock are currently listed on the NASDAQ under the symbol “BRY.” Shares of CRC Common Stock are listed on the NYSE under the symbol “CRC.” We encourage you to obtain current quotes for both Berry Common Stock and CRC Common Stock.

Background of the Merger

The following is a summary of the key events leading up to the signing of the Merger Agreement and certain of the key meetings, negotiations, discussions and actions by and between CRC and Berry and their respective advisors that preceded the public announcement of the transaction; it does not purport to catalogue every conversation or interaction among representatives of CRC and Berry.

Over the past several years, the Berry Board, with the assistance of Berry management and third-party advisors, has considered and evaluated various strategic and financial alternatives to leverage the value of Berry’s assets to maximize stockholder value. This has included regular reviews and evaluations of Berry’s long-term strategic plans and goals, overall industry trends and Berry’s operations, future growth opportunities, competitive position and risks in light of then-current business, economic, political and regulatory conditions. Additionally, Berry has actively explored strategic combinations with multiple parties, including with CRC, as well as various acquisition opportunities and other strategic alternatives. With respect to CRC, during this period, CRC and Berry engaged in exploratory discussions regarding exploring a potential combination, but until 2025 these discussions never advanced beyond a preliminary stage.

In October 2021, after broadly considering a wide variety of strategic alternatives, including mergers, sales, acquisitions and take private transactions, Berry engaged a global investment bank (“Financial Advisor A”) as its financial advisor to launch a sale-focused strategic alternative process for Berry (the “First Process”). The engagement letter with Financial Advisor A was executed on October 5, 2021, and was supplemented from time to time until terminated on March 23, 2022. Financial Advisor A reached out to approximately 30 different potential counterparties, including CRC, regarding the possibility of a strategic transaction. Fewer than 10 potential counterparties executed confidentiality agreements and only Party A, a publicly traded oil and gas company, progressed to substantive discussions on structuring and due diligence. Ultimately, no indicative proposals were submitted, and the First Process was terminated by early 2022.

In April 2022, Berry engaged Guggenheim Securities to lead a sale-focused strategic alternatives process (the “Second Process”). The engagement letter with Guggenheim Securities was executed on April 4, 2022, and has been supplemented from time to time. The Berry Board decided to engage Guggenheim Securities for the Second Process for a number of reasons, including their expertise, reputation and experience advising small-to-mid-cap companies with mid-market transactions, as well as their qualifications and experience in the upstream oil and gas industry, generally.

During the Second Process, at Berry’s direction, Guggenheim Securities reached out to some of the same potential counterparties contacted in the First Process, including CRC and Party A, in addition to approximately 30 potential counterparties that were not contacted in the First Process, including Party B, a private asset manager with traditional oil and gas and renewable energy assets. Ultimately, no indicative proposals were submitted with multiple potential counterparties citing risks related to the adverse political and regulatory environment in California and a perceived significant valuation disconnect between the price of Berry Common Stock and Berry’s net asset value. However, over the course of 2023 and 2024, Berry continued to engage with several of the potential counterparties contacted through the Second Process regarding strategic combinations, including CRC, Party A and Party B. On January 3, 2023, Berry and Party A entered into an amendment to the confidentiality agreement executed during the First Process, which extended the terms of the prior confidentiality agreement and contained a customary standstill provision that terminated September 14, 2025.

Throughout this same time period, Berry continued to actively evaluate and pursue other acquisitions and transactions of varying nature, type and significance, both within and outside of California. The Berry Board and management were highly focused on gaining scale as well as geographic and product diversification to drive long-term value creation for stockholders. Among other reasons for this strategy, the Berry Board and management believed that small-cap sub-scale oil and gas companies like Berry have consistently traded at a discount relative to the multiple of larger market cap peers and also have found it more difficult to access debt capital at attractive rates compared to industry peer companies with larger market capitalizations. Notwithstanding generating significant free cash flow in 2023 and 2024, Berry Common Stock consistently traded at a lower trading multiple than its larger market cap peers. Additionally, despite significant efforts over 2023 and 2024, Berry’s ability to access the high yield debt markets or obtain traditional financing to refinance the 2026 Notes (as defined below) was severely limited, primarily due to concerns about the California regulatory and political environment coupled with Berry’s lack of scale and diversification. The ability to refinance and extend its debt maturities directly impacts Berry’s liquidity and its ability to pursue acquisitions, reinvestment or strategic combinations. The Berry Board believed that a refinancing in connection with a transaction was the optimal path and would provide multiple benefits. During all of these discussions with potential strategic and financial counterparties, Berry representatives indicated a willingness to evaluate any proposed transaction to determine if it would provide the best value for Berry Stockholders, but, with the exception of Party A (as described below), no communications progressed to substantive value discussions or negotiations with meaningful due diligence.

In December 2023, a representative of Party A contacted Danielle Hunter, President of Berry, and expressed interest in advancing discussions of a potential strategic transaction and conducting initial due diligence. Berry management, together with Guggenheim Securities, updated the Berry Board regarding the status of discussions with Party A on January 18, 2024, and the Berry Board confirmed its support for re-engaging with Party A to explore a potential strategic transaction.

On February 4, 2024, Fernando Araujo, Berry’s Chief Executive Officer, received via email a non-binding proposal from Party A’s chief executive officer and independent non-executive chairman, proposing an at-market, stock-for-stock merger of the two companies with Party A continuing as the surviving publicly traded parent company (the “Party A Proposal”). Based on then-prevailing market prices, Berry Stockholders would own approximately 50% of the combined company. For governance terms, the Party A Proposal contemplated that the combined company’s board would have an equal number of independent directors from each of Berry’s board and Party A’s board, as well as Party A’s chief executive officer, and that the Party A executive team would manage the combined company with some or all of Berry’s management team offered positions in the combined company. The Party A Proposal also contemplated a post-closing refinancing of the 2026 Notes (as defined below).

On February 5, 2024, the Berry Board held a meeting in which Berry management and representatives of Guggenheim Securities also participated. Berry management reviewed the terms of the Party A Proposal, and Guggenheim Securities reviewed its preliminary financial analysis of Party A and of the potential strategic combination. Guggenheim Securities also reviewed from a financial point of view other strategic alternatives together with the risks and challenges associated with each option, including the significant standalone refinancing risk in the prevailing California regulatory environment. After discussing, the Berry Board authorized continued engagement and mutual due diligence regarding a potential combination with Party A.

Over the next several months, Berry and Party A, together with the assistance of their respective outside legal counsel and financial advisors, engaged in mutual due diligence and discussions with respect to a potential strategic combination. During this period, in addition to extensive mutual due diligence, there were multiple meetings between and amongst members of the Berry Board and management and Party A board and management, including a meeting of the Berry Board independent directors Renée Hornbaker, Anne Mariucci and Rajath Shourie with Party A’s chief executive officer and chief financial officer, and a meeting of several of the Berry Board members and management with Party A’s board members and management.

In late March 2024, Party A communicated to Berry that it believed it was necessary to pause discussions while Party A completed an unrelated transaction that it had been pursuing simultaneously but had progressed more quickly than the potential Berry combination. Party A also communicated its view that by first completing the unrelated transaction, the combined company resulting from a combination of Berry and Party A would be better positioned to refinance Berry’s outstanding indebtedness.

Berry and Party A re-engaged in discussions in July 2024, with Party A communicating its desire to sign definitive transaction documentation in early August in connection with both companies’ financial reporting. However, Party A terminated discussions in early August because Party A’s Board expressed concerns regarding political and regulatory risks in California coupled with concerns regarding the potential difficulties in refinancing the outstanding indebtedness of Party A and Berry in connection with any combination transaction.

On August 9, 2024, Berry issued a press release and filed its Quarterly Report on Form 10-Q with the SEC, disclosing its financial and operating results for the quarter ended June 30, 2024. In that report, Berry disclosed that it was evaluating prospective financing arrangements to refinance its $400 million in aggregate principal amount of 7.0% senior notes due February 2026 that were issued in 2018 (the “2026 Notes”) and to extend the maturity date of Berry’s Credit Agreement with JPMorgan Chase Bank and the lenders party thereto, dated as of August 26, 2021 (the “2021 RBL Facility”), prior to the 2021 RBL Facility becoming current as of August 26, 2024 and the 2026 Notes becoming current as of February 15, 2025.

In early August 2024, the financial advisors of Party C, a publicly traded independent oil and gas company that was contacted during the Second Process but did not engage, contacted Guggenheim Securities to inquire as to whether Berry was still interested in considering a strategic transaction. Party C invited Mr. Araujo and Ms. Hunter to meet with Party C’s chief executive officer and chief financial officer while the parties attended an industry conference later that month. The parties met in person at the conference on August 20, 2024. During that meeting, Party C’s chief executive officer and chief financial officer expressed their interest in a strategic combination by which Party C would combine with Berry in an all-stock transaction. Berry entered into a confidentiality agreement with Party C on August 22, 2024, which included, among other things, a customary standstill provision that expired on August 22, 2025, and the parties began to engage in mutual due diligence shortly thereafter.

On September 16, 2024, Mr. Araujo and Ms. Hunter received via email a non-binding proposal from the chairman of the Party C board of directors and chief executive officer regarding a strategic combination pursuant to which Party C would combine with Berry in an all-stock transaction, with Berry Stockholders owning 20% of the combined company (the “Party C Proposal”). To achieve the proposed 80%-20% ownership split, Party C offered an exchange ratio that implied an at-market price at the time of the Party C Proposal. The Party C Proposal also contemplated a refinancing of Berry and Party C’s debt but did not include a financing contingency. The Party C Proposal also included proposed terms regarding the treatment of Berry’s existing equity awards in the transaction, required approvals and conditions, due diligence requirements, and targeted timing of a mid- to late- October announcement.

On September 21, 2024, the Berry Board held a meeting with Berry management and representatives of Guggenheim Securities and outside legal counsel to review the Party C Proposal. At the meeting, Guggenheim Securities reviewed with the Berry Board its preliminary financial analysis of Party C and of the potential strategic combination. After discussion, the Berry Board authorized members of Berry management to communicate to Party C’s chief executive officer that the Berry Board was interested in engaging in further mutual due diligence to further evaluate the Party C Proposal and directed Berry management and Berry’s advisors to work with Party C’s management team and advisors to negotiate the strategic combination and complete due diligence, including the evaluation of potential synergies.

In early October 2024, Party C’s chief executive officer and Ms. Hunter discussed Party C’s desire to delay the previously proposed timeline to sign definitive transaction documentation due to difficulties in finding a refinancing solution for both Party C and Berry’s debt. On October 5, 2024, the Berry Board held a meeting with Berry management and representatives of Guggenheim Securities and outside legal counsel to review the status of negotiations with Party C, including as to post-closing structural and governance matters of the combined company. The Berry Board and management also discussed Party C’s proposal to delay the timeline to sign definitive transaction documentation to early December 2024 due to Party C’s inability to find a refinancing solution for both Party C’s and Berry’s debt. The purpose of the proposed delay was to allow each of Party C and Berry to complete their respective refinancings and extend their debt maturities prior to announcement of a transaction. The Berry Board authorized management to proceed with negotiating the proposed Term Loan Credit Agreement (as defined in the Merger Agreement) to refinance the 2026 Notes and the new Revolving Credit Agreement (as defined in the Merger Agreement) to refinance the 2021 RBL Facility, with the goal of announcing the refinancing in connection with Berry’s third quarter financial reporting. Additionally, the Berry Board authorized Berry management to continue to advance diligence and negotiations with Party C with the assistance of Berry’s advisors, including with respect to certain post-closing governance issues and structuring of the combined company.

From October through December 2024, the respective members of the boards of directors and management of Berry and Party C corresponded and met several times to discuss the strategic combination, including post-closing governance and structure of the combined company, perform diligence, and negotiate definitive transaction documentation with the assistance of their respective advisors.

On November 4, 2024, Francisco Leon, the President and Chief Executive Officer of CRC, contacted Mr. Araujo to discuss CRC’s potential interest in a combination with Berry. In a subsequent discussion in late November 2024, Mr. Leon reiterated CRC’s interest in pursuing a strategic transaction with Berry, but stated an inability to immediately engage for reasons including that CRC was focused on the successful integration of Aera Energy LLC and achievement of synergies from the combination.

On November 7, 2024, Berry issued a press release and on November 8, 2024, filed its Quarterly Report on Form 10-Q with the SEC, disclosing its financial and operating results for the quarter ended September 30, 2024. In that report, Berry disclosed that it had entered into agreements regarding a comprehensive refinancing of its indebtedness, including the Term Loan Credit Agreement to redeem all of the 2026 Notes and the Revolving Credit Agreement to refinance the 2021 RBL Facility. Berry also disclosed revisions to its shareholder return model and dividend policy to comply with its new debt covenants and prioritize the repayment of debt. Thereafter, Party C, together with Berry management, also continued to pursue potential financing options with respect to the combined company either assuming or refinancing Berry’s outstanding debt.

On December 24, 2024, Berry completed its comprehensive refinancing of its indebtedness, including (i) entering into an amendment to, and borrowing under, the Term Loan Credit Agreement, (ii) entering into the Revolving Credit Agreement, (iii) terminating its outstanding obligations under the Revolving Loan and Security Agreement, dated as of August 9, 2022, among Tri Counties Bank, as lender, and CJWS and CJ Berry Well Services Management, LLC and the 2021 RBL Facility and (iv) redeeming its outstanding 2026 Notes. Among other things, the Term Loan Credit Agreement provided for the following: maturity on December 24, 2027 (which may be extended by up to two one-year increments subject to the payment of extension fees and satisfaction of other conditions), quarterly principal payments of 2.5% of the original principal plus any delayed draws, starting in March 2025, a 2.75% prepayment premium after December 24, 2026, and an additional 2% per annum interest rate in the event of a default. Berry borrowed the full $450 million initial term loan under the Term Loan Credit Agreement on December 24, 2024.

Berry continued to engage in discussions with Party C in January 2025 regarding potential financing options for the combined company. In late January, Party C notified Berry that it was turning its focus to completing its own financing transactions and was therefore discontinuing discussions with Berry. Party C expressed that it was still interested in pursuing a strategic combination later in 2025, but noted that through the course of diligence Party C had revised downward its view of Berry’s valuation due to Berry’s recent cash flow projections and thus any resumed discussions would involve Party C submitting a revised proposal with an updated exchange ratio reflecting a lower pro forma ownership in the combined company by Berry Stockholders. The Berry Board and management determined to stop exploring a strategic combination with Party C unless and until Party C reaffirmed the previously proposed 80%-20% ownership split of the combined company with a firm timeline for moving forward.

Throughout the first half of 2025, Berry management continued to evaluate potential strategic transactions and financing alternatives that may be available to Berry with a continued focus on increasing scale and improving Berry’s leverage position, including potential acquisition targets that were part of sale-side processes as well as with counterparties with whom Berry had previously engaged. The Berry Board was provided with regular updates about management’s efforts, including its discussions with CRC, Party A and Party B, and apprised of the significant challenges and strategic growth limitations facing Berry.

On January 9, 2025, Mr. Leon communicated to Mr. Araujo that CRC was ready to move forward in exploring a potential combination with Berry, and on January 13, 2025, Berry executed a mutual confidentiality agreement with CRC, which included a customary standstill provision. On January 14, 2025, Mr. Araujo advised the Berry Board regarding his discussion with CRC and the parties’ entry into the confidentiality agreement to facilitate due diligence.

On January 16, 2025, Mr. Leon and Mr. Araujo discussed CRC’s initial due diligence requests and plan for mutual management presentations. Over the next several weeks, Berry and CRC exchanged management presentations regarding their respective companies, organizational structures and assets and conducted limited due diligence, mostly focused on synergies and Berry’s Uinta Basin assets.

Later in January 2025, the chief executive officer of Party B reached out to Ms. Hunter to discuss Berry’s interest in a strategic combination with a privately-owned portfolio company of Party B engaged in oil and gas production, primarily Rockies gas. On January 24, 2025, Berry executed a mutual confidentiality agreement with Party B, which included a customary 9-month standstill provision. During February, Party B conducted initial due diligence and the parties engaged in preliminary discussions regarding a strategic combination.

On March 12, 2025, the chief executive officer of Party B contacted Ms. Hunter to preview the delivery of a formal transaction proposal, which he subsequently delivered later that same day (the “First Party B Proposal”). Under the First Party B Proposal, Berry would combine with a privately-owned portfolio company of Party B engaged in oil and gas production in an all-stock transaction whereby Party B would contribute its portfolio company to Berry in exchange for the issuance of Berry Common Stock to Party B. As a result of the transaction contemplated by the First Party B Proposal, Berry Stockholders would own 31% of the combined company, and Berry would continue as a public company controlled by Party B, which would hold 69% of the combined company. The First Party B Proposal indicated this implied a $734 million enterprise value for Berry, assuming a $4.25 per share price for Berry Common Stock, which corresponded to the 30-day volume weighted average trading price of Berry Common Stock as of the close of trading on March 6, 2025. Party B also proposed that three of the nine directors of the combined company would be designated by Berry.

The First Party B Proposal, together with materials prepared by Berry management and Berry’s financial advisor it had retained for the First Party B Proposal (“Financial Advisor B”) providing an initial assessment of the First Party B Proposal and detail about Party B’s business and assets, were delivered to the Berry Board on March 13, 2025. Ms. Hunter discussed the First Party B Proposal with the members of the Berry Board and confirmed the Berry Board’s continued interest in evaluating the First Party B Proposal and having Berry management, together with Financial Advisor B, present a more fulsome analysis of the proposed transaction and a potential response to the First Party B Proposal.

On March 24, 2025, the Berry Board held a meeting with members of Berry management and representatives of Financial Advisor B to discuss, among other topics, the First Party B Proposal. During the meeting, the Berry Board considered the proposed terms of the strategic combination with Party B and received a preliminary financial analysis of the proposed transaction from Financial Advisor B. The Berry Board, together with Berry management and Financial Advisor B, discussed the various challenges facing the oil and gas industry in the United States generally and, in relation to that, the benefit of the pro-forma positioning of the combined company with significantly greater scale and both geographic and product diversity. The Berry Board also discussed the challenges to Berry on a standalone basis, including the continued downward pressure on the stock price and trading multiples of Berry Common Stock, believed to be driven by, among other things, regulatory and political headwinds due to Berry’s California asset concentration, investors’ continued preference for larger companies with greater scale and trading volume, and concerns with respect to Berry’s relatively high leverage position and related capital constraints. After discussion, the Berry Board authorized Berry management, with the assistance of Berry’s advisors, to engage in initial negotiations and mutual due diligence with Party B to assist the Berry Board in more fully evaluating and responding to the First Party B Proposal.

On March 31, 2025, Berry engaged Vinson & Elkins to act as its legal counsel in connection with evaluating the First Party B Proposal as well as any potential strategic alternatives process. Vinson & Elkins had served as Berry’s counsel with respect to various corporate matters, including on securities law, acquisitions and divestitures, and financing matters for several years prior to this engagement.

Over the next several weeks, representatives of Berry and Party B, with the assistance of Berry’s and Party B’s respective advisors, engaged in mutual due diligence and discussions regarding a strategic combination, including with respect to commercial and operational, tax, accounting, employee, regulatory, corporate and governance matters, as well as with respect to financing the combined company. On March 28, 2025, Berry management and Berry’s advisors and representatives of Party B and its portfolio company and their advisors met to provide management presentations, during which the representatives presented information about their respective companies and discussed the strategic combination and combined company. During this time, commodities experienced volatility in line with broader markets, with industry-wide concerns about retaliation against the United States for tariffs and a potential global downturn. Between March 24, 2025 and April 17, 2025, Henry Hub spot prices decreased 17% and WTI spot prices decreased 6%, while gas-weighted equities decreased 8% and oil-weighted equities decreased 17%, resulting in significant downward pressures on the trading price of Berry Common Stock, which fell from $3.29 to $2.40.

On April 7, 2025, Party B’s chief executive officer and Ms. Hunter discussed governance matters related to the strategic combination, potential synergies, refinancing strategy, transaction structure and other corporate matters.

On April 14, 2025, Party B’s chief executive officer notified Ms. Hunter that Party B would be delivering a revised proposal reflecting a lower view of Berry’s valuation, given current market volatility, the significant changes in market conditions and then-current oil prices and outlook compared to that for gas, as well as the declining trading price of Berry Common Stock following tariff announcements on April 2, 2025 and corresponding declines in commodity prices. The Party B chief executive officer subsequently delivered the revised proposal (the “Revised Party B Proposal”) via email to Ms. Hunter, which reflected Party B’s revised views of relative value. The Revised Party B Proposal provided a lower implied at-market enterprise value of $676 million (reduced from $734 million), assuming a $3.02 per share price for Berry Common Stock, which corresponded to the 30-day volume weighted average trading price of Berry Common Stock as of the close of trading on April 14, 2025 and that Berry Stockholders would own 25% (reduced from 31%) of the combined public company that would be controlled by Party B.

On April 15, 2025, the Berry Board held a meeting with Berry management and representatives from each of Financial Advisor B and Vinson & Elkins in attendance. During the meeting, Financial Advisor B summarized the ongoing diligence process and provided their preliminary views of the Revised Party B Proposal. Vinson & Elkins reviewed fiduciary duties and governance considerations in the context of a public company sale or strategic combination, including fiduciary and governance considerations relevant to the Berry Board in light of the fact that under the terms of the Revised Party B Proposal, absent the negotiation of governance protections on behalf of Berry Stockholders, Berry would be controlled by a single large stockholder following closing of the combination. The Berry Board determined it wanted to continue to evaluate a potential response to Party B with respect to both the economic terms of the combination and key governance provisions proposed in the Revised Party B Proposal.

On April 17, 2025, the Berry Board held a meeting with Berry management and representatives from each of Financial Advisor B and Vinson & Elkins in attendance. During the meeting, Berry management first reviewed with the Berry Board updates as to Berry’s standalone plan and financial forecast, as well as various downside cases in which an extended period of low commodity prices could present covenant compliance risk under Berry’s existing debt agreements as well as liquidity concerns, given Berry’s budgeted plan for 2025 and forecast for 2026. Financial Advisor B presented an updated preliminary valuation analysis with respect to the proposed transaction with Party B contemplated in the Revised Party B Proposal and pro forma positioning of the combined company relative to Berry’s standalone plan. Vinson & Elkins discussed the Berry Board’s fiduciary duties in the context of a sale of control and the structural governance and contractual protections that the Berry Board may consider important to protect the interests of minority stockholders of the resulting pro forma company to the extent Party B would become the controlling stockholder, as well as common governance and contractual arrangements in sale of control transactions to protect the interests of minority stockholders. The Berry Board discussed the potential risks and benefits of the proposed transaction with Party B contemplated in the Revised Party B Proposal, compared to the risks and benefits of continuing on a standalone basis, including in light of Berry’s challenges to achieve scale and limited prospects, as well as the relative contributions of Berry and the Party B portfolio company to the combined business. The Berry Board also considered the recent decline in the price of Berry Common Stock in-line with the decline in oil prices, widening oil and gas price differentials and the ongoing broader market volatility and economic uncertainty after Liberation Day tariff announcements and other announcements by the Trump Administration. The Berry Board also considered potential near-term value drivers that could benefit Berry’s prospects and the price of Berry Common Stock, including anticipated regulatory reforms in California and Berry’s first operated horizontal development pad in the Uinta Basin coming online in the fall. Ultimately, in light of the above considerations, and the difficulties such factors and others presented to crystalizing relative valuations between the two companies, the Berry Board determined not to provide a formal counter offer to Party B at that time.

On April 18, 2025, Ms. Hunter notified the Party B chief executive officer of the Berry Board’s position, reiterating that the Berry Board was still interested in a strategic combination with Party B, but that additional analysis and due diligence was needed before the Berry Board could provide a formal response to the Revised Party B proposal. Ms. Hunter also noted that any counterproposal would be based on the valuation in the First Party B Proposal and the Berry Board’s view of Berry’s intrinsic value, which was not reflected in the current trading levels that were depressed due to market uncertainty and commodity price volatility. The Party B chief executive officer informed Ms. Hunter that Party B had received several offers for its business that Party B was considering. Ms. Hunter informed the Berry Board about her discussion with the Party B chief executive officer, and the Berry Board determined not to seek further engagement with Party B at that time.

On May 2, 2025, Mr. Leon delivered to Mr. Araujo a non-binding proposal to combine with Berry in an all-stock transaction with a 0.0715 fixed exchange ratio, implying Berry stockholder ownership of approximately 6% of the combined company and representing an implied 0% premium to the most recent closing trading price of Berry common stock of $2.59 on May 2, 2025 and an approximately 9% implied premium to Berry’s 20-day volume weighted average trading price as of the close of trading on May 2, 2025 (the “CRC Proposal”), which was near Berry’s 52-week low. CRC also provided a draft merger agreement and a detailed due diligence request list in conjunction with the CRC Proposal.

On May 6, 2025, the Berry Board held a special meeting to review the CRC Proposal with Berry management during which management reviewed preliminary materials provided by Guggenheim Securities. Jenarae Garland, Berry’s Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer, reviewed the Berry Board’s fiduciary duties with respect to evaluating the CRC Proposal. The Berry Board discussed with management the strategy for responding and potential responses to the CRC Proposal, as well as the engagement of legal and financial advisors to advise and support in evaluating the CRC Proposal.

The Berry Board also analyzed other potential acquisitions as well as re-evaluated Berry’s standalone prospects, including the significant cost and constraints of its Term Loan Credit Agreement and impediments to refinance it unless in connection with a strategic transaction, and Berry’s significant efforts and ongoing challenges to executing a strategic transaction. With repayment of Berry’s first lien term loan at par until December 24, 2026, increasing to 102.75% thereafter, Berry management had been continuously monitoring market conditions and pricing, all of which had materially deteriorated post-Liberation Day. The tighter covenants and structural constraints of the first lien term loan limited Berry’s access to liquidity that its assets could otherwise support. Without a strategic transaction to aid Berry in resetting its capital structure, Berry would have struggled to attract favorable terms from lenders in the current environment. Among other factors, the Berry Board considered that Berry’s small scale, California concentration and current valuation limited its access to the debt and equity markets, inhibiting Berry’s ability to fund potential growth opportunities. Berry Common Stock was trading at historical lows despite Berry being on track with regards to its budgeted plan for 2025, and the Berry Board determined that the current CRC Proposal undervalued Berry, as had the Revised Party B Proposal. The Berry Board weighed the benefits and risks of transacting at this time versus waiting for potential stock price improvement that might be realized later in the year if the anticipated regulatory reforms in California were passed and Berry’s first operated horizontal development pad in the Uinta Basin had exceptional results.

The Berry Board compared the advantages of the potential opportunities available to Berry, and again determined that, with respect to Party B, the factors impacting relative valuation were still a concern and that, given the significant value disconnect between the companies, a strategic combination with Party B should not be pursued at that time. Additionally, the Berry Board determined that it would continue its consideration of the CRC Proposal at the regularly scheduled quarterly board meeting to be held the next day on May 7, 2025.

At the May 7, 2025 board meeting, the Berry Board continued its consideration of the CRC Proposal. The Berry Board, together with Berry management, weighed the compelling strategic rationale for a combination with CRC and the concerns about the timing of moving forward with the same, given ongoing market volatility, which contributed to a near-term decline in the price of Berry Common Stock, and the potentially significant near-term value drivers both in California and Utah that the Berry Board believed were not currently reflected in Berry’s stock price. After discussion, the Berry Board authorized Mr. Araujo and Ms. Hunter to communicate to Mr. Leon, and authorized Guggenheim Securities to communicate to CRC’s financial advisor, RBC Capital Markets, LLC (“RBCCM”), that while the Berry Board would be interested in a strategic combination with CRC, the Berry Board was unwilling to engage with respect to the CRC Proposal because, among other things, the valuation offered by CRC did not represent a premium that would be in the best interests of Berry Stockholders.

On May 13, 2025, Mr. Araujo and Ms. Hunter communicated the Berry Board’s response to Mr. Leon and Michael Preston, Executive Vice President, Chief Strategy Officer and General Counsel of CRC. Mr. Leon responded that CRC expected the Berry Board to provide a counteroffer to the CRC Proposal and asked that Berry reconsider its initial response, emphasizing his belief that time was of the essence to transact. Guggenheim Securities, at the direction of the Berry Board, delivered Berry’s response to RBCCM. In response, RBCCM indicated that the CRC Proposal was intended to be a starting point for a negotiation and requested that the Berry Board reconsider its initial response and provide a formal counteroffer.

On May 16, 2025, the Berry Board held a special meeting with Berry management and representatives of Guggenheim Securities to discuss the CRC Proposal. After discussion, the Berry Board authorized Guggenheim Securities to inform RBCCM that the Berry Board would be willing to engage in further discussions with CRC if the transaction resulted in the Berry Stockholders owning at least an 8% equity interest in the combined company. At the direction of the Berry Board, Guggenheim Securities delivered this message to RBCCM on May 19, 2025.

On May 20, 2025, Mr. Leon notified Mr. Araujo of the CRC Board’s negative reaction to Berry’s rejection of the CRC Proposal without providing a counterproposal and delivered a letter via email to Mr. Araujo terminating discussions while noting CRC was turning attention to other opportunities. The Berry Board was notified of CRC’s reaction and decision.

Following receipt of CRC’s letter terminating discussions, Mr. Araujo spoke with Mr. Leon. Mr. Leon again expressed disappointment in Berry’s response to the CRC Proposal but reiterated that he believed in the merits of a potential combination. Mr. Leon also stated that the CRC Board directed CRC management to focus on other priorities and that reviving any engagement would require a formal written proposal from Berry.

In May 2025, Ms. Hunter met with a representative of Party D, a private equity firm who had made contact through a member of the Berry Board, to discuss its interest in evaluating a potential take-private of Berry. On June 8, 2025, a representative of Party D emailed Ms. Hunter a formal, non-binding indication of interest from Party D regarding a potential take-private transaction. The proposal from Party D discussed strategy, financing and a proposed go-forward plan, but it did not include terms regarding price or valuation. On June 12, 2025, Berry entered into a confidentiality agreement with Party D which included, among other things, a customary standstill provision that terminated on September 14, 2025. On July 8, 2025, a Party D representative communicated to Ms. Hunter their view of Berry’s valuation would not support a take-private transaction, so Party D would not continue its evaluation.

Between June 6, 2025 and July 8, 2025, Henry Hub spot prices increased from $2.68 per MMBtu to $3.20 per MMBtu and WTI spot prices increased from $65.30 per barrel to $69.55, while the stock price for Berry Common Stock increased from $2.64 per share to $3.33 per share. In addition, there was some meaningful indication that California’s regulatory posture was becoming more supportive of responsible in-state production of oil and gas than recent history, which could benefit Berry’s and CRC’s respective businesses. During this time, Mr. Araujo and Ms. Hunter engaged in informal communications with Mr. Leon, and Ms. Hunter also communicated with a representative of Petrie Partners, one of CRC’s financial advisors, regarding the possibility of reinitiating transaction discussions in the near future and the expectations of each company’s boards with respect to deal terms and go-forward process. During these discussions, Mr. Leon expressed a willingness to re-engage in discussions regarding a strategic combination, but he emphasized that Berry would need to initiate with a formal written proposal and that time was of the essence. Mr. Araujo and Ms. Hunter emphasized the need for a market-based premium valuation with Berry sharing in the significant potential synergies anticipated in any combination. On July 3, 2025, Mr. Leon communicated to Mr. Araujo and Ms. Hunter that if Berry was interested in re-engaging to negotiate a transaction that Berry should act soon, as CRC was considering other opportunities that if acted on would preclude a transaction with Berry from happening in the near term.

On July 8, 2025, the Berry Board held a special meeting, which members of Berry management also attended. At the meeting, the Berry Board and management discussed their recent communications with Mr. Leon and with Petrie Partners, including the timing considerations expressed by Mr. Leon and management’s belief that a premium in the 10% to 20% range would be transactable. Also discussed at the meeting was Party D’s communication that it was no longer interested in pursuing a potential take-private transaction. After discussion and consideration of management’s recommendation to reinitiate discussions with CRC, which would include delivery of a formal written response to the CRC Proposal, the Berry Board authorized Mr. Araujo and Ms. Hunter to communicate the Berry Board’s interest and plan to re-engage. The Berry Board also directed management to have Guggenheim Securities prepare a refreshed preliminary valuation analysis and to have

Vinson & Elkins prepare supporting transaction analysis materials to present to the Berry Board to inform a written response to the CRC Proposal, as well as a summary issues list to provide to CRC with the written counteroffer.

Following the Berry Board meeting, Mr. Araujo and Ms. Hunter communicated to Mr. Leon the outcome of the Berry Board meeting, and that the Berry Board would reconvene with the intent to prepare a formal written response to the CRC Proposal.

On July 14, 2025, Berry executed a new engagement letter with Guggenheim Securities to act as its financial advisor in connection with the potential sale of, or another extraordinary corporate transaction involving, Berry.

On July 15, 2025, the Berry Board held a meeting with members of Berry management and representatives of each of Guggenheim Securities and Vinson & Elkins in attendance. At the meeting, representatives of Guggenheim Securities reviewed Guggenheim Securities’ preliminary financial analysis of the CRC Proposal. Vinson & Elkins reviewed the Berry Board’s fiduciary duties under Delaware law in the context of the strategic combination, discussed process best practices and summarized the key legal terms and issues in CRC’s draft merger agreement. The Berry Board also discussed, together with Berry management and with the assistance of Berry’s advisors, Berry’s prior market check and outreach efforts. Among other things, the Berry Board discussed with Berry management the consensus view that Berry had substantively engaged with the most likely parties to propose a strategic combination for the Berry Stockholders. The Berry Board discussed the status of discussions with CRC, the merits and risks of the proposed transaction compared to Berry continuing to operate on a standalone basis, and authorized management, with the assistance of Berry’s advisors, to prepare and submit a counterproposal to CRC and to continue negotiations of key deal terms consistent with the Berry Board’s guidance. Vinson & Elkins also discussed with the Berry Board the key issues identified in the draft merger agreement provided by CRC with the CRC Proposal, including, among others, scope of the definition of “Material Adverse Effect”; the structure, amount and triggers for the termination fee payable by Berry to CRC in certain circumstances where the Merger Agreement has been terminated, including in the event where the Merger Agreement is terminated due to a failure to receive the Berry Stockholder Approval; regulatory efforts covenants regarding obtaining antitrust approval for the strategic combination; the lack of language allowing Berry to recover lost premium damages on behalf of its stockholders in the event of fraud or willful breach (“ConEd provision”); and the inclusion of a “force the vote” provision, requiring the Berry Board to hold a stockholder vote on the CRC transaction even if the Berry Board had subsequently changed its recommendation that Berry Stockholders approve the CRC transaction.

Later on July 15, 2025, Mr. Araujo sent Mr. Leon via email Berry’s counterproposal for Berry to combine with CRC in an all-stock transaction with a 0.0760 fixed exchange ratio, implying Berry shareholder ownership of approximately 6.8% of the combined company and an 18% premium based on the closing price of Berry Common Stock as of July 15, 2025 (the “Berry Counterproposal”). The Berry Counterproposal also included a high-level issues list regarding the Merger Agreement, which proposed, among other things, a Berry Termination Fee in the amount of 2.5% of the aggregate equity value of the transaction, removal of the “force the vote” provision and the provision requiring the payment of the Berry Termination Fee in the event where the Merger Agreement is terminated due to a failure to receive the Berry Stockholder Approval, inclusion of a ConEd provision, and revisions to the regulatory efforts covenants regarding obtaining antitrust approval for the strategic combination and definition of “Material Adverse Effect.”

On July 16, 2025, CRC counteroffered with a 0.073 fixed exchange ratio, which implied Berry Stockholder ownership of approximately 6.6% of the combined company and a 13.4% premium based on the closing price of Berry Common Stock as of July 15, 2025.

On July 17, 2025, CRC sent responses to Berry’s issues list for the Merger Agreement, including, among others, requests for the Berry Termination Fee to be equal to 5% of the aggregate equity value of the transaction, the payment of the Berry Termination Fee in the event where the Merger Agreement is terminated due to a failure to receive the Berry Stockholder Approval, a termination right for CRC upon the occurrence of a “Material Adverse Effect” with respect to Berry, the removal of a closing condition for Berry that CRC has not experienced a Material Adverse Effect, revisions to the definition of “Material Adverse Effect”; and rejection of the ConEd provision. That same day, Berry proposed a 0.0745 fixed exchange ratio, which implied Berry Stockholder ownership of approximately 6.7% of the combined company and a 15.7% premium to the closing price of Berry Common Stock as of July 15, 2025.

On July 18, 2025, CRC and Berry reached alignment to proceed towards completing due diligence and negotiating definitive agreements with the assumption that final agreement on the exchange ratio, which would be determined once the definitive agreements were substantially complete, would be within a targeted range from 0.073 to 0.0745 shares of CRC Common Stock for each share of Berry Common Stock, while also acknowledging that the boards of both companies were sensitive to valuation premiums and so the parties would also target announcing a transaction with a “mid-teens” percentage spot premium. Based on the closing price of Berry Common Stock as of July 15, 2025, 0.073 and 0.0745 fixed exchange ratios represented an approximately 13.4% and 15.7% premium, respectively. The Berry Board was apprised of the plan to move forward expeditiously together to complete mutual due diligence and negotiate definitive documentation, with the goal being to announce a transaction during August 2025.

On July 21, 2025, Vinson & Elkins, on behalf of Berry, sent a revised draft of the Merger Agreement to CRC’s counsel, Sullivan & Cromwell. The revised draft reflected Berry’s position on key terms that were outlined in the initial issues list exchanged with CRC.

On July 24, 2025, Sullivan & Cromwell, on behalf of CRC, sent a revised draft of the Merger Agreement to Vinson & Elkins, reflecting CRC’s responses to Berry’s initial issues list that it had provided previously.

On July 25, 2025, the Berry Board met to discuss next steps on negotiating a transaction, which members of management and representatives of each of Vinson & Elkins and Guggenheim Securities also attended. During the meeting, Guggenheim Securities reviewed implied premiums and ownership ranges based on the range of the exchange ratios then being discussed.

That same day, the Berry Compensation Committee met with representatives of Vinson & Elkins and the Berry Compensation Committee’s independent compensation advisor, Meridian, to discuss matters related to the Merger, including preliminary compensation and retention considerations with respect to the Merger.

On July 28, 2025, Vinson & Elkins, on behalf of Berry, sent a further revised draft of the Merger Agreement to Sullivan & Cromwell. Vinson & Elkins’ revised draft included, among other things, the following changes: lowering the Berry Termination Fee amount from 5% to 3% of the aggregate equity value of the transaction, rejecting payment of the Berry Termination Fee in the event where the Merger Agreement is terminated due to a failure to receive the Berry Stockholder Approval, removing the right for CRC to terminate the merger agreement upon a “Material Adverse Effect” to Berry, revising the definition of “Material Adverse Effect” to exclude any effects arising out of, attributable to or relating to an application of law following the execution of the Merger Agreement, and reinserting the ConEd provision. On July 30, 2025, representatives of Vinson & Elkins and Sullivan & Cromwell held a meeting to discuss material open issues in the latest draft of the Merger Agreement, including the Berry Termination Fee and the payment of the Berry Termination Fee in the event where the Merger Agreement is terminated due to a failure to receive the Berry Stockholder Approval, Berry’s closing condition regarding no occurrence of a “Material Adverse Effect” of CRC, and the regulatory efforts covenants regarding obtaining antitrust approval for the strategic combination. Later that day, the Berry Board held a meeting with members of Berry management and representatives of each of Vinson & Elkins and Guggenheim Securities in attendance. During the meeting, the Berry Board reviewed the key open issues in the Merger Agreement, and discussed the process and timing for reaching agreement on principal terms.

On July 31, 2025, Sullivan & Cromwell, on behalf of CRC, sent a revised draft of the Merger Agreement to Vinson & Elkins. Among other things, this draft included changes to the “Material Adverse Effect” definition to permit effects arising out of, attributable to or relating to an application of law following the execution of the Merger Agreement to be taken into account in whether a “Material Adverse Effect” has occurred, proposed a Berry Termination Fee amount of 4.5% of the aggregate equity value of the transaction, removed the ConEd provision, and proposed that Berry pay CRC’s reasonable, documented, out-of-pocket expenses in the event where the Merger Agreement is terminated due to a failure to receive the Berry Stockholder Approval (subject to a cap to be determined). Later that day, members of Berry management, members of CRC management and representatives of each of Vinson & Elkins and Sullivan & Cromwell held a meeting to discuss the changes to the “Material Adverse Effect” definition in the latest draft of the Merger Agreement received by Berry.

On August 3, 2025, members of Berry management, members of CRC management and representatives of each of Vinson & Elkins and Sullivan & Cromwell held a meeting to discuss material open items in the Merger Agreement, including the Berry Termination Fee, the payment of CRC’s reasonable, documented, out-of-pocket expenses in the event where the Merger Agreement is terminated due to a failure to receive the Berry Stockholder Approval, Berry’s closing condition regarding no occurrence of a “Material Adverse Effect” of CRC, and the regulatory efforts covenants regarding obtaining antitrust approval for the strategic combination.

On August 4, 2025, Vinson & Elkins, on behalf of Berry, sent a revised draft of the Merger Agreement to Sullivan & Cromwell. Among other things, this draft revised the “Material Adverse Effect” definition to permit effects resulting from application of California law following the execution of the Merger Agreement to be taken into account in whether a “Material Adverse Effect” has occurred (such effects, the “Specified Effects”), and included a reverse termination fee (amount to be determined) to be paid to Berry in the event the Merger Agreement was terminated on account of the Specified Effects (the “CRC Termination Fee”). It also proposed a Berry Termination Fee amount of 3.5% of the aggregate equity value of the transaction and a cap of 0.75% of the aggregate equity value of the transaction on the amount of CRC’s expenses to be reimbursed by Berry in the event where the Merger Agreement is terminated due to a failure to receive the Berry Stockholder Approval.

Later that day, Jody Johnson, Vice President and Deputy General Counsel at CRC, emailed Ms. Garland with additional proposals and edits to the Merger Agreement, including confirmation of accepting Berry’s proposed changes to the definition of “Material Adverse Effect” in its latest draft of the Merger Agreement, a Berry Termination Fee amount of 4.25% of the aggregate equity value of the transaction and a cap of $5 million on the amount of CRC’s expenses to be reimbursed by Berry in the event where the Merger Agreement is terminated due to a failure to receive the Berry Stockholder Approval.

On August 5, 2025, the Berry Board held a regular quarterly meeting, with members of Berry management and representatives of each of Vinson & Elkins and Guggenheim Securities in attendance for a portion of the meeting. At the meeting, among other things, Berry management with the assistance of Berry’s advisors provided an update on the status of negotiations with CRC, reviewed the principal open issues in the Merger Agreement, and discussed the strategy for resolving outstanding points and moving toward signing.

On August 6, 2025, Sullivan & Cromwell, on behalf of CRC, sent a revised draft of the Merger Agreement to Vinson & Elkins, reflecting CRC’s responses to Berry’s latest proposals. Among other things, this draft rejected the CRC Termination Fee, proposed a Berry Termination Fee amount of 4.25% of the aggregate equity value of the transaction, proposed a cap of $5 million on the amount of CRC’s expenses to be reimbursed by Berry in the event where the Merger Agreement is terminated due to a failure to receive the Berry Stockholder Approval, and removed the ConEd provision.

On August 7, 2025, CRC indicated its preference to adjust the timeline for finalizing the transaction to after the then-upcoming September California legislative session in view of the potential legislative reforms to support in-state production being considered during the session. Mr. Leon offered to meet with the Berry Board to directly express his preference of finalizing the transaction on this timeline, and it was agreed that Mr. Leon and

CRC’s Board Chair, Tiffany (TJ) Thom Cepak, would meet with Mr. Araujo, Ms. Hunter and Berry’s Board Chair, Ms. Hornbaker, to discuss CRC’s request.

On August 8, 2025, the Berry Board held a special meeting and discussed the status of negotiations and CRC’s request to adjust the timeline for finalizing the transaction with Berry management. The Berry Board considered the potential positive impacts to Berry’s business from California’s efforts to boost in-state oil and gas production, which would be further enhanced by a combination with CRC. After discussion, the Berry Board remained supportive of continuing to pursue the combination subject to positive discussions between principals, subject to resolution of remaining issues.

At a telephonic meeting on August 10, 2025 attended by Mr. Araujo, Ms. Hunter, Ms. Hornbaker, Mr. Leon and Ms. Cepak, the companies expressed mutual support for continuing to pursue the combination on an adjusted timeline.

Between August 10 and August 24, 2025, Berry continued to respond to diligence requests from CRC and, on August 24, sent a draft of the Company Disclosure Letter (as defined in the section entitled “The Merger Agreement—Explanatory Note Regarding the Merger Agreement” beginning on page 105 of this proxy statement/prospectus) to CRC for review in connection with the Merger Agreement. Over the next few weeks, Berry and CRC exchanged drafts of the Company Disclosure Letter.

On September 4, 2025, Vinson & Elkins, on behalf of Berry, sent a revised draft of the Merger Agreement to Sullivan & Cromwell. Among other things, it reinserted the ConEd provision, and proposed a Berry Termination Fee amount equal to 3.5% of the aggregate equity value of the transaction, and proposed a CRC Termination Fee in an amount equal to the Berry Termination Fee payable by CRC to Berry in the event that the Merger Agreement is terminated due to a “Material Adverse Effect” of CRC or Berry related to any application of any applicable California state law following the date of the Merger Agreement, or any proceeding to enforce any such application.

On September 8, 2025, Sullivan & Cromwell, on behalf of CRC, sent a revised draft of the Merger Agreement to Vinson & Elkins. Among other things, the draft deleted the ConEd provision and the CRC Termination Fee and proposed a Berry Termination Fee amount equal to 4.0% of the aggregate equity value of the transaction.

On September 10, 2025, the Berry Board held a meeting at which members of Berry management and representatives of each of Vinson & Elkins and Guggenheim Securities were present. At the meeting, Berry management, with the assistance of Berry’s legal counsel, provided an update on the status of the Merger Agreement negotiations with CRC, reviewed the remaining open items in the Merger Agreement and discussed the process and timing for finalizing the agreement. The Berry Board also discussed Berry’s prior market check and outreach efforts, including the engagement of financial advisors and outreach to a broad set of potential counterparties.

On September 11, 2025, members of Berry management, members of CRC management and representatives of each of Vinson & Elkins and Sullivan & Cromwell discussed the remaining open items in the Merger Agreement.

Later on September 11, 2025, Vinson & Elkins, on behalf of Berry, sent a draft Merger Agreement to Sullivan & Cromwell, which reserved on the key commercial points being discussed between members of management at each of CRC and Berry.

The evening of September 12, 2025, Vinson & Elkins, on behalf of Berry, sent a draft of the Merger Agreement to Sullivan & Cromwell. Among other things, this draft included a Berry Termination Fee in an amount equal to 3.9% of the aggregate equity value of the transaction, language requiring CRC to use reasonable best efforts to prevent any Specified Effect from causing the failure of any of the closing conditions, the ConEd provision, subject to a cap of 15% of the total equity value of the deal at signing, and the CRC Termination Fee in the amount of $10 million.

That same evening, Mr. Araujo, Ms. Hunter and Ms. Garland met with Mr. Leon and Mr. Preston to discuss the exchange ratio and other open matters in the Merger Agreement. Mr. Leon presented CRC’s proposed exchange ratio of 0.0718, which represented an approximately 15% premium to the closing price of Berry Common Stock on September 12, 2025, which was in-line with CRC’s expectation of announcing a transaction with a spot premium at announcement not higher than a “mid-teens” percentage premium, and an approximately 17%, 21% and 24% premium to Berry’s 10-day, 20-day and 30-day volume weighted average trading price, respectively.

On September 13, 2025, the Berry Board held a meeting with members of management of Berry and representatives of each of Vinson & Elkins and Guggenheim Securities to review the proposed final exchange ratio of 0.0718 and terms of the Merger Agreement and to approve the execution of the Merger Agreement. During the meeting, Vinson & Elkins reviewed again with the Berry Board its fiduciary duties in connection with evaluating the Merger Agreement. Berry management and its advisors summarized the negotiation process, the proposed final terms of the Merger Agreement, the resolution of the key issues in the Merger Agreement as well as the Berry Board’s prior market check and outreach efforts. At the request of the Berry Board, Guggenheim Securities reviewed its financial analysis of the Exchange Ratio and rendered an oral opinion to the Berry Board to the effect that, as of such date and based upon and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Exchange Ratio was fair, from a financial point of view, to Berry Stockholders, as more fully described below under the heading “The Merger—Opinion of Guggenheim Securities, LLC, Financial Advisor to Berry”. The Berry Board discussed the potential benefits and risks of the Merger, compared to continuing on a standalone basis, and their belief that the Merger was in the best interest of the Berry Stockholders. At the conclusion of the meeting, the Berry Board unanimously (a) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to, and in the best interests of, Berry and the Berry Stockholders, approved and declared advisable the Merger Agreement and the transactions contemplated thereby and resolved to recommend that the Berry Stockholders approve the adoption of the Merger Agreement and approve the transactions contemplated thereby on the terms and subject to the conditions set forth in the Merger Agreement, and (b) directed that the Merger Agreement be submitted to the Berry Stockholders for their adoption. Additional information regarding the reasons for this determination is described below under “The Merger—Recommendation of the Berry Board and Its Reasons for the Merger.” The Berry Board authorized Berry management to finalize the Merger Agreement within the parameters authorized by the Berry Board.

That same day, the Berry Compensation Committee met to discuss compensation matters related to the Merger, including the terms and amounts of the employee retention pool and the executive retention agreements. At the conclusion of the meeting, the Berry Compensation Committee approved the terms and amounts of the employee retention pool and the executive retention agreements.

Later that evening, Sullivan & Cromwell, on behalf of CRC, sent a revised draft of the Merger Agreement to Vinson & Elkins. This draft, among other things, proposed that CRC would not have any liability in excess of $40,255,219 (representing the premium to the Berry Stockholders implied by the Exchange Ratio) except in the case of fraud, and revised the CRC Termination Fee to an expense reimbursement whereby CRC would reimburse Berry’s expenses up to $5 million in the event of a termination due to the Specified Effects.

Also, on September 13, 2025, the California state legislature passed Senate Bill 237 (“SB 237”), which Berry and CRC had each been following closely and believed would provide for a more streamlined, consistent and reliable permitting process aimed at reversing a multi-year production decline in Kern County, California. Among other provisions, SB 237 deems a specified Kern County environmental impact report sufficient for full compliance with the requirements of the California Environmental Quality Act (CEQA) for purposes of a certain

Kern County zoning ordinance related to oil and gas activities. This provision of SB 237 will become effective as of January 1, 2026, and the issuance of new well permits in Kern County is expected to resume.

On September 14, 2025, representatives of each of CRC, Sullivan & Cromwell, Berry and Vinson & Elkins met to discuss the final outstanding points of the Merger Agreement, including limiting the liability cap to $40,255,219 (representing the premium to the Berry Stockholders implied by the Exchange Ratio) plus the costs of any expenses incurred by Berry if Berry commences a suit in order to obtain payment of such damages and accepting expense reimbursement of Berry’s expenses in lieu of the CRC Termination Fee in the event of a termination due to the Specified Effects. That day, Vinson & Elkins and Sullivan & Cromwell exchanged multiple drafts of the Merger Agreement and related transaction documents to finalize the documentation. Later that evening, the Berry Board held a meeting with representatives of each of Berry management, Guggenheim Securities, and Vinson & Elkins to receive an update as to the final terms of the Merger Agreement and to review minor changes to the financial analyses that had been previously reviewed by Guggenheim Securities due to updates in share counts reflected in the final draft of the Merger Agreement. At the request of the Berry Board, Guggenheim Securities reaffirmed its oral opinion given September 13, 2025 as described above, confirmed by delivery of a written opinion dated as of September 14, 2025. The Berry Board then reaffirmed its prior approvals.

Later on September 14, 2025, Berry, CRC and Merger Sub executed the Merger Agreement and related transaction documents.

On the morning of September 15, 2025, prior to the opening of trading, Berry and CRC issued a joint press release announcing the transaction and later that day hosted a joint conference call to discuss the transaction. Each of Berry and CRC filed a Current Report on Form 8-K with the SEC announcing the transaction.

On October 1, 2025, CRC and Berry jointly filed the documentation for submission to FERC for approval under Section 203 of the FPA. Later that day, FERC issued notice of the filing and set the comment date to November 17, 2025.

On October 10, 2025, CRC and Berry each filed with the FTC and the DOJ HSR Notifications relating to the Merger Agreement and the Merger as required by the HSR Act.

CRC’s Reasons for the Merger

In evaluating the Merger Agreement and the Transactions, the CRC Board, including the Finance Committee, consulted with CRC’s executive management team and CRC’s outside legal counsel and financial advisors. The CRC Board, including the Finance Committee, believes that:

•

The Merger presents a compelling fit with CRC’s low decline, conventional assets in California. The Merger will add high quality, oil-weighted, mostly conventional proved developed reserves and sustainable cash flow to CRC. As a result of the Merger, CRC will also own CJWS, which will enhance CRC’s ability to maintain active wells, strengthen its well abandonment capabilities, help support safe and responsible operations, mitigate future cost inflation and ensure long-term operational efficiency.

•	The Merger will be accretive to key financial metrics. The Merger will be accretive to net cash provided by operating activities and free cash flow.

•

Significant synergies have been identified, with upside potential. Within 12 months post-Closing, CRC expects to achieve annual synergies of $80 million to $90 million. Approximately 50% of the run-rate synergies are expected to be implemented within six months of Closing and the remaining 50% of synergies are anticipated within 12 months of Closing. Synergies are expected to primarily come through corporate synergies, lower interest costs through debt refinancing, operating improvements and supply chain efficiencies.

•	CRC will maintain financial strength and flexibility. Post-Closing, CRC will maintain its strong balance sheet position with significant liquidity and financial flexibility.

•	The Uinta Basin position offers strategic optionality and development upside. Berry’s large, contiguous Uinta Basin position provides additional operational and financial optionality.

Certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31 of this proxy statement/prospectus.

Recommendation of the Berry Board and Its Reasons for the Merger

By unanimous vote, the Berry Board, at a meeting held on September 13, 2025, (a) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to, and in the best interests of, Berry and the Berry Stockholders, approved and declared advisable the Merger Agreement and the transactions contemplated thereby and resolved to recommend that the Berry Stockholders approve the adoption of the Merger Agreement and approve the transactions contemplated thereby on the terms and subject to the conditions set forth in the Merger Agreement, and (b) directed that the Merger Agreement be submitted to the Berry Stockholders for their adoption. The Berry Board unanimously recommends that Berry Stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

In reaching its determinations and recommendations, the Berry Board consulted with Berry management and financial and legal advisors and considered a range of factors and scenarios, as discussed below. Factors that weighed in favor of the Merger include:

•	Greater Stockholder Value and Return Potential. The Berry Board assessed the value and nature of the consideration to be received in the Merger by Berry Stockholders, including:

•

the stock-for-stock transaction enables Berry Stockholders to fully participate in the value and opportunities of CRC, a significantly larger and more diversified company, including its asset portfolio, strong balance sheet, dividends, share repurchases, carbon management opportunities, and expected future growth;

•

the shares of CRC Common Stock that will be delivered to Berry Stockholders as Merger Consideration are believed to be highly attractive currency that will benefit both near and long term from the significant synergies expected from the combination of CRC and Berry;

•	the consideration of CRC Common Stock to be paid to Berry Stockholders is believed to come with a reliable and growing cash dividend by CRC (currently $0.3875 per share quarterly);

•

due to its higher average daily trading volume, the trading market for CRC Common Stock should provide Berry Stockholders with greater trading liquidity than is currently available for Berry Common Stock;

•

based on the closing trading price of CRC Common Stock of $53.01 on September 12, 2025, the last trading day prior to public announcement of the Merger, the Merger Consideration implied a total transaction value to Berry of approximately $717 million, an approximately 15% premium to the closing price of Berry’s Common Stock on September 12, 2025, and an approximately 17%, 21% and 24% premium to Berry’s 10-day, 20-day and 30-day volume weighted average price (“VWAP”), respectively;

•

the exchange ratio is fixed and will not fluctuate in the event that the market price of CRC Common Stock increases relative to the market price of Berry Common Stock between the date of the Merger Agreement and the closing of the Merger; and

•

the Merger is structured as a stock-for-stock transaction and is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies, a U.S. holder (as defined in the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 138 of this proxy statement/prospectus) of Berry Common Stock generally would not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Berry Common Stock for CRC Common Stock (except for any gain or loss, if any, recognized with respect to any cash received in lieu of a fractional share of CRC Common Stock).

•

Benefits of a Combined Company. The Berry Board believed that the company resulting from the combination of Berry and CRC would be extremely well positioned, with a materially larger market capitalization and ability to finance the future growth of the business, particularly in light of the passage of legislation in California intended to boost growth and development of in-state production.

•

the scale of CRC’s portfolio is expected to reduce cash flow volatility, increase resiliency and sustainability, and better support future strategic investments compared to Berry on a standalone basis;

•	the combination of CRC and Berry provides an opportunity to leverage adjacent operations and overhead efficiencies;

•

CRC has a more attractive cost of capital, operational scale and greater ability to fund the development of the business and maximize returns than Berry on a standalone basis, including taking advantage of the more streamlined, consistent and reliable permitting process for new drill wells in Kern County, California (where all of Berry’s California assets are located) that is expected as a result of newly adopted legislation (SB 237) as well as capitalizing on development and existing infrastructure upside in Berry’s large, contiguous Uinta Basin position;

•

the combined company’s ability to maintain active wells, strengthen its well abandonment capabilities, help support safe and responsible operations, mitigate future cost inflation and ensure long-term operational efficiency will be enhanced through ownership of CJWS, a California oilfield services subsidiary of Berry;

•

the Merger provides Berry with immediate exposure to CRC’s established carbon management business and energy transition initiatives, which Berry does not possess on a standalone basis. Through ownership of CRC Common Stock, Berry Stockholders will participate in the potential upside from CRC’s unique portfolio of fee simple land with favorable sequestration geology, positioning the combined company to capitalize on emerging carbon capture and storage (CCS) opportunities and broader decarbonization trends in California;

•

the combined company’s increased scale and stronger balance sheet will provide greater financial and operational flexibility to pursue growth opportunities and an improved ability to withstand the inherent price volatility associated with a commodity business;

•

the expectation that the combined company will have a peer-leading decline rate as well as inventory with a long reserve life that will provide meaningful cash flow stability along with substantial reinvestment opportunities;

•	by joining the combined company, Berry’s employees will be part of a larger, better-capitalized company, resulting in career development and advancement opportunities; and

•	the Merger significantly improves a number of key financial metrics to Berry Stockholders on a pro forma basis.

•	Synergies and Complementary Businesses. The Berry Board considered the complementary nature, quality and scale of assets of CRC and Berry, including:

•

expected synergies of $80 million to $90 million, or approximately 12% of the transaction value, with approximately 50% of the run-rate synergies expected to be implemented within six months of closing and the remaining 50% of synergies within twelve months of closing; and

•

combining the capabilities, expertise and assets of CRC and Berry creates a compelling combination by integrating CRC’s portfolio, scale, and project execution with Berry’s assets and well service capabilities.

•

Superior Alternative to Continuing Berry as an Independent, Standalone Company. The Berry Board determined that entering into the Merger Agreement with CRC provided the best alternative to create stockholder value from the Berry assets on a short-, intermediate- and long-term basis, including as compared to continued operations on a standalone basis in light of the compelling value proposition of the CRC transaction, and compared to the risks associated with continuing as a standalone company, including Berry’s leverage levels and challenges in accessing equity and debt capital at attractive rates to finance growth or to refinance Berry’s existing indebtedness on economically acceptable terms, and the risks associated with increasing social, political and environmental pressure and resource scarcity.

•

Best Alternative for Maximizing Stockholder Value After Consideration of Strategic Alternatives. Regularly over the last several years, the Berry Board and management has engaged in discussions with potential counterparties and evaluated a significant number of alternative scenarios and potential transactions. The Berry Board determined that entering into the Merger Agreement with CRC provided a superior path for sustaining and enhancing stockholder value and mitigating risk compared to pursuing an alternative transaction.

•

Berry contacted or was contacted by approximately 70 potentially interested parties, including exploration and production companies, integrated oil and natural gas companies, industrial gas companies, private asset managers and private equity firms, among others; and

•	Berry entered into confidentiality agreements with approximately 20 potentially interested parties in connection with a potential transaction.

•

The Berry Board concluded, after discussion and analysis with Guggenheim Securities and Berry’s management and based in part on its engagement with other potential transaction counterparties, that it was unlikely that any other party would be prepared to provide a more compelling value proposition from the perspective of Berry Stockholders in a combination with Berry.

•	Tax Considerations. The Berry Board considered that the Merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

•

Receipt of Fairness Opinion from Financial Advisor. The Berry Board considered the financial presentation and the opinion, each dated as of September 14, 2025, of Guggenheim Securities to the Berry Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio to the holders of Berry Common Stock, which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section titled “The Merger—Opinion of Guggenheim Securities, LLC, Financial Advisor to Berry” beginning on page 78 of this proxy statement/prospectus.

•

Shared Core Values. CRC and Berry share similar philosophies, including core values of a belief in supporting their teams, prudently caring for their assets, investing in their communities and a conscious effort to do the right thing and operate in an environmentally responsible manner. The combined workforce is expected to continue to increase operating efficiency and deliver greater stockholder value, and the combined company will help ensure access to safe, reliable and affordable energy through responsible in-state production. The Merger Agreement includes commitments designed to facilitate the retention of Berry employees and enhance their ability to provide value for stockholders of the combined company.

•

Geographic Familiarity and Expertise. The Berry Board considered that CRC and Berry are long-time operators in California, one of the most highly regulated oil and gas jurisdictions in the United States. CRC’s proven history navigating California’s evolving regulatory regime positions the combined company to secure approvals, manage compliance efficiently, and advance responsible in-state development – an advantage not shared by other potential counterparties lacking California-specific regulatory expertise.

•

Opportunity to Receive Alternative Acquisition Proposals and to Terminate the Merger in Order to Accept a Superior Proposal. The Berry Board considered the terms of the Merger Agreement related to Berry’s ability to respond to unsolicited acquisition proposals and determined that the provisions of the Merger Agreement would not preclude any third party from making a competing proposal and that the Berry Board would be able, under certain circumstances, to furnish information and enter into discussions and negotiations in connection with a competing proposal. In this regard, the Berry Board considered that:

•	experience demonstrates that an executed merger agreement is not a deterrent to potential topping bids;

•

subject to compliance with the applicable provisions of the Merger Agreement, the Berry Board may, before approval of the Merger with CRC by Berry Stockholders, change its recommendation to Berry Stockholders with respect to approval of the Merger if, under certain circumstances, the Berry Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that failing to make a change in its recommendation would be inconsistent with the Berry Board’s fiduciary duties;

•	subject to its compliance with the applicable provisions of the Merger Agreement, the Berry Board may terminate the Merger Agreement in order to enter into a superior proposal; and

•

the Berry Board believed that the termination fee of $12,044,370.00, which equals approximately 3.9% of the aggregate equity value implied in the transaction, is reasonable in light of the circumstances and the overall terms of the Merger Agreement, generally consistent with termination fees in comparable transactions, and would not preclude alternative acquisition proposals from credible third parties willing and able to make such proposals. Berry would be required to pay the termination fee to CRC in certain circumstances, including, if (i) CRC terminates the Merger Agreement in connection with a change in the Berry Board’s recommendation to Berry Stockholders with respect to approval of the Merger, (ii) Berry terminates the Merger Agreement in order to enter into a definitive agreement with respect to a superior proposal or (iii) if the requisite Berry Stockholder vote is not obtained and Berry enters into a definitive agreement under specified circumstances with any third party with respect to an acquisition proposal within nine months following such termination.

•

Expense Reimbursement. The Berry Board reviewed and considered that, in the event the Merger Agreement is terminated under certain circumstances, CRC would be required to pay reasonable, documented, out-of-pocket fees, costs and expenses of Berry in an amount not to exceed $5 million.

•

Other Terms of the Merger Agreement. The Berry Board reviewed and considered the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the Merger Agreement may be terminated, and concluded that such terms are reasonable and fair to Berry and Berry Stockholders. The Berry Board also reviewed and considered the conditions to the completion of the Merger, including regulatory approvals, which the parties agreed to use reasonable best efforts to obtain and the Berry Board believes are likely to be satisfied on a timely basis. The Berry Board noted in particular that the completion of the Merger is not subject to any financing condition, which enhances the likelihood that the Merger will be completed.

In the course of its deliberations, the Berry Board also considered a variety of risks and other potentially negative factors, including the following:

•

Conditions to the Merger. While the Merger is expected to be completed, the Berry Board considered that there is no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger might not be completed even if approved by Berry Stockholders.

•

Fixed Exchange Ratio. The Berry Board considered that because the Merger Consideration is based on a fixed exchange ratio rather than a fixed value, Berry Stockholders will bear the risk of a decrease in the trading price of CRC Common Stock during the pendency of the Merger, and the Merger Agreement does not provide Berry with a collar or a value-based termination right.

•

Risks Associated with Regulatory Approval. The Merger is conditioned on, among other things, the absence of an injunction prohibiting the consummation of the Merger, the expiration or termination of the waiting period under the HSR Act and approval to consummate the Merger under Section 203 of the FPA, in each case, without the imposition of a Burdensome Condition (as defined in the section entitled “The Merger Agreement—Cooperation; Regulatory Approvals and Efforts to Close the Merger—Regulatory Remedies” beginning on page 126 of this proxy statement/prospectus) on CRC, Berry or their respective subsidiaries. While each party is required to use reasonable best efforts to resist, defend against, lift or rescind the entry of any injunction or order prohibiting the parties from consummating the Merger, CRC is not obligated to accept or agree to certain divestiture or other remedies in obtaining regulatory approval, nor is CRC obligated to compensate Berry if regulatory approval of the Merger is not obtained.

•

Interim Operating Covenants. The Berry Board considered the restrictions on the conduct of Berry’s and its subsidiaries’ businesses during the period between the execution of the Merger Agreement and the completion of the Merger. The Berry Board viewed these restrictions as reasonable, particularly in light of the fact that Berry’s capital program for 2025 was substantially completed at the time the Merger Agreement was executed.

•

Risks Associated with the Pendency or Failure to Consummate the Merger. The Berry Board considered the risks and contingencies relating to the announcement and pendency of the Merger, as well as the risks and costs to Berry if the Merger is delayed or does not occur at all, including the potential negative impact on Berry’s ability to retain key employees, the diversion of management and employee attention, the disruptive effects on Berry’s day-to-day operations and Berry’s relationships with third parties (including its customers and suppliers), the potential effect of the combination on the businesses of both companies and the restrictions on the conduct of Berry’s business during the period between the execution of the Merger Agreement and the completion of the Merger.

•

Possible Failure to Integrate. The Berry Board considered the potential challenges and difficulties in integrating the operations of Berry and CRC and the risk that operational efficiencies between the two companies, or other anticipated benefits of the Merger, might not be realized or might take longer to realize than expected.

•

Termination Fee. The Berry Board considered that Berry would be required to pay to CRC a termination fee of $12,044,370.00 in the event Berry were to terminate the Merger Agreement in order for Berry to enter into a superior proposal, should one be made, if the Merger Agreement were to be terminated by CRC in connection with a change in the Berry Board’s recommendation to Berry Stockholders with respect to adoption of the Merger Agreement, or if the requisite Berry Stockholder vote is not obtained and Berry enters into a definitive agreement under specified circumstances with any third party with respect to an acquisition proposal within nine months following such termination. Although within the range of termination fees normally seen in similar transactions and which the Berry Board concluded was reasonable and customary under the circumstances and would not preclude any other party that might be interested in acquiring Berry, the requirement to pay a $12,044,370.00 termination fee under certain circumstances could have the effect of discouraging an alternative proposal for Berry.

•

Expense Reimbursement. The Berry Board considered that, to the extent the Merger Agreement is terminated by Berry or CRC because the requisite Berry Stockholder vote is not obtained, Berry will be required to pay reasonable, documented, out-of-pocket fees, costs and expenses of CRC in an amount not to exceed $5 million.

•

Restrictions on Third-Party Discussions. The Berry Board considered that the Merger Agreement required Berry to terminate all discussions with potential alternative transaction counterparties while noting that Berry would only have the right to respond to alternative proposals that might be made by such parties pursuant to and in accordance with the applicable terms of the Merger Agreement.

•

Small Pro Forma Ownership. The Berry Board considered that, based on the implied value of the Merger Consideration as of September 14, 2025, Berry Stockholders would only own approximately 6% of CRC after the Merger.

•	Litigation. The Berry Board considered the risk of litigation, injunctions or other legal proceedings related to the Merger.

•

Other Risks. The Berry Board considered risks of the type and nature described under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 31 and 33, respectively.

The Berry Board believed that, overall, the potential benefits of the Merger to Berry Stockholders significantly outweighed the potential risks and uncertainties of the Merger.

In addition, the Berry Board was aware of and considered that Berry’s directors and executive officers may have interests in the Merger that may be different from, or in addition to, their interests as Berry Stockholders generally, as described below under the heading “The Merger—Interests of Certain Berry Directors and Executive Officers in the Merger” beginning on page 91 of this proxy statement/prospectus.

The foregoing discussion of factors considered by the Berry Board is not intended to be exhaustive, but it includes material factors considered by the Berry Board. In light of the variety of factors considered in connection with its evaluation of the Merger, the Berry Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Berry Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Berry Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Berry Board based its recommendation on the entirety of the information presented.

Berry Unaudited Prospective Financial Information

Berry as a matter of course does not make public long-term projections as to its future earnings or other results given, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Berry Board’s evaluation of the proposed Merger, Berry management prepared and provided to the Berry Board certain unaudited prospective financial information relating to Berry for the fiscal years ending December 31, 2025 through December 31, 2088 (the “Berry Projections for Berry”), and certain unaudited prospective financial information relating to the upstream business of CRC for the fiscal years ending December 31, 2025 through December 31, 2030 (the “Berry Projections for CRC”). The Berry Projections for CRC were prepared by Berry management based on Wall Street equity research reports as discussed with CRC and modified by Berry management. The Berry Projections for Berry and the Berry Projections for CRC also were provided to Berry’s financial advisor, Guggenheim Securities, who was authorized by Berry management to use and rely upon the Berry Projections for Berry and the Berry Projections for CRC in connection with its analysis and opinion described in the section entitled “The Merger—Opinion of Guggenheim Securities, LLC, Financial Advisor to Berry” beginning on page 78 of this proxy statement/prospectus.

The summary of the unaudited prospective financial information below is not included to influence the decision of Berry Stockholders to vote to approve the Merger Agreement Proposal or any other proposal to be considered at the Special Meeting, but is provided solely because it was made available to the Berry Board and Berry’s financial advisor in connection with the Merger. The inclusion of the below information should not be regarded as an indication that Berry, its advisors or other representatives or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results.

While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Berry, including, among others, the future results of each of Berry and CRC, Berry’s assumptions about energy markets, production and sales volume levels, levels of oil, natural-gas and NGL reserves, ability to obtain approvals from third parties, operating results, operating costs, competitive conditions, technology, availability of capital resources, levels of capital expenditures, contractual obligations, supply and demand for, the price of, and the commercialization and transporting of oil, natural gas, carbon dioxide, NGLs and other products or services, geopolitical and regulatory risks, and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements”, “Where You Can Find More Information”, and “Risk Factors”, beginning on pages 31, 175 and 33 of this proxy statement/prospectus, respectively. Unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Berry Projections for CRC are based on various other assumptions, including, among others, that CRC plans to hold oil production roughly flat, that CRC would not undertake further acquisitions or divestitures, and that CRC plans to continue ordinary course operations. Neither Berry nor CRC can give any assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the Berry and CRC unaudited prospective financial information covers multiple years, such information by its nature becomes more speculative with each successive year. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Berry’s nor CRC’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm to Berry contained in its Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this proxy statement/prospectus, relates to historical financial information of Berry, and such report does not extend to the projections included below and should not be read to do so. The report of the independent registered public accounting firm to CRC contained in its Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this proxy statement/prospectus, relates to historical financial information of CRC, and such report does not extend to the projections included below and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Berry can give no assurance that, had the unaudited prospective financial information been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Berry does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, including with respect to the accounting treatment of the Merger under GAAP, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account all the possible financial and other effects on Berry or CRC of the Merger, the effect on Berry or CRC of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the unaudited prospective financial information does not take into account the effect on Berry or CRC of any possible failure of the Merger to occur. None of Berry, CRC or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder or other person regarding Berry’s or CRC’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by Berry, CRC or their respective advisors or other representatives or any other person that it is viewed as material information of Berry or CRC, particularly in light of the inherent risks and uncertainties associated with such forecasts.

In light of the foregoing, and considering that the Special Meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Berry Stockholders are cautioned not to place undue reliance on such information and are encouraged to review Berry’s and CRC’s most recent SEC filings for a description of Berry’s and CRC’s respective reported financial results. See the section entitled “Where You Can Find More Information” beginning on page 175 of this proxy statement/prospectus.

Certain Assumptions

In preparing the prospective financial and operating information for Berry and CRC described below, the management team of Berry used the following price assumptions for oil and gas for two scenarios: (i) strip pricing as of September 10, 2025 (“Strip Pricing”) and (ii) Wall Street consensus pricing as of September 10, 2025 (“Consensus Pricing”).

	Strip Pricing Through 2032E
	(Stub)(1) 2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Commodity Prices
Brent ($/Bbl)	$67.51	$66.37	$66.41	$67.18	$67.96	$68.46	$68.72	$68.72
WTI ($/Bbl)	$63.82	$62.59	$62.52	$63.08	$63.58	$63.87	$63.95	$63.95
Henry Hub ($/MMBtu)	$3.18	$3.89	$3.88	$3.74	$3.64	$3.51	$3.40	$3.40

(1)	Reflects period between 7/1/2025 and 12/31/2025.

	Consensus Pricing Through 2032E
	(Stub)(1) 2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Commodity Prices
Brent ($/Bbl)	$68.54	$65.00	$70.00	$70.00	$70.00	$70.00	$70.00	$70.00
WTI ($/Bbl)	$65.11	$62.50	$67.00	$67.00	$67.00	$67.00	$67.00	$67.00
Henry Hub ($/MMBtu)	$3.68	$4.15	$4.00	$4.00	$4.00	$4.00	$4.00	$4.00

(1)	Reflects period between 7/1/2025 and 12/31/2025.

Berry Projections for Berry

The following table sets forth certain summarized unaudited prospective financial and operating information with respect to Berry for the fiscal years 2025 through 2032 on a standalone basis prepared by Berry’s management team based on alternative price assumptions for oil and natural gas pricing.

Strip Pricing

($mm unless otherwise noted)	(Stub)(1) 2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E – 2088E
Total Production (mboe)(2)	4,669	9,643	10,069	10,842	11,586	11,181	10,318	9,470	47,323
Total Revenue(3)	$348	$669	$692	$738	$793	$786	$731	$675	$7,967
Adjusted EBITDA(4)	$107	$230	$236	$271	$312	$342	$299	$271	$1,309
Total Capex	$(56)	$(116)	$(133)	$(131)	$(121)	$(96)	$(73)	$(64)	$(716)
Unlevered Free Cash Flow(5)	$36	$80	$82	$99	$134	$165	$159	$142	$129

(1)	Reflects period between 7/1/2025 and 12/31/2025.
(2)	Includes oil production (mbbls), gas production (mmcf) and NGL production (mbbls).
(3)	Includes oil revenue, gas revenue, NGL revenue, hedge gain / (loss), and other revenue.
(4)

Adjusted EBITDA is defined as net income before interest, corporate income taxes, depreciation, depletion and amortization. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, operating income or other measures prepared in accordance with GAAP.

(5)

Unlevered Free Cash Flow is defined as Adjusted EBITDA less corporate income taxes (based on marginal tax rate of 29% and excluding the impact of NOLs, tax credits, and disallowed interest expense carryforward), changes in net working capital, capital expenditures, and other expenses. Unlevered free cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, operating income or other measures prepared in accordance with GAAP.

Consensus Pricing

($mm unless otherwise noted)	(Stub)(1) 2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E – 2088E
Total Production (mboe)(2)	4,669	9,643	10,069	10,842	11,586	11,181	10,318	9,470	47,323
Total Revenue(3)	$350	$668	$712	$762	$819	$806	$747	$690	$7,967
Adjusted EBITDA(4)	$108	$228	$255	$289	$329	$351	$304	$275	$1,350
Total Capex	$(56)	$(116)	$(133)	$(131)	$(121)	$(96)	$(73)	$(64)	$(176)
Unlevered Free Cash Flow(5)	$36	$80	$92	$113	$147	$172	$162	$145	$158

(1)	Reflects period between 7/1/2025 and 12/31/2025.
(2)	Includes oil production (mbbls), gas production (mmcf) and NGL production (mbbls).
(3)	Includes oil revenue, gas revenue, NGL revenue, hedge gain / (loss), and other revenue.
(4)

Adjusted EBITDA is defined as net income before interest, corporate income taxes, depreciation, depletion and amortization. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, operating income or other measures prepared in accordance with GAAP.

(5)

Unlevered Free Cash Flow is defined as Adjusted EBITDA less corporate income taxes (based on marginal tax rate of 29% and excluding the impact of NOLs, tax credits, and disallowed interest expense carryforward), changes in net working capital, capital expenditures, and other expenses. Unlevered free cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, operating income or other measures prepared in accordance with GAAP.

Berry Projections for CRC

The following tables set forth certain summarized unaudited prospective financial and operating information with respect to the upstream business of CRC for the fiscal years 2025 through 2030 on a standalone basis. This information was based on Wall Street equity research reports as discussed with CRC and modified and approved by Berry management for use by Guggenheim Securities.

Strip Pricing

($mm unless otherwise noted)	(Stub)(1) 2025E	2026E	2027E	2028E	2029E	2030E
Total Production (mboe)(2)	24,875	47,602	47,602	47,733	47,602	47,602
Total Revenue(3)	$1,477	$2,790	$2,771	$2,826	$2,840	$2,851
Adjusted EBITDA(4)	$618	$1,126	$1,109	$1,175	$1,203	$1,227
Total Capex	$(209)	$(400)	$(400)	$(401)	$(400)	$(400)
Unlevered Free Cash Flow(5)	$280	$492	$480	$527	$548	$565

(1)	Reflects period between 7/1/2025 and 12/31/2025.
(2)	Includes oil production (mbbls), gas production (mmcf) and NGL production (mbbls).
(3)	Includes oil revenue, gas revenue, NGL revenue, and hedge gain / (loss).
(4)

Adjusted EBITDA is defined as total hedged upstream revenue less G&A (inclusive of stock-based compensation), LOE, GP&T, field-level taxes and other expenses. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, operating income or other measures prepared in accordance with GAAP.

(5)

Unlevered Free Cash Flow is defined as Adjusted EBITDA less corporate income taxes (based on marginal tax rate of 28% and excluding the impact of NOLs, tax credits, and disallowed interest expense carryforward), asset retirement obligations and other expenses, and capital expenditures. Unlevered free cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, operating income or other measures prepared in accordance with GAAP.

Consensus Pricing

($mm unless otherwise noted)	(Stub)(1) 2025E	2026E	2027E	2028E	2029E	2030E
Total Production (mboe)(2)	24,875	47,602	47,602	47,733	47,602	47,602
Total Revenue(3)	$1,500	$2,760	$2,875	$2,948	$2,936	$2,931
Adjusted EBITDA(4)	$619	$1,077	$1,191	$1,261	$1,254	$1,250
Total Capex	$(209)	$(400)	$(400)	$(401)	$(400)	$(400)
Unlevered Free Cash Flow(5)	$281	$457	$539	$589	$585	$582

(1)	Reflects period between 7/1/2025 and 12/31/2025.
(2)	Includes oil production (mbbls), gas production (mmcf) and NGL production (mbbls).
(3)	Includes oil revenue, gas revenue, NGL revenue, and hedge gain / (loss).
(4)

Adjusted EBITDA is defined as total hedged upstream revenue less G&A (inclusive of stock-based compensation), LOE, GP&T, field-level taxes and other expenses. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, operating income or other measures prepared in accordance with GAAP.

(5)

Unlevered Free Cash Flow is defined as Adjusted EBITDA less corporate income taxes (based on marginal tax rate of 28% and excluding the impact of NOLs, tax credits, and disallowed interest expense carryforward), asset retirement obligations and other expenses, and capital expenditures. Unlevered free cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, operating income or other measures prepared in accordance with GAAP.

Berry does not intend to update or otherwise revise the above unaudited financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such unaudited financial forecasts are no longer appropriate, except as may be required by applicable law.

Opinion of Guggenheim Securities, LLC, Financial Advisor to Berry

Overview

The Berry Board retained Guggenheim Securities as its financial advisor in connection with the potential sale of or another extraordinary corporate transaction involving Berry. In selecting Guggenheim Securities as its financial advisor, the Berry Board considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the oil and gas production and exploration industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the September 13, 2025 meeting of the Berry Board, Guggenheim Securities rendered an oral opinion, which was reaffirmed at the September 14, 2025 meeting of the Berry Board and confirmed by delivery of a written opinion dated as of September 14, 2025, to the Berry Board to the effect that, as of September 13, 2025 and September 14, 2025, as applicable, and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Exchange Ratio was fair, from a financial point of view, to the holders of Berry Common Stock.

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex B to this proxy statement/prospectus and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, business, capital markets, commodities markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In rendering its opinion, Guggenheim Securities did not express any view or opinion as to (i) the prices at which the shares of Berry Common Stock or CRC Common Stock or other securities or financial instruments of or relating to Berry or CRC may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets or in the commodities markets on Berry or CRC, their respective securities or other financial instruments, the Merger or any refinancing related to the Merger by CRC or (iii) the impact of the Merger on the solvency or viability of Berry, CRC or Merger Sub or the ability of Berry, CRC or Merger Sub to pay their respective obligations when they come due.

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith or the summary of Guggenheim Securities’ underlying financial analyses elsewhere in this proxy statement/prospectus):

•	was provided to the Berry Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Exchange Ratio;

•	did not constitute a recommendation to the Berry Board with respect to the Merger;

•	does not constitute advice or a recommendation to any holder of shares of Berry Common Stock as to how to vote or act in connection with the Merger or otherwise;

•

did not address Berry’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Berry, any refinancing related to the Merger by CRC or the effects of any other transaction in which Berry might engage;

•

addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio to the holders of shares of Berry Common Stock to the extent expressly specified in such opinion;

•

expressed no view or opinion as to (i) any other term, aspect or implication of (y) the Merger (including, without limitation, the form or structure of the Merger) or the Merger Agreement or (z) any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified therein), creditors or other constituencies of Berry or CRC; and

•

expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Berry’s or CRC’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio or otherwise.

In connection with rendering its opinion, Guggenheim Securities:

•	Reviewed a draft of the Merger Agreement dated as of September 14, 2025;

•	Reviewed certain publicly available business and financial information regarding each of Berry and CRC;

•

Reviewed certain non-public business and financial information regarding Berry and its business and future prospects (including certain financial projections for Berry for the years ending December 31, 2025 through December 31, 2088 (the “Berry-Provided Financial Projections”) and certain other estimates and other forward-looking information), all as prepared by, discussed with and approved for Guggenheim Securities’ use by Berry’s senior management (collectively with the Synergy Estimates (as defined below), the “Berry-Provided Information”);

•

Reviewed certain non-public business and financial information regarding CRC and its businesses and future prospects and certain other estimates and other forward-looking information, all as prepared by and discussed with CRC’s senior management and reviewed by, discussed with and approved for Guggenheim Securities’ use by Berry’s senior management (the “CRC-Provided Information”);

•

Reviewed selected Wall Street equity research reports regarding CRC, including certain financial forecasts for CRC and certain adjustments thereto and illustrative extrapolations thereof, all as discussed with CRC’s senior management and reviewed by, discussed with and approved for Guggenheim Securities’ use by Berry’s senior management (the “Research-Based Financial Projections”);

•

Reviewed certain estimated cost savings, operating synergies and other combination benefits expected to result from the Merger and estimated costs to achieve the same (collectively, the “Synergy Estimates” or the “Synergies”), all as prepared by CRC’s senior management and discussed with and approved for Guggenheim Securities’ use by Berry’s senior management;

•

Discussed with Berry’s senior management their strategic and financial rationale for the Merger as well as their views of Berry’s and CRC’s respective businesses, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the oil and gas production and exploration sector;

•	Performed net asset value calculations with respect to Berry using discounted cash flow analyses based on the Berry-Provided Financial Projections;

•	Performed discounted cash flow analyses with respect to CRC based on the Research-Based Financial Projections;

•

Compared the financial performance of Berry and CRC and certain trading multiples and the trading activity of the common stock of Berry and CRC with corresponding data for certain other publicly traded companies that Guggenheim Securities deemed relevant in evaluating Berry and CRC;

•	Reviewed acquisition premia associated with certain precedent mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the Merger;

•	Reviewed the historical prices, certain trading multiples and the trading activity of the common stock of Berry and CRC;

•	Reviewed the pro forma financial results, financial condition and capitalization of CRC giving effect to the Merger; and

•	Conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:

•

Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with Berry or CRC (including, without limitation, the Berry-Provided Information, the CRC-Provided Information and the Research-Based Financial Projections) or obtained from public sources, data suppliers and other third parties.

•

Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the Berry-Provided Information, the CRC-Provided Information or the Research-Based Financial Projections), (ii) expressed no view or opinion regarding the reasonableness or achievability of the Berry-Provided Financial Projections, the Research-Based Financial Projections, the Synergy Estimates, any other estimates or any other forward-looking information provided by Berry or CRC or the assumptions upon which any of the foregoing are based and (iii) relied upon the assurances of Berry’s senior management that they were (in the case of the Berry-Provided Information) and have assumed that CRC’s senior management were (in the case of the CRC-Provided Information) unaware of any facts or circumstances that would make the Berry-Provided Information or the CRC-Provided Information incomplete, inaccurate or misleading.

•

Guggenheim Securities (i) was advised by Berry’s senior management, and assumed, that the Berry-Provided Financial Projections and the Synergy Estimates were (x) reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Berry’s senior management and CRC’s senior management as to the expected future performance of Berry and the expected amounts and realization of the Synergies and (y) reviewed by the Berry Board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion and (ii) assumed that any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained from public sources, data suppliers and other third parties were reasonable and reliable.

•

As the Berry Board was aware, CRC did not furnish Guggenheim Securities with any internally generated standalone financial projections regarding CRC for use in connection with Guggenheim Securities’ analyses and opinion. Accordingly, at the direction of the Berry Board and Berry’s senior management, Guggenheim Securities based its forward-looking analyses regarding CRC on the Research-Based Financial Projections and certain sell-side research analyst sum-of-the-parts price targets, in each case identified to Guggenheim Securities and discussed with Guggenheim Securities by CRC’s senior management and reviewed by, discussed with and approved for Guggenheim Securities’ use by Berry’s senior management. Guggenheim Securities expressed no view or opinion regarding the selection of the specific Wall Street equity research reports from which such financial forecasts were derived. Guggenheim Securities was advised by Berry’s senior management, and Guggenheim Securities assumed, that such Research-Based Financial Projections were consistent with the best then-currently available estimates and judgments of Berry’s senior management as to the expected future performance of CRC on a standalone basis and Guggenheim Securities was advised by Berry’s senior management and CRC’s senior management, and Guggenheim Securities assumed, that such Research-Based Financial Projections represented a reasonable basis upon which to evaluate CRC’s businesses and future prospects.

•

In addition, Guggenheim Securities relied upon (without independent verification and without expressing any view or opinion) the assessments, judgments, estimates and forecasts of Berry’s senior management as to, among other things, (i) various oil and gas reserve data for Berry, (ii) forecasted production data for Berry and CRC and (iii) the prospective commodity price curves with respect to each of Berry’s and CRC’s future oil and gas production, all of which (x) are reflected in the Berry-Provided Financial Projections or the Research-Based Financial Projections, (y) are subject to significant uncertainty and volatility and (z) could, if different than assumed, have a meaningful impact on Guggenheim Securities’ analyses and opinion. Guggenheim Securities assumed that there would not be any developments with respect to any of the foregoing matters that would have an effect on Berry, CRC or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:

•

Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Berry, CRC or any other entity or the solvency or fair value of Berry, CRC or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

•

Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, oil and gas engineering, accounting, appraisal or actuarial experts and Guggenheim Securities’ opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Berry’s senior management, CRC’s senior management and Berry’s other professional advisors with respect to such matters. Guggenheim Securities assumed that the Merger will qualify, for U.S. federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Code, as amended. Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the Merger to Berry, CRC or their respective securityholders.

Guggenheim Securities further assumed that:

•

In all respects meaningful to its analyses, (i) the final executed form of the Merger Agreement would not differ from the draft that Guggenheim Securities reviewed, (ii) Berry, CRC and Merger Sub will comply with all terms and provisions of the Merger Agreement and (iii) the representations and warranties of Berry, CRC and Merger Sub contained in the Merger Agreement were true and correct and all conditions to the obligations of each party to the Merger Agreement to consummate the Merger would be satisfied without any waiver, amendment or modification thereof; and

•

The Merger will be consummated in a timely manner in accordance with the terms of the Merger Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Berry, CRC or the Merger (including its contemplated benefits) in any way meaningful to Guggenheim Securities’ analyses and opinion.

Summary of Financial Analyses

Overview of Financial Analyses

This “Summary of Financial Analyses” subsection presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to the Berry Board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to the Berry Board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.

The preparation of a fairness opinion is a complex process and involves various professional judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•

based its financial analyses on various assumptions, including assumptions concerning general economic, business and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of Berry, CRC and Guggenheim Securities;

•	did not form a view or opinion as to whether any individual financial analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•	considered the results of all its financial analyses and did not attribute any particular weight to any one financial analysis or factor; and

•

ultimately arrived at its opinion based on the results of all its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio to the holders of Berry Common Stock to the extent expressly specified in such opinion.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

•

Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•

None of the selected publicly traded companies used in the selected publicly traded companies analysis described below is identical or directly comparable to Berry or CRC, and none of the selected precedent merger and acquisition transactions used in the premia paid in selected precedent merger and acquisition transactions analysis described below is identical or directly comparable to the Merger. However, such companies and transactions were selected by Guggenheim Securities, among other reasons, because they represented publicly traded companies or involved target companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to Berry and CRC based on Guggenheim Securities’ familiarity with the oil and gas production and exploration industry.

•

In any event, selected publicly traded companies analysis and premia paid in selected precedent merger and acquisition transactions analysis are not mathematical. Rather, such analyses involve complex considerations and professional judgments concerning the differences in business, operating, financial and capital markets-related characteristics and other factors regarding the selected publicly traded companies to which Berry and CRC were compared and the premia paid in selected precedent merger and acquisition transactions to which the Merger was compared.

•	Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

•	Unless otherwise noted below, all stock price data is as of September 12, 2025.

Certain Definitions

Throughout this “Summary of Financial Analyses” subsection, the following defined terms are used in connection with Guggenheim Securities’ various financial analyses:

•	DCF: means discounted cash flow.

•	EBITDA: means the relevant company’s operating earnings (after deduction of stock-based compensation) before interest, taxes, depreciation and amortization.

•	EBITDA multiple: represents the relevant company’s enterprise value divided by its historical or projected EBITDA.

•

Enterprise value: represents the relevant company’s equity value (as defined below) plus (i) the principal or face amount of total debt, (ii) the book value of any non-controlling/minority interests and (iii) the book value of finance leases less (iv) cash, cash equivalents, and certain other cash-like items.

•

Equity value: represents the relevant company’s (i) gross equity value as calculated (a) based on outstanding ordinary shares or shares of common stock, restricted stock units and performance stock units (in each of the foregoing cases, as applicable) plus shares issuable upon the conversion or exercise of all in-the-money convertible securities, stock options and/or stock warrants times (b) the relevant company’s stock price less (ii) the cash proceeds from the assumed exercise of all in-the-money stock options and stock warrants.

•	Unlevered free cash flow: means the relevant company’s after-tax unlevered operating cash flow minus capital expenditures and changes in working capital.

Berry Standalone Financial Analyses

Recap of Berry Standalone Financial Analyses. In evaluating Berry in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including net asset value analyses and selected publicly traded companies analysis. Solely for informational reference purposes, Guggenheim Securities also reviewed implied premia paid in precedent merger and acquisition transactions, the historical stock price range for Berry Common Stock and Wall Street equity research analyst price targets for Berry Common Stock.

Recap of Berry Standalone Financial Analyses

Berry Spot Closing Stock Price as of 9/12/2025	$3.31
Implied Merger Consideration per Share	3.81	(1)
Implied Pro Forma DCF-Based Value of Merger Consideration (Strip Pricing)	5.61	(2)
Implied Pro Forma DCF-Based Value of Merger Consideration (Consensus Pricing)	5.78	(3)

	Reference Range for Berry on a Standalone Basis
Financial Analyses	Low	High
Net Asset Value Analyses:
Strip Pricing	$4.70	$5.51
Consensus Pricing	5.23	6.08
Selected Publicly Traded Companies Analysis	3.31	4.59

For Informational Reference Purposes
Precedent Premia Paid	$3.34	$3.80
Berry’s Stock Price Range During Past Year	2.11	5.90
Wall Street Equity Research Stock Price Targets	2.60	6.49

(1)

Represents the implied value of the Merger Consideration to the holders of Berry Common Stock based on the Exchange Ratio (0.0718x) provided for in the Merger Agreement and the closing stock price of CRC Common Stock on September 12, 2025 ($53.01).

(2)	Represents the implied value of the Merger Consideration to the holders of Berry Common Stock based on the Pro Forma DCF-Based Merger Value Midpoint (Strip Pricing) including the Synergy Estimates.
(3)

Represents the implied value of the Merger Consideration to the holders of Berry Common Stock based on the Pro Forma DCF-Based Merger Value Midpoint (Consensus Pricing) including the Synergy Estimates.

Berry Net Asset Value Analysis. Guggenheim Securities performed a standalone net asset value analysis using the discounted cash flow analyses of Berry based on projected after-tax unlevered free cash flows generated by Berry’s assets through the end of their economic lives.

In performing its net asset value analysis with respect to Berry:

•	Guggenheim Securities utilized the Berry-Provided Financial Projections as provided and approved for Guggenheim Securities’ use by Berry’s senior management.

•	Guggenheim Securities used a discount rate range of 10.00% – 11.75% based on its estimate of Berry’s weighted average cost of capital.

•	Guggenheim Securities used strip pricing and consensus pricing, as applicable, as of September 10, 2025.

Guggenheim Securities’ net asset value analysis resulted in an overall reference range of (i) $4.70 – $5.51 per share for purposes of evaluating Berry Common Stock on a standalone intrinsic value basis based on strip pricing and (ii) $5.23 – $6.08 per share for purposes of evaluating Berry Common Stock on a standalone intrinsic basis based on consensus pricing, in each case as compared to (a) the implied Merger Consideration of $3.81 based on the Exchange Ratio (0.0718x) and the closing stock price of CRC Common Stock on September 12, 2025 ($53.01), (b) the implied value of the Merger Consideration to holders of Berry Common Stock of $5.61 based on the Pro Forma DCF-Based Merger Value Midpoint (Strip Pricing) including the Synergy Estimates and (c) the implied value of the Merger Consideration to the holders of Berry Common Stock of $5.78 based on the Pro Forma DCF-Based Merger Value Midpoint (Consensus Pricing) including the Synergy Estimates.

Berry Selected Publicly Traded Companies Analysis. Guggenheim Securities reviewed and analyzed Berry’s historical stock price performance, trading metrics and historical and projected/forecasted financial performance compared to corresponding data for selected publicly traded companies that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities calculated, among other things, various public market trading multiples for Berry and the selected publicly traded companies (in the case of the selected publicly traded companies, based on Wall Street equity research consensus estimates and each company’s most recent publicly available financial filings), which are summarized in the table below:

Berry Selected Publicly Traded Companies Analysis

	Trading Enterprise Value / 2026E EBITDA
Berry (Berry-Provided Financial Projections)(1)	2.8	x
Berry (Wall Street Consensus Estimates)	3.0
CRC	5.1
Crescent Energy Corporation	3.0
HighPeak Energy, Inc.	3.1
Ring Energy, Inc.	3.2
Riley Exploration Permian, Inc.	3.3
Median(2)	3.1	x

(1)	Reflects Berry-Provided Financial Projections, assumes consensus pricing.
(2)	Median excludes CRC multiple due to CRC’s diversification into other business segments.

In performing its selected publicly traded companies analysis with respect to Berry, Guggenheim Securities selected, based on its professional judgment, an enterprise value / forward EBITDA multiple range of 2.8x – 3.3x based on 2026E EBITDA.

Guggenheim Securities’ selected publicly traded companies analysis resulted in an overall reference range of $3.31 – $4.59 per share for purposes of evaluating Berry Common Stock on a standalone public market trading basis using the Berry-Provided Financial Projections and consensus pricing, as compared to (a) the implied Merger Consideration of $3.81 per share based on the Exchange Ratio (0.0718x) and the closing stock price of CRC Common Stock on September 12, 2025 ($53.01), (b) the implied value of the Merger Consideration to the holders of Berry Common Stock of $5.61 based on the Pro Forma DCF-Based Merger Value Midpoint (Strip Pricing) including the Synergy Estimates and (c) the implied value of the Merger Consideration to the holders of Berry Common Stock of $5.78 based on the Pro Forma DCF-Based Merger Value Midpoint (Consensus Pricing) including the Synergy Estimates.

Other Berry Standalone Financial Reviews Solely for Informational Reference Purposes

In order to provide certain context for the financial analyses in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews of Berry on a standalone basis as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews to be determinative methodologies for purposes of its opinion.

Premia Paid in Selected Precedent Merger and Acquisition Transactions. Guggenheim Securities reviewed, based on publicly available information, the implied premia paid or proposed to be paid in connection with selected publicly-announced E&P precedent merger and acquisition transactions with pro forma ownership by the target’s shareholders of less than 20% since January 1, 2021. Guggenheim Securities noted that such precedent merger and acquisitions transaction-related premia ranged from a low of 0.8% to a high of 14.7%, with a median of 9.3%, based on the target company’s unaffected stock price as of the trading day prior to announcement. Guggenheim Securities then applied a selected premium range of 0.8% – 14.7% to Berry’s September 12, 2025 (the last trading day prior to the announcement of the Merger) closing price of $3.31 per share to determine a reference range of per share prices for Berry Common Stock of $3.34 – $3.80.

Berry Stock Price Trading History. Guggenheim Securities reviewed Berry’s stock price trading history for the period beginning September 12, 2024 and ending September 12, 2025. Guggenheim Securities noted that the range of low and high trading prices during such period was $2.11 – $5.90.

Berry Wall Street Equity Research Analyst Stock Price Targets. Guggenheim Securities reviewed six Wall Street equity research analyst stock price targets for Berry Common Stock, as published prior to September 12, 2025 (the last trading day prior to the announcement of the Merger). Guggenheim Securities noted that the range of such Wall Street equity research analyst stock price targets for Berry Common Stock discounted using the midpoint cost of equity and assuming discounting 1-year from the price target date was $2.60 – $6.49 per share, and the median discounted price target was $3.88.

CRC Standalone Financial Analyses

Recap of CRC Standalone Financial Analyses. In evaluating CRC in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analyses and selected publicly traded companies analysis. Solely for informational reference purposes, Guggenheim Securities also reviewed the historical stock price range for CRC Common Stock and Wall Street equity research analyst price targets for CRC Common Stock.

Recap of CRC Standalone Financial Analyses

CRC Spot Closing Stock Price as of 9/12/2025	$53.01

	Reference Range for CRC on a Standalone Basis
Financial Analyses	Low	High
Discounted Cash Flow Analyses:
Strip Pricing	$49.47	$104.85
Consensus Pricing	51.27	107.04
Selected Publicly Traded Companies Analysis	26.24	53.01

For Informational Reference Purposes
CRC’s Stock Price Range During Past Year	30.97	60.41
Wall Street Equity Research Stock Price Targets	49.16	63.84

CRC Discounted Cash Flow (DCF) Analysis. Guggenheim Securities performed standalone discounted cash flow analyses of CRC based on projected after-tax unlevered free cash flows (after deduction of stock-based compensation) for CRC and an estimate of its terminal/continuing value at the end of the projection horizon.

In performing its discounted cash flow analyses with respect to CRC:

•

Guggenheim Securities utilized the Research-Based Financial Projections as discussed with CRC’s senior management and reviewed by, discussed with and approved for Guggenheim Securities’ use by Berry’s senior management.

•	Guggenheim Securities used a discount rate range of 8.75% – 10.75% based on its estimate of CRC’s weighted average cost of capital.

•

In estimating CRC’s terminal/continuing value, Guggenheim Securities used a reference range of perpetual growth (decline) rates of CRC’s terminal year normalized after-tax unlevered free cash flow of (4.00%) – (6.00%).

•	Guggenheim Securities used strip pricing and consensus pricing, as applicable, as of September 10, 2025.

•

With respect to Guggenheim Securities’ discounted cash flow analysis, Guggenheim Securities assumed a balance sheet date of June 30, 2025 and adjusted broker estimates for each segment to align the broker sum-of-the-parts analysis to the price of CRC Common Stock as of September 12, 2025. The weighting of each segment in the sum-of-the-parts value remained constant.

Guggenheim Securities’ discounted cash flow analyses resulted in an overall reference range of (i) $49.47 – $104.85 per share for purposes of evaluating CRC Common Stock on a standalone intrinsic value basis based on strip pricing and (ii) $51.27 – $107.04 per share for purposes of evaluating CRC Common Stock on a standalone intrinsic value basis based on consensus pricing, in each case as compared to the closing price of CRC Common Stock on September 12, 2025 of $53.01.

CRC Selected Publicly Traded Companies Analysis. Guggenheim Securities reviewed and analyzed CRC’s historical stock price performance, trading metrics and historical and projected/forecasted financial performance compared to corresponding data for selected publicly traded companies that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities calculated, among other things, various public market trading multiples for CRC and the selected publicly traded companies (in the case of the selected publicly traded companies, based on Wall Street equity research consensus estimates and each company’s most recent publicly available financial filings), which are summarized in the table below:

CRC Selected Publicly Traded Companies Analysis

	Trading Enterprise Value / 2026E EBITDA
CRC(1)	5.1	x
Crescent Energy Corporation	3.0
Berry	3.0
HighPeak Energy, Inc.	3.1
Chord Energy Corporation	3.1
Civitas Resources, Inc.	2.7
Median	3.1	x

(1)	Based on FactSet consensus estimates as of September 12, 2025.

In performing its selected publicly traded companies analysis with respect to CRC, Guggenheim Securities selected, based on its professional judgment, an enterprise value / forward EBITDA multiple range of 3.0x – 5.1x based on 2026E EBITDA.

Guggenheim Securities’ selected publicly traded companies analysis resulted in an overall reference range of $26.24 – $53.01 per share for purposes of evaluating CRC Common Stock on a standalone public market trading basis, as compared to the closing price of CRC Common Stock on September 12, 2025 of $53.01.

Other CRC Standalone Financial Reviews Solely for Informational Reference Purposes

In order to provide certain context for the financial analyses in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews of CRC on a standalone basis as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews to be determinative methodologies for purposes of its opinion.

CRC Stock Price Trading History. Guggenheim Securities reviewed CRC’s stock price trading history for the period beginning September 12, 2024 and ending September 12, 2025. Guggenheim Securities noted that the range of low and high trading prices during such period was $30.97 – $60.41.

CRC Wall Street Equity Research Analyst Stock Price Targets. Guggenheim Securities reviewed ten Wall Street equity research analyst stock price targets for CRC Common Stock, as published prior to September 12, 2025 (the last trading day prior to the announcement of the Merger). Guggenheim Securities noted that such Wall Street equity research analyst stock price targets for CRC Common Stock discounted using the midpoint cost of equity and assuming discounting 1-year from the price target date were $49.16 – $63.84 per share, and the median discounted price target was $53.85.

Relative Valuation Analysis

In assessing the Exchange Ratio in connection with rendering its opinion, Guggenheim Securities performed various relative valuation financial analyses which are summarized below.

Implied Exchange Ratio Analysis. Guggenheim Securities derived valuation reference ranges for the common stock of Berry and CRC, respectively, using the financial methodologies described above under the captions “Berry Net Asset Value Analysis,” “Berry Selected Publicly Traded Companies Analysis,” “CRC Discounted Cash Flow Analysis” and “CRC Selected Publicly Traded Companies Analysis.”

Guggenheim Securities then calculated a range of implied exchange ratios based on the derived valuation reference ranges for each such financial methodology and the related implied pro forma level of ownership by Berry Stockholders in the combined company. With respect to each indicated range of implied exchange ratios, the low implied exchange ratio was calculated by dividing the low end of the Berry per share equity value reference range by the high end of the CRC per share equity value reference range and the high implied exchange ratio was calculated by dividing the high end of the Berry per share equity value reference range by the low end of the CRC per share equity value reference range. The following table summarizes the implied exchange ratios and pro forma ownership levels resulting from this analysis.

Implied Exchange Ratio Analysis

Exchange Ratio	0.0718x

Implied Exchange Ratio
Financial Analyses	Low	High
Berry Net Asset Value Analysis and CRC Discounted Cash Flow Analysis
Strip Pricing	0.0448x	0.1114x
Consensus Pricing	0.0488x	0.1185x
Selected Publicly Traded Companies Analysis
Enterprise Value / 2026E EBITDA	0.0624x	0.1749x
For Informational Reference Purposes
Precedent Transaction Premia Paid	0.0629x	0.0716x
Stock Price Trading History	0.0349x	0.1905x
Wall Street Equity Research Analyst Stock Price Targets	0.0407x	0.1320x

Pro Forma Analysis

Pro Forma Stock Price Analysis (Market Approach). Guggenheim Securities performed a market approach pro forma stock price analysis to calculate the value accretion/(dilution) implied by the Merger to the Berry Stockholders and CRC Stockholders with Synergies. The market approach pro forma stock price analysis compared the closing prices of the Berry Common Stock and CRC Common Stock on September 12, 2025 (the last trading day prior to the announcement of the Merger), to the implied value of the pro forma equity in the combined company after giving effect to the Merger. To calculate the implied value of the pro forma equity in the combined company after giving effect to the Merger, Guggenheim Securities calculated a per share pro forma equity value by (i) calculating the standalone enterprise value for each of Berry and CRC, (ii) calculating the implied enterprise value uplift from capitalized Synergies at a blended pro forma EV / EBITDA multiple of 4.7x, (iii) calculating an implied pro forma equity value by subtracting from such pro forma enterprise value the pro forma net debt (in the case of (i), (ii) and (iii), all as provided and approved for Guggenheim Securities’ use by Berry’s senior management), and (iv) dividing such pro forma equity value by the pro forma fully diluted shares outstanding. The market approach pro forma stock price analysis reflected an implied pro forma price for the Berry Common Stock of $4.06 per share, which reflected 23% implied value accretion to the holders of Berry Common Stock based on the September 12, 2025 closing price of Berry Common Stock.

“Has/Gets” Analysis (Intrinsic Value Approach). Guggenheim Securities performed a “Has/Gets” analysis to compare the net asset value per share of Berry Common Stock on a standalone basis as described above under the caption “Berry Net Asset Value Analysis” and the discounted cash flow value per share of CRC Common Stock on a standalone basis as described above under the caption “CRC Discounted Cash Flow Value Analysis” to the implied value attributable to a share of Berry Common Stock and a share of CRC Common Stock giving pro forma effect to the Merger on an intrinsic value basis. Guggenheim Securities calculated the pro forma equity values on an intrinsic value basis by adding (i) the range of standalone net asset values for Berry described above under the caption “Berry Net Asset Value Analysis” utilizing both strip pricing and consensus pricing as of September 10, 2025, (ii) the range of standalone discounted cash flow values for CRC described above under the caption “CRC Discounted Cash Flow Analysis” utilizing both strip pricing and consensus pricing as of September 10, 2025, and (iii) $85 million of annual run rate synergies (reflecting the midpoint of the range of annual synergies from the Synergy Estimates, fully achieved in 2027) discounted to present value using CRC’s estimated cost of capital and perpetuity growth rate assumptions described above under the caption “CRC Discounted Cash Flow Analysis.”

The implied value per share of Berry Common Stock and the CRC Common Stock indicated by such analysis on a standalone and pro forma basis is summarized in the table below:

“Has/Gets” (Intrinsic Value Approach)

	Low	High
Strip Pricing
Berry Standalone	$4.70	$5.51
Pro Forma (Berry) at 6.4% ownership	3.92	7.78
CRC Standalone	$49.47	$104.85
Pro Forma (CRC) at 93.6% ownership	54.66	108.42
Consensus Pricing
Berry Standalone	$5.23	$6.08
Pro Forma (Berry) at 6.4% ownership	4.08	7.97
CRC Standalone	$51.27	$107.04
Pro Forma (CRC) at 93.6% ownership	56.82	110.97

Other Considerations

Except as described in the summary above, Berry did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The type and amount of consideration payable in the Merger were determined through negotiations between Berry and CRC and were approved by the Berry Board. The decision to enter into the Merger Agreement was solely that of the Berry Board. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the Berry Board. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of the Berry Board with respect to the fairness, from a financial point of view, to the holders of shares of Berry Common Stock of the Exchange Ratio pursuant to the Merger.

Pursuant to the terms of Guggenheim Securities’ engagement, Berry has agreed to pay a cash transaction fee (based on a percentage of the aggregate value associated with the Merger) upon consummation of the Merger, which cash transaction fee currently is estimated to be $11,000,000. Berry has previously paid Guggenheim Securities a cash milestone fee of $2,500,000 that became payable upon the rendering of Guggenheim Securities’ opinion, which will be credited against the foregoing cash transaction fee. In addition, Berry has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.

Aside from Guggenheim Securities’ engagement by Berry in connection with the Merger, during the two years prior to the rendering of its opinion, Guggenheim Securities was previously engaged by Berry to provide certain financial advisory or investment banking services in connection with matters unrelated to the Merger, for which Guggenheim Securities received (or expects to receive) customary fees. Specifically, during the past two years, Guggenheim Securities performed the following financial advisory or investment banking services for Berry: acted as Berry’s financial advisor in connection with (i) its acquisition of Macpherson Energy Corporation in September 2023 and (ii) its December 2024 refinancing of existing indebtedness. Guggenheim Securities received an aggregate fee between $2,000,000 and $3,000,000 in connection with the foregoing matters. Guggenheim Securities has not previously been engaged during the past two years by CRC to provide financial advisory or investment banking services for which Guggenheim Securities received fees. Guggenheim Securities may in the future seek to provide Berry and CRC or their respective affiliates with financial advisory and investment banking services unrelated to the Merger, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to Berry, CRC, other participants in the Merger or their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Berry, CRC, other participants in the Merger or their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in Berry, CRC, other participants in the Merger or their respective affiliates.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Berry, CRC, other participants in the Merger or their respective affiliates or the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Interests of Certain Berry Directors and Executive Officers in the Merger

In considering the recommendations of the Berry Board with respect to the Merger Agreement Proposal and the Advisory Compensation Proposal, Berry Stockholders should be aware that the directors and executive officers of Berry have interests in the Merger that may be different from, or in addition to, the interests of Berry Stockholders generally.

These interests include, but are not limited to, the treatment in the Merger of outstanding incentive awards, potential severance payments and benefits upon an executive officer’s qualifying termination of employment that occurs on or within 12 months following the Closing and rights to ongoing indemnification and insurance coverage. These interests are described in more detail below, and certain of them are quantified in the narrative and tabular disclosure included in the section entitled “The Merger—Interests of Certain Berry Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Berry’s Named Executive Officers in Connection with the Merger” beginning on page 99 of this proxy statement/prospectus. The members of the Berry Board were aware of and considered these interests, among other matters, in reaching their decision to approve the Merger Agreement, in approving the Merger Agreement and in determining to recommend that Berry Stockholders approve the Merger Agreement Proposal.

Indemnification and Insurance

Berry’s directors and executive officers are entitled to indemnification and coverage under directors’ and officers’ liability insurance policies in certain circumstances. See “The Merger—Indemnification; Directors’ and Officers’ Insurance” beginning on page 100 of this proxy statement/prospectus.

Treatment of Berry Equity Awards in the Merger

Berry’s directors and executive officers hold one or more of the following equity-based awards: Single Trigger Berry RSUs, Non-Single Trigger Berry RSUs, Single Trigger Berry PSUs, and Non-Single Trigger Berry PSUs. The Merger Agreement provides for the treatment set forth below with respect to such awards held by Berry’s non-employee directors and executive officers at the Effective Time.

 Single Trigger Berry RSUs

Each Single Trigger Berry RSU that is outstanding as of immediately prior to the Effective Time will immediately vest in full and be cancelled and converted into the right to receive, without interest, an amount in cash equal to (1)(x) the number of shares of Berry Common Stock subject to such Single Trigger Berry RSU immediately prior to the Effective Time multiplied by (y) the Equity Award Cash-Out Price, plus (2) all unpaid dividend equivalents, if any, as of the Effective Time with respect to such Single Trigger Berry RSU, less (3) applicable taxes.

The following table sets forth, for each executive officer of Berry, the aggregate number of shares of Berry Common Stock subject to unvested Single Trigger Berry RSUs held by such executive officers as of September 15, 2025, and the estimated value each holder may receive in connection with the Merger with respect to such awards. The estimated value of the Single Trigger Berry RSUs has been calculated using $4.06 per share of Berry Common Stock, determined by multiplying the Exchange Ratio of 0.0718 by $56.56, the average closing price per share of CRC Common Stock over the first five business days following the first public announcement of the Merger on September 15, 2025.

Executive Officer Name	Number of Shares Subject to Outstanding Single Trigger Berry RSUs (#)	Value of Outstanding Single Trigger Berry RSUs ($)	Value of Dividend Equivalents with Respect to Outstanding Single Trigger Berry RSUs ($)
Fernando Araujo	29,899	121,390	49,034
Danielle Hunter	20,179	81,927	33,094
Jenarae Garland	—	—	—
Jeffrey Magids	—	—	—
Michael Helm	6,726	27,308	11,031

The following table sets forth, for each non-employee director of Berry, the aggregate number of shares of Berry Common Stock subject to unvested Single Trigger Berry RSUs held by such non-employee director as of September 15, 2025, and the estimated value each holder may receive in connection with the Merger with respect to such awards. The estimated value of the Single Trigger Berry RSUs has been calculated using $4.06 per share of Berry Common Stock, determined by multiplying the Exchange Ratio of 0.0718 by $56.56, the average closing price per share of CRC Common Stock over the first five business days following the first public announcement of the Merger on September 15, 2025.

Non-Employee Director Name	Number of Shares Subject to Outstanding Single Trigger Berry RSUs (#)	Value of Outstanding Single Trigger Berry RSUs ($)	Value of Dividend Equivalents with Respect to Outstanding Single Trigger Berry RSUs ($)
Matt Bob	27,911	113,319	2,670
Renee Hornbaker	33,233	134,926	2,991
Anne Mariucci	22,659	91,996	2,039
Rajath Shourie	22,659	91,996	2,039
James Trimble	22,659	91,996	2,039

Non-Single Trigger Berry RSUs

Each Non-Single Trigger Berry RSU that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically cease to represent a restricted stock unit denominated in shares of Berry Common Stock and will be converted into a CRC RSU. The number of shares of CRC Common Stock subject to each such CRC RSU will be equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Berry Common Stock subject to such Non-Single Trigger Berry RSU immediately prior to the Effective Time multiplied by (y) the Exchange Ratio.

The following table sets forth, for each executive officer of Berry, the aggregate number of shares of Berry Common Stock subject to unvested Non-Single Trigger Berry RSUs held by such executive officers as of

September 15, 2025, and the number of CRC RSU awards that each executive officer would receive in connection with the Merger. The estimated value of the Non-Single Trigger Berry RSUs has been calculated using $4.06 per share of Berry Common Stock, determined by multiplying the Exchange Ratio of 0.0718 by $56.56, the average closing price per share of CRC Common Stock over the first five business days following the first public announcement of the Merger on September 15, 2025.

Executive Officer Name	Number of Shares Subject to Outstanding Non-Single Trigger Berry RSUs (#)	Number of Shares of CRC Common Stock Subject to the new CRC RSU Award (#)	Value of Outstanding Non-Single Trigger Berry RSUs ($)	Value of Dividend Equivalents with Respect to Outstanding Non-Single Trigger Berry RSUs ($)
Fernando Araujo	248,329	17,830	1,008,216	70,006
Danielle Hunter	152,384	10,941	618,679	42,958
Jenarae Garland	137,987	9,907	560,227	12,419
Jeffrey Magids	28,324	2,034	114,995	2,549
Michael Helm	49,986	3,589	202,943	17,063

None of Berry’s non-employee directors holds a Non-Single Trigger Berry RSU as of the date hereof or is expected to hold a Non-Single Trigger Berry RSU as of the Effective Time.

Single Trigger Berry PSUs

Each Single Trigger Berry PSU that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically accelerate and be cancelled and converted into the right to receive, without interest, an amount in cash equal to (1)(x) the number of shares of Berry Common Stock subject to such Single Trigger Berry PSU immediately prior to the Effective Time based on target performance or, solely to the extent required by the terms of the applicable award agreement, the greater of target performance and actual performance as of immediately prior to the Effective Time multiplied by (y) the Equity Award Cash-Out Price, plus (2) all unpaid dividend equivalents, if any, as of the Effective Time with respect to such Single Trigger Berry PSU (in respect of a number of shares of Berry Common Stock based on target performance or, solely to the extent required by the terms of the applicable award agreement, the greater of target performance and actual performance through the Effective Time), less (3) applicable taxes.

The following table sets forth, for each executive officer of Berry, the aggregate number of shares of Berry Common Stock subject to unvested Single Trigger Berry PSUs based on the deemed achievement of target performance (100%), in each case, held by such executive officers as of September 15, 2025. The estimated value of the Single Trigger Berry PSUs has been calculated using $4.06 per share of Berry Common Stock, determined by multiplying the Exchange Ratio of 0.0718 by $56.56, the average closing price per share of CRC Common Stock over the first five business days following the first public announcement of the Merger on September 15, 2025.

Executive Officer Name	Number of Shares Subject to Outstanding Single Trigger Berry PSUs (based on target performance) (#)	Value of Outstanding Single Trigger Berry PSUs (based on target performance) ($)	Value of Dividend Equivalents with Respect to Outstanding Single Trigger Berry PSUs (based on target performance) ($)
Fernando Araujo	134,546	546,257	220,655
Danielle Hunter	90,808	368,680	148,925
Jenarae Garland	—	—	—
Jeffrey Magids	—	—	—
Michael Helm	30,270	122,896	49,643

None of Berry’s non-employee directors hold a Single Trigger Berry PSU as of the date hereof or is expected to hold a Single Trigger Berry PSU as of the Effective Time.

 Non-Single Trigger Berry PSUs

Each Non-Single Trigger Berry PSU that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically cease to represent a performance stock unit denominated in shares of Berry Common Stock and will be converted into a CRC RSU award. The number of shares of CRC Common Stock subject to each such CRC RSU awards will be equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Berry Common Stock subject to such Non-Single Trigger Berry PSU immediately prior to the Effective Time, based on the greater of target performance and actual performance through the Effective Time as reasonably determined by the Berry Compensation Committee in consultation with CRC, multiplied by (y) the Exchange Ratio. Each such CRC RSU award will have a time-based vesting schedule of the same length of the performance period under the Non-Single Trigger Berry PSU and will continue to be governed by the same terms and conditions as were applicable to the applicable Non-Single Trigger Berry PSU immediately prior to the Effective Time, and all unpaid dividend equivalents, if any, as of the Effective Time with respect to such Non-Single Trigger Berry PSU, based on the greater of target performance and actual performance through the Effective Time as reasonably determined by the Berry Compensation Committee in consultation with CRC, will be assumed and become an obligation in connection with the applicable CRC RSU award.

The following table sets forth, for each executive officer of Berry, the aggregate number of shares of Berry Common Stock subject to unvested Non-Single Trigger Berry PSUs held by such executive officer, assuming achievement of target performance (100%), as of September 15, 2025 and the number of CRC RSU awards that each executive officer would receive in connection with the Merger. The estimated value of the Non-Single Trigger Berry PSUs has been calculated using $4.06 per share of Berry Common Stock, determined by multiplying the Exchange Ratio of 0.0718 by $56.56, the average closing price per share of CRC Common Stock over the first five business days following the first public announcement of the Merger on September 15, 2025.

Executive Officer Name	Number of Shares Subject to Outstanding Non-Single Trigger Berry PSUs (based on target performance) (#)	Number of Shares of CRC Common Stock Subject to the new CRC PSU Award (#)	Value of Outstanding Non-Single Trigger Berry PSUs (based on target performance) ($)	Value of Dividend Equivalents with Respect to Outstanding Non-Single Trigger Berry PSUs (based on target performance) ($)
Fernando Araujo	351,037	25,204	1,425,210	138,820
Danielle Hunter	215,410	15,466	874,565	85,186
Jenarae Garland	137,987	9,907	560,227	12,419
Jeffrey Magids	28,324	2,034	114,995	2,549
Michael Helm	77,064	5,533	312,880	35,205

None of Berry’s non-employee directors hold a Non-Single Trigger Berry PSU as of the date hereof or is expected to hold a Non-Single Trigger Berry PSU as of the Effective Time.

Retention Agreements

In connection with the Merger, Berry has entered into employee retention agreements with its executive officers (the “Retention Agreements”). Under the Retention Agreements, each executive is eligible to receive a one-time retention bonus (the “Retention Bonus”), subject to applicable taxes and withholdings, contingent upon the executive’s continued employment through Closing and execution of a reaffirmation of the release of claims therein. Therefore, the Retention Bonus is a “single trigger” payment. Pursuant to the Retention Agreements, upon Closing, the executive’s employment will be terminated without cause (as defined in the applicable Key Employee Agreement (as defined below)). The Retention Agreements also include a general release of claims by the executive. Mr. Araujo’s Retention Agreement contains certain restrictive covenants (including standard non-competition and non-solicitation agreements). The following table sets forth, for each executive officer of Berry, the value of each Retention Bonus:

Executive Officer Name	Retention Bonus ($)
Fernando Araujo	100,000
Danielle Hunter	950,000
Jenarae Garland	400,000
Jeffrey Magids	360,000
Michael Helm	360,000

Severance Entitlements

Each of Berry’s executive officers is party to an executive employment agreement, key employee agreement, or change in control agreement, in each case, with Berry (each, a “Key Employee Agreement” and, collectively, the “Key Employee Agreements”).

All benefits provided under the Key Employee Agreements with respect to termination of employment in connection with a change in control are considered “double trigger,” meaning that the executive officer must be terminated without “Cause” or for “Good Reason” (each as defined in the applicable Key Employee Agreement) within the 12-month period following the Merger (a “qualifying event”), which will constitute a “Sale of the Company” as defined in the Key Employee Agreements, in order to receive the following benefits, subject to such executive officer’s timely execution and non-revocation of a full release of claims in favor of Berry and its affiliates and subsidiaries following the qualifying event:

•

for Mr. Araujo and Ms. Hunter, (i) a cash amount equal to three times the sum of (A) their annual base salary immediately preceding the qualifying event (or, if they resign for good reason, their base salary in effect before the reduction giving rise to good reason) plus (B) the value of their target annual cash incentive bonus for the year in which the qualifying event occurs, payable in 36 substantially equal monthly installments; (ii) a cash payment equal to a prorated annual cash incentive bonus for the calendar year in which the qualifying event occurs based on actual performance through the qualifying event (provided, however, that as described further below, in the event that the Merger closes in 2025, the executive officer would instead be entitled to receive payment of the 2025 annual cash incentive without proration, based on the greater of target or actual performance through the closing of the Merger) and, if applicable, any earned but unpaid annual cash incentive bonus for the calendar year prior to the year in which the qualifying event occurs, in each case, payable in a lump sum on the later to occur of the date such annual bonuses are paid to continuing executives or a date that is 60 days following the qualifying event; and (iii) reimbursement of up to 18 months of continuation coverage under the Consolidated Omnibus Budget Reconciliation act (“COBRA”) and, if they are still receiving COBRA continuation coverage 18 months following the qualifying event, then they will be entitled to receive and additional payment in an amount not to exceed the value of 18 months of the COBRA continuation coverage, payable in monthly installments.

•

for Mr. Helm, (i) a cash payment equal to two times the sum of (A) the greatest of (x) his base salary in effect (1) for the calendar year in which the qualifying event occurs, (2) immediately preceding the Merger, or (3) prior to the occurrence of “good reason” plus (B) the value of his target annual cash incentive bonus for the year in which the qualifying event occurs, payable in a lump sum on the first regularly schedule pay date that is on or after the date that the release becomes effective and irrevocable; (ii) a cash payment equal to a prorated annual cash incentive bonus for the calendar year in which the qualifying event occurs based on actual performance through the qualifying event (provided, however, that, as described further below, in the event that the Merger closes in 2025, the executive officer would instead be entitled to receive payment of the 2025 annual cash incentive without proration, based on the greater of target or actual performance through the Closing) and, if applicable, any earned but unpaid annual cash incentive bonus for the calendar year prior to the year in which the qualifying event occurs, payable in a lump sum on the first scheduled pay date that is on or after the date that is 60 days after the qualifying event; and (iii) reimbursement of up to 12 months of COBRA continuation coverage, payable in monthly installments.

•

for Ms. Garland and Mr. Magids, (i) a cash payment equal to two times the sum of (A) their base salary immediately preceding the qualifying event (or, if they resign for good reason, their base salary in effect before the reduction giving rise to good reason) plus (B) the value of their target annual cash incentive bonus for the year in which the qualifying event occurs, payable in a lump sum on the first regularly schedule pay date that is on or after the date that the release becomes effective and irrevocable; (ii) a cash payment equal to a prorated annual cash incentive bonus based on actual performance through the qualifying event (provided, however, that as described further below, in the event that the Merger closes in 2025, the executive officer would instead be entitled to receive payment of the 2025 annual cash incentive without proration, based on the greater of target or actual performance through the Closing), and, if applicable, any earned but unpaid annual cash incentive bonus for the calendar year prior to the year in which the qualifying event occurs, in each case, payable in a lump sum on the later to occur of the date such annual bonuses are paid to continuing executives or a date that is 60 days following the qualifying event; and (iii) reimbursement of up to 12 months of COBRA continuation coverage, payable in monthly installments.

In addition, upon a qualifying event, each CRC RSU held by an executive officer after the conversion at the Effective Time from Non-Single Trigger Berry RSUs and Non-Single Trigger Berry PSUs as described above, will accelerate and vest in full. For an estimate of the value of the payments and benefits described above that would be payable to Berry’s named executive officers under the Key Employee Agreements upon a qualifying termination in connection with the Merger, see the section entitled “The Merger—Interests of Certain Berry Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Berry’s Named Executive Officers in Connection with the Merger” beginning on page 99 of this proxy statement/prospectus.

2025 Annual Bonuses

Each Berry employee (including each of the executive officers) who remains employed through the payment date will be eligible for a 2025 annual bonus in an amount determined by Berry (in consultation with CRC) based on the greater of target performance and actual performance measured with respect to such employee; provided that if such employee is terminated by Berry or any of its subsidiaries without “cause” (as defined in the Berry 2022 Omnibus Incentive Plan or Key Employee Agreement, as applicable) or if an employee who is party to a Key Employee Agreement resigns for “good reason” (as defined in the applicable Key Employee Agreement), in each case, following the Effective Time and prior to the receipt of such annual cash incentive in the ordinary course, subject to execution and non-revocation of a release of claims in a form reasonably acceptable to CRC, such employee will receive such annual cash incentive based on the greater of target performance and actual performance through December 31, 2025 (or, if earlier in accordance with the following paragraph, the Closing) with no time-based proration.

If the Merger occurs prior to the time at which performance for 2025 annual cash incentives is determined in the ordinary course, Berry may, in consultation with CRC, determine performance for such annual cash incentives in good faith prior to the Merger based on performance achieved during 2025 through the Closing. The 2025 annual bonuses will be paid no later than March 15, 2026.

2026 Annual Bonuses

With respect to the 2026 fiscal year, each Berry employee (including each of the executive officers) will be eligible to earn an annual cash incentive based on actual performance and paid at the same time as annual cash incentives are paid in the ordinary course to other similarly situated employees of CRC or its affiliates, subject to continued employment through the date of payment. If (i) a Berry employee who is not party to a Key Employee Agreement is terminated by CRC, the Surviving Corporation or any of their Subsidiaries, following the Effective Time without “cause” (as defined in the Berry 2022 Omnibus Incentive Plan) or (ii) a Berry employee who is party to a Key Employee Agreement is terminated by CRC, the Surviving Corporation or any of their Subsidiaries, following the Effective Time without “cause” (as defined in the applicable Key Employee Agreement) or resigns for “good reason” (as defined in the applicable Key Employee Agreement), or, if applicable, terminates due to such employee’s death or “disability” (as defined in the applicable Key Employee Agreement), in each case, prior to the payment of such annual cash incentive in the ordinary course, subject to execution and non-revocation of a release of claims in a form reasonably acceptable to CRC, such employee will receive a prorated portion of their annual cash incentive measured at (A) for the portion of the 2026 fiscal year through and including the Closing Date, the target level of performance and (B) for the portion of the fiscal year following the Closing Date, the actual level of performance, payable at the same time as annual cash incentives are paid in the ordinary course to other similarly-situated employees of CRC and its affiliates (but in any event no later than March 15, 2027).

2026 Fiscal Year Long-Term Incentive Awards

If the Closing does not occur on or prior to March 1, 2026, Berry may make annual long-term incentive awards in respect of its 2026 fiscal year to eligible employees, and may also make the annual equity retainer award to non-employee directors in the ordinary course and consistent with past practice. Such grants will have a target grant date fair market value not exceeding, in the aggregate, more than 5% of the aggregate target grant date fair value of Berry’s annual long-term incentive awards in respect of its 2025 fiscal year. The terms and conditions of the employee grants will generally be consistent with Berry’s past practices for the annual long-term incentive awards granted in respect of its 2025 fiscal year, except that any accelerated vesting with respect to (i) fiscal year 2026 grants to employees would be limited to a prorated period of service following the date of grant and any Berry PSUs would convert to CRC RSUs at the Effective Time based on the target level of performance and (ii) fiscal year 2026 annual equity retainer awards to non-employee directors would occur at the Effective Time based on a prorated period of service following the date of grant through the Effective Time.

Sign-on Cash Award

In connection with her commencement of employment and in consideration of the value of cash and equity awards Ms. Garland forfeited to leave her former employer to join the company, Berry entered into a Time-Based Cash Award Agreement with Ms. Garland (the “Sign-on Award Agreement”). Under the Sign-on Award Agreement, Ms. Garland was granted a one-time cash award of $250,000, which vests on December 1, 2025, subject to her continued employment through such date. In the event Ms. Garland voluntarily resigns or is terminated with cause within twelve months of the vesting date, Ms. Garland must repay the award in full. The award accelerates in full upon Ms. Garland’s earlier death, “Disability” (as defined in the Sign-on Award Agreement), or upon a “Sale of the Company” (as defined in the Sign-on Award Agreement).

Further Actions

Berry may implement strategies to mitigate the impact of Sections 280G and 4999 of the Code with respect to payments and other benefits that may be payable to executive officers in connection with the transaction, including that Berry may, in consultation with CRC, enter into or expand non-competition covenants. If Berry determines in good faith that it is reasonably likely that the Closing will occur in 2026, it may accelerate into 2025 the payment of annual cash incentive opportunities to executive officers (subject to repayment in the event the applicable executive officer is terminated by Berry for cause or resigns without good reason before the earlier of (i) the time at which annual cash incentives are paid to other employees or (ii) March 1, 2026).

Quantification of Potential Payments and Benefits to Berry’s Named Executive Officers in Connection with the Merger

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of Berry’s named executive officers, that is based on or otherwise relates to the Merger and that will or may become payable to the named executive officers at the completion of the Merger or on a qualifying termination of employment upon or following the consummation of the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Merger-related compensation payable to the Berry named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding, advisory vote of Berry Stockholders. The “named executive officers” for purposes of this Item 402(t) disclosure are the individuals listed as such in Berry’s most recent annual proxy statement and that are still employed by Berry as of September 15, 2025, with the addition of Mr. Magids (who serves in the current position of Berry’s principal financial officer).

The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of Berry’s applicable named executive officers would receive using the following assumptions: (i) the completion of the Merger occurs on September 15, 2025, (ii) each named executive officer experiences a qualifying termination at such time, (iii) the named executive officer’s base salary rate, annual target bonus, and group health plan elections remain unchanged from that in effect as of the date of this filing, (iv) for purposes of the named executive officer’s 2025 annual bonus, target performance was greater than actual performance through the Effective Time with no time-based proration, (v) Berry equity awards outstanding as of the date hereof do not otherwise vest prior to the completion of the Merger, and, in connection with the Merger, are subject to the treatment as described above under “The Merger—Interests of Certain Berry Directors and Executive Officers in the Merger—Treatment of Berry Equity Awards in the Merger,” (vi) the closing price of a share of CRC Common Stock on the completion of the Merger is $56.56 (which, in accordance with Item 402(t), is the average closing price per share of CRC Common Stock over the first five business days following the first public announcement of the Merger on September 15, 2025), (vii) the value of all equity awards is determined by using the Equity Award Cash-Out Price of $4.06, with all performance-based awards also valued at target performance levels at the time of the settlement, (viii) no named executive officers receive any additional equity grants prior to completion of the Merger, and (ix) each named executive officer has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive the payments and benefits. Values shown below do not take into account any impact of excise taxes or payment reductions imposed in connection with Sections 280G or 4999 of the Code, or any increase in compensation that may occur following the date of this filing or following the Merger. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by the Berry named executive officers may differ materially from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Total ($)
Fernando Araujo	4,428,516	3,101,073	100,903	7,630,492
Danielle Hunter	5,110,162	1,943,851	56,795	7,110,808
Jeffrey Magids	1,841,098	229,991	—	2,071,089
Michael Helm	1,948,941	666,027	27,127	2,642,095

(1)

Amounts shown reflect the cash severance payable upon a qualifying termination in connection with a change in control as provided for under the Key Employee Agreements, and the retention bonuses payable upon Closing pursuant to the Retention Agreements, in each case as described under “The Merger—Interests of Certain Berry Directors and Executive Officers in the Merger—Severance Entitlements” and “The Merger—Interests of Certain Berry Directors and Executive Officers in the Merger—Retention Agreements,” respectively. The retention bonus payments are considered to be “single-trigger,” which means that the named executive officer is entitled to payment upon a change in control of Berry, such as the Merger, and the cash severance payments are considered to be “double-trigger,” which means that the named executive officer must undergo a qualifying termination in connection with a change in control of Berry, such as the Merger prior to any payment being provided to the Berry named executive officer. The annual base salaries are as follows: $550,000 for Mr. Araujo, $550,000 for Ms. Hunter, $360,000 for Mr. Magids, and $360,000 for Mr. Helm. The annual cash incentive bonus target amounts are as follows: $550,000 for Mr. Araujo, $550,000 for Ms. Hunter, $252,000 for Mr. Magids, and $252,000 for Mr. Helm. The retention bonuses are as follows: $100,000 for Mr. Araujo, $950,000 for Ms. Hunter, $360,000 for Mr. Magids, and $360,000 for Mr. Helm. The dividend equivalent awards with respect to the named executive officer’s Single Trigger Berry RSUs and Single Trigger Berry PSUs (which are considered to be “single-trigger” payments) are as follows: $269,689 for Mr. Araujo, $182,019 for Ms. Hunter, $0 for Mr. Magids, and $60,674 for Mr. Helm. The dividend equivalent awards with respect to the named executive officer’s Non-Single Trigger Berry RSUs and Non-Single Trigger PSUs (which are considered to be “double-trigger” payments) are as follows: $208,826 for Mr. Araujo, $128,144 for Ms. Hunter, $5,098 for Mr. Magids, and $52,268 for Mr. Helm.

(2)

The amounts shown in this column reflect the potential value of the acceleration of outstanding unvested Berry equity awards that each named executive officer could receive upon the Closing, as described under “The Merger—Interests of Certain Berry Directors and Executive Officers in the Merger—Treatment of Berry Equity Awards in the Merger.” The Merger Agreement provides for the vesting, settlement, or if applicable, conversion of (i) Single Trigger Berry PSUs based on target performance (or, solely to the extent required by the terms of the applicable award agreement, the greater of target performance and actual performance as of immediately prior to the Effective Time) and (ii) Non-Single Trigger Berry PSUs based on the greater of target or actual performance through the Effective Time as reasonably determined by the Berry Compensation Committee in consultation with CRC. The amounts in the columns attributable to Single Trigger Berry RSUs and Single Trigger Berry PSUs are considered to be “single-trigger,” which means that only a change in control of Berry, such as the Merger, must occur prior to any payment being provided to the Berry named executive officer. The amounts in the columns attributable to Non-Single Trigger Berry RSUs and Non-Single Trigger Berry PSUs are considered to be “double-trigger,” which means that the named executive officer must undergo a qualifying termination in connection with a change in control of Berry, such as the Merger, prior to any payment being provided to the Berry named executive officer. Details of the equity award payments are shown in the following supplemental table:

	Single Trigger Berry RSUs ($)	Single Trigger Berry PSUs ($)	Non-Single Trigger Berry RSUs ($)	Non-Single Trigger Berry PSUs ($)	Equity Total ($)
Fernando Araujo	121,390	546,257	1,008,216	1,425,210	3,101,073
Danielle Hunter	81,927	368,680	618,679	874,565	1,943,851
Jeffrey Magids	—	—	114,995	114,995	229,990
Michael Helm	27,308	122,896	202,943	312,880	666,027

(3)

Amounts shown reflect the value of 36 months, (or, for Mr. Helm, 12 months) of continued COBRA coverage for the named executive officer (other than Mr. Magids who is not currently enrolled in Berry’s health and welfare plans) and the named executive officer’s eligible dependents, under the Berry group health plan in which the named executive officer participated in immediately prior to the termination date. The benefits are “double-trigger,” which means that the named executive officer must undergo a qualifying termination in connection with a change in control of Berry, such as the Merger, prior to any payment being provided to the Berry named executive officer. Details of the benefit payments are shown in the following supplemental table:

	COBRA Coverage ($)	Benefits Total ($)
Fernando Araujo	100,903	100,903
Danielle Hunter	56,795	56,795
Jeffrey Magids	—	—
Michael Helm	27,127	27,127

Board of Directors and Management of CRC Following Completion of the Merger

Upon completion of the Merger, the current directors and executive officers of CRC are expected to continue in their current positions, other than as may be publicly announced by CRC in the normal course.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that from and after the Effective Time, CRC agrees that it will cause the Surviving Corporation to indemnify and hold harmless, each present and former (determined as of the Effective Time) director and officer of Berry to the fullest extent that Berry would have been permitted to do so under applicable law and the Berry Charter and the Berry Bylaws as in effect as of the date of the Merger Agreement, against any Costs (as defined in “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 127 of this proxy statement/prospectus) incurred in connection with, arising out of or otherwise related to any proceeding in connection with, arising out of, or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including actions to enforce such rights or any other indemnification or advancement right of any present or former (determined as of the Effective Time) director and officer of Berry and its subsidiaries, in each case, when acting in such capacity (each, an “Indemnified Party”). The Surviving Corporation will also advance expenses as incurred to the fullest extent that Berry would have been permitted to do so under applicable law, the Berry Charter and the Berry Bylaws in effect as of the date of the Merger Agreement. The Merger Agreement generally requires Berry as the Surviving Corporation to maintain in effect for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and current fiduciary liability insurance policies maintained by Berry with respect to claims arising from facts or events that occurred prior to the Effective Time, or maintain certain substitute policies, or to obtain a six-year tail policy under Berry’s existing directors’ and officers’ liability insurance policy providing equivalent coverage. For a more detailed description, see the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 127 of this proxy statement/prospectus.

Accounting Treatment of the Merger

CRC and Berry prepare their financial statements in accordance with GAAP. The Merger will be accounted for using the acquisition method of accounting in accordance with ASC 805, with CRC considered as the accounting acquirer and Berry as the accounting acquiree. Accordingly, consideration to be given by CRC to complete the Merger will be allocated to the identifiable tangible and intangible assets acquired and liabilities assumed of Berry based on their estimated fair values as of the date of the completion of the Merger, with any excess Merger Consideration being recorded as goodwill.

Regulatory Approvals

The consummation of the Merger is subject to antitrust review under the HSR Act and review by U.S. federal energy regulators under Section 203 of the FPA. On the terms and subject to the conditions set forth in the Merger Agreement, CRC and Berry agreed to cooperate with each other and use their respective reasonable best efforts to obtain all consents, registrations, approvals, permits, and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by the Merger Agreement, including any approvals or clearances applicable to the consummation of the Merger (i) in accordance with the HSR Act and (ii) under Section 203 of the FPA and FERC implementing rules thereunder. However, CRC is not required under the Merger Agreement to commit to, take or effect any action that would constitute a Burdensome Condition (as defined in “The Merger Agreement—Cooperation; Regulatory Approvals and Efforts to Close the Merger—Regulatory Remedies” beginning on page 126 of this proxy statement/prospectus) for the purpose of avoiding or eliminating each and every impediment under the Antitrust Laws (as defined in “The Merger Agreement—Cooperation; Regulatory Approvals and Efforts to Close the Merger—Regulatory Remedies” beginning on page 126 of this proxy statement/prospectus) or the FPA so as to enable Closing to occur as promptly as practicable.

The completion of the Merger is subject to the requisite regulatory approvals which include, among others, the (i) expiration or earlier termination of the applicable waiting period under the HSR Act under which the Merger may not be completed until HSR Notifications have been filed with the FTC and the DOJ, and the applicable waiting period has expired or been terminated and (ii) receipt of authorization to consummate the Merger under Section 203 of the FPA from FERC and FERC’s implementing rules thereunder. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Notifications or the early termination of that waiting period. If the FTC or DOJ issues a Second Request prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period (or commit not to complete the Merger for a specified period of time). The parties’ HSR Notifications were filed with the FTC and the DOJ on October 10, 2025. The waiting period under the HSR Act will expire on November 10, 2025 at 11:59 p.m., Eastern Time, unless earlier terminated or extended by the issuance of a Second Request by the FTC or DOJ.

See the section entitled “The Merger Agreement—Cooperation; Regulatory Approvals and Efforts to Close the Merger” beginning on page 125 of this proxy statement/prospectus for more information.

Expected Timing of the Merger

CRC and Berry currently expect to complete the Merger in the first quarter of 2026. Neither CRC nor Berry, however, can predict the actual date on which the Merger will be completed, and they cannot assure that the Merger will be completed, because completion of the Merger is subject to conditions beyond the control of each of CRC and Berry.

Exchange of Shares

As promptly as reasonably practicable after the Effective Time, with respect to shares of Berry Common Stock held through DTC in book-entry form, the Exchange Agent will deliver to DTC or its nominee the Merger Consideration, together with cash in lieu of any fractional shares of CRC Common Stock to which DTC is entitled under the Merger Agreement.

If you hold your shares of Berry Common Stock in certificated form, or in book-entry form but not through DTC, after receiving the proper documentation from you, as promptly as reasonably practicable after the Effective Time, the Exchange Agent will deliver to you the CRC Common Stock and a check in the amount of any cash in lieu of any fractional share to which you would otherwise be entitled pursuant to the Merger Agreement.

Treatment of Berry Equity Awards

Berry RSUs

Under the terms of the Merger Agreement, at the Effective Time, each Single Trigger Berry RSU will accelerate in full and be cancelled in exchange for an amount in cash, without interest, equal to (1)(x) the number of shares of Berry Common Stock subject to such Single Trigger Berry RSU immediately prior to the Effective Time multiplied by (y) the Equity Award Cash-Out Price, plus (2) any unpaid dividend equivalents as of the Effective Time with respect to such Single Trigger Berry RSU, less (3) applicable taxes.

Each Berry RSU under Berry’s incentive plans that is not a Single Trigger Berry RSU will be automatically canceled and cease to exist and will be converted into a CRC RSU. The number of shares of CRC Common Stock subject to each such CRC RSU will be equal to the product of (1) the number of shares of Berry Common Stock subject to such Berry RSU immediately prior to the Effective Time multiplied by (2) the Exchange Ratio. Except as expressly provided above, each such CRC RSU will continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the applicable Berry RSU immediately prior to the Effective Time and any unpaid dividend equivalents with respect to each such Berry RSU will be assumed and become an obligation in connection with the applicable CRC RSU.

Berry PSUs

Under the terms of the Merger Agreement, at the Effective Time, each Single Trigger Berry PSU will accelerate in full and be cancelled in exchange for an amount in cash equal to (1)(x) the number of shares of Berry Common Stock subject to such Single Trigger Berry PSU immediately prior to the Effective Time based on target performance or, solely to the extent required by the terms of the applicable award agreement, the greater of target performance and actual performance as of immediately prior to the Effective Time as reasonably determined by the Berry Compensation Committee after good faith consultation with CRC multiplied by (y) the Equity Award Cash-Out Price, plus (2) any unpaid dividend equivalents as of the Effective Time with respect to such Single Trigger Berry PSU (in respect of a number of shares of Berry Common Stock based on target performance or, solely to the extent required by the terms of the applicable award agreement, the greater of target performance and actual performance through the Effective Time as reasonably determined by the Berry Compensation Committee), less (3) applicable taxes.

Each Non-Single Trigger Berry PSU will be automatically canceled and cease to exist and will be converted into a CRC RSU. The number of shares of CRC Common Stock subject to each such CRC RSU will be equal to the product of (1) the number of shares of Berry Common Stock subject to such Non-Single Trigger Berry PSU immediately prior to the Effective Time, based on the greater of target performance and actual performance through the Effective Time as reasonably determined by the Berry Compensation Committee in consultation with CRC, multiplied by (2) the Exchange Ratio. Except as expressly provided above, each such CRC RSU will have time-based vesting schedule of the same length of the performance period under the Non-Single Trigger Berry PSU and will continue to be governed by the same terms and conditions as were applicable to the applicable Non-Single Trigger Berry PSU immediately prior to the Effective Time, and any unpaid dividend equivalents with respect to each such Non-Single Trigger Berry PSU, based on the greater of target performance and actual performance through the Effective Time as reasonably determined by the Berry Compensation Committee in consultation with CRC, will be assumed and become an obligation in connection with the applicable CRC RSU.

Berry Restricted Cash Awards

Each Restricted Cash Award that will not accelerate at the Effective Time in accordance with its terms as in effect as of the date of the Merger Agreement will (i) be assumed by CRC and (ii) following the Effective Time, continue as a Restricted Cash Award that will be governed by the same terms and conditions (including vesting terms) as were applicable to the applicable Restricted Cash Award.

Dividend Policy

The CRC Board has approved a cash dividend policy that contemplates a total annual dividend of $1.55 per share of CRC Common Stock, payable to stockholders in quarterly increments of $0.3875 per share. CRC last paid a cash dividend of $0.3875 per share on September 12, 2025. The terms of the Merger Agreement limit CRC’s ability to declare, set aside or pay dividends prior to the completion of the Merger, except for (i) regular quarterly cash dividends (or corresponding dividend equivalents in respect of equity awards) payable by CRC in the ordinary course (and excluding any special dividends), with increases as the CRC Board may determine from time to time, and (ii) intercompany dividends and distributions between CRC and its wholly-owned subsidiaries.

The Berry Board has discretion to determine the payment and amount of future dividends, which will depend upon Berry’s future earnings, financial condition, capital requirements and other factors. Berry last paid its stockholders a cash dividend of $0.03 per share on August 28, 2025. The terms of the Merger Agreement limit Berry’s ability to declare, set aside or pay dividends, except for (i) regular quarterly dividends in an amount not to exceed $0.03 per share of Berry Common Stock, in each case declared and paid at such times and in such amounts as is consistent with historical practice over the 12-month period prior to the date of the Merger Agreement, and (ii) intercompany dividends and distributions between Berry and its wholly-owned subsidiaries.

For additional information on the treatment of dividends under the Merger Agreement, see the section entitled “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 115 of this proxy statement/prospectus.

CRC Stockholders and Berry Stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared.

Listing of CRC Common Stock; Delisting of Berry Common Stock

It is a condition to the Closing that the CRC Common Stock to be issued in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance. CRC has agreed to cause such CRC Common Stock to be approved for listing on the NYSE, subject to official notice of issuance.

Shares of Berry Common Stock currently trade on the NASDAQ under the stock symbol “BRY.” When the Merger is completed, the Berry Common Stock currently listed on the NASDAQ will cease to be quoted on the NASDAQ and will be deregistered under the Exchange Act as promptly as practicable after the Effective Time, and in any event no later than 10 days after the Effective Time.

No Appraisal Rights

Under Section 262 of the DGCL, Berry Stockholders are not entitled to appraisal rights in connection with the Merger.

Litigation Relating to the Merger

Lawsuits may be filed against CRC, the CRC Board, CRC’s officers, Berry, the Berry Board or Berry’s officers in connection with the Merger, which could prevent or delay completion of the Merger and result in substantial costs to CRC or Berry, including any costs associated with indemnification obligations of CRC or Berry.

THE MERGER AGREEMENT

The following description sets forth the principal terms of the Merger Agreement, which is attached as Annex A and incorporated by reference into this proxy statement/prospectus. The rights and obligations of the parties to the Merger Agreement are governed by the express terms and conditions of the Merger Agreement and not by this description, which is summary by nature, or by any other description of the Merger Agreement in this proxy statement/prospectus. This description does not purport to be complete, may not contain all of the information about the Merger Agreement that is important to you and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully and in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding any of the proposals described in this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms are included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about CRC and Berry contained in this proxy statement/prospectus or in the public reports of CRC and Berry filed with the SEC may supplement, update or modify the factual disclosures about CRC and Berry contained in the Merger Agreement. The representations, warranties and covenants in the Merger Agreement were qualified and subject to important limitations agreed to by the parties to the Merger Agreement in connection with negotiating the terms of the Merger Agreement. The representations and warranties in the Merger Agreement were made only for purposes of the Merger Agreement as of specified dates and were negotiated with the principal purposes of establishing circumstances in which a party to the Merger Agreement may have the right not to complete the Merger if the representations and warranties of the other party or parties to the Merger Agreement prove to be untrue due to a change in circumstance or otherwise and of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and to reports and documents filed with the SEC, and some representations, warranties and covenants were qualified by confidential disclosures that the parties to the Merger Agreement delivered in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement (the “Company Disclosure Letter”). Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement. Accordingly, you should not rely on the representations, warranties or covenants in the Merger Agreement as characterizations of the actual state of facts about CRC and Berry. The representations, warranties and covenants in the Merger Agreement, and any descriptions of those provisions, should not be read alone but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 175 of this proxy statement/prospectus.

Structure of the Merger; Surviving Corporation Organizational Documents; Directors and Officers

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into Berry and the separate corporate existence of Merger Sub will cease, with Berry surviving as a direct, wholly owned subsidiary of CRC. The Merger will have the effects set forth in the Merger Agreement and the relevant provisions of the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”).

The Berry Charter, as in effect immediately prior to the Effective Time, will be amended and restated in its entirety as set forth on Exhibit A to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended. The Berry Bylaws, as in effect immediately prior to the Effective Time will be amended and restated as of the Effective Time to be in the form mutually agreed to by CRC and Berry and, as so amended, will be the bylaws of the Surviving Corporation until thereafter amended.

Berry, CRC and Merger Sub will take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation as of the Effective Time, and the officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation as of the Effective Time, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the governing documents of the Surviving Corporation or applicable law.

Closing; Effective Time

Closing

The Closing will take place (i) at the offices of Sullivan & Cromwell, 1888 Century Park East, Los Angeles, California 90067 at 9:00 a.m. Pacific Time on the third business day following the satisfaction or waiver of the closing conditions described in “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 132 of this proxy statement/prospectus (other than those conditions that by their nature are to be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied) but subject to the satisfaction or waiver of those conditions at such time), or (ii) at such other date, time or place (or by means of remote communication) as agreed to in writing by Berry and CRC.

Effective Time

Subject to the provisions of the Merger Agreement, as soon as practicable on the Closing Date, Berry and CRC will cause a certificate of merger relating to the Merger to be executed, acknowledged and filed with the Delaware Secretary of State. The Merger will become effective at the time that the certificate of merger is duly filed with and accepted by the Delaware Secretary of State, or at such later time as may be agreed to in writing by CRC, Berry and Merger Sub and specified in the certificate of merger.

Merger Consideration

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of Berry Common Stock issued and outstanding immediately prior to the Effective Time other than the Excluded Shares (the “Eligible Shares”) will be converted into, and become exchangeable for, 0.0718 shares of CRC Common Stock.

If, between the date of the Merger Agreement and the Effective Time, any change in the number or type of shares of CRC Common Stock or shares of Berry Common Stock outstanding occurs as a result of any reclassification, combination, subdivision, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period will have been declared (but excluding, for the avoidance of doubt, (i) the exercise of stock options or other equity-based instruments to purchase shares of Berry Common Stock or CRC Common Stock, (ii) the settlement of any other equity-based instruments to purchase shares of Berry Common Stock or CRC Common Stock, (iii) the grant of stock-based compensation to directors or employees of Berry or CRC under Berry’s or CRC’s, as applicable, stock option or compensation plans or arrangements or (iv) any share repurchases or buybacks by Berry or CRC), then the Merger Consideration and any other similarly dependent items will be equitably adjusted to provide the same economic effect as contemplated by the Merger Agreement prior to such event.

Fractional Shares

No fractional shares of CRC Common Stock will be issued in the Merger. All fractional shares of CRC Common Stock that a holder of Eligible Shares would be otherwise entitled to receive pursuant to the Merger Agreement will be aggregated and such holder will be entitled to receive a cash payment, without interest, in lieu of any such fractional share, equal to the product (rounded to the nearest cent) of (a) the amount of such fractional share interest in a share of CRC Common Stock to which such holder would otherwise be entitled pursuant to the Merger Agreement and (b) the volume weighted average price per share of CRC Common Stock on NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by CRC and Berry) for the period of the 15 consecutive trading days ending on and including the second full trading day prior to the Effective Time.

Berry Equity Awards

Berry RSUs

Under the terms of the Merger Agreement, at the Effective Time, each Single Trigger Berry RSU will accelerate in full and be cancelled in exchange for an amount in cash, without interest, equal to (1)(x) the number of shares of Berry Common Stock subject to such Single Trigger Berry RSU immediately prior to the Effective Time multiplied by (y) the Equity Award Cash-Out Price, plus (2) any unpaid dividend equivalents as of the Effective Time with respect to such Single Trigger Berry RSU, less (3) applicable taxes.

Each Berry RSU under Berry’s incentive plans that is not a Single Trigger Berry RSU will be automatically canceled and cease to exist and will be converted into a CRC RSU. The number of shares of CRC Common Stock subject to each such CRC RSU will be equal to the product of (1) the number of shares of Berry Common Stock subject to such Berry RSU immediately prior to the Effective Time multiplied by (2) the Exchange Ratio. Except as expressly provided above, each such CRC RSU will continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the applicable Berry RSU immediately prior to the Effective Time and any unpaid dividend equivalents with respect to each such Berry RSU will be assumed and become an obligation in connection with the applicable CRC RSU.

Berry PSUs

Under the terms of the Merger Agreement, at the Effective Time, each Single Trigger Berry PSU will accelerate in full and be cancelled in exchange for an amount in cash equal to (1)(x) the number of shares of Berry Common Stock subject to such Single Trigger Berry PSU immediately prior to the Effective Time based on target performance or, solely to the extent required by the terms of the applicable award agreement, the greater of target performance and actual performance as of immediately prior to the Effective Time as reasonably determined by the Berry Compensation Committee after good faith consultation with CRC multiplied by (y) the Equity Award Cash-Out Price, plus (2) any unpaid dividend equivalents as of the Effective Time with respect to such Single Trigger Berry PSU (in respect of a number of shares of Berry Common Stock based on target performance or, solely to the extent required by the terms of the applicable award agreement, the greater of target performance and actual performance through the Effective Time as reasonably determined by the Berry Compensation Committee), less (3) applicable taxes. Each Non-Single Trigger Berry PSU will be automatically canceled and cease to exist and will be converted into a CRC RSU. The number of shares of CRC Common Stock subject to each such CRC RSU will be equal to the product of (1) the number of shares of Berry Common Stock subject to such Non-Single Trigger Berry PSU immediately prior to the Effective Time, based on the greater of target performance and actual performance through the Effective Time as reasonably determined by the Berry Compensation Committee in consultation with CRC, multiplied by (2) the Exchange Ratio. Except as expressly provided above, each such CRC RSU will have time-based vesting schedule of the same length of the performance period under the Non-Single Trigger Berry PSU and will continue to be governed by the same terms and conditions as were applicable to the applicable Non-Single Trigger Berry PSU immediately prior to the Effective Time, and any unpaid dividend equivalents with respect to each such Non-Single Trigger Berry PSU, based on the greater of target performance and actual performance through the Effective Time as reasonably determined by the Berry Compensation Committee in consultation with CRC, will be assumed and become an obligation in connection with the applicable CRC RSU.

Berry Restricted Cash Awards

Each Berry Restricted Cash Award that will not accelerate at the Effective Time in accordance with its terms as in effect as of the date of the Merger Agreement will (i) be assumed by CRC and (ii) following the Effective Time, continue as a Restricted Cash Award that will be governed by the same terms and conditions (including vesting terms) as were applicable to the applicable Restricted Cash Award.

Delivery of Merger Consideration

Deposit of Merger Consideration and Exchange Agent

Subject to the terms and conditions of the Merger Agreement, at or prior to the Effective Time, CRC will deposit or cause to be deposited with a nationally recognized financial institution or transfer agent selected by CRC and reasonably acceptable to Berry to serve as the exchange agent for the benefit of the holders of Eligible Shares an aggregate number of shares of CRC Common Stock to be issued in non-certificated book-entry form comprising the amount required to be delivered in respect of the Eligible Shares pursuant to the Merger Agreement (such deposits, the “Exchange Fund”). In addition, CRC will deposit or cause to be deposited into the Exchange Fund, as necessary from time to time after the Effective Time, any dividends or other distributions of CRC, if any, to which the holders of Eligible Shares may be entitled pursuant to the Merger Agreement, with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Shares. To the extent that there are losses with respect to the Exchange Fund, a default of an applicable bank or for any other reason any amount in the Exchange Fund is below that required to make prompt payment of the aggregate Merger Consideration and the other payments contemplated by the Merger Agreement, CRC will promptly replace, restore or supplement the shares of CRC Common Stock or cash, as applicable, in the Exchange Fund so as to ensure that the deposited funds are at all times maintained at a level sufficient for the exchange agent to make the payment of the aggregate Merger Consideration and the other payments contemplated by the Merger Agreement.

Procedures for Surrender

The Merger Agreement provides that, as promptly as reasonably practicable after the Effective Time (and in no event later than three business days after the Effective Time), the Surviving Corporation will cause its exchange agent to mail to each holder of record of certificates representing shares of Berry Common Stock immediately prior to the Effective Time (i) a notice advising such holders of the effectiveness of the Merger, (ii) a letter of transmittal and (iii) instructions for use in effecting the surrender of such certificate(s) in exchange for the Merger Consideration, as well as any dividends or distributions to be paid as described in “The Merger Agreement—Delivery of Merger Consideration—Dividends and Distributions” below. Upon surrender to the exchange agent of a certificate (or affidavit of loss in lieu of a certificate as provided for pursuant to the Merger Agreement) together with a duly executed and completed letter of transmittal and such other documents as may reasonably be required pursuant to such instructions, the Surviving Corporation will cause the exchange agent to mail to each holder of record of any such certificate in exchange therefor, as promptly as reasonably practicable thereafter, (x) a statement reflecting the number of whole shares of CRC Common Stock, if any, that such holder is entitled to receive pursuant to the Merger Agreement in the name of such record holder and (y) a check in the amount (after giving effect to any required tax withholdings as specified pursuant to the Merger Agreement) of any cash in lieu of fractional shares of CRC Common Stock and unpaid non-stock dividends of CRC and any other dividends or other distributions of CRC, in each case, that such holder has the right to receive pursuant to the Merger Agreement. Any certificate that has been so surrendered will be cancelled by the exchange agent.

With respect to book-entry accounts representing Eligible Shares that are not held through DTC (each, a “Non-DTC Book Entry Share”), as promptly as reasonably practicable after the Effective Time, the Surviving Corporation will cause the exchange agent to mail to each holder of record of a Non-DTC Book Entry Share (i) a notice advising such holders of the effectiveness of the Merger, (ii) a statement reflecting the number of whole shares of CRC Common Stock, if any, that such holder is entitled to receive in the name of such record holder and (iii) a check in the amount (after giving effect to any required tax withholdings as specified pursuant to the Merger Agreement) of any cash in lieu of fractional shares of CRC Common Stock and unpaid non-stock dividends of CRC and any other dividends or other distributions of CRC, in each case, that such holder has the right to receive pursuant to the Merger Agreement.

With respect to book-entry accounts representing Eligible Shares that are held through DTC, Berry and CRC will cooperate to establish procedures with the exchange agent and DTC to ensure that the exchange agent will transmit to DTC or its nominees on the Closing Date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of CRC Common Stock and any unpaid non-stock dividends of CRC and any other dividends or other distributions of CRC, in each case, that such holder has the right to receive pursuant to the Merger Agreement.

Dividends and Distributions

All shares of CRC Common Stock to be issued pursuant to the Merger will be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by CRC in respect of the CRC Common Stock, the record date for which is at or after the Effective Time, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the Merger Agreement. No dividends or other distributions in respect of shares of CRC Common Stock will be paid to any holder of any un-surrendered certificate representing shares of Berry Common Stock until the certificate (or affidavit of loss in lieu of such certificate) is surrendered for exchange in accordance with the Merger Agreement. Subject to applicable laws, following such surrender, the holder of record of the shares of CRC Common Stock will receive, without interest, (i) at the time of such surrender, the dividends or other distributions of CRC with a record date after the Effective Time theretofore payable with respect to such shares of CRC Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions of CRC payable with respect to such shares of CRC Common Stock with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender, in each case, only after giving effect to any required tax withholdings pursuant to the Merger Agreement.

Transfers of Ownership

From and after the Effective Time, there will be no further transfers on the stock transfer books of Berry of the shares of Berry Common Stock that were issued and outstanding immediately prior to the Effective Time, and the holders of certificates or book-entry shares relating to any such Berry Common Stock will cease to have any rights with respect to such shares of Berry Common Stock, except as otherwise provided pursuant to the Merger Agreement or by applicable law.

With respect to certificates representing shares of Berry Common Stock, in the event of a transfer of ownership of any certificate that is not registered in the transfer books of Berry as of the Effective Time, the proper number of shares of CRC Common Stock and a check for any cash (after giving effect to any required tax withholdings pursuant to the Merger Agreement) to be paid upon the surrender of the certificate and any dividends or distributions of CRC in respect thereof, may be issued or paid to such a transferee if the certificate is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and to evidence that stock transfer taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the exchange agent. Until surrendered as described in the preceding sentence, each certificate will be deemed after the Effective Time to represent only the right to receive the Merger Consideration, cash in lieu of fractional shares of CRC Common Stock and any unpaid non-stock dividends of CRC and any other dividends or other distributions of CRC, in each case, payable or issuable pursuant to the Merger Agreement.

With respect to book-entry accounts representing Eligible Shares, payment of the Merger Consideration, cash in lieu of fractional shares of CRC Common Stock and any unpaid non-stock dividends of CRC and any other dividends or other distributions of CRC, in each case, payable or issuable pursuant to the Merger Agreement, will only be made to the person in whose name such shares are registered in the stock transfer books of Berry as of the Effective Time.

Termination of Exchange Fund

The Exchange Fund will be terminated 12 months after the Effective Time, and any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund and any shares of CRC Common Stock) that remains unclaimed 12 months after the Effective Time will be delivered to CRC at that time. Any holder of Eligible Shares who has not theretofore complied with the surrender procedures of the Merger Agreement will thereafter look only to CRC for delivery of the Merger Consideration, cash in lieu of fractional shares of CRC Common Stock, if any, and any unpaid non-stock dividends of CRC and any other dividends or other distributions of CRC, in each case, that such holder has the right to receive pursuant to the Merger Agreement.

Lost, Stolen or Destroyed Certificates

If a certificate for Berry Common Stock has been lost, stolen or destroyed, the exchange agent will issue the Merger Consideration, cash in lieu of fractional shares of CRC Common Stock, if any, and any unpaid non-stock dividends of CRC and any other dividends or other distributions of CRC upon (i) the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and (ii) the posting of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against the exchange agent with respect to such certificate.

Withholding Rights

Each of the exchange agent, CRC, Merger Sub, the Surviving Corporation and their respective affiliates will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement any amount required to be deducted or withheld with respect to the making of such payment under the Code or any other applicable state, local or non-U.S. tax laws (and to the extent deduction or withholding is required in respect of the delivery of any shares of CRC Common Stock pursuant to the Merger Agreement, such deduction or withholding may be taken in such CRC Common Stock). To the extent that amounts are properly deducted or withheld by the Exchange Agent, CRC, Merger Sub or the Surviving Corporation, as applicable, such withheld amounts (a) will be timely remitted by such person to the applicable taxing authority, and (b) will be treated for all purposes of the Merger Agreement as having been paid to the person with respect to which such amounts would have been paid absent such deduction or withholding. If withholding is taken in shares of CRC Common Stock, the relevant withholding agent will be treated as having sold such shares of CRC Common Stock on behalf of the applicable person for an amount of cash equal to the fair market value thereof at the time of such withholding and paid such cash proceeds to the relevant taxing authority.

No Interest

No interest will be paid or accrue on any amount payable upon the surrender of any shares of Berry Common Stock.

Representations and Warranties

Representations and Warranties of Berry

The Merger Agreement contains representations and warranties made by Berry. These representations and warranties relate to, among other things:

•

due organization, valid existence and good standing; requisite entity power and authority to own, lease and operate properties and assets and to carry on business as now being conducted; and qualification to do business in each jurisdiction where it now conducts business;

•	capitalization;

•

absence of voting debt securities and securities convertible into or exchangeable for equity interests of Berry or its subsidiaries; absence of preemptive or other similar rights; and absence of stockholder agreements, voting trusts or other similar agreements;

•	corporate power and authority to enter into and comply with the Merger Agreement and the enforceability of the Merger Agreement against Berry;

•

unanimous approval of the Merger Agreement by the Berry Board; the Berry Board unanimously recommending the adoption of the Merger Agreement by the Berry Stockholders; submission of the Merger Agreement to the Berry Stockholders;

•

absence of conflicts with organizational documents, applicable laws and material contracts with third parties in connection with the execution and delivery of the Merger Agreement and completion of the transactions contemplated by the Merger Agreement;

•

receipt by the Berry Board of the opinion of Berry’s financial advisor (as described in the section entitled “The Merger—Opinion of Guggenheim Securities, LLC, Financial Advisor to Berry” beginning on page 78 of this proxy statement/prospectus);

•	required governmental filings, notices, reports, registrations, approvals, consents, ratifications, permits, permissions, waivers, expiration of waiting periods and authorizations;

•

timeliness and accuracy of SEC reports and compliance of such reports with applicable requirements of the Securities Act, the Exchange Act, NASDAQ listing and corporate governance rules and regulations and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•	disclosure controls and procedures and internal control over financial reporting;

•	financial statements;

•	absence of certain changes or events;

•	absence of undisclosed material liabilities;

•

validity of permits, licenses, certifications, approvals and other similar approvals from governmental regulators necessary for the lawful conduct of Berry and its’ subsidiaries businesses (the “Berry Permits”);

•	compliance with applicable laws;

•	employee benefits matters;

•	labor matters;

•	tax matters;

•	absence of certain litigation and governmental orders;

•	intellectual property, information technology and privacy matters;

•	real property matters;

•	oil and gas matters;

•	environmental matters;

•	legality, validity and enforceability of material contracts;

•	related-party transactions;

•	hedging transactions;

•	insurance policies;

•

employment of brokers, investment banks, or other persons and incurrence of brokerage fees, finder’s fees, or other similar fees or commissions in connection with the Merger Agreement and the transactions contemplated thereby;

•	regulatory matters;

•	inapplicability of anti-takeover statutes;

•	compliance with anti-corruption laws, economic sanctions, trade laws and anti-money laundering laws; and

•	accuracy of the information supplied for inclusion in this proxy statement/prospectus and the related registration statement.

Certain of Berry’s representations and warranties are qualified as to “knowledge,” “materiality” or “Berry Material Adverse Effect.” For purposes of the Merger Agreement, “Berry Material Adverse Effect” means any fact, circumstance, effect, change, event or development (“Effect”) that has, or would reasonably be expected to have, a material adverse effect on (a) the ability of the Berry or its subsidiaries to consummate the transactions contemplated by the Merger Agreement or (b) the financial condition, business or results of operations of Berry and its subsidiaries, taken as a whole; provided, however, that with respect to this clause (b) only, except in respect of such Effects directly or indirectly resulting from, arising out of, attributable to or related to any Specified Effect, no Effect (by itself or when aggregated or taken together with any and all other Effects) to the extent directly or indirectly resulting from, arising out of, or attributable to any of the following will be deemed to be or constitute a Berry Material Adverse Effect or will be taken into account when determining whether a Berry Material Adverse Effect has occurred or may, would or could occur:

(i) general economic conditions (or changes in such conditions) or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices);

(iv) political or geopolitical conditions (including actual or threatened tariffs and sanctions) or acts of war, sabotage, terrorism, civil or political unrest or cyberterrorism (including any escalation or general worsening of any such acts of war, sabotage, terrorism, civil or political unrest or cyberterrorism);

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, pandemics or weather conditions and any governmental or industry responses thereto;

(vi) the negotiation, execution or announcement of the Merger Agreement, the identities of CRC, Berry or Merger Sub, or the pendency or consummation of the transactions contemplated by the Merger Agreement (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of the Merger Agreement or the announcement or consummation of the transactions contemplated by the Merger Agreement);

(vii) changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing;

(viii) any change in the stock price or trading volume of Berry Common Stock, any failure by Berry to meet any analysts’ estimates or expectations of Berry’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Berry or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether a Berry Material Adverse Effect has occurred or may, would or could occur);

(ix) changes in law or other legal or regulatory conditions, or the interpretation thereof;

(x) compliance with the terms of, or the taking of any action expressly permitted or required by, the Merger Agreement (except for any obligation pursuant to the Merger Agreement to operate in the ordinary course of business consistent with past practices (or similar obligations)); or

(xi) actual or threatened stockholder litigation related to the Merger Agreement or any transaction contemplated thereby that is brought, or, to the knowledge of Berry or CRC (as determined in the Merger Agreement), threatened against Berry or the Berry Board or CRC or the CRC Board (as applicable) from and following the date of the Merger Agreement and prior to the Effective Time (“Transaction Litigation”).

Notwithstanding the foregoing, to the extent such Effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i)-(v) and (ix) disproportionately adversely affect Berry and its subsidiaries, taken as a whole, as compared to other similarly situated industry participants, the incremental disproportionate Effect will be taken into account when determining whether a “Berry Material Adverse Effect” has occurred or may, would or could occur with respect to the financial condition, business or results of operations of Berry and its subsidiaries, taken as a whole.

Certain of Berry’s representations and warranties are also qualified by certain disclosure made in the Company Disclosure Letter and by reference to any disclosures made in Berry’s reports (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and publicly available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval database system (“EDGAR”) since December 31, 2023 and prior to the date of the Merger Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature). For more information on where these SEC filings can be found, see “Where You Can Find More Information” beginning on page 175 of this proxy statement/prospectus.

Representations and Warranties of CRC and Merger Sub

The Merger Agreement contains representations and warranties made by CRC and Merger Sub. These representations and warranties relate to, among other things:

•

due organization, valid existence and good standing; requisite entity power and authority to own, lease and operate properties and assets and to carry on business as now being conducted; and qualification to do business in each jurisdiction where it now conducts business;

•	capitalization;

•

absence of voting debt securities and securities convertible into or exchangeable for equity interests of CRC or its subsidiaries; absence of preemptive or other similar rights; and absence of stockholder agreements, voting trusts or other similar agreements;

•	corporate or limited liability company power and authority (as applicable) to enter into and comply with the Merger Agreement and the enforceability of the Merger Agreement against CRC and Merger Sub;

•

unanimous approval of the Merger Agreement by the Finance Committee pursuant to the power and authority delegated to it by the CRC Board; unanimous approval by Merger Sub’s board of managers and approval by CRC as the sole member of Merger Sub;

•	required governmental filings, notices, reports, registrations, approvals, consents, ratifications, permits, permissions, waivers, expiration of waiting periods and authorizations;

•

timeliness and accuracy of SEC reports and compliance of such reports with applicable requirements of the Securities Act, the Exchange Act, NASDAQ listing and corporate governance rules and regulations and the Sarbanes-Oxley Act;

•	financial statements;

•	internal control over financial reporting;

•	absence of certain changes or events;

•	absence of undisclosed material liabilities;

•	compliance with applicable laws;

•	tax matters;

•	absence of certain litigation and governmental orders;

•

employment of brokers, investment banks, or other persons and incurrence of brokerage fees, finder’s fees, or other similar fees or commissions in connection with the Merger Agreement and the transactions contemplated thereby;

•	availability of funds and/or lines of credit necessary to consummate the transactions contemplated by the Merger Agreement; and

•	accuracy of the information supplied by CRC and Merger Sub for inclusion in this proxy statement/prospectus and the related registration statement.

Certain of CRC’s and Merger Sub’s representations and warranties are qualified as to “knowledge,” “materiality” or “CRC Material Adverse Effect.” For purposes of the Merger Agreement, “CRC Material Adverse Effect” means any Effect that has, or would reasonably be expected to have, a material adverse effect on (a) the ability of CRC or its subsidiaries to consummate the transactions contemplated by the Merger Agreement or (b) the financial condition, business or results of operations of CRC and its subsidiaries, taken as a whole; provided, however, that with respect to this clause (b) only, except in respect of the Specified Effects, no Effect (by itself or when aggregated or taken together with any and all other Effects) to the extent directly or indirectly resulting from, arising out of, or attributable to any of the following will be deemed to be or constitute a CRC Material Adverse Effect or will be taken into account when determining whether a CRC Material Adverse Effect has occurred or may, would or could occur:

(i) general economic conditions (or changes in such conditions) or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices);

(iv) political or geopolitical conditions (including actual or threatened tariffs and sanctions) or acts of war, sabotage, terrorism, civil or political unrest or cyberterrorism (including any escalation or general worsening of any such acts of war, sabotage, terrorism, civil or political unrest or cyberterrorism);

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, pandemics or weather conditions and any governmental or industry responses thereto;

(vi) the negotiation, execution or announcement of the Merger Agreement, the identities of CRC, Berry or Merger Sub, or the pendency or consummation of the transactions contemplated by the Merger Agreement (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of the Merger Agreement or the announcement or consummation of the transactions contemplated by the Merger Agreement);

(vii) changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing;

(viii) any change in the stock price or trading volume of CRC Common Stock, any failure by CRC to meet any analysts’ estimates or expectations of CRC’s revenue, earnings or other financial performance or results of operations for any period, or any failure by CRC or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether a CRC Material Adverse Effect has occurred or may, would or could occur);

(ix) changes in law or other legal or regulatory conditions, or the interpretation thereof;

(x) compliance with the terms of, or the taking of any action expressly permitted or required by, the Merger Agreement (except for certain obligations pursuant to the Merger Agreement to operate in the ordinary course of business consistent with past practices (or similar obligations)); or

(xi) actual or threatened Transaction Litigation;

Notwithstanding the foregoing, to the extent such Effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i)-(v) and (ix) disproportionately adversely affect CRC and its subsidiaries, taken as a whole, as compared to other similarly situated industry participants, the incremental disproportionate Effect will be taken into account when determining whether a “CRC Material Adverse Effect” has occurred or may, would or could occur with respect to the financial condition, business or results of operations of CRC and its subsidiaries, taken as a whole.

Certain of CRC’s representations and warranties are qualified by reference to any disclosures made in CRC’s reports (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and available on EDGAR since December 31, 2023 and prior to the date of the Merger Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature). For more information on where these SEC filings can be found, see “Where You Can Find More Information” beginning on page 175 of this proxy statement/prospectus.

Conduct of Business Pending the Merger

The Merger Agreement provides for certain restrictions on the conduct of Berry’s and its subsidiaries’ businesses prior to the earlier of the Effective Time and the termination of the Merger Agreement.

During the period between the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement (except as expressly permitted or required by the Merger Agreement, expressly disclosed in the Company Disclosure Letter, as may be required by applicable law, or as consented to in writing by CRC (which consent will not be unreasonably withheld, conditioned or delayed)), subject to certain exceptions, Berry will use, and will cause each of its subsidiaries to use, commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practices, including by using commercially reasonable efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with governmental entities and its material customers, suppliers, licensors, licensees, distributors, lessors and others having business dealings with it.

During the period between the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement (except as expressly disclosed in corresponding sections or subsections of the Company Disclosure Letter or permitted or required by the Merger Agreement, as may be required by applicable law, or as consented to in writing by CRC (which consent will not be unreasonably withheld, conditioned or delayed)), subject to certain exceptions, Berry must not, and must not permit its subsidiaries to:

•

adjust, split, reverse split, combine, subdivide, reclassify, redeem, purchase, repurchase or otherwise acquire, directly or indirectly, or amend, Berry’s or any subsidiary of Berry’s securities, including any options, equity or equity-based compensation, restricted stock, restricted stock units, performance stock units, warrants, convertible securities or other rights of any kind to acquire any of such securities (which include Berry equity awards), except pursuant to the forfeiture conditions of such Berry equity awards or the tax withholding provisions of such Berry equity awards, in each case only if and to the extent required by the terms of such awards as in effect on the date of the Merger Agreement or, in the case of Berry equity awards issued after the date of the Merger Agreement in accordance with the terms of the Merger Agreement, if and to the extent required by the terms of such Berry equity awards;

•

declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding equity interests in, Berry or any of its subsidiaries, except for (A) regular quarterly dividends, in an amount not to exceed $0.03 per share of Berry Common Stock in each case, declared and paid at such times and in such amounts as is consistent with historical practice over the 12-month period prior to the date of the Merger Agreement; or (B) dividends and distributions by a direct or indirect wholly-owned subsidiary of Berry to Berry or another direct or indirect wholly-owned subsidiary of Berry;

•

offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Berry or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) issuances by a wholly-owned subsidiary of Berry of such subsidiary’s capital stock or other equity interests to Berry or any other wholly-owned subsidiary of Berry; or (B) in respect of Berry equity awards outstanding as of the date of the Merger Agreement or granted after the date of the Merger Agreement in compliance with the Merger Agreement, in each case only if and to the extent required by the terms of such Berry equity awards;

•

amend or propose to amend the Berry Charter or the Berry Bylaws, or amend or propose to amend the certificate of incorporation, bylaws or similar organizational, constituent and/or governing documents and/or instruments of any of Berry’s subsidiaries (other than, in the case of subsidiaries of Berry, for ministerial changes);

•

merge, consolidate, combine or amalgamate with any individual, corporation, partnership, limited liability company, or any other form of business or professional entity (each, a “Person”), other than between wholly-owned subsidiaries of Berry, or acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case, other than acquisitions for which the consideration is less than $1 million individually or $5 million in the aggregate;

•

sell, lease, transfer, farmout, license, encumber (other than encumbrances permitted pursuant to the Merger Agreement), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license, encumber (other than encumbrances permitted pursuant to the Merger Agreement), discontinue or otherwise dispose of, any portion of its assets or properties (including intellectual property assets of Berry), other than (A) sales, leases, transfers, farmouts or dispositions for which the consideration is less than $1 million individually or $5 million in the aggregate, (B) the purchase, sale or transfer of hydrocarbons or the sale or transfer of pipeline capacity, inventory or obsolete or worthless assets, in each case, in the ordinary course of business consistent with past practices, (C) asset or property swaps, the fair market value of which are less than $1 million individually or $5 million in the aggregate, (D) abandonment of immaterial registered intellectual property assets of Berry in the ordinary course of business consistent with past practices, or statutory expirations of any registered intellectual property assets of Berry, (E) grants of non-exclusive licenses to Berry’s intellectual property assets in the ordinary course of business consistent with past practices or (F) transactions solely among Berry and one of its wholly-owned subsidiaries, or solely among wholly-owned subsidiaries of Berry;

•

grant, extend, waive or modify any material rights in or to, or exchange, sell, assign, lease, license out, transfer, let lapse, cancel, abandon, otherwise dispose of, or incur any encumbrances or permit any encumbrances to be imposed on (other than encumbrances permitted pursuant to the Merger Agreement) any material intellectual property of Berry, except granting non-exclusive licenses in the ordinary course of business consistent with past practices;

•

authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Berry or any of its subsidiaries, other than such transactions among wholly-owned subsidiaries of Berry;

•	change in any material respect Berry’s or any of its subsidiaries’ accounting principles, practices or methods, except as required by GAAP or applicable law;

•

except as required by applicable law: (A) make, change or revoke any material tax election other than in the ordinary course of business consistent with past practices, (B) change an annual tax accounting period other than in the ordinary course of business consistent with past practices, (C) adopt or change any material tax accounting method other than in the ordinary course of business consistent with past practices, (D) file any amended tax return other than in the ordinary course of business consistent with past practices, (E) enter into any closing agreement with respect to taxes, (F) settle any material tax claim, audit, assessment or dispute (except where the amount of such settlement does not exceed the reserve for such matter on Berry’s financial statements), (G) surrender any right to claim a refund of material taxes, or (H) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any tax (other than any such extensions or waivers which are routine, automatic, or arise by operation of law);

•

except as required pursuant to the terms of any of Berry’s benefit or compensation plans, programs, policies, practices, agreements, contracts, arrangements or other obligations sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Berry or any of its subsidiaries (the “Berry Benefit Plans”) which are in effect as of the date of the Merger Agreement, (A) increase in any manner the compensation, pension, welfare, fringe or other benefits, severance or termination pay of any current or former employee, director or independent contractor (who is a natural person) of Berry or any of its subsidiaries (each, a “Berry Person”), except for the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practices, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Berry Benefit Plan or any arrangement that would have been a Berry Benefit Plan had it been entered into prior to the date of the Merger Agreement, (C) grant any new equity or equity-based awards, or amend or modify the terms of any outstanding equity or equity-based awards, under any Berry Benefit Plan, (D) take any action to accelerate the vesting, lapsing of restrictions, or payment, or fund or in any other way secure the payment, of compensation or benefits under any Berry Benefit Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Berry Benefit Plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business consistent with past practices) to any Berry Person, (G) hire any employee or engage any independent contractor (who is a natural person) with an annualized salary or hourly wage rate or consulting fees (as applicable) in excess of $250,000 or (H) terminate the employment or service (as applicable) of any employee or independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees (as applicable) in excess of $250,000, other than for cause;

•

implement or announce any employee layoffs, furloughs, plant closings, or other similar actions that implicate the Worker Adjustment and Retraining Notification Act of 1988 (or any analogous state or local law);

•

waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, confidentiality or other material restrictive covenant obligation of any current or former director, officer or employee of Berry or any of its subsidiaries;

•

(A) retire, repay, defease, repurchase, discharge, satisfy or redeem all or any portion of the outstanding aggregate principal amount of Berry’s or its subsidiaries’ indebtedness (excluding certain forms of indebtedness specified pursuant to the Merger Agreement) that has a repayment cost, “make whole” amount, prepayment penalty or similar obligation (other than indebtedness (excluding certain forms of indebtedness specified pursuant to the Merger Agreement) incurred by Berry or any wholly-owned subsidiary of Berry and owed to Berry or any wholly-owned subsidiary of Berry); (B) incur, create or assume any indebtedness (excluding certain forms of indebtedness specified pursuant to the Merger Agreement) or guarantee any such indebtedness (excluding certain forms of indebtedness specified pursuant to the Merger Agreement) of another Person; or (C) create any encumbrances on any property or assets of Berry or any of its subsidiaries in connection with any indebtedness (excluding certain forms of indebtedness specified pursuant to the Merger Agreement) thereof, other than encumbrances permitted pursuant to the Merger Agreement; provided, however, that the foregoing clauses (B) and (C) will not restrict (1) the incurrence of indebtedness (excluding certain forms of indebtedness specified pursuant to the Merger Agreement) under that certain Senior Secured Revolving Credit Agreement, dated as of December 24, 2024, among Berry, as borrower, Texas Capital Bank, as administrative agent, the guarantors party thereto from time to time, and the lenders party thereto from time to time, as amended, amended and restated or otherwise modified from time to time, in the ordinary course of business consistent with past practices, and in no event exceeding $30 million of incremental borrowings in the aggregate outstanding at any given time, after giving effect to repayments after the date of the Merger Agreement, (2) the incurrence of indebtedness (excluding certain forms of indebtedness specified pursuant to the Merger Agreement) by Berry that is owed to any wholly-owned subsidiary of Berry or by any wholly-owned subsidiary of Berry that is owed to Berry or a wholly-owned subsidiary of Berry, or (3) the creation of any encumbrances securing any indebtedness (excluding certain forms of indebtedness specified pursuant to the Merger Agreement) permitted by the foregoing clauses (1) or (2);

•

(A) enter into any contract that would be a Company Contract (as defined in the Merger Agreement) if it were in effect on the date of the Merger Agreement, other than in the ordinary course of business consistent with past practices, or (B) modify, amend, terminate or assign, or waive or assign any rights under any Company Contract (as defined in the Merger Agreement) (including the renewal of an existing Company Contract (as defined in the Merger Agreement) on substantially the same terms in the ordinary course of business consistent with past practices) other than in the ordinary course of business consistent with past practices or (C) enter into any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including natural gas, natural gas liquids, crude oil and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions, other than as required under certain of Berry’s credit agreements specified pursuant to the Merger Agreement or in the ordinary course of business consistent with past practices;

•

cancel, modify or waive any debts or claims held by Berry or any of its subsidiaries or waive any rights held by Berry or its subsidiaries having in each case a value in excess of $1 million individually or $2 million in the aggregate;

•

waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any proceeding (excluding any audit, claim or other proceeding in respect of taxes) other than the settlement of such proceedings involving the payment of monetary damages (net of insurance proceeds) by Berry or any of its subsidiaries of any amount not exceeding $1 million in the aggregate and that would not result in any restriction on future activity or conduct or a finding or admission of a violation of law, except that Berry will be permitted to settle any “Transaction Litigation” (as specified pursuant to the Merger Agreement);

•

make or commit to make any capital expenditures (A) during 2025 that are, in the aggregate, greater than 110% of Berry’s 2025 annual capital budget (the “Berry 2025 Budget”) or (B) if the Closing has not occurred by December 31, 2025, for the calendar quarter beginning on January 1, 2026, and every calendar quarter thereafter in 2026, that are, in the aggregate, greater than 110% of 25% of the Berry 2025 Budget, except in either case for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

•

acquire assets (including intellectual property rights) from any other Person with a fair market value or purchase price in excess of $1 million individually or $5 million in the aggregate in any transaction or series of related transactions, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or that would reasonably be expected to prevent, materially delay or materially impair the ability of Berry or CRC, as applicable, to consummate the transactions contemplated by the Merger Agreement, other than acquisitions pursuant to and in accordance with the terms of Company Contract (as defined in the Merger Agreement) in effect prior to the date of the Merger Agreement, true, correct and complete copies of which have been made available to CRC prior to the date of the Merger Agreement;

•

make any loans, advances, guarantees or capital contributions to or investments in any Person (other than to or from Berry and any of its wholly-owned subsidiaries) in excess of $1 million individually or $5 million in the aggregate;

•

enter into any new line of business or new geographic area, other than the existing lines of business in the geographic areas of Berry and its subsidiaries as of the date of the Merger Agreement and lines of products and services reasonably ancillary to any such existing lines of business in such geographic areas;

•

terminate any Berry Permits or any of Berry’s or its subsidiaries’ easements and rights-of-way except for easements and rights-of-way on certain oil and gas properties as specified pursuant to the Merger Agreement (such easements and rights-of-way, the “Berry Rights-of-Way”), permit any Berry Permit or Berry Rights-of-Way to lapse (other than in the ordinary course of business consistent with past practices) or fail to apply on a timely basis for any renewal of any renewable Berry Permit or Berry Rights-of-Way, except to the extent such termination, lapse or failure to apply for renewal would not reasonably be expected, individually or in the aggregate, to be material to Berry and its subsidiaries, taken as a whole; or

•	agree to take any action that constitutes any of the foregoing.

The Merger Agreement also provides for certain restrictions on the conduct of CRC prior to the earlier of the Effective Time and the termination of the Merger Agreement. During the period between the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement (except as expressly permitted or required by the Merger Agreement, as may be required by applicable law, or as consented to in writing by Berry (which consent will not be unreasonably withheld, conditioned or delayed)), CRC must use, and must cause each of its subsidiaries to use, commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practices, including by using commercially reasonable efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with governmental entities and its material customers, suppliers, licensors, licensees, distributors, lessors and others having material business dealings with it.

During the period between the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement (except as expressly permitted or required by the Merger Agreement, as may be required by applicable law, or as consented to in writing by Berry (which consent will not be unreasonably withheld, conditioned or delayed)), subject to certain exceptions, Berry must not, and must not permit its subsidiaries to:

•

declare, set aside or pay any dividends on, or make any other distribution in respect of any capital stock of, or other outstanding equity interests in, CRC or its subsidiaries, except for (x) regular quarterly cash dividends (or corresponding dividend equivalents in respect of equity awards) payable by CRC in the ordinary course of business consistent with past practices (and, for the avoidance of doubt, excluding any special dividends), with such increases as the CRC Board may determine from time to time and (y) dividends and distributions by a direct or indirect wholly-owned subsidiary of CRC to CRC or another direct or indirect wholly-owned subsidiary of CRC;

•

adjust, split, reverse split, combine, subdivide, or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities, warrants, rights or options in respect of, in lieu of or in substitution for equity interests in CRC or any of its subsidiaries other than (A) the issuance of CRC Common Stock upon the vesting or lapse of any restrictions on any awards granted under any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by CRC or any of its subsidiaries (the “CRC Benefit Plans”) and outstanding on the date of the Merger Agreement or issued in compliance with clause (B) below; and (B) issuances of awards granted in the ordinary course consistent with past practices under the CRC Benefit Plans or any successor to such plan adopted or established in the ordinary course consistent with past practices following the date of the Merger Agreement.

•

amend or propose to amend the Amended and Restated Certificate of Incorporation of CRC (as further amended by the Certificate of Amendment dated May 5, 2022 and the Certificate of Amendment dated May 1, 2023) (the “CRC Charter”) or the Amended and Restated Bylaws of CRC (the “CRC Bylaws”) or adopt any change in the certificate of incorporation, bylaws or similar organizational, constituent and/or governing documents and/or instruments of any of CRC’s subsidiaries that would prevent, delay or impair the ability of CRC, Berry and Merger Sub to consummate the Merger;

•

merge, consolidate, combine or amalgamate with any Person, acquire assets from any other Person or sell, lease, transfer, farmout, license, encumber, discontinue or otherwise dispose of any assets or properties to any other Person, in each case other than (A) among CRC and its wholly-owned subsidiaries or among wholly-owned subsidiaries of CRC or (B) as would not reasonably be expected to prevent, impair or delay consummation of the transactions contemplated by the Merger Agreement;

•

authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution of CRC or any of its subsidiaries, other than such transactions among wholly-owned subsidiaries of CRC; or

•	agree, authorize or commit to do any of the foregoing.

No Solicitation of Acquisition Proposals; Change of Recommendation

Termination of Existing Discussions

The Merger Agreement requires that Berry will, and will cause its officers, directors and subsidiaries, and will instruct and use its reasonable best efforts to cause its representatives (other than Berry officers and directors) to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted up to the date of the Merger Agreement with respect to any Acquisition Proposal (as defined below in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation—No Change of Recommendation or Alternative Acquisition Agreement”), or proposal that could reasonably be expected to lead to an Acquisition Proposal. Berry will promptly deliver a written notice to any such Person stating that Berry is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, or proposal or transaction that could reasonably be expected to lead to an Acquisition Proposal which notice will, to the extent such Person has previously executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal, also request the prompt return or destruction of all confidential information concerning Berry and any of its subsidiaries previously provided to such Person by or on behalf of Berry or any of its subsidiaries (to the extent no similar notice has been delivered prior to the date of the Merger Agreement or such Person possesses confidential information that would be covered by such a request). Berry will promptly terminate all physical and electronic data access previously granted to any such Persons.

Additionally, during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Berry will not release or permit the release of any Person from, or waive or permit the waiver of, any “standstill” or similar agreement with respect to any class of equity securities of Berry or any of its subsidiaries to which Berry or any of its subsidiaries is a party. Notwithstanding anything in the Merger Agreement to the contrary, Berry will be permitted to waive or fail to enforce any provision of any “standstill” or similar obligation of any Person if the Berry Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

Non-Solicitation

The Merger Agreement provides that from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, Berry (including its directors, officers or employees) will not, and its subsidiaries (including directors, officers or employees of subsidiaries of Berry) will not, and Berry will use its reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly:

•

initiate, solicit, propose or take any action to knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined below in “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation—No Change of Recommendation or Alternative Acquisition Agreement”);

•

engage in, continue or otherwise participate in any discussions with or negotiations relating to any Acquisition Proposal (except to notify a Person that makes an inquiry, offer or proposal with respect to an Acquisition Proposal of the existence of this non-solicitation restriction or to clarify the terms of an offer or proposal) or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•	provide any non-public information to any Person in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•	otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or

•	cause or permit Berry to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement,

partnership agreement or other agreement relating to any Acquisition Proposal (each such document, an “Alternative Acquisition Agreement”).

Notwithstanding the foregoing, prior to the time the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, by the holders of a majority of the outstanding shares of Berry Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose, in accordance with applicable law and the Berry Charter and the Berry Bylaws is obtained, Berry and its representatives may engage in the foregoing listed prohibited activities with any Person and its representatives concerning an unsolicited bona fide written Acquisition Proposal (as defined below in “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation—No Change of Recommendation or Alternative Acquisition Agreement”) submitted by such Person that did not arise from or in connection with a breach and if such unsolicited bona fide written Acquisition Proposal is not withdrawn, but only if the Berry Board has first determined in good faith, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal (as defined below in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation—No Change of Recommendation or Alternative Acquisition Agreement” beginning on page 123 of this proxy statement/prospectus). Berry may not deliver non-public information to such Person or its representatives until Berry receives an executed acceptable confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to Berry that (a) contains confidentiality provisions that are not, in the aggregate, materially less favorable to Berry than the terms of the confidentiality agreement between CRC and Berry, and does not contain any exclusivity provision or other term that would restrict, in any manner, Berry’s ability to comply with the terms of the Merger Agreement (except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals), or (b) was entered into prior to the date of the Merger Agreement, and in each case of the foregoing clauses (a) and (b) the executed confidentiality agreement does not restrict, in any manner, Berry’s ability to consummate the transactions contemplated by the Merger Agreement or Berry’s ability to comply with its disclosure obligations to CRC pursuant to the Merger Agreement. If non-public information is delivered by Berry, Berry must provide or make available to CRC all such non-public information made available to the Person making the Acquisition Proposal (to the extent that such information has not been previously provided or made available to CRC) substantially concurrently with the time it is provided or made available to such Person.

Notice of Acquisition Proposals

Berry will promptly (and, in any event, within 48 hours) give notice to CRC if (i) any inquiries, proposals or offers with respect to an Acquisition Proposal (as defined below in “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation—No Change of Recommendation or Alternative Acquisition Agreement”) are received by, or (ii) any information is requested in connection with any Acquisition Proposal from it or any of its representatives, setting forth in such notice the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written inquiries, requests, proposals or offers, including proposed agreements) and thereafter will keep CRC reasonably informed, on a reasonably current basis (and in any event within 48 hours), of the status and terms of any such proposals or offers and will promptly (but in no event later than 24 hours after receipt) provide to CRC copies of all written Acquisition Proposals and proposed agreements (including any amendments thereto).

Furthermore, in the event that Berry determines to effect a Change of Recommendation, such Change of Recommendation may not be made unless and until Berry and CRC has given written notice of such action and the basis thereof five business days in advance. The notice will set forth in writing that that the Berry Board intends to consider whether to make a Change of Recommendation and (x) in the case of a Superior Proposal, comply in form, substance and delivery with the notice requirements described in the immediately preceding paragraph and (y) in the case of an Intervening Event (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation—No Change of

Recommendation or Alternative Acquisition Agreement” beginning on page 123 of this proxy statement/prospectus), include a reasonable description of such Intervening Event. Any modification to any Acquisition Proposal (as defined below in “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation—No Change of Recommendation or Alternative Acquisition Agreement”) will also constitute a new Acquisition Proposal requiring notice as described in this paragraph, except that Berry must provide notice to CRC within two business days instead of five business days.

No Change of Recommendation or Alternative Acquisition Agreement

Except as permitted by the Merger Agreement, the Berry Board will not take any of the following actions, each of which constitute a Change of Recommendation:

•

withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) its recommendation to Berry Stockholders to approve the adoption of the Merger Agreement and approve the transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement, in each case, in a manner adverse to CRC;

•	fail to include the Berry Recommendation in this proxy statement/prospectus;

•

fail to recommend, within ten business days after the commencement of an Acquisition Proposal (as defined below in this section) through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Berry Common Stock (other than by CRC or an affiliate of CRC), against acceptance of such tender offer or exchange offer by CRC Stockholders; or

•	approve or recommend, or publicly declare advisable or publicly propose to enter into, any Alternative Acquisition Agreement.

Notwithstanding the foregoing, the Berry Board may, at any time prior to obtaining the Berry Stockholder Approval, effect a Change of Recommendation if prior to the time the Berry Stockholder Approval is obtained, (i) either (A) an unsolicited bona fide written Acquisition Proposal (as defined below in this section) that did not arise from or in connection with a breach of the non-solicitation provisions of the Merger Agreement is received by Berry and is not withdrawn, and the Berry Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal (as defined below in this section) or (B) an Intervening Event (as defined in this section below) has occurred, and (ii) the Berry Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that failure to effect a Change of Recommendation in response to such Superior Proposal or Intervening Event, as applicable, would be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that a Change of Recommendation may not be made unless and until Berry has given CRC written notice that meets certain requirements specified in the Merger Agreement (as discussed above in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Change of Recommendation—Notice of Acquisition Proposals”). After giving such notice and prior to effecting such Change of Recommendation, Berry will, and will cause its employees, financial advisor and outside legal counsel to, negotiate in good faith with CRC (to the extent CRC wishes to negotiate) with the purpose of making revisions to the terms of the Merger Agreement as would permit the Berry Board not to effect a Change of Recommendation. At the end of the five business day period, prior to taking action to effect a Change of Recommendation, the Berry Board must take into account any changes to the terms of the Merger Agreement proposed by CRC in writing and any other information offered by CRC in response to Berry’s notice, and must have determined in good faith after consultation with outside legal counsel and its financial advisor that (I) in the case of a Superior Proposal, the Superior Proposal would continue to constitute a Superior Proposal and in the case of an Intervening Event, that such Intervening Event remains in effect and (II) the failure to effect a Change of Recommendation in response to such Superior Proposal or Intervening Event, as applicable, would be inconsistent with the directors’ fiduciary duties under applicable law, in each case, if such changes offered in writing were to be given effect. Any modification to any Acquisition Proposal will be deemed to be a new Acquisition Proposal, except that Berry must provide two business days’ notice to CRC instead of five business days as discussed above.

Pursuant to the Merger Agreement:

“Acquisition Proposal” means (a) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving Berry or any of its subsidiaries, (b) any acquisition by any Person or group (as defined under Section 13 of the Exchange Act) resulting in, or (c) any proposal, offer, inquiry or indication of interest that, in each case, if consummated would result in any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of Berry or 20% or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Berry’s subsidiaries) of Berry, in each case other than the transactions contemplated by the Merger Agreement.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal made after the date of the Merger Agreement that would result in a Person or group (as defined under Section 13 of the Exchange Act), other than CRC or any of its subsidiaries or controlled affiliates, becoming the beneficial owner of, directly or indirectly, more than 50% of the total voting power of the equity securities of Berry (or of the surviving entity in a merger involving Berry, as applicable) or more than 50% of the consolidated net revenues, net income or total assets (including equity securities of Berry’s subsidiaries), of Berry that the Berry Board has determined in good faith, after consultation with outside legal counsel and its financial advisor that (a) if consummated, would result in a transaction more favorable to the Berry Stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of the Merger Agreement proposed by CRC and the time likely to be required to consummate such Acquisition Proposal) and (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, and the identity of the Person or Persons making the proposal.

“Intervening Event” means any Effect after the date of the Merger Agreement that was not known by nor was reasonably foreseeable to the Berry Board as of the date of the Merger Agreement; provided that in no event will the following be taken into account for purposes of determining whether an Intervening Event has occurred: any Effect (a) that involves or relates to an Acquisition Proposal or a Superior Proposal or any inquiry or communications or matters relating thereto; (b) related to the fact that Berry meets or exceeds any internal or analysts’ expectations or projections (provided, that the underlying cause of such change may be taken into account, to the extent not otherwise excluded by this definition); or (c) resulting from any changes or lack thereof in the market price or trading volume of Berry Common Stock, par value $0.0001 per share (provided, that the underlying cause of such change may be taken into account, to the extent not otherwise excluded by this definition).

Nothing in the Merger Agreement prohibits Berry from (i) complying with its disclosure obligations under applicable United States federal law or state law with regard to an Acquisition Proposal or Change of Recommendation, (ii) making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or (iii) making any disclosure to Berry Stockholders if the Berry Board determines in good faith, after consultation with and receipt of advice from Berry’s outside legal counsel, that the failure of the Berry Board to make such disclosure would be inconsistent with the directors’ fiduciary duties under applicable laws, but in the case of clauses (i) or (iii), if such disclosure has the substantive effect of withdrawing or adversely modifying the Berry Recommendation, then it will be deemed to be a Change of Recommendation and CRC will have the right to terminate the Merger Agreement unless Berry expressly reaffirms the Berry Recommendation in such disclosure or in a subsequent public statement within 48 hours after a request by CRC to do so.

Cooperation; Regulatory Approvals and Efforts to Close the Merger

Pursuant to the Merger Agreement, CRC and Berry have agreed to cooperate with each other and use (and cause their respective subsidiaries to use) their respective reasonable best efforts to take all actions, and to do all things necessary, proper and advisable (x) to prevent any Effects directly or indirectly resulting from, arising out of, attributable to or related to any application of any applicable California state law following the date of the Merger Agreement, or any proceeding to enforce any such application from causing certain conditions precedent set forth in the Merger Agreement to fail to be satisfied and (y) to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by the Merger Agreement, including reasonable best efforts to obtain all consents, registrations, approvals, permits, and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by the Merger Agreement, including any approvals or clearances applicable to the consummation of the Merger, including (i) the Antitrust Approval and (ii) the FERC Approval.

Antitrust Approval

In furtherance of the requirements set forth in the Merger Agreement with respect to the Antitrust Approval, each of CRC and Berry will cooperate with each other and use (and will cause their respective subsidiaries to use) their respective reasonable best efforts to file with the FTC and the DOJ HSR Notifications relating to the Merger Agreement and the Merger as required by the HSR Act (the “Required HSR Filing”) promptly, and in any event within 20 business days, following the date of the Merger Agreement. Additionally, each of CRC and Berry, as applicable, will (and will cause its respective subsidiaries to);

•	cooperate and coordinate with the other in the making of the Required HSR Filing;

•	use its respective reasonable best efforts to supply the other with any information that may be required in order to make the Required HSR Filing;

•	use its respective reasonable best efforts to supply any additional information that reasonably may be required or requested by the FTC or DOJ;

•

use its respective reasonable best efforts to take all action necessary to cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act applicable to the Merger as soon as practicable, and in any event prior to the Outside Date; and

•	use its respective reasonable best efforts to contest, defend and appeal any proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Merger.

FERC Approval

In furtherance of the requirements set forth in the Merger Agreement with respect to the FERC Approval, each of CRC and Berry will cooperate with each other and use (and will cause its respective subsidiaries to use) their respective reasonable best efforts to prepare all necessary and advisable documentation for submission to FERC in order to solicit the FERC Approval (the “FERC Approval Submission”), and will jointly file the FERC Approval Submission as promptly as practicable after the date of the Merger Agreement, and in any event within 20 business days following the date of the Merger Agreement. Each of CRC and Berry, as applicable, will, and will cause its respective subsidiaries to:

•	cooperate and coordinate with the other in the making of the FERC Approval Submission;

•	use its respective reasonable best efforts to supply the other with any information that may be required in order to make the FERC Approval Submission;

•	use its respective reasonable best efforts to supply any additional information that reasonably may be required or requested by FERC;

•	use its respective reasonable best efforts to take all action necessary to cause the FERC Approval to be obtained as soon as practicable, and in any event prior to the Outside Date; and

•	use its respective reasonable best efforts to contest, defend and appeal any proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Merger.

Regulatory Remedies

CRC will also use its reasonable best efforts to take all actions necessary to avoid or eliminate each and every impediment under the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and other antitrust, competition or other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (“Antitrust Laws”) and the FPA so as to enable Closing to occur as promptly as practicable, including an obligation to:

•	make any commitment to or undertake or enter into agreements or agree to the entry of an order or decree with any governmental entity;

•

commit to sell or dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or business of CRC, Berry, the Surviving Corporation or any of their subsidiaries, or the assets or business of CRC, Berry or Merger Sub;

•	commit to or accept any operational restriction or take or commit to take any action related to CRC, Berry, Merger Sub or any of their subsidiaries;

•	commit to terminate, amend or replace any existing relationships and contractual rights and obligations of CRC, Berry, Merger Sub or any of their subsidiaries;

•	terminate any relevant venture or other arrangement of CRC, Berry, the Surviving Corporation or any subsidiaries of the parties; or

•	effectuate any other change or restructuring of CRC, Berry, the Surviving Corporation or any subsidiaries of the parties;

provided that, notwithstanding anything to the contrary in the Merger Agreement, (A) none of CRC, Berry or Merger Sub will be required to take or agree or commit to take any action for the purpose of avoiding or eliminating each and every impediment under the Antitrust Laws or the FPA so as to enable Closing to occur as promptly as practicable that is not conditioned upon the Closing, and (B) nothing in the Merger Agreement requires CRC and its subsidiaries to offer, propose, negotiate, commit to, take or effect any action that would constitute a Burdensome Condition (as defined below) for the purpose of avoiding or eliminating each and every impediment under the Antitrust Laws or the FPA so as to enable Closing to occur as promptly as practicable. Pursuant to the Merger Agreement, “Burdensome Condition” means any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action imposed upon CRC, Berry or any of their subsidiaries that would reasonably be expected to result in, (a) with respect to CRC, Berry or any of their subsidiaries, (x) payments or expenditures (including reasonable counsel and advisor fees) or (y) concessions of anything of value (including loss of profits or benefits of the transactions contemplated by the Merger Agreement as a result of any requirement restricting or regulating the conduct of business), that would, in the case of the foregoing clauses (x) and (y), individually or in the aggregate, reasonably be expected to have a material effect on the business, operations, financial condition or results of operations of Berry and its subsidiaries, taken as a whole, or CRC and its subsidiaries, taken as a whole (assuming for purposes of such analysis that any material and adverse effect is measured on a scale relative to Berry and its subsidiaries), or (b) the transfer, disposition, divestiture or sale of any businesses, assets or properties of CRC, Berry or any of their subsidiaries that would, individually or in the aggregate, reasonably be expected to have a material effect on the business, operations, financial condition or results of operations of Berry and its subsidiaries, taken as a whole, or CRC and its subsidiaries, taken as a whole (assuming for purposes of such analysis that any material effect is measured on a scale relative to Berry and its subsidiaries). In addition, Berry will not, and will cause its subsidiaries not to, take any of the foregoing actions listed in the immediately preceding bulleted list with respect to Berry or any of its subsidiaries unless consented to in writing by CRC, provided that Berry will, and will cause each of its subsidiaries to, undertake such actions if requested by CRC if the effectiveness of such action is conditioned upon the occurrence of the Closing.

CRC will, after good faith consultation with Berry and after considering, in good faith, Berry’s views and comments, control and lead all communications, negotiations, timing decisions, and strategy on behalf of CRC, Berry and Merger Sub relating to FERC Approval and any approval or clearance applicable to the Merger under the HSR Act, and Berry will take all commercially reasonable actions to support CRC in connection therewith. Each of Berry and CRC will permit the other party and its representatives to review in advance any written communication proposed to be made by such party to FERC or the FTC or DOJ regarding the Merger and will consider in good faith the views of the other party and promptly inform the other party of any substantive communication from FERC or the FTC or DOJ regarding the Merger in connection with such filings. If either CRC or Berry or any of their subsidiaries receive a request for additional information or documentary material from FERC or the FTC or DOJ with respect to the Merger, then such receiving party will use reasonable best efforts to make (or cause to be made), as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. CRC will be responsible for any fees payable to any governmental entity for any filings, notifications and related expenses incurred to make or obtain any approval, clearance or notice under the HSR Act or FPA.

If a party to the Merger Agreement is required pursuant to the Merger Agreement to provide information to another party (the disclosing party, a “Disclosing Party” and the receiving party, a “Receiving Party”) with respect to any of the foregoing requirements discussed above and the Disclosing Party deems such information to be competitively sensitive information, the Disclosing Party may comply with such requirement by restricting the provision of such competitively sensitive information only to antitrust or FERC counsel (as applicable) of the Receiving Party and providing to the Receiving Party, upon request of the Receiving Party, a redacted version of such information which does not contain any such competitively sensitive information.

Subject to applicable law and as otherwise required by any governmental entity, each of CRC and Berry will keep the other apprised of the status of matters relating to the consummation of the transactions contemplated by the Merger Agreement, including promptly furnishing copies of notices or other communications received by CRC, Berry or Merger Sub or any of their subsidiaries, from any third party or any governmental entity with respect to the transactions contemplated by the Merger Agreement (including notices or other communications related to the Antitrust Approval or FERC Approval). Each of Berry and CRC will give prompt notice to the other of any Effect that has had or would have a Berry Material Adverse Effect or a CRC Material Adverse Effect (as applicable), or of any failure of any condition to Berry’s or CRC’s obligation (as applicable) to consummate the transactions contemplated by the Merger Agreement (including failure to receive the Antitrust Approval or FERC Approval).

Between the date of the Merger Agreement and the Closing, neither CRC nor Berry may engage in, or permit any of their subsidiaries to engage in, any merger or acquisition, including any business combinations, asset acquisitions or sales, consolidations, mergers, stock acquisitions or sales, joint ventures, or other strategic transactions, that would, individually or in the aggregate, reasonably be expected to materially delay the Merger or prevent or impair the consummation of the Merger by the Outside Date.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that, from and after the Effective Time, CRC agrees that it will cause the Surviving Corporation to indemnify and hold harmless the Indemnified Parties to the fullest extent that Berry would have been permitted to do so under applicable law, the Berry Charter and the Berry Bylaws as in effect as of the date of the Merger Agreement, against any costs, fees or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with, arising out of or otherwise related to any proceeding in connection with, arising out of, or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the

Effective Time, including actions to enforce such rights or any other indemnification or advancement right of any Indemnified Party. The Surviving Corporation will also advance expenses as incurred to the fullest extent that Berry would have been permitted to do so under applicable law, the Berry Charter and the Berry Bylaws in effect as of the date of the Merger Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

The Merger Agreement further provides that, prior to the Effective Time, Berry will and, if Berry is unable to, CRC will cause the Surviving Corporation as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of Berry’s existing directors’ and officers’ insurance policies, and (ii) Berry’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”). In each case, such extensions will provide for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as Berry’s insurance carrier for such policies as of the date of the Merger Agreement, with terms, conditions, retentions and limits of liability that are at least as favorable to the insured directors and officers as Berry’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement). Berry is required to provide to CRC a true, complete and correct copy of any “tail” insurance policies and will provide CRC with a reasonable opportunity to review and comment on such policies, and must consider in good faith any comments provided by CRC. If Berry and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, then the Surviving Corporation will, and CRC will cause the Surviving Corporation to, (A) continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of the Merger Agreement or (B) purchase comparable D&O Insurance for the Tail Period, in each case of the foregoing clauses (A) and (B), with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Berry’s existing policies as of the date of the Merger Agreement (except that in no event will the aggregate cost of any D&O Insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by Berry for such purpose, in which case the Surviving Corporation will obtain a policy with the greatest coverage available for a cost not exceeding 300% of the current aggregate annual premium.)

Any Indemnified Party wishing to claim indemnification must, upon learning of any proceeding against it, promptly notify CRC thereof in writing, but the failure to so notify will not relieve CRC or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any proceeding: (i) CRC or the Surviving Corporation will have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, neither CRC nor the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification under the Merger Agreement with respect thereto or assumed any liability with respect thereto), except that if CRC or the Surviving Corporation elects not to assume such defense, or legal counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between CRC or the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to them, and CRC or the Surviving Corporation will pay all reasonable and documented fees and expenses of such legal counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that CRC and the Surviving Corporation will be obligated to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (provided that the fewest number of legal counsels necessary to avoid conflicts of interest will be used). The Indemnified Parties will cooperate in the defense of any such matter if CRC or the Surviving Corporation elects to assume such defense, and CRC and the Surviving Corporation will cooperate in the defense of any such matter if CRC or the Surviving Corporation elects not to assume such defense. The Indemnified Parties will not be liable for any settlement effected without their prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) if CRC or the Surviving Corporation elects to assume such defense, and CRC and the Surviving Corporation will not be liable for any settlement effected without their prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) if CRC or the Surviving Corporation elects not to assume such defense. CRC and the Surviving Corporation will not have any indemnification obligations pursuant to the Merger Agreement to any Indemnified Party if and when a court of competent jurisdiction ultimately makes a final determination that such indemnification is prohibited by applicable law, and all rights to indemnification in respect of any such proceedings will continue until the disposition of all such proceedings.

During the Tail Period, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, including advancement of expenses, now existing in favor of any Indemnified Party as provided in the Berry Charter or the Berry Bylaws or the certificate of incorporation, bylaws or similar organizational, constituent and/or governing documents and/or instruments of any of Berry’s subsidiaries, as applicable, or any indemnification agreement between such Indemnified Party and Berry or any of its subsidiaries, in each case, as in effect on the date of the Merger Agreement, will survive the transactions contemplated by the Merger Agreement unchanged and will not be modified in any manner that would adversely affect the rights thereunder of any such Indemnified Party. The rights of the Indemnified Parties described in this “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” section are in addition to any rights such Indemnified Parties may have under the Berry Charter or the Berry Bylaws or the certificate of incorporation, bylaws or similar organizational, constituent and/or governing documents and/or instruments of any of Berry’s subsidiaries, as applicable, or under any applicable contracts or laws.

In the event that the Surviving Corporation (or any of its legal successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving Person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions will be made so that the legal successors and assigns of the Surviving Corporation will assume all of the obligations thereof described in this “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” section.

Employee Matters

Continuing Employees

CRC will provide each employee of Berry and its subsidiaries who remains employed by Berry or any of its subsidiaries at the Effective Time (each, a “Continuing Employee”), during the period commencing at the Effective Time and ending 12 months following the Effective Time, with (i) an annualized base salary or hourly wage rate, as applicable, and a target annual cash incentive opportunity that are no less favorable in the aggregate than the annualized base salary or hourly wage rate, as applicable, and target annual cash incentive opportunity provided to such Continuing Employee immediately prior to the Effective Time; (ii) target long-term incentive compensation opportunities that, after taking into account clauses (i) and (iii) of this sentence, result in the Continuing Employee having total target annual compensation and benefits that are substantially similar in the aggregate to the total target annual compensation and benefits (excluding post-retirement benefits or defined benefit pension plan benefits) as provided to (x) such Continuing Employee immediately prior to the Effective Time or (y) similarly situated employees of CRC and its affiliates; and (iii) other employee benefits that are substantially similar in the aggregate to the other employee benefits (excluding post-retirement benefits or defined benefit pension plan benefits) as provided to (x) such Continuing Employee immediately prior to the Effective Time or (y) similarly situated employees of CRC and its affiliates.

CRC will use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of CRC or its affiliates to be waived with respect to the Continuing Employees and their eligible dependents, to the extent permitted by the applicable insurance plan provider, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made, to the extent permitted by the applicable insurance plan provider and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with Berry and its subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable CRC Benefit Plan in which the Continuing Employees participate to the same extent and for the same purposes that such service was taken into account under a corresponding Berry Benefit Plan immediately prior to the Closing Date, as if such service had been performed with CRC, except for benefit accrual under defined benefit pension and post-retirement benefit plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

Certain Other Covenants

The Merger Agreement contains additional covenants, including, among other covenants:

•

relating to the preparation and filing of a proxy statement/prospectus in connection with the meeting of Berry Stockholders to be held to consider the adoption of the Merger Agreement (the “Berry Stockholders Meeting”) and the preparation and filing of a registration statement on Form S-4 pursuant to which shares of CRC Common Stock issuable in connection with the Merger Agreement will be registered with the SEC;

•

requiring Berry to take, in accordance with applicable law and its organizational documents, all action necessary to convene the Berry Stockholders Meeting as promptly as practicable after the SEC’s clearance of such registration statement, and in any event within 40 days of such clearance, except to the extent the Merger Agreement is terminated and Berry pays to CRC the Berry Termination Fee pursuant to the Merger Agreement;

•

requiring Berry to provide to CRC reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested by CRC, daily voting reports upon Berry’s receipt of such reports) and give written notice to CRC one day prior to the Berry Stockholders Meeting and the day of the Berry Stockholders Meeting indicating whether as of such date sufficient proxies representing the Berry Stockholder Approval has been obtained, and to be permitted to postpone or adjourn the Berry Stockholders Meeting (and if CRC so requests, Berry must postpone or adjourn the Berry Stockholders Meeting) if a quorum of the Berry Stockholders will not be obtained, the Berry Board has determined in good faith after consultation with outside legal counsel that delay is required by applicable law or to allow for the dissemination of any supplement or amendment to this proxy/prospectus that is required to be disseminated under applicable law, or after consultation, Berry or CRC believes in good faith that such adjournment or postponement is reasonably necessary to solicit additional proxies for the purpose of obtaining the Berry Stockholder Approval, in each case, so long as such postponement or adjournment is not more than ten business days individually or more than twenty business days in the aggregate (excluding adjournments or postponements required by applicable law);

•

requiring CRC, as Merger Sub’s sole member, to execute and deliver a written consent approving the Merger Agreement promptly following the execution of the Merger Agreement (which was completed on September 14, 2025);

•

requiring Berry and CRC to keep each other apprised of the status of matters relating to the consummation of the transactions contemplated by the Merger Agreement, including prompt notice to the other of any Effect that could result in a material adverse effect or of any failure of any conditions to the consummation of the transactions contemplated by the Merger Agreement;

•

requiring Berry and CRC to provide each other, upon request by the other party, with access to all information concerning itself, its subsidiaries, directors, officers and stockholders and other matters that may be reasonably necessary or advisable in connection with this proxy/prospectus and registration statement or any other statement, filing, notice or application made by or on behalf of CRC, Berry or any of their respective subsidiaries to any third party or governmental entity in connection with the transactions contemplated by the Merger Agreement;

•

requiring Berry to provide reasonable access to CRC to Berry’s officers, employees, agents, contracts, books and records, properties, offices and other facilities and promptly furnish related information upon CRC’s written request;

•

requiring Berry to cooperate with CRC and use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things, reasonably necessary, proper or advisable on its part under applicable law and rules and policies of NASDAQ to enable the delisting of the shares of Berry Common Stock from NASDAQ and the deregistration of the shares of Berry Common Stock under the Exchange Act as promptly as practicable after the Effective Time (and in any event within 10 days of the Effective Time);

•	requiring CRC to cause the shares of CRC Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date;

•	relating to public announcements and other communications with respect to the Merger and other transactions contemplated by the Merger Agreement;

•

requiring CRC, Berry, the CRC Board and the Berry Board, as applicable, to grant any approvals and take any actions necessary to consummate the transactions contemplated by the Merger Agreement as promptly as practicable in the event that a takeover law is or may become applicable, and otherwise to act to eliminate or minimize the effects of such takeover law on the transactions contemplated by the Merger Agreement;

•

requiring Berry to coordinate with CRC on the declaration, setting of record dates and payment dates of dividends on shares of Berry Common Stock, subject to applicable law and approval by the CRC Board and Berry Board, as applicable, so that holders of Berry Common Stock exchanged for CRC Common Stock do not receive dividends on both Berry Common Stock and CRC Common Stock or fail to receive a dividend on either Berry Common Stock or CRC Common Stock;

•

relating to matters under Section 16 of the Exchange Act, including requiring CRC, Berry, the CRC Board and the Berry Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)) to, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by the Merger Agreement and any other dispositions of equity securities of Berry (including derivative securities) or acquisition of equity securities of CRC Common Stock (including derivative securities) in connection with the transactions contemplated by the Merger Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Berry or will become subject to such reporting requirements with respect to CRC, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable law;

•

relating to certain tax matters, including cooperation to cause the transactions contemplated by the Merger Agreement to qualify for the intended tax treatment and to obtain a tax opinion regarding the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code;

•

relating to notice, consultation and coordination between CRC and Berry regarding actual or threatened stockholder litigation related to the Merger Agreement or any transaction contemplated thereby that is brought, or, to the knowledge of Berry or CRC (as determined in the Merger Agreement), threatened, against Berry or any members of the Berry Board or CRC or any members of the CRC Board (as applicable) from and following the date of the Merger Agreement and prior to the Effective Time; and

•

requiring Berry to use reasonable best efforts to, to cause its subsidiaries to use reasonable best efforts to and use reasonable best efforts to cause representatives of Berry and its subsidiaries to, provide to CRC, on a timely basis, all cooperation reasonably requested by CRC in connection with the arrangement, underwriting, syndication, sale, placement or consummation by CRC or any of its subsidiaries of any debt financing obtained by CRC in connection with the transactions contemplated by the Merger Agreement (including certain actions specified in the Merger Agreement).

Conditions to the Closing of the Merger

Mutual Conditions

The respective obligations of each of Berry, CRC and Merger Sub to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

•	the Merger Agreement having been duly adopted by Berry Stockholders, in accordance with applicable law and the Berry Charter and the Berry Bylaws;

•	the shares of CRC Common Stock issuable to Berry Stockholders pursuant to the Merger Agreement having been authorized for listing on the NYSE, subject to official notice of issuance;

•

the required waiting period applicable to the Merger under the HSR Act having been terminated or expired, without the imposition of any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action that has resulted in or would reasonably be expected to result in a Burdensome Condition;

•

the FERC Approval having been received and in full force and effect, without the imposition of any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action that has resulted in or would reasonably be expected to result in a Burdensome Condition;

•

no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or governmental order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement; and

•

the registration statement related to this proxy/prospectus and provided as part of this filing having become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the registration statement will have been issued and remain in effect, and no proceedings for that purpose will have commenced or be threatened by the SEC, unless subsequently withdrawn.

Conditions to CRC’s and Merger Sub’s Obligations to Effect the Closing

The obligations of CRC and Merger Sub to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

•

the accuracy of Berry’s representations and warranties contained in the Merger Agreement, as of the date or dates set forth in the Merger Agreement, subject, in certain instances, to certain materiality and material adverse effect qualifiers;

•	Berry’s performance in all material respects of all obligations required to be performed by it pursuant to the Merger Agreement at or prior to the Effective Time;

•	the non-occurrence of any Berry Material Adverse Effect since the date of the Merger Agreement; and

•	CRC and Merger Sub’s receipt of a certificate signed on behalf of Berry by Berry’s Chief Executive Officer, certifying that the foregoing listed conditions have been satisfied.

Conditions to Berry’s Obligations to Effect the Closing

The obligation of Berry to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

•

the accuracy of CRC and Merger Sub’s representations and warranties contained in the Merger Agreement, as of the date or dates set forth in the Merger Agreement, subject, in certain instances, to certain materiality and material adverse effect qualifiers;

•	CRC and Merger Sub’s performance in all material respects of all obligations required to be performed by them pursuant to the Merger Agreement at or prior to the Effective Time;

•	the non-occurrence of any CRC Material Adverse Effect since the date of the Merger Agreement;

•	Berry’s receipt of a certificate signed on behalf of CRC and Merger Sub by an executive officer of CRC certifying that the foregoing listed conditions have been satisfied; and

•

receipt of an opinion from Vinson & Elkins (counsel to Berry) or, if Vinson & Elkins is unwilling or unable to issue such an opinion, another nationally recognized law firm or accounting firm selected by CRC, which may be Sullivan & Cromwell (counsel to CRC), dated as of the Closing Date, to the effect that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided that this condition will be deemed satisfied if Vinson & Elkins or such other firm would be able and willing to issue such opinion but for a change in law after the date of the Merger Agreement.

Termination of the Merger Agreement

Mutual Termination

The Merger Agreement may be terminated and the Merger may be abandoned prior to the Effective Time by mutual written consent of Berry and CRC by action of the Berry Board and the CRC Board.

Termination by Either Berry or CRC

The Merger Agreement provides that either Berry or CRC may terminate the Merger Agreement in various circumstances, including if: (i) the Merger is not consummated by 5:00 p.m., Pacific Time, on March 14, 2026 (subject to up to two three-month extensions by CRC or Berry upon written notice in certain circumstances pursuant to the Merger Agreement); (ii) the Berry Stockholder Approval is not received at the Berry Special Meeting; or (iii) any law or governmental order becomes final and non-appealable that permanently restrains, enjoins or otherwise prohibits consummation of the Merger; provided that the right to terminate the Merger Agreement pursuant to the foregoing clauses (i) or (iii) will not be available to any party that has breached in any material respect its obligations set forth in the Merger Agreement in any manner that proximately contributes to the occurrence of the failure of a condition to the consummation of the Merger.

Termination by Berry

The Merger Agreement provides that Berry may also terminate the Merger Agreement in various circumstances, including if: (i) the Berry Board has determined to terminate the Merger Agreement in order to concurrently with such termination enter into a definitive agreement implementing a Superior Proposal (if Berry has complied in all material respects with the terms of the Merger Agreement with respect to such Superior Proposal) and pays to CRC the Berry Termination Fee; (ii) there has been a failure by CRC or Merger Sub to perform their covenants or agreements pursuant to the Merger Agreement; (iii) there has been a breach by CRC or Merger Sub of their representations or warranties pursuant to the Merger Agreement, or any such representations or warranties become untrue, such that the corresponding closing conditions specified in the Merger Agreement are not satisfied; or (iv) there has occurred a CRC Material Adverse Effect, and for each of the foregoing clauses (ii), (iii) and (iv), such breach, failure or CRC Material Adverse Effect has not been cured within the cure periods specified in the Merger Agreement.

Termination by CRC

The Merger Agreement also provides that CRC may also terminate the Merger Agreement in various circumstances, including if: (i) prior to the time the Berry Stockholder Approval is obtained, the Berry Board makes a Change of Recommendation; (ii) there has been a failure by Berry to perform its covenants or agreements pursuant to the Merger Agreement; (iii) there has been a breach by Berry of its representations or warranties pursuant to the Merger Agreement, or any such representations or warranties become untrue, such that the corresponding closing conditions specified in the Merger Agreement are not satisfied; or (iv) there has occurred a Berry Material Adverse Effect, and for each of the foregoing clauses (ii), (iii) and (iv), such breach, failure or Berry Material Adverse Effect has not been cured within the cure periods specified in the Merger Agreement.

Effect of Termination

Except to the extent described under “The Merger Agreement—Termination Fee; Expense Reimbursement” section below, in the event of the termination of the Merger Agreement, the Merger Agreement will become void and of no effect with no liability to any person on the part of any party or their affiliates or representatives, provided, however, that (i) no such termination will relieve any party of any liability or damages resulting from fraud or willful breach of the Merger Agreement prior to such termination, and (ii) certain specified provisions of the Merger Agreement and the entirety of the confidentiality agreement between CRC and Berry will survive termination of the Merger Agreement; provided that, other than in the case of fraud, in no event will CRC or any of its representatives or affiliates, taken together, have any monetary liability pursuant to such termination in excess of $45,255,219, plus, if Berry commences a suit in order to obtain payment of such damages that results in a judgment against CRC, its costs, expenses (including attorneys’ fees) in connection with such suit, together with interest calculated at the rate specified in the Merger Agreement.

Termination Fee; Expense Reimbursement

Termination Fee Payable by Berry

Pursuant to the Merger Agreement, Berry will be required to pay CRC a termination fee in the amount of $12,044,370 if the Merger Agreement is terminated in any of the following circumstances:

(i) (A) the Merger Agreement is terminated by either CRC or Berry pursuant to clause (ii) of “The Merger Agreement—Termination of the Merger Agreement—Termination by Either Berry or CRC” or clause (i) of “The Merger Agreement—Termination of the Merger Agreement—Termination by CRC” and the Berry Stockholder Approval was not obtained in the case of termination under such clause (i), (B) following the execution and delivery of the Merger Agreement and prior to such termination, an Acquisition Proposal is publicly announced or is publicly disclosed and such Acquisition Proposal has not been publicly withdrawn prior to such termination and (C) within nine months following such termination of the Merger Agreement, Berry enters into a definitive agreement with any third party with respect to an Acquisition Proposal;

(ii) the Merger Agreement is terminated by Berry pursuant to clause (i) of “The Merger Agreement—Termination of the Merger Agreement—Termination by Berry;” or

(iii) the Merger Agreement is terminated by CRC pursuant to clause (i) of “The Merger Agreement—Termination of the Merger Agreement—Termination by CRC.”

Payment of the Berry Termination Fee will be made: (x) concurrently with the entry into a definitive agreement with respect to such Acquisition Proposal in the case of the foregoing clause (i), (y) concurrently with the termination in the case of the foregoing clause (ii) and (z) within two business days upon such termination in the case of the foregoing clause (iii).

Expense Reimbursement Payable by Berry

Pursuant to the Merger Agreement, if the Merger Agreement is terminated by either CRC or Berry pursuant to clause (ii) of “The Merger Agreement—Termination of the Merger Agreement—Termination by Either Berry or CRC,” Berry will be required to pay the CRC Expense Amount, provided that the CRC Expense Amount may not exceed $5 million. In the event the Merger Agreement is terminated under such clause (ii) in a circumstance in which the Merger Agreement could have been terminated pursuant to clause (i) of “The Merger Agreement—Termination of the Merger Agreement—Termination by CRC,” the Merger Agreement will be deemed to have been terminated under such latter clause (i) (allowing CRC to make a claim against Berry for payment of the Berry Termination Fee rather than the CRC Expense Amount).

Payment of the CRC Expense Amount will be made by Berry no later than two business days after Berry receives documentation from CRC supporting the amount of the claimed expense reimbursement.

Expense Reimbursement Payable by CRC

Pursuant to the Merger Agreement, CRC will be required to pay the CRC Expense Reimbursement if the Merger Agreement is terminated in any of the following circumstances:

(i) the Merger Agreement is terminated by CRC pursuant to clauses (iii) or (iv) of “The Merger Agreement—Termination of the Merger Agreement—Termination by CRC” and CRC would not have had the right to terminate the Merger Agreement but for a Specified Effect;

(ii) the Merger Agreement is terminated by Berry pursuant to clause (iii) or (iv) of “The Merger Agreement—Termination of the Merger Agreement—Termination by Berry” due to the occurrence of a Specified Effect at a time when the Merger Agreement was already terminable by CRC pursuant to clauses (iii) or (iv) of “The Merger Agreement—Termination of the Merger Agreement—Termination by CRC” and CRC would not have had the right to so terminate the Merger Agreement but for any such Specified Effect; or

(iii) the Merger Agreement is terminated by either CRC or Berry pursuant to clause (i) of “The Merger Agreement—Termination of the Merger Agreement—Termination by Either Berry or CRC” at a time when the Merger Agreement is terminable by CRC in the circumstances described in foregoing clause (i) or by Berry in the circumstances set forth in foregoing clause (ii).

Payment of the CRC Expense Reimbursement will be made by CRC no later than two business days after CRC receives documentation from Berry supporting the amount of the claimed expense reimbursement. In no event will the CRC Expense Reimbursement exceed $5 million, nor will CRC be required to pay the CRC Expense Reimbursement more than once.

Prohibition on Multiple Costs of Enforcement Payments

The Merger Agreement provides that in no event will Berry or CRC be entitled to receive more than one payment of any of the Berry Termination Fee, CRC Expense Amount or CRC Expense Reimbursement (as applicable). If CRC receives the Berry Termination Fee, then CRC will not be entitled to also receive a payment of the CRC Expense Amount. If CRC receives the CRC Expense Amount and later receives the Berry Termination Fee, then the amount of the CRC Expense Amount previously paid by Berry will be credited against the Berry Termination Fee. If either Berry or CRC fails to promptly pay, or cause to be paid, to the other party the applicable Berry Termination Fee, CRC Expense Amount or CRC Expense Reimbursement as required pursuant to the Merger Agreement, and, in order to obtain such fee or amount, the other party commences a proceeding that results in a judgment against the paying party for the Berry Termination Fee, CRC Expense Amount or CRC Expense Reimbursement, as applicable, such paying party will also pay to the recipient party, as applicable, such recipient party’s costs and expenses (including attorneys’ fees) incurred in connection with such proceeding, together with interest on the applicable fee or amount. The Merger Agreement provides that, in the event that any of the Berry Termination Fee, CRC Expense Amount or CRC Expense Reimbursement becomes payable by and is paid by, Berry or CRC, as applicable, a such fee or amount, as applicable, will be the sole and exclusive remedy for monetary damages of the party receiving the payment pursuant to the Merger Agreement; provided, however, that any such payment will not relieve either Berry or CRC, as applicable, of any liabilities or damages to Berry, CRC or Merger Sub, as applicable, resulting from (i) fraud or (ii) an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by CRC, Berry or Merger Sub with the actual knowledge that the taking of such act or failure to take such act would reasonably be expected to result in a breach of the Merger Agreement.

Specific Performance

Pursuant to the Merger Agreement, the parties have agreed that if for any reason the provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy and, accordingly, that, in addition to any other available remedies a party may have in equity or at law, each of the parties will be entitled to specifically enforce the terms and provisions of the Merger Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of the Merger Agreement in the courts specified in “The Merger Agreement—Governing Law; Jurisdiction; Waiver of Trial by Jury” without the requirement to post a bond or other form of security, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If a proceeding is brought in equity to enforce the provisions of the Merger Agreement, CRC, Berry and Merger Sub each agreed not to raise any objections to the availability of specific performance as an equitable remedy to prevent or restrain breaches, or threatened breaches of, or to enforce compliance with, the covenants or obligations of the Merger Agreement. CRC, Berry and Merger Sub also agreed not to allege, and each party waived any such defense, that there is an adequate remedy at law.

Amendments or Other Modification; Waiver

Subject to applicable law and subject to restrictions on terminating or modifying the provisions of the Merger Agreement described in “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” above, the Merger Agreement may be amended or modified at any time prior to the Effective Time by a written instrument executed and delivered by CRC, Berry and Merger Sub and may be waived at any time by the party against whom the waiver is to be effective.

The conditions to each of the respective parties’ obligations to complete the Merger Agreement and the transactions contemplated thereby are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law, provided that any such waiver is only effective if made in writing and executed by the party against whom the waiver is to be effective.

Expenses

Whether or not the Merger is completed, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated thereby, including all fees and expenses of its representatives, will be paid by the party incurring such expense, except as otherwise expressly set forth in the Merger Agreement.

Third-Party Beneficiaries

The Merger Agreement provides that the parties’ respective representations, warranties and covenants set forth in the Merger Agreement are solely for the benefit of the other parties on the terms and subject to the conditions set forth in the Merger Agreement, and the Merger Agreement is not intended to, and does not, confer upon any person other than the parties any rights or remedies, express or implied, including the right to rely upon the representations and warranties set forth in the Merger Agreement and that, notwithstanding the foregoing, (i) from and after the Effective Time, the Indemnified Parties will be express third party beneficiaries of the indemnification provisions of the Merger Agreement described above in “The Merger Agreement —Indemnification; Directors’ and Officers’ Insurance,” (ii) from and after the Effective Time, each Berry Stockholder and each holder of Berry equity awards will be express third-party beneficiaries of and with respect to their respective rights to receive the consideration payable pursuant to the Merger Agreement, (iii) the limitations on liability of Berry and its affiliates and representatives (and other protections arising from the covenants not to sue and related provisions) set forth in the Merger Agreement (as described above in “The Merger Agreement—Termination Fee; Expense Reimbursement—Prohibition on Multiple Costs of Enforcement Payments”) and (iv) Berry, with respect to the right to recover damages of up to $40,255,219, only to the extent proven, based on the loss of the premium (which the parties agree is valued at $40,255,219) that the Berry Stockholders would have received if the Merger was consummated pursuant to the terms of the Merger Agreement and Section 261(a)(1) of the DGCL (such stockholder damages, “Benefit of the Bargain Damages”).

With respect to clause (iv) of the foregoing paragraph, the Merger Agreement further provides that if the remedy of specific performance to cause CRC to consummate the Closing in accordance with the terms of the Merger Agreement (as described above in “The Merger Agreement—Specific Performance”) is available to Berry under the terms of the Merger Agreement in light of the circumstances, then Berry may not recover Benefit of the Bargain Damages unless Berry has sought and been denied such specific performance in the applicable forum specified in the Merger Agreement (as described below in “The Merger Agreement—Governing Law; Jurisdiction; Waiver of Trial by Jury”) (although Berry may seek both an order of such specific performance and Benefit of the Bargain Damages concurrently). Furthermore, the right to recovery of damages based on the losses suffered by Berry Stockholders described in clause (iv) of the foregoing paragraph will only be enforceable on behalf of Berry Stockholders by Berry in its sole and absolute discretion as agent for the Berry Stockholders, and any and all interests in the recovery of any such losses or claims will attach to the shares of Berry Common Stock and subsequently be transferred therewith and consequently, any damages, settlements, awards or other amounts recovered or received by Berry with respect to such losses or claims (net of expenses incurred by Berry in connection therewith or in connection with the entry into and negotiation of the Merger Agreement or any transactions contemplated thereby) may, among other things, and in Berry’s sole and absolute discretion: (i) be distributed, in whole or in part, by Berry to the record holders of the shares of Berry Common Stock as of a date determined by Berry in its sole and absolute discretion, or (ii) be retained by Berry for the use and benefit of Berry on behalf of Berry Stockholders, in any manner Berry deems fit in its sole and absolute discretion.

Governing Law; Jurisdiction; Waiver of Trial by Jury

The Merger Agreement provides that it will be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions of such state.

The Merger Agreement provides that each party to the Merger Agreement agrees that it will bring any proceeding in connection with, arising out of or relating to the Merger Agreement or the transactions contemplated thereby exclusively in the Court of Chancery of the State of Delaware, or if such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the applicable proceeding is vested exclusively in the U.S. federal courts, such proceeding or subpoenas will be heard in the United States District Court for the District of Delaware.

The Merger Agreement provides that each party to the Merger Agreement irrevocably waives any and all right to trial by jury in any proceeding arising out of or relating to the Merger Agreement or the transactions contemplated thereby.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the material U.S. federal income tax consequences to U.S. holders (as defined below) of Berry Common Stock that exchange their shares of Berry Common Stock for shares of CRC Common Stock (and cash in lieu of fractional shares of CRC Common Stock, if any) pursuant to the Merger. The following discussion is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, judicial interpretations thereof and published rulings and other positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein. The U.S. federal income tax laws are complex and subject to varying interpretation. Neither CRC nor Berry has sought, nor intends to seek, any ruling from the IRS with respect to the statements made and the positions or conclusions described in the following summary, and there can be no assurance the IRS or a court will not take a contrary position.

This discussion is limited to U.S. holders that hold their shares of Berry Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the U.S. federal income tax consequences of the Merger and any related transactions, nor does it describe (i) any tax consequences of the Merger and any related transactions arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under any U.S. federal laws other than those pertaining to U.S. federal income taxation or (ii) the tax consequences of owning or disposing of shares of CRC Common Stock received in the Merger. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders of Berry Common Stock in light of their individual circumstances (including the impact of the Medicare surtax on certain net investment income) or to U.S. holders of Berry Common Stock that are subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	tax-exempt or governmental organizations;

•	dealers in securities or traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold shares of Berry Common Stock as part of a straddle, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	persons that purchased or sell their shares of Berry Common Stock as part of a wash sale;

•	certain former citizens or long-term residents of the United States or persons whose functional currency is not the U.S. dollar;

•	persons that are not U.S. holders;

•

persons who acquired or hold their shares of Berry Common Stock through the exercise of employee stock options, as a restricted stock award or otherwise as compensation or through a tax-qualified retirement plan; and

•

persons who actually or constructively hold (or actually or constructively held at any time during the five-year period ending on the date of the Merger) five percent or more (by vote or value) of any class of Berry Common Stock.

THE TAX CONSEQUENCES OF THE MERGER AND ANY RELATED TRANSACTIONS TO A HOLDER OF BERRY COMMON STOCK ARE COMPLEX AND WILL DEPEND ON SUCH HOLDER’S SPECIFIC SITUATION AND FACTORS NOT WITHIN CRC’S OR BERRY’S CONTROL. ALL BERRY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER AND ANY RELATED

TRANSACTIONS TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE OR LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.

U.S. Holder Defined

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Berry Common Stock that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) that have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Berry Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner or the partnership, upon the activities of the partnership and upon certain determinations made at the partnership or partner level. Accordingly, if you are a partner in a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds Berry Common Stock, you should consult your tax advisor regarding the tax consequences to you of the Merger and any related transactions.

U.S. Federal Income Tax Treatment of the Merger

Assuming that the Merger is completed as currently contemplated, CRC and Berry intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Berry’s obligation to complete the Merger that it receive an opinion from Vinson & Elkins (counsel to Berry) or another nationally recognized law firm or accounting firm selected by CRC, which may be Sullivan & Cromwell (counsel to CRC), dated as of the Closing Date, to the effect that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided that this condition will be deemed satisfied if Vinson & Elkins or such other firm would be able and willing to issue such opinion but for a change in law after the date of the Merger Agreement. The opinion described above will be based on representations from each of CRC and Berry and on customary factual assumptions, as well as certain covenants and undertakings by CRC and Berry. If any of such representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete or inaccurate or is violated, the validity of the opinion described above may be affected, and the U.S. federal income tax consequences of the Merger could differ materially from those described below. In addition, the opinion will not be binding on the IRS or any court. CRC and Berry have not requested, and do not intend to request, any ruling from the IRS with respect to the tax consequences of the Merger. There can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. The following discussion assumes the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of the Merger

Assuming that the Merger is treated as described above in “Material United States Federal Income Tax Consequences of the Merger—U.S. Federal Income Tax Treatment of the Merger”, the material U.S. federal income tax consequences of the Merger to U.S. holders of shares of Berry Common Stock will be as follows:

•

a U.S. holder of shares of Berry Common Stock generally will not recognize gain or loss (except with respect to any cash received in lieu of a fractional share of CRC Common Stock, as discussed below);

•

the aggregate tax basis of the shares of CRC Common Stock received by a U.S. holder of Berry Common Stock pursuant to the Merger (including any fractional share of CRC Common Stock deemed received and treated as exchanged for cash, as discussed below) generally will equal the aggregate adjusted tax basis of such U.S. holder’s shares of Berry Common Stock exchanged for such CRC Common Stock; and

•

the holding period of the CRC Common Stock received by a U.S. holder in exchange for shares of Berry Common Stock pursuant to the Merger (including any fractional share of CRC common stock deemed received and treated as exchanged for cash, as discussed below) generally will include the holding period of the Berry Common Stock exchanged for such CRC Common Stock.

If a U.S. holder of shares of Berry Common Stock acquired different blocks of Berry Common Stock at different times or at different prices, such U.S. holder’s basis and holding period in its shares of CRC Common Stock may be determined separately with reference to each block of Berry Common Stock. Any such U.S. holder should consult its tax advisor regarding the tax bases and holding periods of the particular shares of CRC Common Stock received in the Merger.

U.S. Federal Income Tax Consequences of Cash in Lieu of Fractional Shares

A U.S. holder of shares of Berry Common Stock who receives cash in lieu of a fractional share of CRC Common Stock generally will be treated as having received such fractional share pursuant to the Merger and then as having exchanged such fractional share of CRC Common Stock for cash. As a result, such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received in lieu of such fractional share and the portion of the U.S. holder’s aggregate adjusted tax basis in its Berry Common Stock surrendered that is allocated to such fractional share of CRC Common Stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Merger, the U.S. holder’s holding period for the fractional share of CRC Common Stock deemed to be received is greater than one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

HOLDERS OF BERRY COMMON STOCK ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE OR LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the Merger. Further, a U.S. holder of Berry Common Stock may be subject to U.S. backup withholding on any cash payments made in connection with the Merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if any, provided that the U.S. holder timely furnishes the required information to the IRS.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO A PARTICULAR U.S. HOLDER. ALL BERRY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE TRANSACTIONS TO THEM, INCLUDING TAX REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE OR LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is derived from the historical audited consolidated financial statements of CRC and accompanying notes included in CRC’s Annual Report on Form 10-K for the year ended December 31, 2024, the historical unaudited condensed consolidated financial statements of CRC and accompanying notes included in CRC’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, the historical audited consolidated financial statements of Berry and accompanying notes included in Berry’s Annual Report on Form 10-K for the year ended December 31, 2024, the historical unaudited condensed consolidated financial statements of Berry and accompanying notes included in Berry’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025 and the historical unaudited consolidated and combined financial statements of the Aera Companies as of and for the six months ended June 30, 2024, and gives effect to (i) the Merger, (ii) the extinguishment of Berry’s outstanding debt, (iii) the issuance of new debt, and (iv) the Aera Merger, described below (collectively, the “pro forma events”). The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The following unaudited pro forma condensed combined financial information and the accompanying notes (the “pro forma financial information”) are presented to illustrate the effects of the accounting for the Merger.

The unaudited pro forma condensed combined financial information giving effect to the pro forma events has been prepared by CRC using the acquisition method of accounting in accordance with GAAP. CRC has been treated as the acquirer for accounting purposes, and thus accounts for the Merger as a business combination in accordance with ASC 805. The valuations of the assets acquired, and liabilities assumed, and therefore the purchase price allocations, are preliminary and have not yet been finalized as of the date of this proxy statement/prospectus. As a result of the foregoing, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

On July 1, 2024, the Aera Companies became wholly owned subsidiaries of CRC, pursuant to the transactions contemplated by the Agreement and Plan of Merger described in CRC’s Current Report on Form 8-K, filed by CRC on February 9, 2024. The financial results for the Aera Companies during the period from January 1, 2024 through June 30, 2024 are included with CRC’s financial results for the twelve months ended December 31, 2024 on a pro forma basis. The impact of the Aera Merger is included in CRC’s historical condensed combined financial statements as of and for the six months ended June 30, 2025; as such, no adjustments for the impact of the Aera Merger have been applied to these financial statements on a pro forma basis.

The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2025 gives effect to the Merger as if it had occurred as of June 30, 2025. The accompanying unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024 and for the six months ended June 30, 2025 give effect to the Merger and the other pro forma events as if they had occurred on January 1, 2024 (where the financial results for the Aera Companies during the period from January 1, 2024 through June 30, 2024 are included with CRC’s financial results for the twelve months ended December 31, 2024 on a pro forma basis).

The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations have been derived from and should be read in conjunction with the following financial statements, which are included or incorporated by reference in this proxy statement/prospectus:

•	the historical audited consolidated financial statements of CRC and accompanying notes included in CRC’s Annual Report on Form 10-K for the year ended December 31, 2024;

•	the historical unaudited condensed consolidated financial statements of CRC and accompanying notes included in CRC’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025;

•	the historical audited consolidated financial statements of Berry and accompanying notes included in Berry’s Annual Report on Form 10-K for the year ended December 31, 2024;

•	the historical unaudited condensed consolidated financial statements of Berry and accompanying notes included in Berry’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025;

•

the historical unaudited condensed consolidated and combined financial statements of the Aera Companies and accompanying notes included in CRC’s Annual Report on Form 10-K for the year ended December 31, 2024; and

•

the historical audited consolidated financial statements of Green Gate Resources Parent, LLC as of December 31, 2023, 2022 (Successor) and December 31, 2022 (Predecessor) and for the year ended December 31, 2023 (Successor), 122-days ended December 31, 2022 (Successor), 58-days ended February 27. 2023 (Predecessor), and for the years ended December 31, 2022 and 2021 (Predecessor).

The unaudited pro forma condensed combined financial statements contain certain reclassification adjustments to conform the historical financial statement presentation of the Aera Companies and Berry to that of CRC.

CRC purchased services from Berry during the year ended December 31, 2024 in the amount of $6 million and during the six months ended June 30, 2025 in the amount of $5 million. CRC sold natural gas to and purchased natural gas from the Aera Companies during the six months ended June 30, 2024 in the amounts of $1 million and $1 million, respectively. As such, adjustments were applied to the unaudited pro forma condensed combined statements of operations to remove this activity, which would be considered intercompany activity and be eliminated upon consolidation.

The pro forma adjustments are based on available information and upon assumptions that CRC’s management believes are reasonable in order to reflect, on a pro forma basis, the effect of the pro forma events on the historical financial information of CRC. The adjustments are described in the notes to the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined financial information is included for illustrative informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the Merger been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial information also does not project results of operations or financial position for any future period or date, including, but not limited to, the anticipated realization of ongoing savings from potential operating efficiencies, asset dispositions, cost savings, or economies of scale that the combined company may achieve with respect to the combined operations. Specifically, the unaudited pro forma condensed combined statement of operations does not include projected synergies expected to be achieved as a result of the Merger and any associated costs that may be required to be incurred to achieve those synergies. The unaudited pro forma condensed combined statements of operations also exclude the effects of costs of integration activities that may result from the Merger. The unaudited pro forma condensed combined statements of operations and balance sheet should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in CRC’s Annual Report on Form 10-K for the year ended December 31, 2024, CRC’s audited consolidated financial statements and related notes, Berry’s audited consolidated financial statements and related notes, CRC’s unaudited condensed consolidated financial statements and related notes, and Berry’s unaudited condensed consolidated financial statements and related notes, in each case included or incorporated by reference elsewhere in this proxy statement/prospectus, as well as the “Risk Factors” section. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 175 of this proxy statement/prospectus. This pro forma information has been prepared for illustrative purposes and is not intended to be a projection of future results of the combined business.

CRC has used currently available information to determine preliminary fair value estimates for the stock consideration and its allocation to the Berry assets acquired and liabilities assumed.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2025

(in millions)

	CRC (as reported)	Berry (as reported)	Presentation Adjustments			Transaction Adjustments			Financing Adjustments			Pro Forma
Assets
Current assets:
Cash and cash equivalents	$72	$20				$(430)	(B	)	$445	(G	)	92
						(15)	(C	)
Trade receivables, net	297	71				(3)	(D	)				365
Inventories	93	—	16	(A	)							109
Asset held for sale	8	—										8
Receivable from affiliate	31	—										31
Derivative instruments	—	40	(40)	(A	)							—
Other current assets, net	227	27	40	(A	)							278
			(16)	(A	)

Total current assets	728	158	—			(448)			445			883
Property, plant, and equipment, net	5,560	1,176				(311)	(B	)				6,425
Investments in unconsolidated subsidiaries	93	—										93
Deferred income tax assets	33	55				11	(B	)				63
						(36)	(F	)
Derivative instruments	—	29	(29)	(A	)							—
Other noncurrent assets	298	10	29	(A	)	(3)	(B	)				334

Total assets	$6,712	1,428	—			$(787)			$445			$7,798

Current liabilities:
Current portion of long-term debt, net	122	45				(45)	(B	)				122
Accounts payable	329	145	(124)	(A	)	(3)	(D	)				347
Income taxes payable	—	1	(1)	(A	)							—
Accrued liabilities	477	—	125	(A	)	(1)	(C	)				610
						9	(E	)

Total current liabilities	928	191	—			(40)			—			1,079
Non-Current liabilities:
Long-term debt, net	888	365				(365)	(B	)	445	(G	)	1,333
Asset retirement obligations	969	180										1,149
Deferred tax liabilities	185	—				(36)	(F	)				149
Other long-term liabilities	335	28										363
Stockholders’ equity:
Common stock	1	—										1
Treasury stock	(922)	(114)				114	(B	)				(922)
Additional paid-in capital	2,359	785				(444)	(B	)				2,700
Retained earnings (accumulated deficit)	1,897	(7)				7	(B	)				1,874
						(14)	(C	)
						(9)	(E	)
Accumulated other comprehensive income	72	—										72

Total stockholders’ equity	3,407	664	—			(346)			—			3,725

Total liabilities and stockholders’ equity	$6,712	1,428	$—			$(787)			$445			$7,798

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2025

(in millions, except per share amounts)

	CRC (as reported)	Berry (as reported)	Presentation Adjustments			Transaction Adjustments			Financing Adjustments			Pro Forma
Revenues:
Total operating revenues	$1,890	$392				$(5)	(DD	)				$2,277
Operating expenses:
Operating costs	611	—	110	(AA	)	(5)	(DD	)				716
Lease operating expenses	—	110	(110)	(AA	)							—
Costs of services	—	40	—									40
General & administrative expenses	151	40										191
Marketing expenses	—	1	(1)	(AA	)							—
Depreciation, depletion and amortization	259	76	(6)	(AA	)	(14)	(BB	)				315
Asset impairments	—	158										158
Taxes other than on income	117	22										139
Costs related to marketing of purchased commodities	91	—	1	(AA	)							92
Electricity generation expenses	15	2										17
Transportation costs	40	2										42
Accretion expense	57	—	6	(AA	)							63
Net gain on natural gas purchase derivatives	(3)	(3)										(6)
Measurement period adjustments	1	—										1
Other operating expenses, net	98	1	1	(AA	)							100

Total operating expenses	1,437	449	1			(19)			—			1,868

Net loss on asset divestitures	—	—	1	(AA	)							1

Operating (loss) income	453	(57)	—			14			—			410
Non-operating (expenses) income
Interest and debt expense	(52)	(31)				31	(CC	)	(16)	(FF	)	(68)
Loss of early extinguishment of debt	(1)	—										(1)
Loss from investment in unconsolidated subsidiaries	(1)	—										(1)
Other non-operating income	5	—										5

Income (loss) before income taxes	404	(88)	—			45			(16)			345
Income tax (provision) benefit	(117)	25				(13)	(EE	)	4	(EE	)	(101)

Net income (loss)	$287	$(63)	$—			$32			$(12)			$244

Pro forma net income per share:
Basic	$3.20	$(0.81)										$2.55
Diluted	$3.18	$(0.81)										$2.53
Weighted-average shares outstanding
Basic	89.8	77.4										95.6
Diluted	90.3	77.4										96.3

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2024

(in millions, except per share amounts)

	CRC (pro forma)	Berry (as reported)	Presentation Adjustments			Transaction Adjustments			Financing Adjustments			Pro Forma
Revenues:
Total operating revenues	$3,883	$777	—			$(6)	(DD	)				$4,654
Operating expenses:
Operating costs	1,290	—	226	(AA	)	(6)	(DD	)				1,510
Lease operating expenses	—	226	(226)	(AA	)							—
Costs of services	—	96	—	—								96
General & administrative expenses	416	77										493
Marketing expenses	—	8	(8)	(AA	)							—
Depreciation, depletion and amortization	528	172	(12)	(AA	)	(32)	(BB	)				656
Asset impairments	14	44										58
Taxes other than on income	290	47										337
Costs related to marketing of purchased commodities	193	—	8	(AA	)							201
Electricity generation expenses	40	4										44
Transportation costs	85	5										90
Accretion expense	121	—	12	(AA	)							133
Net loss on natural gas purchase derivatives	36	23										59
Carbon management business expenses	62	—										62
Measurement period adjustments	(12)	—										(12)
Acquisition costs	—	5	(5)	(AA	)							—
Other operating expenses (income), net	217	(4)	5	(AA	)	14	(GG	)				245
			4	(AA	)	9	(HH	)
Loss on early extinguishment of debt	—	7	(7)	(AA	)							—

Total operating expenses	3,280	710	(3)			(15)			—			3,972

Net gain on asset divestitures	15	—	4	(AA	)							19

Operating income (loss)	618	67	7			9			—			701
Non-operating (expenses) income
Interest and debt expenses	(125)	(39)				39	(CC	)	(32)	(FF	)	(157)
Loss on early extinguishment of debt	(5)	—	(7)	(AA	)							(12)
Loss from investment in unconsolidated subsidiaries	(7)	—										(7)

Income (loss) before income taxes	481	28	—			48			(32)			525
Income tax provision	(129)	(9)				(13)	(EE	)	9	(EE	)	(142)

Net income	$352	$19	$—			$35			$(23)			$383

Net income per share:
Basic	$4.74	$0.25										$4.00
Diluted	$4.62	$0.25										$3.90
Weighted-average common shares outstanding
Basic	90.0	76.8										95.8
Diluted	92.1	77.0										98.1

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X and presents the pro forma financial condition and results of operations of CRC based upon the historical financial information of CRC, Berry, and the Aera Companies after giving effect to the pro forma events and related adjustments set forth in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not reflect any management adjustments for expected synergies or dis-synergies of the Merger.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025, gives effect to the pro forma events as if they had occurred on June 30, 2025. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024, and for the six months ended June 30, 2025 give effect to the pro forma events as if they had occurred on January 1, 2024.

The Mergers

On September 14, 2025, CRC entered into the Merger Agreement with Berry, pursuant to which Merger Sub will merge with Berry, with Berry surviving as a direct, wholly-owned subsidiary of CRC, pursuant to which Berry Stockholders will receive the Merger Consideration, currently estimated to be 5.8 million shares of CRC Common Stock in the aggregate.

On July 1, 2024, the Aera Companies became wholly owned subsidiaries of CRC pursuant to the transactions contemplated by the Agreement and Plan of Merger described in CRC’s Current Report on Form 8-K, filed by CRC on February 9, 2024.

Financing of the Merger

The total amount of funds necessary for CRC to close the Merger includes the funds needed to extinguish the outstanding debt of Berry.

2. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

The following adjustments were made related to the unaudited pro forma condensed combined balance sheet as of June 30, 2025:

A.	Reflects certain reclassification adjustments to conform Berry’s historical assets and liabilities to the financial statement presentation of CRC.

B.

Reflects the purchase price allocation adjustments to record Berry’s assets and liabilities at estimated fair value based on the consideration conveyed of $771 million, as detailed below, and to eliminate Berry’s historical equity balances.

The purchase price was allocated among the identified assets to be acquired. This was considered appropriate based on the determination that the Merger would be accounted for as a business acquisition under ASC 805. The estimates of fair value are based upon preliminary valuation assumptions believed to be reasonable, but which are inherently uncertain and unpredictable; and, as a result, actual results may differ from estimates. There can be no assurances that the valuations will not result in material changes to this purchase price allocation. In determining the preliminary estimate of fair values of assets acquired and liabilities assumed of

Berry, CRC used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions, to determine that substantially all of the purchase price adjustments would impact reserves. The pro forma purchase price allocation relating to the Merger is preliminary and subject to change, as additional information becomes available and as additional analyses are performed. Any increase or decrease in fair values of the net assets as compared with the unaudited pro forma condensed combined financial information may change the amount of the total acquisition consideration allocated to reserves and may impact the Unaudited Pro Forma Condensed Combined Statements of Operations due to adjustments in the expenses related to the adjusted assets.

Net Assets Identified	Fair Value (in millions)
Cash and cash equivalents (5)	$20
Trade receivables	71
Inventories	16
Other current assets	51
Oil and natural gas properties (1)	800
Other property and equipment (1)	65
Net deferred income tax assets (6)	66
Other non-current assets (7)	36
Accounts payable	(21)
Accrued liabilities	(125)
Asset retirement obligations – noncurrent portion	(180)
Other long-term liabilities	(28)

Total Fair Value	$771

Value Conveyed
Purchase Consideration (2)	$329
Repayment of Berry’s outstanding debt (3)	428
Replacement of Berry’s equity awards (4)	12
Cash settlement of Berry’s equity awards (8)	2

Total Purchase Consideration	$771

(1)	Berry’s principal assets are their oil and natural gas properties.
(2)

Purchase consideration was provided in the form of CRC Common Stock and was calculated as the 5.8 million total shares to be issued, multiplied by $56.44, the closing price of shares of CRC Common Stock on September 26, 2025.

(3)

In addition to the purchase consideration provided in the form of CRC Common Stock, $428 million of Berry’s outstanding long-term debt as of June 30, 2025 will be repaid. Additionally, $18 million of deferred issuance costs related to Berry’s long-term debt will be written off.

(4)

Purchase consideration includes replacement of non-single trigger RSUs and PSUs of Berry with RSUs or shares of CRC Common Stock; these legacy Berry awards become fully vested upon certain qualifying terminations of employment in connection with the change in control.

(5)	In addition to cash and cash equivalents, Berry held an immaterial amount classified as restricted cash.
(6)

Based on a preliminary assessment of tax attributes included in Berry’s historical deferred tax assets, it was determined that $76 million of tax credit carryforwards will be subject to an annual limitation since Berry will experience an ownership change in connection with the Merger. These tax attributes are not expected to be recoverable in the future.

(7)

Deferred issuance costs of $3 million related to Berry’s revolving debt facility were written off as this facility will be terminated due to a change in control provision within the legacy credit agreement.

(8)	Purchase consideration includes $2 million related to the cash settlement of single trigger RSUs and PSUs of Berry; these legacy Berry awards become fully vested due to the change in control.

C.

CRC’s Merger-related transaction costs are estimated to be $15 million, including certain legal, accounting, investment banking, due diligence, and other related costs. Approximately $1 million of Merger-related transaction costs were incurred and accrued as of June 30, 2025. No transaction costs were paid as of June 30, 2025.

D.	Reflects the elimination of balances between CRC and Berry that, following the Merger, would be considered intercompany activity and eliminated upon consolidation.

E.	Reflects the accrual of $9 million for a retention bonus pool to be paid to certain employees of Berry.

F.	Reflects a reclassification entry to properly present deferred tax assets and deferred tax liabilities of the combined entity by tax jurisdiction.

G.	Reflects the issuance of $400 million in new notes, net of debt issuance costs of $6 million, and an additional $51 million, expected to be drawn on CRC’s existing revolving credit facility.

3. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

The following adjustments were made to the unaudited pro forma condensed combined statements of operations:

AA.	Reflects certain reclassification adjustments to conform Berry’s historical revenues and expenses to the financial statement presentation of CRC.

BB.

Reflects the estimated changes in pro forma depreciation, depletion, and amortization expense based on the preliminary purchase price allocation, resulting from the adjustment to basis associated with the property, plant, and equipment balance, which is related to proved oil and gas reserves.

CC.

Reflects the elimination of historical interest expense and amortization of debt issuance costs associated with the repayment of Berry’s outstanding debt, included in purchase consideration as discussed at adjustment B.

DD.	Reflects the elimination of activity between CRC and Berry that, following the Merger, would be considered intercompany activity and eliminated upon consolidation.

EE.	Represents the pro forma adjustment to taxes as a result of adjustments to the income statement, which was calculated using a blended U.S. federal and California statutory income tax rate of 28%.

FF.

Reflects interest expense related to the issuance of new debt, as presented at adjustment G. This adjustment also includes the amortization of estimated debt issuance costs of $6 million over the estimated term of the loan.

GG.	Reflects estimated transaction costs associated with the pro forma events, as presented at adjustment C. This charge is not expected to recur in the twelve months following Closing.

HH.	Reflects the compensation expense associated with a retention bonus pool, as presented at adjustment E. This charge is not expected to recur in the twelve months following Closing.

The pro forma statement of operations in the table below reflects CRC’s statement of operations for the twelve months ended December 31, 2024 adjusted for the Aera Merger as if it had occurred on January 1, 2024. Transaction costs in the amount of $16 million are included in the historical results of the Aera Companies, and this is not expected to recur in the twelve months following Closing. The following adjustments were made to CRC’s pro forma condensed combined statement of operations for the year ended December 31, 2024 to include the results of operations of the Aera Companies for the period from January 1, 2024 through June 30, 2024:

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2024

(in millions, except per share amounts)

	CRC (as reported)	Aera Companies (as reported for the six months ended June 30, 2024)	Presentation Adjustments			Transaction Adjustments - Disposal			Transaction Adjustments - Acquisition			Financing Adjustments			Pro Forma
Revenues:
Total operating revenues	$3,198	$684	$6	(A	)	$(4)	(B	)	$(1)	(D	)				$3,883
Operating expenses:
Operating costs	966	226	101	(A	)	(2)	(B	)	(1)	(D	)				1,290
General & administrative expenses	321	97	(2)	(A	)										416
Depreciation, depletion and amortization	388	149							(9)	(C	)				528
Asset impairments	14	—													14
Taxes other than on income	242	48													290
Purchased natural gas marketing expense	193	84	(84)	(A	)										193
Electricity generation expenses	40	25	(25)	(A	)										40
Transportation costs	81	—	4	(A	)										85
Accretion expense	87	75				(10)	(B	)	(31)	(C	)				121
Carbon management business expenses	56	—	6	(A	)										62
Net loss on natural gas purchase derivatives	30	—	6	(A	)										36
Measurement period adjustments	(12)	—													(12)
Other operating expenses (income), net	183	34													217

Total operating expenses	2,589	738	6			(12)			(41)			—			3,280

Net gain on asset divestitures	11	—	4	(A	)										15

Operating income (loss)	620	(54)	4			8			40			—			618
Non-operating (expenses) income
Interest income	—	4	(4)	(A	)										—
Interest expense	—	(59)	59	(A	)										—
Interest and debt expenses	(87)	—	(59)	(A	)				59	(E	)	(38)	(H	)	(125)
Loss on early extinguishment of debt	(5)	—													(5)
(Loss) income from investments in unconsolidated subsidiaries	(10)	—	3	(A	)										(7)
Income from equity investments	—	3	(3)	(A	)										—
Other non-operating (expense) income, net	(2)	2													—

Income (loss) before income taxes	516	(104)	—			8			99			(38)			481
Income tax provision	(140)	—	(1)	(A	)				29	(F	)	11	(G	)	(129)

	CRC (as reported)	Aera Companies (as reported for the six months ended June 30, 2024)	Presentation Adjustments			Transaction Adjustments - Disposal	Transaction Adjustments - Acquisition			Financing Adjustments	Pro Forma
Federal and state income tax (expense) benefit	—	(1)	1	(A	)						—
							(28)	(G	)

Net income (loss)	$376	$(105)	$—			$8	$100			$(27)	$352

Net income per share:
Basic	$4.74										$4.00
Diluted	$4.62										$3.90
Weighted-average common shares outstanding
Basic	79.3										90.0
Diluted	81.4										92.1

(A)	Reflects certain reclassification adjustments to conform the Aera Companies’ historical revenues and expenses to the financial statement presentation of CRC.
(B)	Reflects the elimination of revenues and expenses associated with certain assets and associated liabilities, which were distributed prior to closing of the Aera Merger.
(C)	Reflects the changes in pro forma accretion expense and depreciation, depletion, and amortization expense based on the preliminary purchase price allocation.
(D)	Reflects the elimination of activity between CRC and the Aera Companies that, following the Aera Merger, would be considered intercompany activity and eliminated upon consolidation.
(E)	Reflects the elimination of historical interest expense and amortization of debt issuance costs associated with the repayment of the Aera Companies’ outstanding debt.
(F)

Reflects the change in tax status of the Aera Companies and certain of its subsidiaries, which were previously pass-through entities for tax purposes, to taxable entities; this impact was calculated using a blended U.S. federal and California statutory income tax rate of 28%.

(G)	Represents the pro forma adjustment to taxes as a result of adjustments to the income statement, which was calculated using a blended U.S. federal and California statutory income tax rate of 28%.
(H)	Reflects interest expense related to the issuance of new debt. This adjustment also includes the amortization of debt issuance costs of $8 million over the estimated term of the loan.

4. Unaudited Pro Forma Net Income Per Share

Unaudited basic pro forma net income per share is computed by dividing pro forma net income attributable to CRC Common Stock by the pro forma weighted average number of shares of CRC Common Stock outstanding during the period. Unaudited diluted pro forma net income per share is computed by dividing pro forma net income attributable to CRC Common Stock by the weighted average number shares of CRC Common Stock outstanding during the period after adjusting for the impact of securities that would have a dilutive effect on net income per share.

Pro forma net income per share—basic and diluted

(in millions except per share amounts)

For the Six Months Ended June 30, 2025

Numerator:
Pro forma net income - basic and diluted	$244
Denominator:
Pro forma weighted-average number of shares outstanding – basic	95.6
Pro forma weighted-average number of shares outstanding – diluted	96.3
Pro forma net income per share attributable to CRC Stockholders:
Basic	$2.55
Diluted	2.53

For the Year Ended December 31, 2024

Numerator:
Pro forma net income - basic and diluted	$383
Denominator:
Pro forma weighted-average number of shares outstanding – basic	95.8
Pro forma weighted-average number of shares outstanding – diluted	98.1
Pro forma net income per share attributable to CRC Stockholders:
Basic	$4.00
Diluted	$3.90

5. Supplemental Pro Forma Oil and Gas Reserves Information (Unaudited)

The following tables present the estimated pro forma combined net proved developed and undeveloped natural gas, NGLs and oil reserves information as of December 31, 2024, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2024. However, the estimated pro forma combined net proved developed and undeveloped natural gas, NGLs and oil reserves information presented below represent the respective estimates made as of December 31, 2024 by CRC and Berry while they were separate companies. These estimates have not been updated for changes in development plans or methodologies that may occur following the Merger or may have occurred if CRC owned all such assets as of December 31, 2024.

The following estimated pro forma combined natural gas, NGLs and oil reserves information is not necessarily indicative of the results that might have occurred had the Merger been completed on January 1, 2024 and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 33 of this proxy statement/prospectus.

Unaudited Pro Forma Combined Proved Reserves

For the Year Ended December 31, 2024

	Oil (MMBbl)(1)
	CRC (as reported)	Berry (as reported)	CRC Pro Forma Combined
Balance at December 31, 2023	256	98	354
Revisions of previous estimates	(19)	13	(6)
Improved recovery	1	—	1
Extensions and discoveries	—	1	1
Acquisitions (2)	234	—	234
Production	(29)	(9)	(38)

Balance at December 31, 2024	443	103	546

Proved Developed Reserves
December 31, 2023	223	52	275
December 31, 2024	412	59	470
Proved Undeveloped Reserves
December 31, 2023	33	45	79
December 31, 2024	31	45	76

(1)	Table may not foot and cross foot due to rounding.
(2)	This amount is comprised of the impact of the Aera Merger on CRC’s proved reserves rollforward and is not included in the December 31, 2023 balance.

Unaudited Pro Forma Combined Proved Reserves

For the Year Ended December 31, 2024

	NGLs (MMBbl)(1)
	CRC (as reported)	Berry (as reported)	CRC Pro Forma Combined
Balance at December 31, 2023	35	1	36
Revisions of previous estimates	2	—	2
Acquisitions (2)	1	—	1
Production	(4)	—	(4)

Balance at December 31, 2024	34	1	35

Proved Developed Reserves
December 31, 2023	34	1	35
December 31, 2024	32	1	33
Proved Undeveloped Reserves
December 31, 2023	1	—	1
December 31, 2024	2	—	2

(1)	Table may not foot and cross foot due to rounding.
(2)	This amount is comprised of the impact of the Aera Merger on CRC’s proved reserves rollforward and is not included in the December 31, 2023 balance.

Unaudited Pro Forma Combined Proved Reserves

For the Year Ended December 31, 2024

	Natural Gas (Bcf)(1)
	CRC (as reported)	Berry (as reported)	CRC Pro Forma Combined
Balance at December 31, 2023	518	27	544
Revisions of previous estimates	(72)	(6)	(78)
Extensions and discoveries	—	1	1
Acquisitions (2)	5	—	5
Production	(42)	(3)	(45)

Balance at December 31, 2024	409	18	427

Proved Developed Reserves
December 31, 2023	445	21	466
December 31, 2024	370	16	385
Proved Undeveloped Reserves
December 31, 2023	73	5	78
December 31, 2024	39	2	42

(1)	Table may not foot and cross foot due to rounding.
(2)	This amount is comprised of the impact of the Aera Merger on CRC’s proved reserves rollforward and is not included in the December 31, 2023 balance.

Unaudited Pro Forma Combined Proved Reserves

For the Year Ended December 31, 2024

	Total (MMBoe)(1)
	CRC (as reported)	Berry (as reported)	CRC Pro Forma Combined
Balance at December 31, 2023	377	103	480
Revisions of previous estimates	(29)	12	(17)
Improved recovery	1	—	1
Extensions and discoveries	—	1	1
Acquisitions (2)	236	—	236
Production	(40)	(9)	(49)

Balance at December 31, 2024	545	107	652

Proved Developed Reserves
December 31, 2023	331	57	388
December 31, 2024	506	62	568
Proved Undeveloped Reserves
December 31, 2023	46	46	92
December 31, 2024	39	46	85

(1)	Table may not foot and cross foot due to rounding.
(2)	This amount is comprised of the impact of the Aera Merger on CRC’s proved reserves rollforward and is not included in the December 31, 2023 balance.

Standardized Measure of Discounted Future Net Cash Flows

The following tables present the estimated pro forma discounted future net cash flows at December 31, 2024. The pro forma standardized measure information set forth below gives effect to the Merger as if it had been completed on January 1, 2024. With respect to the disclosures below for CRC and Berry, the amounts were determined by referencing the “Unaudited Supplemental Oil and Gas Disclosures” reported in CRC’s annual financial statements for the year ended December 31, 2024 and Berry’s annual financial statements for the year ended December 31, 2024, which are incorporated by reference in this proxy/prospectus statement. See “Where You Can Find More Information” beginning on page 175 within this proxy statement/prospectus. The calculations assume the continuation of existing economic, operating and contractual conditions at December 31, 2024.

Therefore, the following estimated pro forma standardized measure is not necessarily indicative of the results that might have occurred had the Merger been completed on January 1, 2024 and is not intended to be a projection of future results. Future results may vary significantly from the results reflected herein and because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 33 of this proxy statement/prospectus.

Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows (SMOG) relating to proved oil and natural gas reserves for the year ended December 31, 2024 are as follows:

Unaudited Pro Forma Combined SMOG Disclosure

For the Year Ended December 31, 2024

	CRC (as reported)	Berry(1) (as reported)		CRC Pro Forma Combined
(in millions)
Future cash inflows	$37,190	$7,769		$44,959
Future costs
Production and operating costs	(19,331)	(3,386	)(2)	(22,717)
Development costs	(2,675)	(954)		(3,629)
Future income tax expense	(3,707)	(701)		(4,408)

Future net cash flows	11,477	2,728		14,205
Ten percent discount factor	(4,775)	(917)		(5,692)

Standardized measure of discounted future net cash flows	$6,702	$1,811		$8,513

(1)

Subsequent to the issuance of Berry’s Form 10-K for the year ended December 31, 2024, Berry identified certain immaterial reclassifications in the components of “Standardized measure of discounted future net cash flows,” which are reflected in this presentation.

(2)

Future production and operating costs include $263.3 million of payments made to the State of California to comply with the California Air Resources Board’s Cap-and-Invest Program for the year ended December 31, 2024.

Sources of Change in Discounted Future Net Cash Flows

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the year ended December 31, 2024 are as follows:

Unaudited Pro Forma Combined Changes in the SMOG Disclosure

For the Year Ended December 31, 2024

	CRC (as reported)	Berry(2) (as reported)	CRC Pro Forma Combined
(in millions)
Beginning of year	$4,069	$1,683	$5,752
Sales of oil and natural gas, net of production and other operating costs	(1,036)	(370)	(1,406)
Changes in price, net of production and other operating costs	(706)	(23)	(729)
Previously estimated development costs incurred	234	39	273
Change in estimated future development costs	132	(3)	129
Extensions, discoveries and improved recovery, net of costs	7	18	25
Revisions of previous quantity estimates	(687)	306	(381)
Accretion of discount	515	205	720
Net change in income taxes	(710)	(76)	(786)
Purchases of reserves in place (1)	4,569	8	4,577
Change in timing of estimated future production and other	315	24	339

Net change	2,633	128	2,761

End of year	$6,702	$1,811	$8,513

(1)	This amount is comprised of the impact of the Aera Merger on the Company’s rollforward of the combined changes in the SMOG disclosure and is not included in the December 31, 2023 balance.
(2)

Subsequent to the issuance of Berry’s Form 10-K for the year ended December 31, 2024, Berry identified certain immaterial reclassifications in the components of “Changes in standardized measure of discounted future net cash flows,” which are reflected in this presentation.

INFORMATION ABOUT THE COMPANIES

CRC

CRC is an independent energy and carbon management company committed to energy transition. CRC is committed to environmental stewardship while safely providing local, responsibly sourced energy. CRC is also focused on maximizing the value of their land, mineral ownership, and energy expertise for decarbonization by developing carbon capture and storage (CCS) and other emissions-reducing projects.

CRC was incorporated in Delaware in 2014. CRC Common Stock is listed and traded on the NYSE under the symbol “CRC” and its principal executive offices are located at 1 World Trade Center, Suite 1500, Long Beach, California 90831; its telephone number at that location is (888) 848-4754.

Additional information about CRC is included in documents incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 175.

Berry

Berry is a publicly traded western United States independent upstream energy company with a focus on onshore, low geologic risk, long-lived oil and gas reserves. Berry operates in two business segments: (i) exploration and production and (ii) well servicing and abandonment services. Berry’s E&P assets, located in California and Utah, are characterized by high oil content and are predominantly located in rural areas with low population. Berry’s California assets are in the San Joaquin Basin (100% oil), and its Utah assets are in the Uinta Basin (65% oil). Berry provides well servicing and abandonment services to third party operators in California and its California E&P operations through CJWS.

Berry was incorporated in Delaware in 2017. Berry Common Stock is listed and traded on the NASDAQ under the symbol “BRY” and its principal executive offices are located at 16000 N. Dallas Parkway, Suite 500, Dallas, Texas 75248; its telephone number at that location is (661) 616-3900.

Additional information about Berry is included in documents incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page  175.

Dornoch Merger Sub, LLC

Merger Sub is a direct, wholly-owned subsidiary of CRC and was formed solely for the purpose of effecting the Merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Berry, with Berry surviving as a direct, wholly-owned subsidiary of CRC. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger.

Merger Sub was formed in Delaware on August 5, 2025. Merger Sub’s principal executive offices are located at 1 World Trade Center, Suite 1500, Long Beach, California 90831; its telephone number at that location is (888) 848-4754.

CERTAIN OTHER MATTERS

Certain Prior Transactions Between the Parties

CRC, through its wholly-owned subsidiary Aera Energy, LLC, and Berry, through its wholly-owned subsidiary Berry Petroleum Company, LLC, are both co-owners and participants in the following joint ventures related to oil and gas transportation activities: (i) the South Midway Lateral Pipeline; (ii) the South Midway BDT Service Pipeline; and (iii) the North Midway Lateral Pipeline.

CRC is a customer of CJWS, a wholly-owned subsidiary of Berry. CRC purchased services from Berry during the year ended December 31, 2024 in the amount of $6 million and during the six months ended June 30, 2025 in the amount of $5 million.

CRC, through its wholly-owned subsidiary California Resources Elk Hills, LLC, also subleases certain premises located in Bakersfield, CA to Berry Petroleum Company, LLC, a wholly-owned subsidiary of Berry. Pursuant to such sublease arrangement, Berry Petroleum Company, LLC pays California Resources Elk Hills, LLC monthly lease payments totaling approximately $1.25 million per annum.

For more information, see the section entitled “Where You Can Find More Information” beginning on page 175 of this proxy statement/prospectus.

COMPARISON OF STOCKHOLDER RIGHTS

CRC and Berry are both incorporated under the laws of the State of Delaware. If the Merger is completed, the rights of Berry Stockholders who become CRC Stockholders through the exchange of shares will be, and the rights of CRC Stockholders will continue to be, governed by the DGCL, the CRC Charter and the CRC Bylaws.

The following is a summary of the material differences between (i) the current rights of CRC Stockholders under the CRC Charter and the CRC Bylaws and (ii) the current rights of Berry Stockholders under the Berry Charter and the Berry Bylaws. The following summary is not a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to CRC’s and Berry’s respective governing documents, which CRC and Berry urge you to read carefully and in their entirety. Copies of the CRC Charter, the CRC Bylaws, the Berry Charter and the Berry Bylaws have been filed with the SEC and are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 175 of this proxy statement/prospectus.

	Berry	CRC

Authorized Capital Stock

The authorized capital stock of Berry consists of (i) 750,000,000 shares of Berry Common Stock and (ii) 250,000,000 shares of preferred stock, par value $0.001 per share, of Berry (“Berry Preferred Stock”).

The shares of capital stock of Berry, regardless of class or series, may be issued by Berry from time to time in such amounts, for such lawful consideration and for such corporate purpose(s) as the Berry Board may from time to time determine.

As of October 6, 2025, Berry had 77,601,842 shares of Berry Common Stock and 0 shares of Berry Preferred Stock issued and outstanding.

The authorized capital stock of CRC consists of (i) 200,000,000 shares of CRC Common Stock and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share, of CRC (“CRC Preferred Stock”).

The number of authorized shares of CRC Common Stock or CRC Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of CRC entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of either the CRC Common Stock or the CRC Preferred Stock voting separately as a class will be required therefor.

As of October 6, 2025, CRC had 83,711,931 shares of CRC Common Stock and 0 shares of CRC Preferred Stock issued and outstanding.

Preferred Stock	As of October 6, 2025, there were no shares of Berry Preferred Stock issued and outstanding. The Berry Board, or any authorized committee thereof, may provide for the establishment and issuance of shares of Berry Preferred Stock in one or more series from time to time. The Berry Board may determine the number of shares to be included in	As of October 6, 2025, there were no shares of CRC Preferred Stock issued and outstanding. The CRC Board may provide for the establishment and issuance of shares of CRC Preferred Stock in one or more series from time to time. The CRC Board may determine the designation, powers, preferences and rights of the shares of each such series

	Berry	CRC
	each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Berry Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of Berry entitled to vote thereon, without a vote of the holders of Berry Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation.	and any qualifications, limitations or restrictions thereof, as set forth in a certificate of designation filed in accordance with the DGCL. The number of authorized shares of CRC Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of CRC entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class will be required therefor.

Dividends	Holders of Berry Common Stock are entitled to dividends in the amounts and at the times declared by the Berry Board in its discretion out of any assets or funds of Berry legally available for the payment of dividends.	Holders of CRC Common Stock are entitled to receive dividends and other distributions ratably in proportion to the number of shares of CRC Common Stock held by them, when and if declared by the CRC Board out of funds of CRC legally available for the payment of dividends.

Amendment to the Certificate of Incorporation	Generally, the provisions in the Berry Charter may be amended or repealed in the manner prescribed by the DGCL.	Generally, the provisions in the CRC Charter may be amended or repealed in the manner prescribed in the DGCL, provided that, in addition to any other vote required by law, the CRC Charter or the CRC Bylaws, the approval by a majority of the directors then in office and the affirmative vote of the holders of a majority in voting power of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend, alter, restate or repeal any provision of the CRC Charter.

Amendment to the Bylaws	The Berry Charter and the Berry Bylaws provide that the Berry Board is authorized to adopt, amend and repeal the Berry Bylaws; provided, that any adoption, amendment or repeal of the Berry Bylaws by the Berry Board (i) will require the approval of a majority of the total number of directorships then authorized, whether or not any vacancies exist with respect to such directorships,	The CRC Charter and the CRC Bylaws provide that the CRC Board is expressly authorized to adopt, amend, restate or repeal the CRC Bylaws; provided, that any adoption, amendment or repeal of the CRC Bylaws by the CRC Board must be effected by resolution adopted by a majority of the directors present at a special or regular meeting of the CRC Board at which a quorum is present. The

	Berry	CRC
	and (ii) will be subject to any additional restrictions as are set forth in the Berry Bylaws as in effect at such time; provided further, that if Berry Stockholders in amending, repealing, or adopting a bylaw expressly provide that the Berry Board may not amend, repeal or reinstate that bylaw, then the Berry Board may not amend, repeal or reinstate that bylaw. The Berry Stockholders also have the power to adopt, amend or repeal the Berry Bylaws by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors of Berry, voting together as a single class, subject to any additional restrictions set forth in the Berry Bylaws.	stockholders of CRC also have the power to adopt, amend or repeal the CRC Bylaws by the affirmative vote of the holders of a majority in voting power of the outstanding shares of CRC capital stock entitled to vote thereon, voting together as a single class.

Special Meetings of Stockholders	The Berry Bylaws provide that special meetings of the Berry Stockholders, other than those required by law, may be called at any time pursuant to a resolution adopted by the Berry Board or upon the written request to the secretary of Berry by one or more Berry Stockholders holding, in the aggregate, at least 25% of the voting power of the shares entitled to vote in the election of directors of Berry. Any such written request must specify the time of such meeting and the general nature of the business proposed to be transacted and will be delivered to the secretary of Berry at the principal executive offices of Berry, and the secretary of Berry will, promptly following his or her receipt of such request, cause notice of such meeting to be given to each of the Berry Stockholders entitled to vote at such meeting. Only such business will be conducted at a special meeting of Berry Stockholders as specified in the notice of such special meeting. The Berry Board may postpone or reschedule any previously scheduled special meeting called by the Berry Board.	The CRC Charter and the CRC Bylaws provide that special meetings of CRC Stockholders may be called only by the Chairman of the CRC Board or by the CRC Board pursuant to a resolution adopted by a majority of the directors then in office. Subject to the rights of holders of any series of CRC Preferred Stock (if any), CRC Stockholders do not have the power to call a special meeting of CRC Stockholders. Any such special meeting will be limited to matters relating to the purposes specified in the notice of such meeting, and no other business may be conducted. The CRC Board may postpone, reschedule or cancel any previously scheduled special meeting of CRC Stockholders.

Stockholder Action by Written Consent	The Berry Charter provides that any action required or permitted to be taken at any annual or special meeting of Berry	The CRC Charter and the CRC Bylaws provide that, subject to the rights of holders of any series of CRC Preferred

	Berry	CRC
	Stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and will be delivered to Berry in accordance with Section 228 of the DGCL.	Stock (if any), any action required or permitted to be taken by the stockholders of CRC must be taken at a duly held annual or special meeting of stockholders and may not be taken by written consent of such stockholders.

Stockholder Proposals and Nominations

The Berry Bylaws provide that nominations of persons for election to the Berry Board and proposals of business to be transacted by the Berry Stockholders may be made at an annual meeting only (i) pursuant to Berry’s proxy materials with respect to such meeting, (ii) by or at the direction of the Berry Board or (iii) by any Berry Stockholder of record at the time of the giving of the notice, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in the Berry Bylaws and applicable law. Clause (iii) above is the exclusive means for a Berry Stockholder to make nominations or propose business at an annual meeting, other than, if required, business included in Berry’s proxy materials pursuant to and in compliance with the requirements of the Berry Bylaws and Rule 14a-8 or Rule 14a-19, as applicable, of the Exchange Act.

For nominations of directors or proposals of business to be properly brought before an annual meeting by a Berry Stockholder pursuant to clause (iii) above, (a) the Berry Stockholder must have given timely notice thereof in writing to the secretary of Berry and (b) any such business must be a proper matter for stockholder action under Delaware law. To be timely, the notice must be delivered to the secretary at the principal executive offices of Berry not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the

The CRC Bylaws provide that nominations of persons for election to the CRC Board and proposals of business to be transacted by the CRC Stockholders at an annual meeting may be made only (i) pursuant to CRC’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the CRC Board or any duly authorized committee thereof, (iii) as may be provided in the certificate of designation for any series of CRC Preferred Stock, or (iv) by any CRC Stockholder of record at the time of the giving of the notice who is entitled to vote at the meeting and who complies with the notice procedures set forth in the CRC Bylaws. Clause (iv) above is the exclusive means for a CRC Stockholder to make nominations or propose business at an annual meeting, other than matters properly brought under Rule 14a-8 of the Exchange Act.

For nominations of directors or proposals of business to be properly brought before an annual meeting pursuant to clause (iv) above, a CRC Stockholder must have given timely written notice to the secretary of CRC and any such business must be a proper matter for stockholder action under Delaware law. To be timely, the notice must be delivered to the secretary at the principal executive offices of CRC, not later than the close of business on the 90th day but not earlier than the 120th day prior to the one-year anniversary of the date of the preceding year’s annual

Berry	CRC

one-year anniversary of the date on which Berry first mailed its proxy materials for the preceding year’s annual meeting of Berry Stockholders; provided, that, (i) subject to the provisions of the Berry Bylaws, if the meeting is convened more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the preceding year’s annual meeting, or if no annual meeting was held during the preceding year, to be timely, the notice must be received not later than the close of business on the 10th day following the date on which public announcement of the date of such meeting is first made and (ii) in the event that the number of directors to be elected to the Berry Board is increased and a public announcement naming all of the nominees for director or indicating the increase in the size of the Berry Board is not made by Berry at least 10 days before the last day a Berry Stockholder may timely deliver a notice of nomination in accordance with the Berry Bylaws, the notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary of Berry at the principal executive offices of Berry not later than the close of business on the 10th day following the date on which such public announcement is first made by Berry. An adjournment, or postponement of an annual meeting for which notice has been given, will not commence a new time period for the giving of notice.

Nominations of persons for election to the Berry Board may also be made at a special meeting of Berry Stockholders at which directors are to be elected by or at the direction of the Berry Board or by any Berry Stockholder who is entitled to vote at such meeting and complies with the notice procedures and other requirements in the Berry Bylaws. Nominations by Berry Stockholders of persons for election to the Berry Board may be made at such meeting only if meeting; provided, that if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, notice must be delivered not later than the 10th day following the day on which public announcement of the date of such meeting is first made by CRC. In addition, if the number of directors to be elected is increased and CRC has not publicly announced all nominees or the size of the CRC Board at least 100 days prior to the anniversary date, stockholder notice will be considered timely (but only as to nominees for the new positions) if delivered not later than the 10th day following the first public announcement of such increase. An adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for giving notice.

Nominations of persons for election to the CRC Board may also be made at a special meeting of CRC Stockholders at which directors are to be elected, if specified in the notice of meeting, by or at the direction of the CRC Board or by any CRC Stockholder of record who is entitled to vote at such meeting and complies with the notice requirements of the CRC Bylaws. Such notice must be delivered not earlier than the 120th day prior to the special meeting and not later than the later of the 90th day prior to the special meeting. If the first public announcement of the special meeting is made less than 100 days before the date of the meeting, notice must instead be delivered not later than the 10th day following such public announcement. No adjournment or postponement of a special meeting will commence a new time period (or extend any time period) for the giving of notice.

	Berry	CRC
notice is received by the secretary of Berry at the principal executive offices of Berry not later than the close of business on the later of the 45th day prior to such special meeting and the 10th day following the date on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Berry Board to be elected at such meeting. In no event will an adjournment, or postponement of a special meeting for which notice has been given, commence a new time period for giving of a notice. A person will not be eligible for election or reelection as a director at a special meeting unless the person is nominated in accordance with the Berry Bylaws.

Requirements for Proxy Access for Director Nominations	Neither the Berry Charter nor the Berry Bylaws contain proxy access provisions for directors nominated by Berry Stockholders.	Neither the CRC Charter nor the CRC Bylaws contain proxy access provisions for directors nominated by CRC Stockholders.

Board of Directors

Number of Directors	The Berry Charter and the Berry Bylaws provide that the Berry Board will have one or more directors and will be of one class. The total authorized number of directors will be fixed from time to time exclusively by the Berry Board. The Berry Board currently has six members.	The CRC Charter and the CRC Bylaws provide that the CRC Board will consist of one or more directors and will be of one class. The total authorized number of directors is fixed from time to time exclusively by resolution of the CRC Board. The CRC Board currently has nine members.

Election of Directors

The Berry Charter and the Berry Bylaws provide that, at each annual meeting of Berry Stockholders, (i) directors will be elected for a term of office to expire at the succeeding annual meeting of Berry Stockholders, with each director to hold office until his or her successor will have been duly elected and qualified or, if earlier, until his or her death, resignation, retirement, disqualification or removal; and (ii) directors may be elected to fill any vacancy on the Berry Board, regardless of how such vacancy will have been created.

Pursuant to the Berry Bylaws, all elections of directors of Berry are determined by a plurality of the votes cast.

The CRC Charter and the CRC Bylaws provide that, at each annual meeting of CRC Stockholders, (i) directors will be elected for a term of office to expire at the succeeding annual meeting of CRC Stockholders, with each director to hold office until his or her successor will have been duly elected and qualified or, if earlier, until his or her death, resignation, retirement, disqualification or removal; and (ii) vacancies and newly created directorships on the CRC Board may be filled only by the affirmative vote of a majority of the CRC Board then in office, even if less than a quorum, and not by CRC Stockholders, with any director so chosen serving until the next annual meeting of CRC Stockholders.

	Berry	CRC
Pursuant to the CRC Bylaws, all elections of directors of CRC are determined by a plurality of the votes cast.

Classified Board	The Berry Charter and the Berry Bylaws provide that the Berry Board will consist of one class of directors.	The CRC Charter and the CRC Bylaws provide that the CRC Board will consist of one class of directors.

Removal	The Berry Charter and the Berry Bylaws provide that, subject to applicable law and the rights of the holders of any outstanding series of Berry Preferred Stock, directors may be removed from office, either for or without cause, by the affirmative vote of a majority of the voting power of the then-outstanding shares of capital stock entitled to vote in connection with the election of the directors of Berry, voting together as a single class.	The CRC Charter provides that, subject to applicable law, directors may be removed from office, either for or without cause, by the affirmative vote of the holders of at least a majority in voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class, acting at a meeting of stockholders in accordance with the DGCL, the CRC Charter and the CRC Bylaws.

Vacancies	The Berry Bylaws provide that any vacancy on the Berry Board caused by newly created directorships or resulting from death, resignation, disqualification, removal or other cause may be filled by (i) the Berry Stockholders at a special meeting or annual meeting or by the written consent of holders of a majority of the voting power of the shares entitled to vote, or (ii) a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director.	The CRC Charter and the CRC Bylaws provide that any vacancy on the CRC Board caused by newly created directorships or resulting from death, retirement, resignation, disqualification, removal or other cause may be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director; such vacancies will not be filled by stockholders.

Special Meetings of the Board	The Berry Bylaws provide that special meetings of the Berry Board may be called by the Chairman of the Berry Board, the Chief Executive Officer, or by any two or more directors. Special meetings may be held at any time or place, or by means of remote communication. At least 24 hours’ notice of the place, date and time of such special meeting will be given to each director. Unless otherwise indicated in such notice, any and all business may be transacted at special meeting of directors.	The CRC Bylaws provide that special meetings of the CRC Board may be called by the Chairman of the CRC Board, the Chief Executive Officer, or by any three directors. Special meetings may be held at any time or place, or by means of remote communication. At least 24 hours’ notice of the place, date, and time of such special meeting will be given to each CRC director (or at least five days’ notice if given by first-class mail). Any business may be conducted at a special meeting of the CRC Board.

Directors’ Liability and Indemnification	The Berry Charter provides that directors of Berry will not be personally liable to	The CRC Charter provides that directors of CRC will not be personally liable to

Berry	CRC

Berry or Berry Stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Berry or Berry Stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Berry will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. In the event that it is determined that Delaware law does not apply, the liability of a director of Berry to Berry or Berry Stockholders for monetary damages will be eliminated to the fullest extent permissible under applicable law.

The Berry Charter provides that, subject to certain limited exceptions in the Berry Charter, each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Berry or is or was serving at the request of Berry as a director, officer, manager, employee or agent of another entity, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as director, officer, manager, employee or agent, will be indemnified and held harmless by Berry to the fullest extent permitted by the DGCL against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments,

CRC or CRC Stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such elimination or limitation of liability is not permitted under the DGCL as it existed at the time of adoption of the CRC Charter. In addition, the CRC Charter provides that a director of CRC will not be liable to the fullest extent permitted by any amendment to the DGCL enacted after the time of adoption of the CRC Charter that further eliminates or limits the liability of a director.

The CRC Charter and the CRC Bylaws further provide that CRC will indemnify its directors and officers to the fullest extent permitted by the DGCL, and the CRC Bylaws require advancement of expenses subject to an undertaking. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of CRC will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. In the event that it is determined that Delaware law does not apply, the liability of a director of CRC to CRC or CRC Stockholders for monetary damages will be eliminated to the fullest extent permissible under applicable law.

The CRC Charter provides that, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of CRC, or is or was serving at the request of CRC as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by CRC against all expenses, liabilities and other matters referred to in

	Berry	CRC

fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection therewith, and that indemnification will continue as to a covered person who has ceased to be a director, officer, manager, employee or agent and will inure to the benefit of his or her heirs, executors, administrators and personal and legal representatives.

Berry will indemnify any covered person seeking indemnification in connection with a proceeding (or part thereof) initiated by that person, only if that proceeding (or part thereof) was authorized by the Berry Board.

or covered by Section 145 in the DGCL. The right to indemnification will continue as to any person who has ceased to be a director or officer and will inure to the benefit of such person’s heirs, executors and administrators.

The CRC Charter further provides that CRC may, by action of its Board, extend indemnification to employees and agents of CRC to the extent and in the manner authorized by the Board and permitted by the DGCL.

The CRC Bylaws provide that indemnification of a director or officer in connection with a proceeding (or part thereof) initiated by such person will be permitted only if the commencement of such proceeding (or part thereof) was authorized in the specific case by the CRC Board.

State Antitakeover Provisions	Section 203 of the DGCL provides that a corporation may not engage in certain business combinations, including mergers, sales and leases of assets, issuances of securities and other similar transactions, with any stockholder that owns 15% or more of the outstanding voting stock of a corporation (an “interested stockholder”) for three years following the date such stockholder became an interested stockholder unless one of the following exceptions applies: (i) the board of directors of such corporation approved the business combination or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding voting stock of the corporation, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans; or (iii) the transaction is approved by the board of directors of such corporation and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An “interested stockholder” also includes the affiliates and associates of a 15% or more owner and any affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock within the preceding three-year period (subject to certain exceptions).

	Berry has not opted out of Section 203 of the DGCL.	CRC has not opted out of Section 203 of the DGCL.

Merger or Consolidation; Sale, Lease or Exchange of Assets; Dissolution	Under Section 251 of the DGCL, subject to certain exceptions, a merger must be approved by the board of directors of such corporation and by the affirmative vote of the holders of at least a majority (unless the charter requires a higher percentage) of the outstanding shares of stock entitled to vote.

	The Berry Charter and the Berry Bylaws do not include any exceptions or	The CRC Charter and the CRC Bylaws do not include any exceptions or

	Berry	CRC
	additions to the requirements of Section 251.	additions to the requirements of Section 251.

Exclusive Forum Provision

The Berry Charter provides that, unless Berry consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any Berry Stockholder (including a beneficial owner of stock) to bring (i) any derivative action or proceeding brought on behalf of Berry, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Berry to Berry or Berry Stockholders, (iii) any action asserting a claim against Berry, its directors, officers or employees arising pursuant to any provision of the DGCL or the Berry Charter or the Berry Bylaws or (iv) any action asserting a claim against Berry, its directors, officers or employees governed by the internal affairs doctrine.

The exclusive forum provision does not apply to any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

The CRC Charter provides that, unless CRC consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of CRC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of CRC to CRC or stockholder of CRC, (iii) any action asserting a claim against CRC or any current or former director, officer, employee or agent of CRC arising under the DGCL, the CRC Charter or the CRC Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. In addition, the CRC Charter provides that the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act or the Exchange Act unless CRC consents in writing to the selection of an alternative forum.

The exclusive forum provision does not apply to any claim as to which the Court of Chancery does not have personal jurisdiction over an indispensable party named as a defendant therein.

NO APPRAISAL RIGHTS

Holders of Berry Common Stock are not entitled to appraisal rights in connection with the Merger.

Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the transaction.

Under Section 262 of the DGCL, appraisal rights are not available for the shares of any class or series if the shares of the class or series are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders on the record date, unless the stockholders are required to receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation, shares of stock or depository receipts in respect thereof of any other corporation that will be either listed on a national securities exchange or held of record by more than 2,000 holders at the effective time of the Merger, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing. Because CRC Common Stock is listed on the NYSE, a national securities exchange, and because holders of Berry Common Stock are not required by the terms of the Merger Agreement to accept for their shares of Berry Common Stock anything other than shares of CRC Common Stock and cash in lieu of fractional shares, holders of Berry Common Stock are not entitled to appraisal rights in connection with the Merger.

LEGAL OPINIONS

Validity of Common Stock

The validity of the shares of CRC Common Stock issuable in the Merger will be passed upon for CRC by Vinson & Elkins L.L.P.

Tax Opinion

Certain U.S. federal income tax consequences of the Merger will be passed upon for Berry by Vinson & Elkins L.L.P.

EXPERTS

CRC

The consolidated financial statements of California Resources Corporation and its subsidiaries as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2024, contains an explanatory paragraph that states that CRC acquired Aera Energy, LLC during 2024, and management excluded from its assessment of the effectiveness of CRC’s internal control over financial reporting as of December 31, 2024, Aera Energy, LLC’s internal control over financial reporting associated with 45% of total assets and 38% of total revenues included in the consolidated financial statements of CRC as of and for the year ended December 31, 2024. KPMG’s audit of internal control over financial reporting of CRC also excluded an evaluation of the internal control over financial reporting of Aera Energy, LLC.

The consolidated and combined financial statements of Green Gate Resources Parent, LLC as of December 31, 2023 (Successor) and 2022 (Successor) and December 31, 2022 (Predecessor) and for the year ended December 31, 2023 (Successor) and the 122 days ended December 31, 2022 (Successor) and the 58 days ended February 27, 2023 (Predecessor), and for each of the years ended December 31, 2022 and 2021 (Predecessor) included in this proxy statement/prospectus and in the registration statement have been so included in reliance on the report of BDO USA, P.C., independent auditors given on the authority of said firm as experts in auditing and accounting.

Certain estimates of CRC’s oil and natural gas reserves and related information incorporated by reference in the registration statement and the proxy statement/prospectus have been derived from reports prepared by the independent engineering firm, Netherland, Sewell & Associates, Inc. All such information has been so included on the authority of such firms as experts regarding the matters contained in their reports.

Berry

The consolidated financial statements of Berry Corporation (bry) and its subsidiaries as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain estimates of Berry’s oil and natural gas reserves and related information incorporated by reference in the registration statement and the proxy statement/prospectus have been derived from reports prepared by the independent engineering firm, DeGolyer and MacNaughton. All such information has been so included on the authority of such firms as experts regarding the matters contained in their reports.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS

If the Merger Agreement Proposal is approved by the requisite vote of the Berry Stockholders and the Merger is completed prior to the time Berry would otherwise hold an annual meeting of stockholders in 2026, Berry will not hold an annual meeting of its stockholders in 2026. Instead, Berry Stockholders will be entitled to participate, as stockholders of CRC following completion of the Merger, in the annual meeting of stockholders of CRC in 2026.

If the Merger Agreement Proposal is not adopted by the requisite vote of the Berry Stockholders or if the Merger is not completed for any reason, Berry intends to hold an annual meeting of its stockholders in 2026 (the “2026 Annual Meeting”). If the 2026 Annual Meeting occurs, pursuant to the Berry Bylaws, Berry Stockholders of record may present proposals that are proper subjects for consideration at an annual meeting and/or nominate persons to serve on the Berry Board at such annual meeting.

Any Berry Stockholder interested in submitting a proposal for presentation at the 2026 Annual Meeting and that wishes to have the proposal included in Berry’s proxy materials for that meeting, must submit such proposal to Berry at its principal executive offices no later than December 8, 2025 (at least 120 days prior to the one-year anniversary of the date on which Berry first released the proxy statement for its 2025 annual meeting of stockholders) unless Berry notifies the stockholders otherwise. Only those proposals that are timely received by Berry and follow the procedures required by Rule 14a-8 under the Exchange Act (and are otherwise proper for stockholder action) will be included in Berry’s proxy materials. Proposals should be directed to: Berry Corporation, Attention: Corporate Secretary, 16000 North Dallas Parkway, Suite 500, Dallas, Texas 75248.

Any proposal or nomination of a director that a Berry Stockholder wishes to propose for consideration at a regularly scheduled annual meeting, but does not seek to include in Berry’s proxy statement, must be submitted in accordance with Article I of the Berry Bylaws, and must be delivered to Berry’s Corporate Secretary (Berry Corporation, Attention: Corporate Secretary, 16000 North Dallas Parkway, Suite 500, Dallas, Texas 75248) not less than 90 nor more than 120 days prior to the one-year anniversary of the date on which Berry first mailed the proxy materials for the preceding year’s annual meeting of stockholders. In the case of the 2026 Annual Meeting, the notice must be delivered between December 8, 2025 and January 7, 2026. However, the Berry Bylaws also provide that if the annual meeting is convened more than 30 days prior to or more than 60 days after the one-year anniversary of the preceding year’s annual meeting, notice by the Berry Stockholder to be timely must be received not later than the close of business on the tenth day following the day on which Berry first publicly announces the date of such meeting. All such proposals must be an appropriate subject for stockholder action under applicable law and must otherwise comply with the Berry Bylaws.

In addition, any Berry Stockholder who intends to solicit proxies in support of director nominees must comply with the content requirements of Rule 14a-19 of the Exchange Act (the SEC’s universal proxy rule) at the time it complies with the earlier deadlines in the advance notice provisions of the Berry Bylaws. Thus, if a Berry Stockholder intends to solicit proxies in support of any director nominees other than Berry’s nominees submitted under the advance notice provisions of the Berry Bylaws for next year’s annual meeting, then such stockholder must provide proper written notice that sets forth all of the information required by Rule 14a-19 under the Exchange Act to Berry’s Corporate Secretary, Attention: Corporate Secretary, 16000 North Dallas Parkway, Suite 500, Dallas, Texas 75248 between December 8, 2025 and January 7, 2026; provided, however, that if (a) the annual meeting is convened more than 30 days prior to or more than 60 days after the one-year anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which Berry first publicly announces the date of such meeting; or (b) the annual meeting is convened more than 30 days but less than 60 days after the one-year anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be received no later than the close of business on the later of the 60th day prior to the date of the annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made by Berry, unless the Berry Bylaws provide for an earlier date.

In each case, if a Berry Stockholder does not also comply with the requirements of Rule 14a-4(c) under the Exchange Act, Berry may exercise discretionary voting authority under proxies that Berry solicits to vote in accordance with the best judgment of the proxies designated by the Berry Board on any such stockholder proposal or nomination.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports or a notice of availability of such materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report or a single notice of availability of such materials to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and reduce expenses for companies.

Both Berry and some of its intermediaries may be householding the proxy materials for the Special Meeting. Once Berry Stockholders have received notice from their broker or another intermediary that they will be householding materials sent to such stockholder’s address, householding will continue until the stockholder is notified otherwise or until the stockholder revokes its consent. Should a Berry Stockholder wish to receive separate copies, or if such stockholders are currently receiving separate copies and wish to receive a single copy, of the proxy materials, please send a request to Berry Corporation, Attention: Corporate Secretary, 16000 N. Dallas Parkway, Dallas, Texas 75248, call (661) 616-3811 or email StakeholderEngagement@bry.com and Berry will promptly deliver a separate copy of each of these documents to stockholders, free of charge.

If Berry Stockholders hold their shares through an intermediary that is householding and wish to receive separate copies, or if Berry Stockholders are currently receiving separate copies and wish to receive a single copy, of the proxy materials in the future, please contact your bank, broker or other nominee record holder.

WHERE YOU CAN FIND MORE INFORMATION

Both CRC and Berry file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. CRC’s and Berry’s SEC filings are available to the public at the Internet website maintained by the SEC at www.sec.gov. You will also be able to obtain many of these documents, free of charge, from CRC by accessing CRC’s website at https://www.crc.com/investor-relations or from Berry by accessing Berry’s website at https://ir.bry.com. Information on these websites is not part of this proxy statement/prospectus.

CRC has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to or incorporated by reference into the registration statement. These documents contain important information about the companies and their financial condition.

The SEC allows CRC and Berry to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the companies, and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by CRC:

•	Annual Report on Form 10-K for the year ended December 31, 2024;

•	Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2025 and June 30, 2025;

•	Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on May 2, 2025;

•

Current Reports on Form 8-K filed with the SEC on May 6, 2025 (solely with respect to Item 5.07 thereof), June  23, 2025, September  17, 2025, September  24, 2025 (solely with respect to Item 1.01 thereof) and October 8, 2025.

•

The description of CRC Common Stock contained in CRC’s Registration Statement on  Form 8-A, filed with the SEC on October 27, 2020, including any amendments or reports filed for the purpose of updating the description;

•

Amended and Restated Certificate of Incorporation of California Resources Corporation (filed as Exhibit 3.1 to CRC’s Registration Statement on Form 8-A filed with the SEC on October 27, 2020), as further amended by the Certificate of Amendment dated May  5, 2022 (filed as Exhibit 3.1 to CRC’s Current Report on Form 8-K filed with the SEC on May 6, 2022) and the Certificate of Amendment dated May 1, 2023 (filed as Exhibit 3.1 to CRC’s Current Report on Form 8-K filed with the SEC on May 1, 2023); and

•	Amended and Restated Bylaws of California Resources Corporation (filed as Exhibit 3.2 to CRC’s Registration Statement on Form 8-A filed with the SEC on October 27, 2020).

This document also incorporates by reference the following documents that have previously been filed with the SEC by Berry:

•	Annual Report on Form 10-K for the year ended December 31, 2024;

•	Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2025 and June 30, 2025;

•	Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on May 20, 2025;

•	Current Reports on Form 8-K filed with the SEC on January 22, 2025 (solely with respect to Item 5.02 thereof), May 22, 2025 and September 16, 2025;

•

The description of Berry Common Stock contained in Berry’s Registration Statement on  Form 8-A, filed with the SEC on July 24, 2018, including any amendments or reports filed for the purpose of updating the description;

•	Second Amended and Restated Certificate of Incorporation of Berry Petroleum Corporation (filed as Exhibit 3.1 to Berry’s Current Report on Form 8-K filed with the SEC on February 19, 2020); and

•	Fourth Amended and Restated Bylaws of Berry Corporation (bry) (filed as Exhibit 3.1 to Berry’s Current Report on Form 8-K filed with the SEC on January 25, 2023).

In addition, CRC and Berry are incorporating by reference (i) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the initial date of filing of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part and (ii) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this proxy statement/prospectus and until the date that the offering is terminated; provided, however, that CRC and Berry are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference herein or certain other information concerning CRC or Berry, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and phone numbers of such principal executive offices are listed below.

California Resources Corporation 1 World Trade Center, Suite 1500 Long Beach, CA 90831 Attention: General Counsel (888) 848-4754	Berry Corporation (bry) 16000 N. Dallas Pkwy., Suite 500 Dallas, TX 75248 Attention: Corporate Secretary (661) 616-3811

To obtain timely delivery of these documents before the Special Meeting, Berry Stockholders must request the information no later than      , 2025 (which is five business days before the date of the Special Meeting).

Neither CRC nor Berry has authorized anyone to give any information or make any representation about the Merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Green Gate Resources Parent, LLC

Page(s)

Green Gate Resources Parent, LLC Consolidated and Combined Financial Statements as of December 31, 2023, 2022 (Successor) and December 31, 2022 (Predecessor) and for the Year Ended December 31, 2023 (Successor), 122-days Ended December 31, 2022 (Successor), 58-days Ended February 27, 2023 (Predecessor), and for the Years Ended December 31, 2022 and 2021 (Predecessor)[1]

Independent Auditor’s Report	F-2
Consolidated and Combined Statements of Operations and Other Comprehensive Income	F-4
Consolidated and Combined Balance Sheets	F-5
Consolidated and Combined Statements of Members’ and Stockholders’ Equity	F-6
Consolidated and Combined Statements of Cash Flows	F-7
Notes to the Consolidated and Combined Financial Statements	F-9
Supplementary Oil and Gas Information (Unaudited)
Costs and Results of Oil and Gas Producing Activities	F-39
Proved Reserve Estimates	F-40
Standardized Measure	F-43

[1]

Unless otherwise noted, the historical financial information of the Aera Companies presented in this proxy statement/prospectus is that of Green Gate Resources Parent, LLC and its subsidiaries and its predecessor for financial reporting purposes.

Independent Auditor’s Report

Board of Managers and Management

Green Gate Resources Parent, LLC

Houston, Texas

Opinion

We have audited the consolidated and combined financial statements of Green Gate Resources Parent, LLC and its subsidiaries (the “Company”), which comprise the consolidated and combined balance sheets as of December 31, 2023 (Successor) and 2022 (Successor) and December 31, 2022 (Predecessor), and the related consolidated and combined statements of operations and other comprehensive income for the year ended December 31, 2023 (Successor) and the 122 days ended December 31, 2022 (Successor) and the 58 days ended February 27, 2023 (Predecessor) and the years ended December 31, 2022 (Predecessor) and 2021 (Predecessor), members’ and stockholders’ equity for the year ended December 31, 2023 (Successor) and the period from inception (August 31, 2022) to December 31, 2022 (Successor) and the 58 days ended February 27, 2023 (Predecessor) and the years ended December 31, 2022 (Predecessor) and 2021 (Predecessor), and cash flows for the year ended December 31, 2023 (Successor) and the 122 days ended December 31, 2022 (Successor) and the 58 days ended February 27, 2023 (Predecessor) and the years ended December 31, 2022 (Predecessor) and 2021 (Predecessor), and the related notes to the consolidated and combined financial statements.

In our opinion, the accompanying consolidated and combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 (Successor) and 2022 (Successor) and December 31, 2022 (Predecessor), and the results of its operations and its cash flows for the year ended December 31, 2023 (Successor) and the 122 days ended December 31, 2022 (Successor) and the 58 days ended February 27, 2023 (Predecessor) and the years ended December 31, 2022 (Predecessor) and 2021 (Predecessor) in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated and combined financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated and combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated and combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated and combined financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated and combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated and combined financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated and combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated and combined financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated and combined financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, P.C.

Houston, Texas

April 16, 2024

Green Gate Resources Parent, LLC

Consolidated and Combined Statements of Operations and Other Comprehensive Income

(in thousands of dollars)

	Successor		Predecessor
	Year Ended December 31,	122-days Ended December 31,	58-days Ended February 27,	Years Ended December 31,
	2023	2022	2023	2022	2021
Revenue and Other Income
Crude oil, natural gas and NGL sales	$1,762,721	$—	$5,621	$47,782	$37,711
Crude oil, natural gas and NGL sales to related parties	—	—	341,218	2,755,581	2,084,423
Other revenue	6,641	—	969	4,506	2,812
Gain/(loss) on acquisition/sale of assets, net	13,287	—	—	1,036	(171)
(Loss) on commodity derivatives, net	(127,921)	—	—	—	—

Total Revenue and Other Income	1,654,728	—	347,808	2,808,905	2,124,775
Operating Expenses
Operating costs	$394,466	$—	$68,807	$463,186	$396,246
General and administrative expenses	159,717	—	30,474	219,995	240,493
Depreciation, depletion and amortization	291,491	—	76,656	567,728	748,870
Accretion expense on abandonment liability	122,321	—	13,168	86,609	92,793
Exploration expenses including dry hole	273	—	40	315	424
Purchased natural gas marketing expense	170,198	—	228,605	359,680	212,770
Electricity generation expenses	55,338	—	10,393	54,733	46,012
Taxes other than on income	84,443	—	14,435	75,479	71,053
Research expenses	733	—	3	325	112
Other operating expenses	71,733	—	8,208	45,614	3,910

Total Operating Expenses	1,350,713	—	450,789	1,873,664	1,812,683
Operating Income (Loss)	304,016	—	(102,980)	935,241	312,092
Non-Operating (Expenses) Income
Interest income	4,485	—	1,114	5,652	—
Interest (expense)	(109,693)	—	—	—	—
Income/(Loss) from equity investments	6,850	—	501	(162)	280
Other non-operating (expenses)/income	(2,245)	—	(144)	12,074	8,970

Income (Loss) Before Income Taxes	203,413	—	(101,509)	952,805	321,342
Federal and state income tax benefit/(expense)	1,302	—	264	(11,337)	1,744

Net Income (Loss)	204,715	—	(101,245)	941,468	323,086
Other Comprehensive Income (Loss)
Unrealized gain/(loss) on investments	1,002	—	(193)	(2,131)	1,454
Amortization of prior service cost	—	—	—	453	908
Amortization of net actuarial gain	988	—	197	1,065	2,999
Net actuarial gain arising during the period	9,069	—	361	6,864	22,279

Comprehensive Income (Loss)	$215,774	$—	$(100,880)	$947,719	$350,726

*

All items of other comprehensive income/(loss) are displayed net of a tax benefit of ($4,129) thousand, ($218) thousand, ($3,257) thousand, and ($10,175) thousand for the Successor year ended December 31, 2023, the Predecessor 58-day period ended February 27, 2023, and years ended December 31, 2022 and 2021, respectively.

The accompanying notes are an integral part of these statements.

Green Gate Resources Parent, LLC

Consolidated and Combined Balance Sheets

(in thousands of dollars)

	Successor		Predecessor
	December 31, 2023	December 31, 2022	December 31, 2022
Assets
Current Assets
Cash	$29,376	$—	$343,681
Restricted cash	15,840	—	—
Accounts receivable
Due from related parties	50,000	—	191,102
Trade	174,532	—	6,049
Other	1,760	—	9,155
Inventories
Crude oil and condensate	389	—	934
Materials and supplies	17,101	—	15,241
Other current assets, net	4,542	—	—

Total Current Assets	293,541	—	566,162
Equity investments	34,865	—	8,140
Property, plant and equipment, at cost, less accumulated depreciation, depletion and amortization	2,923,569	—	4,508,315
Deferred income tax asset, net	14,687	—	18,108
Other assets, net	98,867	169,000	163,903

Total Assets	$3,365,528	$169,000	$5,264,628

Liabilities and Members’ & Stockholders’ Equity
Current Liabilities
Accounts payable
Trade	$140,860	$—	$172,716
Taxes payable	14,589	—	14,476
Fair value of derivative contracts	31,032	—	—
Accrued liabilities	161,304	—	88,596
Current portion of long term debt	100,000	—	—
Accrued restoration, removal and environmental costs	82,320	—	149,374

Total Current Liabilities	530,106	—	425,162
Accrued restoration, removal and environmental costs	1,022,265	—	1,078,771
Long term debt, net	811,419	—	—
Long term - fair value of derivative instruments	79,366	—	—
Other long term liabilities	56,888	—	77,989

Total Liabilities	2,500,044	—	1,581,922
Commitments and Contingencies (Note 9 and Note 10)
Members’ and Stockholders’ Equity
Common stock, $1.00 par value for the predecessor (2,000 shares authorized and outstanding)	—	—	2
Retained earnings	854,425	169,000	3,714,630
Accumulated other comprehensive income (loss)	11,059	—	(31,926)

Total Members’ & Stockholders’ Equity	865,484	169,000	3,682,706

Total Liabilities and Members’ & Stockholders’ Equity	$3,365,528	$169,000	$5,264,628

The accompanying notes are an integral part of these statements.

Green Gate Resources Parent, LLC

Consolidated and Combined Statements of Members’ and Stockholders’ Equity

(in thousands)

	Predecessor
	Common Stock		Retained Earnings	Accumulated Other Comprehensive Loss	Total Members’ and Stockholders’ Equity
	Shares	Amount
Balance as of December 31, 2020	2	$2	$4,600,076	$(65,817)	$4,534,261
Net income			323,086	—	323,086
Distributions			(900,000)	—	(900,000)
Other comprehensive gain			—	27,640	27,640

Balance as of December 31, 2021	2	$2	$4,023,162	$(38,177)	$3,984,987

Net income			$941,468	$—	$941,468
Distributions			(1,250,000)	—	(1,250,000)
Other comprehensive gain			—	6,251	6,251

Balance as of December 31, 2022	2	$2	$3,714,630	$(31,926)	$3,682,706

Net loss			$(101,245)	$—	$(101,245)
Other comprehensive gain			—	365	365

Balance as of February 27, 2023	2	$2	$3,613,385	$(31,561)	$3,581,826

	Successor
	Retained Earnings	Accumulated Other Comprehensive Loss	Total Members’ and Stockholders’ Equity
Balance as of August 31, 2022 (Inception)	$—	$—	$—
Net income	—	—	—
Contributions	169,000	—	169,000

Balance as of December 31, 2022	$169,000	$—	$169,000

Net income	$204,715	$—	$204,715
Distributions	(135,290)	—	(135,290)
Contributions	616,000	—	616,000
Other comprehensive gain	—	11,059	11,059

Balance as of December 31, 2023	$854,425	$11,059	$865,484

The accompanying notes are an integral part of these statements.

Green Gate Resources Parent, LLC

Consolidated and Combined Statements of Cash Flows

(in thousands of dollars)

	Successor		Predecessor
	Year Ended December 31,	122-days Ended December 31,	58-days Ended February 27,	Years Ended December 31,
	2023	2022	2023	2022	2021
Cash Flows From Operating Activities
Net income (loss)	$204,715	$—	$(101,245)	$941,468	$323,086
Adjustments for non-cash items
Depreciation, depletion and amortization	291,492	—	76,656	567,728	748,870
Accretion expense on abandonment liability	122,321	—	13,168	86,609	92,793
Amortization of debt issuance costs	9,529	—	—	—	—
Loss on commodity derivatives	127,921	—	—	—	—
(Gain)/loss on sale of assets	(13,278)	—	—	(1,036)	171
Deferred income tax charges	(1,152)	—	446	9,089	(3,189)
Cash payments on derivative settlements, net	(18,666)	—	—	—	—
Dismantlement, restoration and abandonment expenditures	(64,431)	—	(13,598)	(112,665)	(93,749)
Change in fair value of contingent consideration	1,518	—	—	—	—
Dividends from equity income	2,287	—	(501)	5,483	(1,249)
Changes in operating working capital
Accounts receivable - due from related parties	116,679	—	24,422	(5,221)	(49,872)
Accounts receivable	(140,952)	—	(14,882)	(8,738)	—
Inventories	(602)	—	(712)	215	1,488
Accounts payable and accrued liabilities	58,436	—	(81,254)	78,363	21,670
Taxes payable	5,162	—	(5,048)	3,880	(1,008)
Other accrued liabilities	(71,979)	—	9,589	4,042	(46,056)
All other items, net	50,393	—	65,025	(84,506)	54,410

Net Cash Provided/(Used) by Operating Activities	679,393	—	(27,935)	1,484,711	1,047,365

Cash Flows From Investing Activities
Additions to property, plant and equipment	(215,060)	—	(38,620)	(263,877)	(107,757)
Proceeds from sale of assets	8,434	—	256	52,321	3,839
Investment in equity companies	—	—	—	(1,143)	(1,589)
Deposits paid to Sellers	—	(169,000)	—	—	—
Business Combination, net	(1,791,133)	—	—	—	—
Payments of acquisition related contingent consideration	(8,933)	—	—	—	—

Net Cash Used in Investing Activities	(2,006,691)	(169,000)	(38,364)	(212,699)	(105,507)

The accompanying notes are an integral part of these statements.

Green Gate Resources Parent, LLC

Consolidated and Combined Statements of Cash Flows

(in thousands of dollars)

	Successor		Predecessor
	Year Ended December 31,	122-days Ended December 31,	58-days Ended February 27,	Years Ended December 31,
	2023	2022	2023	2022	2021
Cash Flows From Financing Activities
Distributions to Aera Member Companies:
Regular Distribution	$(50,000)	$—	$—	$(1,250,000)	$(900,000)
Tax based	(85,290)	—	—	—	—
Contributions from Aera Member Companies	616,000	169,000	—	—	—
Debt issuance costs	(48,110)	—	—	—	—
Finance lease obligations – reduction	(1,422)	—	—	(1,365)	(1,099)
Proceeds from Term Loan	600,000	—	—	—	—
Repayments of Term Loan	(50,000)	—	—	—	—
Proceeds from RBL Facility	445,000	—	—	—	—
Repayments of RBL Facility	(45,000)	—	—	—	—
Payments of acquisition related contingent consideration	(8,665)	—

Net Cash (Used)/Provided in Financing Activities	1,372,513	169,000	—	(1,251,365)	(901,099)

Net Increase/(decrease) in Cash and Restricted Cash	45,216	—	(66,299)	20,647	40,759
Cash and Restricted Cash
Beginning of the period	—	—	343,681	323,034	282,275

End of the period	$45,216	$—	$277,382	$343,681	$323,034

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$197	$—	$—	$1,421	$1
Interest paid, net of amount capitalized, included in cash flows from operating activities	89,161	—	—	—	—
Capitalized interest paid, included in cash flows from investing activities	6,646	—	—	—	—
Supplemental Disclosure of Non-cash Investing and Financing
Accrued capital expenditures	9,106	—	14,764	17,277	9,488
Changes in asset retirement obligations	(36,590)	—	—	(78,247)	(94,188)
Right of use assets obtained in exchange for operating lease liabilities	5,367	—	1,035	6,197	5,951
Right of use assets obtained in exchange for finance lease liabilities	397	—	182	98	338

The accompanying notes are an integral part of these statements.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

1.	Nature of Operations

Green Gate Resources Parent, LLC (“GGRP”) is the sole member of Green Gate Resources Holdings LLC (“GGRH”) and is held 49% by CPPIB Vedder US Holdings LLC, an affiliate of Canada Pension Plan Investment Board and 51% by Green Gate COI LLC which is held 18.75% by OCM Aera E Holdings, LLC (“OCM AE”) and 81.25% by Green Gate ICOI LLC (“GG ICOI”). OCM AE is an affiliate of Oaktree Capital Group Holdings and Green Gate ICOI is an affiliate of IKAV SICAV – FIS SCA – IEII. The ownership group of GGRP will collectively be referred to as the “Member Companies”. The Member Companies respective shares in each item of income, gain, loss and deduction is in accordance with their respective sharing ratios. GGRH is the sole member of each of Green Gate Resources E LLC (“GGRE”) and Green Gate Resources S LLC (“GGRS”). GGRE and GGRS hold Green Gate Intermediate LLC (“GGI”) by 48.2% and 51.8%, respectively.

On February 28, 2023, GGRH acquired (the “Acquisition”) Aera Energy LLC and Aera Energy Services Company (collectively, “Aera Companies”). After the Acquisition, Aera Companies’ sole member company is GGI.

Aera Energy LLC, a California limited liability company (“Aera LLC”), is primarily engaged in the exploration, development, and production of crude oil, condensate, natural gas, and natural gas liquids in California. Prior to the Acquisition, Aera LLC’s member companies were Shell Onshore Ventures Inc. (“SOVI”) and Mobil California Exploration & Producing Asset Company (“MCEPAC”). SOVI is an affiliate of Shell plc and MCEPAC is an affiliate of ExxonMobil Corporation (collectively the “Prior Member Companies”). The Prior Member Companies’ respective sharing ratios were: SOVI – 51.8% and MCEPAC – 48.2%.

Aera Energy Services Company (“Aera Services”), a Delaware corporation, was formed in May 1997 for the purpose of providing the human resource needs of Aera LLC. Prior to the Acquisition, SOVI and MCEPAC equally owned the voting shares of Aera Services.

In connection with the change of control, as a result of the Acquisition, Aera Companies assets and liabilities were adjusted to fair value on the closing date of the Acquisition. The consolidated financial statements distinguish between the predecessor periods (“Predecessor”) relating to the combined activity of the Aera Companies for periods prior to the Acquisition on February 28, 2023 and the successor period (“Successor”) relating to GGRH for periods subsequent to the incorporation of GGRH on August 31, 2022.

GGRH was reorganized in a common control transaction under GGRP on December 28, 2023 resulting in a change in reporting entity. As this was a reorganization under common control, the assets and liabilities were recognized on a carryover basis and therefore GGRP is also considered the Successor.

The Successor financial information includes the activity and accounts of GGRP, together with its consolidated subsidiaries (collectively, “GGRP Companies”), as of and for the year ended December 31, 2023, which includes the activity and accounts of Aera Companies, prospectively for the 307-day period following completion of the Acquisition, beginning on February 28, 2023. The accounts and operating activity for the Successor periods from August 31, 2022 to December 31, 2022 and from January 1, 2023 to February 27, 2023 consist solely of the activity of GGRH prior to the close of the Acquisition, which primarily related to a capital contribution made in order to finance the Acquisition.

The Predecessor financial information represents the historical basis of presentation for the Aera Companies for all periods prior to the Acquisition. As a result of the valuation of assets acquired and liabilities assumed at fair value at the time of the Acquisition, the financial statements for the Successor period are presented on a measurement basis different than the Predecessor period (Aera Companies’ historical cost) and are, therefore, not comparable.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

2.	Summary of Significant Accounting Policies

The GGRP Companies have adopted accounting practices that are in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation and Combination – The accompanying consolidated and combined financial statements include the consolidated accounts of GGRP together with all its consolidated subsidiaries. Combined financial statements are provided herein due to common ownership, management, and the nature of Aera Services’ operations as they relate to Aera LLC. All significant inter-company and intracompany accounts and transactions have been eliminated.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management of the GGRP Companies to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates and assumptions may differ from those of an individual Member Company. Actual results could differ from these estimates.

Subsequent Events – Subsequent events have been evaluated through April 16, 2024, which is the date these consolidated and combined financial statements were available to be issued. The detailed disclosure is included in Note 15, Subsequent Events.

Business Combinations – The GGRP Companies evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen is met, the transaction is accounted for as an asset acquisition. If the screen is not met, further determination is required as to whether or not the GGRP Companies have acquired inputs and processes that have the ability to create outputs, which would meet the requirements of a business. If determined to be a business combination, the GGRP Companies account for the transaction under the acquisition method of accounting in accordance with ASC 805, Business Combinations, which requires the acquiring entity in a business combination to recognize the fair value of all assets acquired, liabilities assumed, and any non-controlling interest in the acquiree and establishes the acquisition date as the fair value measurement point. Accordingly, the GGRP Companies recognize assets acquired and liabilities assumed in business combinations, including contingent assets and liabilities based on the fair value estimates as of the date of acquisition. In accordance with ASC 805, the GGRP Companies recognize and measures goodwill as of the acquisition date, as the excess of the fair value of the consideration paid over the fair value of the identified net assets acquired.

The consideration for the GGRP Companies’ business acquisitions may include future payments that are contingent upon the occurrence of a particular event or events. The obligations for such contingent consideration payments are recorded at fair value on the acquisition date. The contingent consideration obligations are then evaluated each reporting period. Changes in the fair value of contingent consideration, other than changes due to payments, are recognized as a gain or loss and recorded in the Consolidated and Combined Statement of Operations and Other Comprehensive Income in the amount of $5.9 million for the Successor year ended December 31, 2023.

If determined to be an asset acquisition, the GGRP Companies account for the transaction under ASC 805-50, which requires the acquiring entity in an asset acquisition to recognize assets acquired and liabilities assumed based on the cost to the acquiring entity on a relative fair value basis, which includes transaction costs in addition to consideration given. No gain or loss is recognized as of the date of acquisition unless the fair value of non-cash assets given as consideration differs from the assets’ carrying amounts on the acquiring entity’s books.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Consideration transferred that is non-cash will be measured based on either the cost (which shall be measured based on the fair value of the consideration given) or the fair value of the assets acquired and liabilities assumed, whichever is more reliably measurable. Goodwill is not recognized in an asset acquisition and any excess consideration transferred over the fair value of the net assets acquired is allocated to the identifiable assets based on relative fair values.

Contingent consideration payments in asset acquisitions are recognized when the contingency is resolved and the consideration is paid or becomes payable (unless the contingent consideration meets the definition of a derivative, in which case the amount becomes part of the basis in the asset acquired). Upon recognition of the contingent consideration payment, the amount is included in the cost of the acquired asset or group of assets.

Cash – Cash from time-to-time may exceed the amount of deposit insurance available and which are subject to an insignificant risk of changes in value or loss.

Restricted Cash – As of the Successor year ended December 31, 2023, cash included restricted cash of $15.8 million which represents funds held in escrow in connection with abandonment and remediation obligations as required under terms of the Newport Banning Ranch land sale.

Accounts Receivable – Accounts receivable are from both non-affiliates and affiliates for the Successor as of December 31, 2023 and primarily from affiliates of the Prior Member Companies for the Predecessor as of December 31, 2022. Accounts receivable are generally collected within 20 days after the end of the month. Aera LLC reviews all outstanding accounts receivable balances and records a reserve for amounts that are not expected to be fully recovered. As of the Successor year ended December 31, 2023 and the Predecessor combined year ended December 31, 2022, no expected credit losses were recorded.

Inventories – Inventories of crude oil and condensate are carried at the lower of cost or market, on a last-in, first-out (“LIFO”) basis, and include certain costs directly related to the production process. Materials and supplies are carried at average cost and did not exceed replacement cost.

Equity Investments – Aera LLC’s equity investments consist primarily of land development and cogeneration facility partnerships. Aera LLC accounts for its corporate joint ventures under the equity method of accounting in accordance with FASB ASC Topic 323 “Investments – Equity Method and Joint Ventures”. Aera LLC applies the equity method of accounting to investments over which Aera LLC exercises significant influence but does not have control. Under the equity method of accounting, Aera LLC’s share of the investee’s earnings or losses are recognized in the Consolidated and Combined Statements of Operations and Other Comprehensive Income.

In December 2022, Aera LLC sold its’ ownership in the Newport Banning Ranch land asset. As a result, Newport Banning Ranch Limited Liability Company (“NBR LLC”), wrote off its’ assets associated with the development of that land and investment in the equity company. Aera LLC recognized a net gain of $1.1 million for the year 2022, which was comprised of $45.8 million of proceeds less the land value of $19.5 million and investment of $12.4 million at the time of sale, and the associated asset retirement obligation of $12.6 million. As the part of the Purchase Sale Agreement, Aera LLC maintained the remediation obligation. In September 2023, Aera LLC purchased the partnership interest from Cherokee Newport Beach, LLC representing an additional interest including an additional $7.9 million in an escrow account related to the land sale. Because Aera LLC now owns 99% of the remaining remediation obligation and related $15.8 million escrow account, NBR LLC is now consolidated and not accounted for as an equity investment.

For the Successor year ended December 31, 2023 and the Predecessor combined year ended December 31, 2022, $1.8 million and $5.5 million of dividends in excess of equity income were received relating to equity investments, respectively.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Revenue Recognition – Revenues associated with the sales of crude oil, natural gas, and other products are recognized at a point in time when Aera LLC’s performance obligation under these contracts is satisfied, which generally occurs when control of oil and natural gas transfers to the customer and collection of the consideration is considered probable.

Concentration of Customers – Aera LLC sells crude oil, natural gas and NGLs to marketers, refineries and other customers that have access to transportation and storage facilities. Considering the ongoing energy deficit in California and strong demand for in-state crude oil production, we do not believe that the loss of any single customer would have a material adverse effect on our consolidated and combined financial statements taken as a whole. If multiple significant customers were to discontinue purchasing our production abruptly, we believe we would have the resources needed to access alternative customers or markets and avoid or materially mitigate associated sales disruptions.

For the Successor year ended December 31, 2023, two customers each accounted for at least 10%, and collectively 96% of our sales (before the effects of hedging). For the Predecessor combined 58-day period ended February 27, 2023, year ended December 31, 2022, and year ended December 31, 2021 all sales were to related parties and our Prior Member Companies accounted for 100% of our sales. We continue to sell crude oil and natural gas to affiliates of our Prior Member Companies. The detailed disclosure is included in Note 7, Transactions with Related Parties.

Exploration and Development – The “successful efforts” method of accounting is used for crude oil and natural gas exploration, development, production, and acquisition activities.

Property Acquisition Costs – Costs of acquiring proved reserves including lease bonus, brokerage, and other fees are capitalized. The costs of non-producing properties that become productive are transferred to a producing property account.

Exploratory Costs – Costs of exploratory wells are initially capitalized but, should efforts be determined to be unsuccessful, they are then charged against income. All other exploratory costs are charged to expense as incurred.

Development Costs – Costs of development wells, including dry holes, well equipment, and attendant production facilities are capitalized.

Depreciation, Depletion, and Amortization – Depreciation, depletion, and amortization of the capitalized cost of producing properties, both tangible and intangible, are provided on a unit of production basis. On a field basis, proved developed oil and natural gas reserve volumes are used for depreciating drilling and development costs, and total proved oil and natural gas reserve volumes are used for depleting producing leasehold costs. Amortization of non-producing leasehold costs from the date of acquisition is based primarily upon experience in establishing rates to fully amortize the cost of those leases that may be unproductive over the holding period. Estimated dismantlement, restoration, abandonment costs, and residual salvage values are considered in determining amortization and depreciation rates.

Other plant and equipment and management information systems are depreciated on a straight-line basis over their estimated useful lives. Gains or losses are not recognized for normal retirements of plant and equipment subject to the composite or group method. Gains or losses from abnormal retirements or sales are recognized in current income. Expenditures for maintenance and repairs are expensed as incurred.

Impairment – Aera LLC evaluates proved and unproved properties for indicators of impairment. Proved and unproved properties are evaluated for indicators of impairment when facts and circumstances indicate that

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

their carrying value may not be recoverable, or at least annually. If a triggering event is deemed to have occurred, an impairment assessment is undertaken. In general, the Aera LLC does not view temporarily low prices or margins an indication of impairment. Management believes that prices over the long term must be sufficient to generate investments in energy supply to meet global demand. Although prices will occasionally drop significantly, industry prices over the long term will continue to be driven by market supply and demand fundamentals. Because the lifespan of most of the Aera LLC major assets are measure in decades, the future cash flows of these assets are predominantly based on long-term oil and natural gas commodity prices and industry margins, development costs, and production costs. Aera LLCs assesses impairment of proved oil and natural gas properties by comparing net capitalized costs, on a field-by-field basis, to estimated undiscounted future net cash flows using management’s expectations of future oil and natural gas prices. If an impairment is indicated, a charge is recognized in the period in which the impairment occurred based on estimated fair value, which considers estimated future discounted cash flows. Unproved properties are assessed for impairment at least annually on a property-by-property basis and any impairment is charged to income. If the unproved properties are determined to be productive, the related costs are transferred to a producing property account.

Asset Retirement Obligations – Aera LLC incurs retirement obligations related to its exploration and production assets. The fair values of these obligations are recorded as liabilities on a discounted basis adjusted annually. Due to the large number of wells being placed in and removed from service, the fair value of the obligations is reviewed and updated annually, based on the most current information available. The costs associated with these liabilities are capitalized as part of the related assets and depreciated as the reserves are produced. Over time, the liabilities are accreted for the change in present value, based on Aera LLC’s risk-adjusted discount rate. Liabilities for environmental costs are recorded when the costs are considered probable and can be reasonably estimated. Specified environmental liabilities are retained by the Prior Member Companies specified in terms and conditions of the preceding Aera Master Agreement.

Capitalized Interest – Interest from external borrowings is capitalized on capital projects using the weighted average borrowing rate of outstanding borrowings until the project is substantially complete and ready for its intended use. Capitalized interest is determined by multiplying our weighted average borrowing cost on debt by the average amount of qualifying costs incurred. Capitalized interest is depreciated in the same manner as the depreciation of the underlying assets.

Income Taxes – Income taxes relate only to GGRP Companies’ incorporated subsidiaries and Aera Services. Aera LLC does not report income taxes since the income or loss before income taxes is allocated to the Member Companies for inclusion in their respective income tax returns. Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes.

Other Assets, Net – Other assets, net is comprised primarily of prepaid pension assets and Greenhouse Gas Cap-and-Trade Program Compliance Instruments. Aera LLC’s operating facilities subject to California’s Cap-and-Trade Program must obtain compliance instruments (allowances) for ultimate surrender to meet program compliance obligations. Aera LLC manages its holding of compliance instruments as part of its annual business planning activities and adjusts throughout the year.

Other Long Term Liabilities – Other long term liabilities are comprised primarily of the post-retirement plan benefit obligation, derivative liabilities, and lease liabilities.

Leases – Aera LLC accounts for leases according to Leases (Topic 842). The detailed disclosure is included in Note 10, Leases and Other Commitments.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Fair Value of Financial Instruments – Financial instruments consist of cash, crude oil and natural gas receivables, joint interest billing (“JIB”) receivables, accounts payable, debt and derivatives. The carrying amounts of cash, crude oil and natural gas receivables, JIB receivables, and accounts payable approximate fair value due to the highly liquid nature of these short-term instruments. The detailed disclosure is included in Note 11, Fair Value of Financial Instruments.

Derivative Instruments – Aera LLC utilizes derivative instruments, primarily swaps, to manage its exposure to fluctuations in the underlying commodity prices of crude oil sold and natural gas purchased by Aera LLC. Aera LLC nets derivative assets and liabilities for counter parties where it has a legal right to offset. The derivative transactions are not designated as cash flow hedges. Accordingly, these derivative contracts are marked-to-market and any changes in the estimated value of derivative contracts held at the balance sheet date are recognized in the Consolidated and Combined Statements of Operations and Other Comprehensive Income as net gains or losses on commodity derivatives. Unless otherwise indicated, we use the term “hedge” to describe derivatives instruments that are designed to achieve our hedging program goals, even though they are not accounted for as cash-flow or fair-value hedges. The detailed disclosure is included in Note 12, Derivatives.

Cash Distributions – Aera LLC periodically make cash distributions of excess earnings to the Member Companies as requested by the Member Companies.

Recently Adopted Accounting Standards – Effective January 1, 2023, the GGRP Companies adopted Accounting Standards Update (“ASU”) 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers on a prospective basis. Under this ASU, contract assets and contract liabilities acquired in a business combination are measured in accordance with ASC 606, Revenue from Contracts with Customers instead of at fair value. The GGRP Companies’ application of this ASU for the measurement of contract assets and contract liabilities did not have a material impact on the GGRP Companies’ financial position and results of operations.

The GGRP Companies adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”) on current expected credit losses on January 1, 2023. The new rules changed the measurement of credit losses for financial assets and certain other instruments, including trade and other receivables with a right to receive cash, and require the use of a new forward-looking expected loss model that results in the earlier recognition of an allowance for losses. The adoption of these new rules did not have a significant impact on our consolidated and combined financial statements.

Recently Issued but not Adopted Accounting Standards – In December 2023, the Financial Accounting Standard Board (FASB) issued new disclosure requirements for Income Taxes (ASC 740). The rule is effective for annual periods beginning after December 15, 2024, but early adoption is permitted. We do not expect the adoption of these rules to have a significant impact on our consolidated and combined financial statements.

Reclassifications – Certain items in the 2022 and 2021 financial statements have been reclassified for comparability purposes with the 2023 financial statements. These reclassifications had no effect on previously reported net income or equity.

3.	Significant Transactions

Purchase of Aera Companies

On February 28, 2023, GGRH acquired 100% of the issued and outstanding membership interests of Aera LLC, and 100% of the issued and outstanding membership interests of Aera Energy Services. The Acquisition

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

allows GGRH to assist the Aera Companies with energy transition efforts while balancing the need to continue meeting California’s conventional energy demands by investing in a renewable energy portfolio that will power Aera Companies’ existing operations. Over time, renewable power will be deployed across Aera Companies’ land holdings, while selected legacy oil and gas infrastructure will be repurposed to create carbon capture and storage capability. The Acquisition was accounted for as a business combination. There was no goodwill, measured as the excess of the fair value of the consideration paid over the fair value of the identified net assets, resulting from the Acquisition.

The following table summarizes the consideration paid for the Aera Companies:

Consideration
(in thousands of dollars)
Cash	$1,280,000
Contingent Consideration	45,187
Deferred Payments and Price Adjustments not paid at close	1,009,943

Fair value of total consideration transferred	$2,335,130

The contingent consideration arrangement requires the GGRP Companies to make a series of payments to the Prior Member Companies based on separate calculations for hedged and unhedged oil volumes. The hedged contingent consideration payments are calculated as 70% of the difference between hedged price, adjusted for the delta in local market pricing and brent index price, and the reference brent price, multiplied by the reference hedged oil volumes. The unhedged contingent consideration payments are calculated as 35% of the difference between actual brent index price, adjusted for the delta in local market pricing and brent index price, and the reference brent price, multiplied by the volume of unhedged oil. Unhedged oil is calculated as the lesser of actual produced oil volume or the reference production floor volume, minus reference hedged oil volumes. Reference prices and volumes set per the purchase agreements. All contingent consideration payments were measured at fair value at the Acquisition date based on the ICE brent price futures. As of the Acquisition date, the potential undiscounted amount of all future payments that GGRH could be required to make under the contingent consideration arrangement is between $44.5 million and $55.4 million.

During the period ended December 31, 2023, GGRH paid $17.6 million to settle contingent consideration as it came due under the terms of the membership purchase agreements.

For the period ended December 31, 2023, the loss recognized for changes in the fair value of contingent consideration arrangement in the amount of $1.5 million is included in Other Non-Operating Expense in the Consolidated and Combined Statement of Operations and Other Comprehensive Income.

As of December 31, 2023, the range of outcomes that GGRH could be required to make under the contingent consideration arrangement is between $24.6 million and $30.6 million. The assumptions used to develop the estimates have not changed. Contingent consideration is split between Accrued Liabilities and Other Long-term Liabilities in the Balance Sheet. See note 11 for details.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Fair Value of total consideration transferred

Acquisition-related costs of $43.9 million were included in Other Operating Expenses in the Consolidated and Combined Statement of Operations and Other Comprehensive Income for the Successor year ended December 31, 2023.

Recognized amounts of identifiable assets acquired and liabilities assumed
(in thousands of dollars)
Purchase Price Allocation:
Current Assets	$491,035
Equity investments	34,023
Property, plant and equipment, at cost, less accumulated depreciation, depletion and amortization	3,049,853
Deferred income tax asset	23,943
Other assets, net	141,162
Current Liabilities	(186,972)
Accrued restoration, removal and environmental costs	(1,083,279)
Other long term liabilities	(128,287)
Deferred income tax liability	(6,348)

Net assets acquired	$2,335,130

4.	Revenue

Aera LLC and its subsidiaries sell crude oil, natural gas, natural gas liquids and other products under long-term agreements, with periodic price adjustments to reflect market conditions. Revenue is recognized upon transfer of control, based on the terms of delivery and collectability of the consideration is considered probable. Production is priced on the average monthly prevailing index prices less certain deductions related to quality and physical location. Payment for revenue transactions is typically due within 20 days.

Revenue is recognized at the point in time when Aera LLC’s performance obligation under these contracts is satisfied, which generally occurs when control of crude oil and natural gas transfers to the customer and collection of the consideration is considered probable. In accordance with Revenue from Contracts with Customers (Topic 606), Aera LLC considers the indicators of the transfer of control to determine the point in time. Aera LLC does not believe that significant judgements are required with respect to the determination of transfer of control or transaction price. Aera LLC’s performance obligations arise upon the production of produced crude oil, natural gas, and natural gas liquids from wells in which the Company has an ownership interest. Disaggregated revenue sales of crude oil, natural gas and natural gas liquids (NGLs) to customers includes the following:

Crude oil, natural gas and NGL sales
(in thousands of dollars)	Successor		Predecessor
	Year Ended December 31,	122-days Ended December 31,	58-days Ended February 27,	Years Ended December 31,
	2023	2022	2023	2022	2021
Crude oil	$1,759,631	$—	$5,168	$40,708	$30,484
Natural gas	(1,195)	—	(1,452)	(3,128)	(2,192)
NGLs	4,284	—	1,904	10,202	9,419

Crude oil, natural gas and NGL sales	$1,762,721	$—	$5,621	$47,782	$37,711

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Crude oil, natural gas and NGL sales to related parties
(in thousands of dollars)	Successor		Predecessor
	Year Ended December 31,	122-days Ended December 31,	58-days Ended February 27,	Years Ended December 31,
	2023	2022	2023	2022	2021
Crude oil	$—	$—	$341,218	$2,755,581	$2,084,423

Crude oil, natural gas and NGL sales to related parties	$—	$—	$341,218	$2,755,581	$2,084,423

For the Successor year ended December 31, 2023, the Predecessor combined 58-day period ended February 27, 2023, year ended December 31, 2022 and year ended December 31, 2021, “Crude oil, natural gas and NGL sales” primarily arise from contracts with customers. For the Successor year ended December 31, 2023, “Accounts receivable – Trade” and “Accounts receivable – Other” are primarily from customers.

For the Predecessor combined 58-day period ended February 27, 2023, year ended December 31, 2022 and year ended December 31, 2021, “Crude oil, natural gas and NGL sales to related parties” primarily arise from contracts with related parties. For the Predecessor combined year ended December 31, 2022, “Accounts receivable – Due from related parties” are primarily from related parties (see further discussion in Note 7, Transactions with Related Parties).

5.	Inventories

Crude oil and condensate inventories are carried on a LIFO basis. Replacement cost exceeded LIFO by $1.5 million and $3.2 million at the Successor year ended December 31, 2023 and the Predecessor combined year ended December 31, 2022, respectively.

6.	Property, Plant, and Equipment and Asset Retirement Obligations

Property, plant, and equipment consist of the following:

(in thousands of dollars)	Successor			Predecessor
	2023			2022
	Cost	Reserve*	Net	Cost	Reserve*	Net
Exploration and production	$12,549,918	$9,648,112	$2,901,806	$13,926,839	$9,439,064	$4,487,775
Land held for development	21,552	—	21,552	20,329	—	20,329
Other	1,634	1,422	211	1,633	1,422	211

	$12,573,104	$9,649,534	$2,923,569	$13,948,801	$9,440,486	$4,508,315

*	Accumulated depreciation, depletion, amortization, retirements and impairments

Exploration and production costs of $417.3 million, $380.3 million, and $355.0 million consisting primarily of assets under construction and land were not subject to depletion for the Successor year ended December 31, 2023 and the Predecessor combined 58-day period ended February 27, 2023 and year ended December 31, 2022, respectively.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Amounts capitalized related to information systems are amortized on a straight-line basis over a period of three to fourteen years. Aera LLC amortized $10.8 million, $2.3 million, $10.9 million and $9.1 million in software costs for the Successor year ended December 31, 2023 and the Predecessor combined 58-day period ended February 27, 2023 and years ended December 31, 2022 and 2021, respectively. These amounts are recorded in the table above in Exploration and Production.

The analysis for impairments of long-lived assets is conducted under the authoritative guidance on accounting for the impairment or disposal of long-lived assets. For the Successor consolidated year ended December 31, 2023 and the Predecessor combined year ended December 31, 2021, Aera LLC did not incur an impairment loss. For the Predecessor combined year ended December 31, 2022, $0.1 million of impairment losses were incurred.

Under the authoritative guidance for asset retirement obligations (“AROs”), the fair values of AROs are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time the assets are installed. Amounts recorded for the related assets will be increased by the amount of these obligations. In the estimation of fair value, Aera LLC uses assumptions and judgments regarding such factors as the existence of a legal obligation for an asset retirement obligation, technical assessments of the assets, estimated amounts and timing of settlements, discount rates, and inflation rates. AROs incurred in the current period were Level 3 (unobservable inputs) fair value measurements. Over time, the liabilities are accreted for the change in their present value and the initial capitalized costs are depreciated as the reserves are produced.

The below table summarizes the ARO activity for the Successor year ended December 31, 2023, and the Predecessor combined 58-day period ended February 27, 2023 and year ended December 31, 2022:

(in thousands of dollars)	Successor
December 31, 2023
Balance at February 28, 2023	$1,083,285
Accretion expense on abandonment liability	122,321
Dismantlement, restoration and abandonment expenditures	(64,431)
Liabilities incurred	238
Revisions in estimated cash flows	(36,828)

Balance at December 31	1,104,585
Less: current portion	(82,320)

Long-term obligations	$1,022,265

(in thousands of dollars)	Predecessor
	February 27, 2023	December 31, 2022
Balance at January 1	$1,228,145	$1,332,448
Accretion expense on abandonment liability	13,168	86,609
Dismantlement, restoration and abandonment expenditures	(13,598)	(112,665)
Liabilities incurred	—	609
Revisions in estimated cash flows	—	(78,856)

Balance at December 31	1,227,715	1,228,145
Less: current portion	(133,685)	(149,374)

Long-term obligations	$1,094,030	$1,078,771

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

7.	Transactions with Related Parties

Prior to the sale of the Aera Companies on February 28, 2023, Shell Treasury Center (West) Inc. (“STCW”) and Exxon Overseas Corporation (“EOC”), affiliates of the Prior Member Companies, provided cash management services to Aera LLC and Aera Services. Prior to February 28, 2023, excess cash was held by STCW and EOC, proportionally, based on the respective sharing ratios of the Prior Member Companies. There were no restrictions on access to cash held by STCW and EOC. STCW and EOC paid interest on the cash they held based on a defined market index rate. For the Predecessor combined 58-day period ended February 27, 2023 and year ended December 31, 2022, the Aera Companies earned approximately $2.2 million and $6.8 million in interest income attributable to the cash management agreement. For the Predecessor combined year ended December 31, 2021, no interest income was earned. The cash balance held by STCW and EOC, including interest, was $350.8 million as of the Predecessor combined year ended December 31, 2022. After the sale, the cash on deposit within accounts managed by STCW and EOC including accumulated interest, totaling $231.7 million was transferred to accounts managed by Aera LLC on March 1, 2023 and February 28, 2023, respectively.

Aera LLC purchases natural gas from Shell Energy North America, an affiliate of the Prior Member Companies. Aera LLC did not pay any natural gas purchases for the Predecessor combined 58-day period ended February 27, 2023 and paid approximately $86.2 million and $81.6 million for the Predecessor combined year ended December 31, 2022 and year ended December 31, 2021. After the sale, Aera LLC continues to purchase natural gas from Shell Energy North America as a non-related party. Aera LLC did not have any related party payable balances with Shell Energy North America for the Successor year ended December 31, 2023 or the Predecessor combined year ended December 31, 2022.

Aera LLC sells natural gas to Mobil Pacific Pipeline Company (“MPPCO”), which is an affiliate of the Prior Member Companies. Aera LLC earned approximately $0.17 million, $0.27 million and $0.22 million for natural gas sales for the Predecessor combined 58-day period ended February 27, 2023, year ended December 31, 2022 and year ended December 31, 2021, respectively. After the sale, Aera LLC no longer sells natural gas to MPPCO. Aera LLC did not have any related party receivable balance from MPPCO for the Successor consolidated period ended December 31, 2023 or the Predecessor combined year ended December 31, 2022.

Aera LLC sold 100% of its operated crude oil and condensate production for the Predecessor combined 58-day period ended February 27, 2023, year ended December 31, 2022 and year ended December 31, 2021, to affiliates of the Prior Member Companies, Shell Trading (US) Company and ExxonMobil Oil Corporation. The volume of crude oil and condensate sold is split in proportion to the respective sharing ratios that the Prior Member Companies held in Aera LLC. For the Predecessor combined 58-day period ended February 27, 2023, year ended December 31, 2022 and year ended December 31, 2021, Aera LLC realized approximately $341 million, $2,756 million and $2,084 million respectively, in gross crude and condensate sales to these related parties. Aera LLC’s related party receivable balance for crude and condensate sales was $190.1 million for the Predecessor combined year ended December 31, 2022. After the sale, Aera continues to sell a portion of its operated crude oil and condensate to Shell Trading (US) Company as a non-related party and no longer sells its operated crude oil and condensate to ExxonMobil Oil Corporation.

The Prior Member Companies and their affiliates provide various services to the Aera Companies. For the Predecessor combined 58-day period ended February 27, 2023, year ended December 31, 2022 and year ended December 31, 2021, the Aera Companies incurred approximately $1.0 million, $3.7 million and $4.4 million, respectively, for these services. After the sale, Shell performed various services for Aera LLC as a non-related party. Aera LLC did not have any related party payable balances with the Prior Member Companies for the Successor year ended December 31, 2023 and the Predecessor combined year ended December 31, 2022.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

8.	Benefit Plans

Aera Services provides defined benefit pension plans and other post-retirement benefit plans for employees. The benefit obligations and plan assets associated with these plans are measured at December 31.

Obligations and Funded Status

Weighted-average assumptions used to determine benefit obligations are as follows:

	Successor				Predecessor
	Year Ended December 31, 2023		122-days Ended December 31, 2022		58-days Ended February 27, 2023		Year Ended December 31, 2022		Year Ended December 31, 2021
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Discount rate	5.01%	4.99%	—	—	5.01%	4.99%	5.21%	5.19%	2.77%	2.68%
Long term rate of compensation increase	5.00%	—	—	—	5.00%	—	4.00%	—	4.00%	—

The changes in benefit obligation are as follows:

(in thousands of dollars)	Successor				Predecessor
	Year Ended December 31, 2023		122-days Ended December 31, 2022		58-days Ended February 27, 2023		Year Ended December 31, 2022		Year Ended December 31, 2021
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Benefit obligation-beginning balance	$264,910	$69,007	$—	$—	$265,209	$69,384	$336,814	$89,173	$336,814	$89,173
Service cost	8,667	2,148	—	—	1,733	430	15,193	4,308	15,193	4,308
Interest cost	11,048	2,952	—	—	2,210	590	9,077	2,348	9,077	2,348
Benefits paid*	(30,996)	(4,530)	—	—	(6,199)	(906)	(22,921)	(3,687)	(22,921)	(3,687)
Actuarial loss/(gain)	9,787	(2,455)	—	—	1,957	(491)	(72,954)	(22,758)	(72,954)	(22,758)

Benefit obligation-ending balance	$263,416	$67,122	$—	$—	$264,910	$69,007	$265,209	$69,384	$265,209	$69,384

Accumulated benefit obligation at end of period	$263,416	—	—	—	$264,910	—	$265,209	—	$336,814	—

*	Benefit payments for funded and unfunded plans.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

The changes in plan assets are as follows:

(in thousands of dollars)	Successor				Predecessor
	Year Ended December 31, 2023		122-days Ended December 31, 2022		58-days Ended February 27, 2023		Year Ended December 31, 2022		Year Ended December 31, 2021
		Other		Other		Other		Other		Other
	Pension	Postretirement	Pension	Postretirement	Pension	Postretirement	Pension	Postretirement	Pension	Postretirement
	Benefits	Benefits	Benefits	Benefits	Benefits	Benefits	Benefits	Benefits	Benefits	Benefits
Fair value at beginning of period	$315,277	$48,511	$—	$—	$315,445	$47,978	$348,369	$58,172	$335,162	$54,824
Actual return on plan assets	28,500	4,407	—	—	5,700	881	(52,028)	(8,548)	27,413	4,950
Company contribution	1,655	1,043	—	—	331	209	42,025	395	9,729	426
Benefits paid	(30,996)	(2,787)	—	—	(6,199)	(557)	(22,921)	(2,041)	(23,935)	(2,028)

Fair value at end of period	$314,436	$51,174	$—	$—	$315,277	$48,511	$315,445	$47,978	$348,369	$58,172

A summary of pension plans with an accumulated benefit obligation and projected benefit obligation in excess of plan assets is shown in the table below:

(in thousands of dollars)	Successor		Predecessor
	Year Ended December 31, 2023	122-days Ended December 31, 2022	58-days Ended February 27, 2023	Year Ended December 31, 2022	Year Ended December 31, 2021
For funded pension plans with an accumulated benefit obligation in excess of plan assets:
Accumulated benefit obligation	$263,416	$—	$264,910	$265,209	$336,814
Fair value of plan assets	314,436	—	315,277	315,445	348,369
For funded pension plans with a projected benefit obligation in excess of plan assets:
Accumulated benefit obligation	$263,416	$—	$264,910	$265,209	$336,814
Fair value of plan assets	314,436	—	315,277	315,445	348,369
For unfunded pension plans:
Accumulated benefit obligation	$67,122	$—	$69,007	$69,384	$89,173
Fair value of plan assets	51,174	—	48,511	47,978	58,172

The assumed health care cost trend rates are as follows:

	Successor				Predecessor
	Year Ended December 31, 2023		122 days Ended December 31, 2022		58 days Ended February 27, 2023		Year Ended December 31, 2022		Year Ended December 31, 2021
	Pre 65	Post 65	Pre 65	Post 65	Pre 65	Post 65	Pre 65	Post 65	Pre 65	Post 65
Initial rate	6.00%	5.00%	—	—	6.00%	5.00%	6.25%	5.00%	6.50%	5.00%
Ultimate rate	4.50%	—	—	—	4.50%	—	4.50%	—	4.50%	—
Year ultimate rate reached	2030	—	—	—	2030	—	2030	—	2030	—

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

A summary comparing the total plan assets to the total benefit obligation is shown in the table below:

(in thousands of dollars)	Successor				Predecessor
	Year Ended December 31, 2023		122-days Ended December 31, 2022		58-days Ended February 27, 2023		Year Ended December 31, 2022		Year Ended December 31, 2021
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Funded status (assets in excess of (less than) benefit obligation)*
Balance at end of period
Funded status	$58,890	$8,379	$—	$—	$58,883	$1,397	$58,882	$4,208	$22,502	$3,805
Unfunded status	(7,870)	(24,327)	—	—	(8,517)	(25,400)	(8,646)	(25,614)	(10,947)	(34,805)

Total	$51,020	$(15,948)	$—	$—	$50,366	$(24,003)	$50,236	$(21,406)	$11,555	$(31,000)

Amounts recorded in combined balance sheet
Other assets, net	$58,890	$8,379	$—	$—	$58,883	$1,397	$58,882	$4,208	$22,502	$3,805
Accrued liabilities	(793)	(2,884)	—	—	(852)	(3,011)	(1,041)	(2,984)	(1,161)	(3,293)
Other long term liabilities	(7,077)	(21,443)	$—	$—	(7,665)	(22,389)	(7,605)	(22,630)	(9,786)	(31,512)

Total	$51,020	$(15,948)	$—	$—	$50,366	$(24,003)	$50,236	$(21,406)	$11,555	$(31,000)

Components of Net Periodic Benefit Cost

Weighted-average assumptions used to determine net periodic benefit cost:

	Successor				Predecessor
	Year Ended December 31, 2023		122-days Ended December 31, 2022		58-days Ended February 27, 2023		Year Ended December 31, 2022		Year Ended December 31, 2021
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Discount rate	5.21%	5.20%	—	—	5.21%	5.20%	2.77%	2.69%	2.42%	2.24%
Long term rate of return on funded assets	6.50%	—	—	—	6.50%	—	6.50%	—	6.50%	—
Long term rate of compensation increase	5.00%	—	—	—	5.00%	—	4.00%	—	4.00%	—

Aera Services establishes the long-term expected rate of return on plan assets by reviewing a long-term return assumption for each asset class and consideration of historical returns.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

The components of net periodic benefit cost are as follows:

(in thousands of dollars)	Successor				Predecessor
	Year Ended December 31, 2023		122-days Ended December 31, 2022		58-days Ended February 27, 2023		Year Ended December 31, 2022		Year Ended December 31, 2021
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Service cost	$8,667	$2,148	$—	$—	$1,733	$430	$15,193	$4,308	$17,737	$4,949
Interest cost	11,048	2,952	—	—	2,210	590	9,077	2,348	8,301	2,103
Expected return on plan assets	(16,588)	(2,534)	—	—	(3,318)	(507)	(22,110)	(3,716)	(21,288)	(3,511)
Amortization of prior service cost	—	—	—	—	—	—	—	629	—	1,261
Amortization of net actuarial loss/(gain)	1,527	(154)	—	—	305	(31)	1,398	81	3,556	608

Net periodic benefit cost	$4,653	$2,412	$—	$—	$931	$482	$3,558	$3,650	$8,306	$5,410

The authoritative guidance for defined benefit pension and other postretirement benefits requires recognition of a net liability or asset to report the funded status of a defined benefit pension and other postretirement plans on the balance sheet and recognition (as a component of other comprehensive income) of changes in the funded status in the year in which the changes occur.

For Successor year ended December 31, 2023, the Predecessor combined 58-day combined period ended February 27, 2023, and years ended December 31, 2022 and 2021 service cost of $10.8 million, $2.2 million, $19.5 million, and $22.7 million were recorded in Operating Expenses and non-service cost/(income) of $0.7 million, $0.2 million, ($12.1 million), and ($13.7 million) were recorded in Other Non-Operating Expenses/(Income), net. There were no service or non-service costs/(income) for the Successor year ended December 31, 2022.

Amounts recorded in Other Comprehensive Income (Loss) are as follows:

(in thousands of dollars)	Successor				Predecessor
	Year Ended December 31, 2023		122-days Ended December 31, 2022		58-days Ended February 27, 2023		Year Ended December 31, 2022		Year Ended December 31, 2021
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Amortization of prior service cost	$—	$—	$—	$—	$—	$—	$—	(629)	$—	$(1,261)
Amortization of actuarial (loss)/gain	(1,527)	154	—	—	(305)	31	(1,398)	(81)	—
Net actuarial loss/(gain) arising during the period	(2,125)	(4,328)	—	—	(425)	(866)	964	(10,494)	(3,556)	(608)
Net actuarial loss/(gain) due to settlement	(4,468)	—	—	—	(894)	—	—	—	(20,695)	(10,240)

Total recorded in other comprehensive loss/ (gain), before tax	$(8,120)	$(4,173)	$—	$—	$(1,624)	$(835)	$(434)	$(11,204)	$(24,251)	$(12,109)

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Amounts included in accumulated Other Comprehensive Income (Loss) that have not yet been recognized in net periodic benefit cost:

(in thousands of dollars)	Successor				Predecessor
	Year Ended December 31, 2023		122-days Ended December 31, 2022		58-days Ended February 27, 2023		Year Ended December 31, 2022		Year Ended December 31, 2021
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Prior service cost	$—	$—	$—	$—	$—	$—	$—	$—	—	$629
Net actuarial loss	35,668	(9,771)	—	—	7,134	(1,954)	52,545	(6,718)	52,979	3,858

Total recorded in accumulated other comprehensive loss, before tax	35,668	(9,771)	—	—	7,134	(1,954)	52,545	(6,718)	52,979	4,487
Charge to income tax	(9,982)	2,734	—	—	(1,996)	547	(14,704)	1,880	(14,826)	(1,256)

Total recorded in accumulated other comprehensive loss, after tax	$25,687	$(7,037)	$—	$—	$5,137	$(1,407)	$37,841	$(4,838)	$38,153	$3,231

The estimated amounts to be amortized from accumulated Other Comprehensive Income (Loss) during 2024 are:

(in thousands of dollars)	Successor
	Pension Benefits	Other Postretirement Benefits
	2024	2024
Prior service cost	$953	$(315)
Net actuarial loss/(gain) Settlement	28	—

The tables below set forth by level, within the fair value hierarchy, Aera Services’ benefit plan assets at fair value as follows:

	Successor						Predecessor
	Year Ended December 31, 2023			Year Ended December 31, 2022			Year Ended December 31, 2022
	Pension Benefits
	Level 1	Level 2	Total	Level 1	Level 2	Total	Level 1	Level 2	Total
Asset category
Domestic equity	$—	$73,438	$73,438	$—	$—	$—	$—	$59,583	$59,583
International equity	—	41,426	41,426	—	—	—	—	46,026	46,026
Domestic fixed income	—	199,242	199,242	—	—	—	—	201,879	201,879
Cash & cash equivalents	330	—	330	—	—	—	7,957	—	7,957

Total plan assets	$330	$314,106	$314,436	$—	$—	$—	$7,957	$307,488	$315,445

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

	Successor						Predecessor
	Year Ended December 31, 2023			Year Ended December 31, 2022			Year Ended December 31 2022
	Other Postretirement
	Level 1	Level 2	Total	Level 1	Level 2	Total	Level 1	Level 2	Total
Asset category
Domestic equity	$—	$11,952	$11,952	$—	$—	$—	$—	$9,061	$9,061
International equity	—	6,742	6,742	—	—	—	—	7,000	7,000
Domestic fixed income	—	32,426	32,426	—	—	—	—	30,704	30,704
Cash & cash equivalents	54	—	54	—	—	—	1,213	—	1,213

Total plan assets	$54	$51,120	$51,174	$—	$—	$—	$1,213	$46,765	$47,978

The weighted-average asset allocations are as follows:

	Percentage of Plan Assets
	Successor				Predecessor
	Year Ended December 31, 2023		Year Ended December 31, 2022		Year Ended December 31, 2022
Asset Allocation	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Equity securities	37%	33%	0%	0%	33%	36%
Debt securities	63%	64%	0%	0%	64%	63%
Cash	0%	3%	0%	0%	3%	1%

Total	100%	100%	0%	0%	100%	100%

The defined benefit pension plan long-term asset allocation is 37 percent equity and 63 percent fixed income with a target range of 50 – 70 percent for equity and 30 – 50 percent for fixed income, which includes cash. The Aera Services investment strategy for the defined benefit pension plan assets is designed to result in a diversified portfolio of equities and fixed income securities, to achieve an investment mix that will attain the highest total return consistent with a reasonable degree of risk.

Cash Flows

The funding policy for the other post-retirement benefit plans is to pay medical costs as they are due. Medical costs paid were $2.7 million, $0.6 million, $2.0 million, and $2.0 million during the Successor year ended December 31, 2023, the Predecessor 58-day combined period ended February 27, 2023, and years ended December 31, 2022 and 2021, respectively. There were no medical costs paid for the Successor year ended December 31, 2022.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

The following table presents expected cash flow information for the year ended December 31, 2023:

(in thousands of dollars)	Successor
	Pension Benefits	Other Postretirement Benefits
Contributions expected in 2024	$813	$2,956
Benefit payments expected in:
2024	$16,402	$5,345
2025	18,417	5,187
2026	19,060	5,169
2027	17,389	5,276
2028	20,650	5,325
2029-2033	94,362	27,655

Defined Contribution Plan

The Aera Energy Services Company Savings Plan (the “Savings Plan”) is a defined contribution plan covering substantially all employees of Aera Services and provides for contributions by Aera Services based on a stated percentage of the employees’ salaries and wages. Employees may also contribute up to a stated percentage. Aera Services contributed approximately $7.6 million, $2.7 million, $10.7 million, and $11.0 million under the provisions of this plan for the Successor year ended December 31, 2023, and the Predecessor combined 58-day period ended February 27, 2023 and years ended December 31, 2022 and 2021, respectively. There were no contributions for the Successor year ended December 31, 2022.

Aera Services also provides a non-qualified defined contribution plan, the Aera Energy Services Company Savings Restoration Plan, to certain employees. Aera Services contributed approximately $2.0 million and $1.4 million under the provisions of this plan for the Successor year ended December 31, 2023 and year ended December 31, 2022, respectively. Aera Services did not make a contribution for the Successor year ended December 31, 2022, the Predecessor combined 58-day period ended February 27, 2023 or the year ended December 31, 2021.

9.	Litigation and Other Contingencies

The GGRP Companies are subject to lawsuits, environmental and other claims and other contingencies in the normal course of business that seek, among other things, compensation for alleged personal injury, breach of contract, property damage or other losses, punitive damages, civil penalties, or injunctive or declaratory relief. We record an accrual for currently outstanding lawsuits, claims and proceedings when it is probable that a liability has been incurred and the liability can be reasonably estimated.

In September 2020, the County of Ventura, California formally approved an update to its General Plan. The update includes certain provisions related to oil and gas well setbacks, a prohibition on trucking of produced water and fluids, flaring, and electrification requirements. Aera LLC, along with other plaintiffs, filed a lawsuit against the County of Ventura in response to the General Plan update in Ventura County Superior Court. Additionally, in November 2020, the County of Ventura approved amendments to its Non-Coastal Zoning Ordinance that would make certain oil and gas related ministerial permitting processes discretionary, thus providing the County of Ventura significantly more latitude in the approval determinations. Aera LLC and other plaintiffs amended their original lawsuits (or in some cases filed new lawsuits) against the County of Ventura in response to the amendments. In June 2022, an Aera LLC supported referendum passed in the county election to strike down the Non-Coastal Zoning Ordinance amendments. In June of 2023 all parties reached a settlement

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

requiring the County Board of Supervisors to (1) adopt resolutions which included clarification that Aera’s Conditional Use Permits would not be subject to the General Plan update (Clarifying Resolutions) and (2) making certain amendments to the General Plan update to account for the potential that some requirements may be infeasible and (3) requiring dismissal of the litigation. The settlement agreement was approved by the court. The Board adopted the Clarifying Resolutions in September 2023. NCZO amendments were sent back to staff for additional analysis in September 2023. The Commission approved the settlement 4 to 1 in February 2024. The Board of Supervisors hearing on the settlement is scheduled for April 2024. The net impact of this matter on the GGRP Companies’ consolidated and combined financial results cannot be reasonably estimated at this time.

Aera LLC filed a lawsuit on March 30, 2022, challenging denial by the Geologic Energy Management division of the California Department of Conservation (“CalGEM”) of permits for well stimulation treatments (“WST”) on CalGEM’s asserted basis that denial would protect public health and safety and environmental quality, including the reduction and mitigation of greenhouse gas emissions and challenging CalGem’s de facto moratorium on WST permits. Aera LLC seeks a writ of mandamus, damages, and declaratory relief and just compensation for the taking of its property. CalGEM lost a demurrer motion on July 6, 2022. Trial is currently set for October 14, 2024. The net impact of this matter on the GGRP Companies’ consolidated and combined financial results cannot be reasonably estimated at this time.

On August 31, 2022, Senate Bill 1137 passed, which was written to prohibit CalGEM from approving any notice of intent requested under Public Resources Code Section 3203 that is within a setback zone as defined by proximity to Sensitive Receptors identified in the law. A referendum was qualified preventing the law taking effect unless approved at the next statewide general or special election after November 8, 2022. The net impact of this matter on the GGRP Companies’ consolidated and combined financial results cannot be reasonably estimated at this time.

In 2022, Aera Energy was authorized to negotiate a settlement with a Kern County entity regarding claims for 2022 and beyond. The entity claims contamination from oil field produced water and based on available information. The claim was settled for $33 million. As of the Successor year ended December 31, 2023, GGRP has $13 million remaining in Other Long Term Liabilities. For the Successor year ended December 31, 2023 and the Predecessor combined year ended December 31, 2022, settlement costs of $7.0 million and $26.0 million related to this claim were recorded in Other Operating Expenses in the Consolidated and Combined Statements of Operations and Other Comprehensive Income.

Management cannot presently predict the ultimate resolution of any pending matters, nor can it estimate the amount or range of a potential loss in cases where a loss is probable. In management’s opinion, it does not currently appear that the resolution of any pending matters will have a material adverse effect on the consolidated and combined financial position, liquidity, or results of operations of the GGRP Companies.

10.	Leases and Other Commitments

The Aera Companies generally purchase the property, plant and equipment used in operations, but there are situations where assets are leased, primarily for office buildings, vehicles, and other moveable equipment. Right of use assets and lease liabilities are established on the balance sheet for leases with an expected term greater than one year, by discounting the amounts fixed in the lease agreement for the duration of the lease, which is reasonably certain, considering the probability of exercising any early termination and extension options. Typically, assets are leased only for a portion of their useful lives and are accounted for as operating leases. The typical lease terms range within 5-10 years. In limited situations assets are leased for nearly all their useful lives and are accounted for as finance leases.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Variable payments under these lease agreements are not significant. Residual value guarantees, restrictions, or covenants related to leases, and transactions with related parties are also not significant. In general, leases are capitalized using the incremental borrowing rate determined by the Aera Companies and activities as a lessor are not significant.

Lease costs are reported in Operating costs on the Consolidated and Combined Statements of Operations and Other Comprehensive Income as follows:

(in thousands of dollars)	Successor		Predecessor
	Year Ended December 31,	Year Ended December 31,	58-days Ended February 27,	Years Ended December 31,
	2023	2022	2023	2022	2021
Operating lease cost	$5,412	$—	$1,091	$6,486	$6,241
Variable lease cost	1,063	—	$181	1,335	493

	$6,475	$—	$1,272	$7,821	$6,734

Finance lease cost:
Amortization of right of use assets	$1,177	$—	$245	$1,365	$1,099
Interest on lease liabilities	56	—	10	71	102

	$1,233	$—	$255	$1,436	$1,201

Total lease cost	$7,708	$—	$1,527	$9,257	$7,935

Right of use assets and lease liabilities on the Consolidated and Combined Balance Sheets at the Successor year ended December 31, 2023 and the Predecessor combined year ended December 31, 2022:

(in thousands of dollars)	Operating leases		Finance leases
	Successor	Predecessor	Successor	Predecessor
	Year Ended December 31, 2023	Year Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2022
Assets:
Right of use assets included in Property, plant and equipment	$3,498	$9,358	$2,218	$2,737
Liabilities:
Lease liability due within one year included in accrued liabilities	2,815	6,680	1,019	1,314
Long-term lease liability included in other long term liabilities	790	2,678	1,235	1,423

Total lease liability	$3,605	$9,358	$2,254	$2,737

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Future minimum lease payments as of the Successor year ended December 31, 2023:

(in thousands of dollars)	Successor
	Operating leases	Finance leases
2024	$2,853	$1,059
2025	680	792
2026	26	418
2027	26	87
2028	27	14
2029 and beyond	119	—

Total lease payments	$3,731	$2,370
Discount to present value	(126)	(116)

Total lease liability	$3,605	$2,254

	Successor		Predecessor
	December 31, 2023		December 31, 2022
	Operating leases	Finance leases	Operating leases	Finance leases
Weighted average remaining lease terms-years	1.20	2.64	6.78	5.55
Weighted average discount rate-percent	3.59%	2.48%	3.61%	2.25%

The table below presents supplemental cash flow information:

(in thousands of dollars)	Operating leases
	Successor		Predecessor
	Year Ended December 31,	Year Ended December 31,	58-days Ended February 27,	Year Ended December 31,
	2023	2022	2023	2022	2021
Cash paid for amounts included in measurement of lease liabilities
Cash flows from operating activities	$7,747	$—	$1,272	$7,821	$6,734
Cash flows from investing activities	—	—	—	—	—
Cash flows from financing activities	—	—	—	—	—

Total	$7,747	$—	$1,272	$7,821	$6,734

	Finance leases
	Successor		Predecessor
	Year Ended December 31,	Year Ended December 31,	58-days Ended February 27,	Year Ended December 31,
	2023	2022	2023	2022	2021
Cash paid for amounts included in measurement of lease liabilities
Cash flows from operating activities	$66	$—	$—	$—	$—
Cash flows from investing activities	—	—	10	71	102
Cash flows from financing activities	1,422	—	245	1,365	1,099

Total	$1,488	$—	$255	$1,436	$1,201

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Total rental costs were reported in Operating costs on the Consolidated and Combined Statements of Operations and Other Comprehensive Income as follows:

(in thousands of dollars)	Successor		Predecessor
	Year Ended December 31,	Year Ended December 31,	58-days Ended February 27,	Year Ended December 31,
	2023	2022	2023	2022	2021
Total rental costs	$7,708	$—	$1,527	$9,257	$7,935

Other Commitments

Under long-term purchase and transportation agreements with pipeline and energy companies, Aera LLC is required to purchase specified quantities of natural gas pipeline capacity. At the Successor year ended December 31, 2023, Aera LLC’s maximum exposure related to the agreements was estimated to be approximately $27 million. For the Successor year ended December 31, 2023 and the Predecessor combined 58-day period ended February 27, 2023, year ended December 31, 2022 and year ended December 31, 2021, $3.5 million, $0.6 million, $3.6 million and $3.5 million, respectively were incurred for costs related to these long-term purchase and transportation agreements.

For the Successor year ended December 31, 2023, Aera LLC had commitments related to agreements for the future purchase of materials and services, all made in the normal course of business. All such commitments and guarantees are expected to be fulfilled with no material adverse consequences to Aera LLC’s operations or financial condition.

11.	Fair Value of Financial Instruments

Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are classified and disclosed in one of the following categories:

Level 1 – Unadjusted quoted market prices for identical assets or liabilities in an active market.

Level 2 – Quoted market prices for identical assets or liabilities in an active market that have been adjusted for items such as effects of restriction for transferability and those that are not quoted but are observable through corroboration with observable market data, including quoted market prices for similar assets; and

Level 3 – Unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Management’s assessment of the significance of a particular input to the fair value measurement requires judgement and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Fair Value on a Recurring Basis

The following table set forth, by level within the fair value hierarchy, Aera LLC’s financial assets and liabilities that were accounted for at a fair value on recurring basis as of the Successor year ended December 31, 2023:

(in thousands of dollars)	Successor
	December 31, 2023
	Active Market for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Input (Level 3)	Total Carrying Value
Other current assets, net	$—	$1,143	$—	$1,143
Liabilities:
Contingent Consideration in Current - Accrued liabilities	—	(23,176)	—	(23,176)
Current - Fair value of derivative contracts	—	(31,032)	—	(31,032)
Current Consideration in Other long term liabilities	—	(5,930)	—	(5,930)
Long term - fair value of derivative instruments	—	(79,366)	—	(79,366)

Total	$—	$(138,362)	$—	$(138,362)

Contingent consideration liabilities related to the Acquisition are classified as Level 2 in the requirement fair value hierarchy and are reported at fair value based on hedged and unhedged oil volumes as defined in the Acquisition purchase agreements at the ICE brent price futures price on the date of Acquisition. There were no contingent consideration liabilities for the Successor year ended December 31, 2022 or the Predecessor year ended December 31, 2022.

Aera LLC’s derivative instruments, which consist of derivative swaps, are classified as Level 2 as of the Successor year ended December 31, 2023 as swaps generally have observable inputs. Derivative instruments are also subject to the risk that counterparties will be unable to meet their obligations. Such non-performance risk is considered in the valuation of Aera LLC’s derivative instruments, but to date has not had a material impact on estimates of fair values. Significant changes in the quoted forward prices for commodities and changes in market volatility generally lead to corresponding changes in the fair market value measurement of Aera LLC’s derivative instruments. There were no derivative instruments for the Successor year ended December 31, 2022 or the Predecessor year ended December 31, 2022.

Fair Value on a Non-Recurring Basis

Nonfinancial assets and liabilities measured at fair value on a non-recurring basis include certain nonfinancial assets acquired and liabilities assumed in the benefit plans, for which fair value is used. These assets and liabilities are recorded at fair value when acquired/incurred but not re-measured at fair value in subsequent periods (see further discussion in Note 8, Benefit Plans).

Asset retirement obligation estimates are derived from historical data as well as management’s expectation of future cost environments and other unobservable inputs (see further discussion in Note 6, Property, Plant and Equipment and Asset Retirement Obligations). As there is no corroborating market activity to support the assumptions used, Aera LLC has designated these measurements as Level 3.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Fair Value of Other Financial Instruments

The carrying value of the Aera LLC’s long-term debt approximates its fair value because the interest rate is variable and reflective of market rates, which are level 2 inputs within the fair value hierarchy.

12.	Derivatives

Due to the volatility of crude oil and natural gas price, Aera LLC began entering price-risk management transactions (e.g. crude oil and natural gas commodity swaps) for a portion of its crude oil production on February 28, 2023, and natural gas purchases on May 31, 2023, to achieve a more predictable cash flow, as well as to reduce exposure from price fluctuations. While the use of these arrangements limits Aera LLC’s ability to benefit from certain increase in prices of crude oil production and natural gas purchases, it also reduces Aera LLC’s potential exposure to adverse price movements. Aera LLC did not have any commodity derivatives designated as accounting hedges as of and during the Successor year ended December 31, 2023 and the Predecessor combined year ended December 31, 2022. Unless otherwise indicated, we use the term “hedge” to describe derivatives instruments that are designed to achieve our hedging requirements and program goals, even though they are not accounted for as accounting hedges. Aera LLC’s RBL Facility and Term Loan, both dated February 28, 2023, include covenants that require Aera LLC to hedge 85% in 2023 and 2024, 75%, 58% and 25% for years 2025-2027 respectively. on initial Proved Developed Producing crude reserves and a rolling forward 36-month, minimum 50% hedge requirement up through loan maturity (August 2026). Aera LLC has also entered into natural gas hedges outside of debt requirements to reduce exposure from price fluctuations and will continue to evaluate the hedging strategy based on prevailing market prices and conditions. For more information on the requirements of the RBL Facility and Term Loan, see Note 14, Debt.

Aera LLC reported gains and losses on derivative contracts related to crude oil sold and natural gas purchased in Revenue and Other Income on our Consolidated and Combined Statements of Operations and Other Comprehensive Income for the Successor year ended December 31, 2023 as shown in the table below:

(in thousands of dollars)	Successor
	December 31, 2023
	Crude Oil	Natural Gas	Total
Settlement payments from commodity derivatives	$(9,116)	$(9,549)	$(18,666)
Non-cash commodity derivative loss	(76,507)	(32,748)	(109,255)

Loss on commodity derivatives, net	$(85,624)	$(42,297)	$(127,921)

Aera LLC estimates the fair value of commodity swaps based on published forward commodity price curves for the underlying commodities as of the date of the estimate for those commodities for which published forward pricing is readily available. The determination of the fair values above incorporates various factors including the impact of Aera LLC’s non-performance risk and the credit standing of the counterparties involved in Aera LLC’s derivative contracts. Aera LLC routinely monitors the creditworthiness of its counterparties. As of the Successor year ended December 31, 2023, Aera LLC’s counterparties to its derivative contract are Citigroup Global Markets, BP Energy Company, KeyBank NA, Deutsche Bank AG, Macquarie Bank Limited, Wells Fargo Bank, N.A., and RBC Bank.

The carrying value of Aera LLC’s derivative contracts are measured at fair value using industry-standard models with various inputs, including quoted forward prices, and are classified as Level 2 in the required fair value hierarchy for the periods presented.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

The following table presents the fair values of Aera LLC’s outstanding commodity derivatives as of the Successor year ended December 31:

Balance Sheet Classification
(in thousands of dollars)	Successor
December 31, 2023
Assets:
Other current assets, net	$1,143

Liabilities:
Current - Fair value of derivative contracts	$(31,032)
Long term - Fair value of derivative contracts	(79,366)

$(110,398)

Aera LLC held the following swap contracts as of December 31, 2023:

	Volumes (MBbls)	Weighted- Average Price Per Bbl
Brent Swaps
2023	51,460	$71.55

	Volumes (MmBtu)	Weighted- Average Price Per Btu
Gas Swaps
2023	27,895	$4.80

13.	Taxes

Taxes incurred by the Aera Companies were reported on the Consolidated and Combined Statements of Operations and Other Comprehensive Income as follows for the periods ended:

(in thousands of dollars)	Successor		Predecessor
	Year Ended December 31,	Year Ended December 31,	58-days Ended February 27,	Year Ended December 31,	Year Ended December 31,
	2023	2022	2023	2022	2021
Federal and State Income Taxes
Current - Federal	$(204)	$—	$486	$(1,632)	$(1,440)
Current - State	354	—	224	(616)	(5)
Deferred - Federal	788	—	(305)	(6,218)	2,182
Deferred - State	364	—	(141)	(2,871)	1,007

Federal and state income tax (expense)/benefit	$1,302	$—	$264	$(11,337)	$1,744

Taxes Other Than Income
Real and personal property	$25,854	$—	$5,439	$30,115	$33,041
Oil and gas production	58,589	—	8,996	45,364	21,437

Total taxes other than on income	$84,443	$—	$14,435	$75,479	$54,478

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Real and personal property tax expense includes refunds of $0.5 million and $0.1 million received for the Successor year ended December 31, 2023 and the combined Predecessor year ended December 31, 2021 to account for well abandonments and miscellaneous revisions in the property tax valuations. Real and personal property tax expense includes refunds of $0.7 million for the combined Predecessor year ended December 31, 2022 for prior-year valuation related property tax appeals. No real and personal property tax refunds were received for the Successor year ended December 31, 2022 or the combined Predecessor 58-day period ended February 27, 2023.

Deferred tax assets/(liabilities) are comprised of the following:

(in thousands of dollars)	Successor	Predecessor
	December 31,
	2023	2022
Tax effects of temporary differences for:
Pension plan	$(12,179)	$(11,442)
Other post retirement plans	20,661	21,788
Other employee benefits	6,205	7,762

Total deferred income tax asset, net	$14,687	$18,108

14.	Debt

For the Successor year ended December 31, 2023, Aera LLC’s long term debt consisted of the following:

(in thousands of dollars)	Successor
	December 31, 2023	Interest Rate	Maturity
RBL Facility	$400,000	SOFR plus 3.50%-4.50%
		ABR plus 2.50%-3.50% [1]	August 28, 2026 [2]
Unamortized deferred debt issuance costs — RBL facility	(23,780)
Term Loan	550,000	14.5%	February 28, 2029
Unamortized deferred debt issuance costs — Term Loan	(14,800)

Total debt	$911,419
Less: Current portion of long term debt	(100,000)

Long term debt, net of current portion	$811,419

1

At Aera LLC’s election, borrowings under the amended RBL Facility may be alternate base rate (ABR) loans or term SOFR loans, plus an applicable margin. ABR loans bear interest at a rate equal to the highest of (i) the federal funds effective rate plus 0.50%, (ii) the administrative agent prime rate and (iii) the one-month SOFR rate plus 1%. Term SOFR loans bear interest at term SOFR, plus an additional 10 basis points per annum credit spread adjustment. The applicable margin is adjusted based on the commitment utilization percentage and will vary from (i) in the case of ABR loans, 2.50% to 3.5% and (ii) in the case of the SOFR loans, 3.50% to 4.5%.

2

The RBL Facility is subject to a prepayment of principal if there is a reduction in the borrowing base as a result of a scheduled redetermination or a termination or reduction of the original aggregate commitment.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Maturities of long term debt at the Successor year ended December 31, excluding debt issuance costs, are as follows:

(in thousands of dollars)	Successor
	December 31, 2023
	RBL Facility	Term Loan	Total
2024	$—	$100,000	$100,000
2025	—	100,000	100,000
2026	400,000	100,000	500,000
2027	—	100,000	100,000
2028	—	100,000	100,000
2029	—	50,000	50,000

Total long term debt	$400,000	$550,000	$950,000

Deferred Debt Issuance Costs

Aera LLC incurred legal and bank fees related to the issuance of debt. As of the Successor year ended December 31, 2023, debt issuance costs for the RBL facility in the amount of $23.8 million and the Term Loan in the amount of $14.7 million were reported in “Long term debt” on the Consolidated and Combined Balance Sheets, net of amortization. For the Successor year ended December 31, 2023, Aera LLC incurred approximately $31.2 million of legal and bank fees related to the issuance of the RBL Facility and $16.9 million related to the issuance of the Term Loan.

The debt issuance costs for the RBL Facility and Term Loan are amortized using straight-line method which approximates the effective rate method over the term of the loans. The amortization of debt issuance costs for the year ended December 31, 2023, was approximately $9.6 million and is presented in “Interest expense” on the Consolidated and Combined Statements of Operations and Other Comprehensive Income.

RBL Facility

On February 28, 2023, Aera LLC entered into a credit agreement with Citibank, N.A., as administrative agent, and certain other lenders, which provided for a revolving loan with an original aggregate commitment up to $800 million, subject to a reserve borrowing base (RBL Facility). The RBL Facility also includes a sub-limit of $100 million for the issuance of letters of credit, which reduce the borrowing availability for revolving loans under the RBL Facility on a dollar-for-dollar basis. As of the Successor year ended December 31, 2023, Aera LLC had approximately $275 million available for borrowing under the RBL Facility and no outstanding letters of credit.

The proceeds of all or a portion of the RBL Facility may be used for Aera LLC’s working capital needs and for other purposes subject to meeting certain criteria.

Security - The lenders have a first-priority lien on a substantial majority of the Aera Companies’ assets.

Interest Rate - Aera LLC can elect to borrow at either an adjusted SOFR rate or an alternate base rate (ABR), plus an applicable margin. The ABR is equal to the highest of (i) the federal funds effective rate plus 0.50%, (ii) the administrative agent prime rate and (iii) the one-month SOFR rate plus 1%. The applicable margin is adjusted based on the borrowing base utilization percentage and will vary from (i) in the case of SOFR loans, 3.5% to 4.5% and (ii) in the case of ABR loans, 2.5% to 3.5%. The unused portion of the facility is subject to a

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

commitment fee of 0.5% per annum based on the borrowing base utilization payable every three months. Interest on the ABR loans is payable quarterly in arrears. Interest on the SOFR loans is payable at the end of each SOFR period, but not less than quarterly. Aera LLC has the right to prepay any borrowings under the RBL Facility with prior notice at any time without a prepayment penalty.

Interest expense on the Consolidated and Combined Statement of Operations and Other Comprehensive Income is comprised of the following:

(in thousands of dollars)	Successor
2023
Interest expense	$105,431
Capitalized interest	(6,650)
Amortization of debt issuance costs	9,529
Unused commitment fees	1,383

Total interest expense, net	$109,693

Amortization Payments - The RBL Facility does not include any obligation to make amortizing payments prior to the maturity date of August 28, 2026. The RBL Facility is subject to a prepayment of principal if there is a reduction in the borrowing base as a result of a scheduled redetermination or a termination or reduction of the original aggregate commitment.

Borrowing Base - The borrowing base, currently $675 million, must be redetermined semi-annually each April and October. The scheduled redeterminations generally become effective on the date specified by the Administrative Agent, Citibank, N.A. If the scheduled redeterminations have not been determined by the end of April and October, there is an automatic reduction to the borrowing base based on a schedule prescribed in the RBL Facility. Aera LLC may make one interim determination between scheduled borrowing base redeterminations. In 2023, there were two scheduled borrowing base redeterminations by the Successor. An initial redetermination was completed in July 2023 resulting in a decrease in the borrowing base to $740 million and became effective August 7, 2023. The second redetermination was completed in December 2023 resulting in a decrease in the borrowing base to $675 million and became effective December 15, 2023.

Financial Covenants - The RBL Facility includes the following financial covenants:

Ratio	Components	Required Levels	Tested
Net Leverage Ratio	Ratio of Total Debt to EBITDAX [1]	Not greater than 2.00 to 1.00	Quarterly

Current Ratio	Ratio of consolidated current assets to consolidated current liabilities [2]	Not less than 1.00 to 1.00	Quarterly

1	EBITDAX is calculated as defined in the RBL Facility.
2	The available credit under the RBL Facility is included in consolidated current assets as part of the calculation of the current ratio.

Other Covenants - Aera LLC’s RBL Facility includes covenants that, among other things, restrict our ability to incur additional indebtedness, grant liens, make asset sales and investments, repay existing indebtedness, make subsidiary distributions, and enter into transactions that would result in fundamental changes.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Aera LLC’s RBL Facility, among other things, has a maturity date of August 28, 2026; permits us to make certain restricted payments (such as distributions) and certain investments; provides for the release of liens on certain assets securing the loans made under the RBL Facility; permits us to designate entities that hold certain of our assets as unrestricted subsidiaries subject to meeting certain conditions; sets the period for which we can enter into hedges on our production at 60 months and no more than 85% of proved reserves; and provides for our capacity to issue letters of credit of $100 million.

The RBL required Aera LLC to enter into acceptable commodity hedges covering (i) at least 85% of projected production as forecasted on the initial reserve report calculated on a quarterly basis from oil and gas properties constituting proved developed producing reserves for the calendar period including the first through 24th month (ii) at least 75% for the 25th through 36th month (iii) at least 58% for the 37th through 48th month and (iv) at least 25% for the 49th through 60th month. Ongoing, Aera LLC is required to maintain hedges on a minimum amount of crude oil production (determined on (i) the date of delivery of annual and quarterly financial statements and (ii) the date of delivery of a reserve report delivered in connection with an interim borrowing base redetermination) of no less than 50% of our reasonably anticipated oil production from our proved developed producing reserves for each quarter during the period ending the earlier of (1) the maturity date of the RBL Facility and (2) 36 months after the delivery of the compliance certificate for the relevant test period.

Furthermore, the restricted payment and investments covenants permit unlimited investments and/or restricted payments in amounts not to exceed 100% of distributable free cash flow so long as either (a) (i) no default, event of default or borrowing base deficiency shall have occurred and be continuing under the RBL Facility, (ii) the undrawn availability of the RBL Facility at such time is not less than 25% of the total commitment, (iii) the Net Leverage Ratio is less than or equal to 1.5:1.0 and (iv) distributable free cash flow is greater than or equal to zero on such date of determination; or without limit so long as (b) (i) no default, event of default or borrowing base deficiency shall have occurred and be continuing under the RBL Facility at the time of such investment or restricted payment, (ii) the undrawn availability under the RBL Facility at such time is not less than 25% of the total commitment and (iii) the net leverage ratio is less than or equal to 1.0:1.0.

If the outstanding principal balance of the revolving loans and aggregate face amount of all letters of credit under the RBL Facility exceeds the borrowing base at any time as a result of a redetermination of the borrowing base, we have the option within 30 days to take any of the following actions, either individually or in combination: make a lump sum payment curing the deficiency, deliver reserve engineering reports and mortgages covering additional oil and gas properties sufficient in certain lenders’ opinion to increase the borrowing base and cure the deficiency or making equal monthly principal payments that will cure the deficiency within the next six-month period. Otherwise, the unpaid principal will be due at maturity.

The RBL Facility requires Aera LLC to maintain on a consolidated basis as of each quarter-end (i) a net leverage ratio of not more than 2.0 to 1.0 and (ii) a current ratio of not less than 1.0 to 1.0. In addition, the RBL Facility currently provides that, to the extent we incur unsecured indebtedness, including any amounts raised in the future, the borrowing base will be reduced by an amount equal to 25% of the amount of such unsecured debt. We were in compliance with all financial covenants under the RBL Facility as of December 31, 2023.

Events of default and change of control – The RBL Facility provides for certain events of default, including upon a change of control, as defined in the RBL Facility, which entitles our lenders to declare the outstanding loans immediately due and payable, subject to certain limitations and conditions.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Term Loan

On February 28, 2023, Aera LLC borrowed $600 million under a six-year Term Loan agreement (Term Loan) secured by a second-priority lien on a substantial majority of the Aera Companies’ assets. The Term Loan matures in February 2029 and bears interest at a rate of 14.5%.

The Term Loan contains restrictive covenants including a requirement that the Aera Companies maintain a consolidated total debt to EBITDAX ratio of no greater than 2.0 to 1.0 and a current ratio of no greater than 1.0 to 1.0, consistent with the financial covenants in Aera Companies’ RBL Facility. Aera Companies were in compliance with the Term Loan covenants at December 31, 2023.

Principal payments are due quarterly in the amount of $25 million, limited to the calculated free cash flow available for distribution per the financial covenant calculations. Any unpaid principal payments are due with the next quarterly payment.

15.	Subsequent Events

Derivatives

Subsequent to December 31, 2023 Aera LLC entered into the following derivative contracts:

Period	Volumes	Weighted- Average Price
Gas	MmBtu
Q2 2024	1,729,000	$4.47
Q3 2024	1,748,000	$2.99
Q4 2024	2,081,426	$5.03
Q1 2025	2,201,940	$5.83

Merger Agreement

On February 7, 2024, the Owners of the GGRP Companies entered into a definitive agreement and plan of merger (“Merger Agreement”) to combine with California Resources Corporation (“CRC”), a Delaware corporation, in an all-stock transaction (“CRC Merger”) with an effective date of January 1, 2024. CRC is an independent oil and natural gas exploration and production and carbon management company operating properties exclusively within California.

Pursuant to the Merger Agreement, CRC has agreed to issue 21,170,357 shares of common stock (subject to customary adjustments in the event of stock splits, dividend paid in stock and similar items) plus an additional number of shares determined by reference to the dividends declared by CRC having a record date between the effective date and closing as more fully described in the Merger Agreement. Under the terms of the Merger Agreement, CRC has also agreed to assume Aera LLC’s outstanding long-term indebtedness of $950 million at closing.

Closing of the CRC Merger is subject to certain conditions, including, among others, approval of the stock issuance by CRC’s stockholders, expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prior authorization by the Federal Energy Regulatory Commission under Section 203 of the Federal Power Act and other customary closing conditions.

Upon completion of the transaction, GGRP Companies will receive 21.2 million shares of CRC’s common stock, equivalent to approximately 22.9% of CRC’s fully diluted shares. The CRC Merger is expected to close in the second half of 2024.

Green Gate Resources Parent, LLC

Supplementary Oil and Gas Information (Unaudited)

December  31, 2023, 2022, and 2021

Results of Operations

Results of operations for oil and gas producing activities are shown below. Total revenues and expenses exclude sales and costs for steam and electricity amounts recorded in the Consolidated and Combined Statements of Operations and Other Comprehensive Income. In addition, expenses per the accompanying schedule exclude research, administrative overhead, and interest costs.

(in thousands of dollars)	Successor		Predecessor
	Year Ended December 31,	122-days Ended December 31,	58-days Ended February 27,	Years Ended December 31,
	2023	2022	2023	2022	2021
Results of Operations
Crude oil, natural gas and NGL sales	$1,762,721	$—	$5,621	$47,782	$37,540
Crude oil, natural gas and NGL sales to related parties	—	—	341,218	2,755,581	2,084,422

Total Operating Revenues	1,762,721	—	346,839	2,803,363	2,121,962
Production costs	798,100	—	342,230	1,132,253	836,711
Exploration expenses	273	—	40	315	424
Depreciation, depletion, amortization, retirements, impairments and accretion	457,237	—	89,824	654,337	841,663

Results of Operations	$507,111	$—	$(85,255)	$1,016,457	$443,164

Capitalized Costs

Capitalized costs related to oil and gas producing activities are shown below.

(in thousands of dollars)	Successor		Predecessor
	December 31, 2023	December 31, 2022	December 31, 2022
Capitalized Costs
Proved properties	$12,328,690	$—	$13,639,456
Unproved properties	4,628	—	4,628
Support equipment and facilities	180,009	—	204,508

Total Capitalized Costs	12,513,327	—	13,848,592
Accumulated depreciation, depletion, amortization retirements and impairments	9,648,112	—	9,439,063

Net Capitalized Costs	$2,865,215	$—	$4,409,529

Green Gate Resources Parent, LLC

Supplementary Oil and Gas Information (Unaudited)

December 31, 2023, 2022, and 2021

Costs Incurred

Costs incurred in oil and gas property acquisition, exploration and development are shown below.

(in thousands of dollars)	Successor		Predecessor
	Year Ended December 31,	122-days Ended December 31,	58-days Ended February 27,	Years Ended December 31,
	2023	2022	2023	2022	2021
Costs Incurred in Property Acquisition, Exploration and Development Activities
Acquisition of properties	$390	$—	$—	$410	$1,800
Development costs	176,732	—	35,290	240,708	90,201
Exploration costs	273	—	40	315	424

Total Costs Incurred	$177,395	$—	$35,330	$241,433	$92,425

Proved Reserve Estimates

Independent petroleum engineering firm Netherland, Sewell & Associates, Inc. estimated an aggregate of 100% of our estimated proved reserves (by volume) as of the Successor year ended December 31, 2023. For the Predecessor combined year ended December 31, 2022, and December 31, 2021, reserves were prepared internally by technical staff who worked directly with the oil and gas properties using industry standard reserve estimation principles, definitions, and methodologies. All proved reserves are in California.

Revisions to reserves are based on engineering analysis of individual reservoirs at the field level. Proved reserves are those quantities of oil and gas volumes that, upon analysis of geological and engineering data appear with reasonable certainty to be economically producible in the future given following requirements:

•	Using known oil and gas reservoirs under current prices and costs as of the date the estimate is made.

•	Using existing equipment and operating methods from existing wells

•	Using new wells on undrilled acreage where a relatively major capital expenditure is required.

•	Proved reserves are calculated by using an unweighted arithmetic average of the first-day-of-the-month price for each month during the 12-month period.

•	Net proved reserves represent the estimated recoverable volumes excluding royalties and quantities due others.

In accordance with the Accounting Standards Codification (“ASC”) amended rules, the year-end reserves volumes for 2023, 2022, and 2021, as well as the reserves change categories for each year are shown in the following tables.

Oil and gas proved reserves cannot be measured exactly. Reserve estimates are based on many factors related to reservoir performance that require evaluation by engineers interpreting the available data as well as price and other economic factors such as detailed below:

•

The reliability of these estimates at any point in time depends on both the quality and quantity of the technical and economic data, the production performance of the reservoirs as well as extensive engineering judgment.

Green Gate Resources Parent, LLC

Supplementary Oil and Gas Information (Unaudited)

December 31, 2023, 2022, and 2021

•	Consequently, reserve estimates are subject to revision as additional data becomes available during the producing life of a reservoir or as prices change significantly from one year to the next.

•	When a commercial reservoir is discovered, proved reserves are initially determined based on limited data from the first well or wells.

•	Subsequent data may better define the extent of the reservoir and additional production performance, well tests and engineering studies will likely improve the reliability of the reserve estimate.

•

The evolution of technology may also result in the application of improved recovery techniques such as supplemental or enhanced recovery projects, or both, that have the potential to increase reserves beyond those envisioned during the early years of a reservoir’s producing life.

Estimated quantities of net proved oil, natural gas and natural gas liquids reserves and changes in net quantities of proved developed and undeveloped reserves were as follows for the years ended December 31:

(in thousands of barrels of oil equivalent)	Successor	Predecessor
	December 31,
	2023	2022	2021
Reserves Summary
Net Proved Developed and Undeveloped
Beginning of year	260,622	302,572	265,008
Revisions of previous estimates	6,332	(11,410)	70,103
Production	(28,251)	(30,539)	(32,539)

End of year	238,703	260,622	302,572

Net change	(21,919)	(41,950)	37,564

Net Proved Developed
Beginning of year	239,933	248,757	216,130
Revisions of previous estimates	12,928	21,716	65,166
Production	(28,251)	(30,539)	(32,539)

End of year	224,610	239,933	248,757

Net change	(15,324)	(8,823)	32,626

Net Proved Undeveloped
Beginning of year	20,689	53,816	48,878
Revisions of previous estimates	(6,595)	(33,127)	4,938
Production	0	0	0

End of year	14,094	20,689	53,816

Net change	(6,595)	(33,127)	4,938

Green Gate Resources Parent, LLC

Supplementary Oil and Gas Information (Unaudited)

December 31, 2023, 2022, and 2021

(in thousands of barrels of crude oil and condensate)	Successor	Predecessor
	December 31,
	2023	2022	2021
Oil Reserves
Net Proved Developed and Undeveloped
Beginning of year	247,657	289,819	253,022
Revisions of previous estimates	5,121	(13,056)	67,883
Production	(26,800)	(29,106)	(31,086)

End of year	225,978	247,657	289,819

Net change	(21,679)	(42,162)	36,797

Net Proved Developed
Beginning of year	226,968	237,080	206,383
Revisions of previous estimates	12,061	18,994	61,783
Production	(26,800)	(29,106)	(31,086)

End of year	212,229	226,968	237,080

Net change	(14,739)	(10,112)	30,697

Net Proved Undeveloped
Beginning of year	20,689	52,739	46,639
Revisions of previous estimates	(6,940)	(32,050)	6,100
Production	0	0	0

End of year	13,749	20,689	52,739

Net change	(6,940)	(32,050)	6,100

Green Gate Resources Parent, LLC

Supplementary Oil and Gas Information (Unaudited)

December 31, 2023, 2022, and 2021

(in millions of cubic feet of natural gas)	Successor	Predecessor
	December 31,
	2023	2022	2021
Natural Gas Reserves
Net Proved Developed and Undeveloped
Beginning of year	62,470	60,543	52,647
Revisions of previous estimates	11,255	9,109	15,127
Production	(7,200)	(7,181)	(7,231)

End of year	66,525	62,470	60,543

Net change	4,055	1,927	7,896

Net Proved Developed
Beginning of year	62,470	54,514	40,108
Revisions of previous estimates	9,325	15,138	21,637
Production	(7,200)	(7,181)	(7,231)

End of year	64,595	62,470	54,514

Net change	2,125	7,956	14,406

Net Proved Undeveloped
Beginning of year	—	6,029	12,539
Revisions of previous estimates	1,930	(6,029)	(6,510)
Production	—	—	—

End of year	1,930	—	6,029

Net change	1,930	(6,029)	(6,510)

(in thousands of barrels of natural gas liquids)	Successor	Predecessor
	December 31,
	2023	2022	2022
Natural Gas Liquids Reserves
Net Proved Developed
Beginning of year	1,810	1,942	1,942
Revisions of previous estimates	(798)	19	19
Production	(166)	(151)	(151)

End of year	846	1,810	1,810

Net change	(964)	(132)	(132)

No PUDS are left for Natural Gas Liquids

Standardized Measure

The following disclosures concerning the standardized measure of future cash flows from net proved oil and gas reserves are presented in accordance with the authoritative guidance regarding disclosures about oil and gas producing activities. As prescribed by this guidance, the first-day-of-the-month average prices, year-end costs, enacted tax rates and a ten percent (10%) annual discount factor were applied. Effects of income taxes on the future cash flows presented below are the responsibility of the Member Companies and, therefore, not included in this disclosure. Since prices and costs do not remain static and no price or cost changes have been considered,

Green Gate Resources Parent, LLC

Supplementary Oil and Gas Information (Unaudited)

December 31, 2023, 2022, and 2021

the results are not necessarily indicative of the fair market value of estimated net proved reserves, but they do provide a common benchmark as prescribed by the authoritative guidance.

For the purposes of this disclosure, individual estimates of Aera LLC’s production quantities, revenues and costs were developed for each field, net of royalties and quantities due others. Extensive judgments are involved in estimating the timing of production and the costs to be incurred throughout the remaining lives of these fields. Therefore, the results may not be comparable to estimates disclosed by other oil and gas producers.

The table below sets forth the standardized measure of discounted future cash flows relating to Aera LLC’s estimated recoverable volumes excluding royalties and quantities due others. Since the estimates reflect net proved reserves only, they exclude revenues that could result from unproved reserves that could become productive in later years.

Standardized Measure of Discounted Future Cash Flows as of December 31:

(in millions of dollars)	Successor	Predecessor
	December 31,
	2023	2022	2021
Future cash inflows	$18,327	$24,547	$18,870
Future operating costs	(10,027)	(13,326)	(10,396)
Future development costs	(3,000)	(3,180)	(4,372)

Future net cash flows	$5,300	$8,041	$4,102
Discount	(1,603)	(2,398)	(923)

Standardized measure of discounted future cash flows	$3,697	$5,643	$3,179

The aggregate change in the standardized measure of discounted future cash flows was a decrease of $1,946 million in 2023, an increase of $2,464 million in 2022, and an increase of $3,217 million in 2021. The principal sources of change were as follows:

Changes in Standardized Measure of Discounted Future Cash Flows for the years ended December 31:

(in millions of dollars)	Successor	Predecessor
	December 31,
	2023	2022	2021
Beginning of year	$5,643	$3,179	$(38)
Net change in sales and transfer prices and in production (lifting) costs related to future production	(1,325)	2,641	2,416
Changes in estimated future development costs	(35)	495	(209)
Sales and transfers of oil and gas produced during the period	(1,453)	(1,068)	(515)
Net change due to revisions in quantity estimates	66	(366)	1,245
Previously estimated development costs incurred during the period	285	473	295
Accretion of discount	516	289	(15)

End of year	$3,697	$5,643	$3,179

April 22, 2024

Ms. Aimee Blaine

Aera Energy LLC

10000 Ming Avenue

Bakersfield, California 93311

Dear Ms. Blaine:

In accordance with your request, we have estimated the proved reserves and future revenue, as of December 31, 2023, to the Aera Energy LLC (Aera) interest in certain oil and gas properties located in California. We completed our evaluation on or about March 15, 2024. It is our understanding that the proved reserves estimated in this report constitute all of the proved reserves owned by Aera. The estimates in this report have been prepared in accordance with the definitions and regulations of the U.S. Securities and Exchange Commission (SEC) and, with the exception of the exclusion of future income taxes, conform to the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas. Definitions are presented immediately following this letter. This report has been prepared for use in filing with the SEC; in our opinion the assumptions, data, methods, and procedures used in the preparation of this report are appropriate for such purpose.

It is our understanding that various local and state governmental entities in the state of California have proposed or recently adopted new policies, such as California Senate Bill 1137 (SB1137), that may affect future production and development of oil and gas reserves within the state; therefore, the estimates shown in this report do not include any volumes associated with undeveloped locations affected by these policies.

We estimate the net reserves and future net revenue to the Aera interest in these properties, as of December 31, 2023, to be:

	Net Reserves			Future Net Revenue (M$)
Category	Oil (MBBL)	NGL (MBBL)	Gas(1) (MMCF)	Total	Present Worth at 10%
Proved Developed Producing	212,228.7	846.2	64,595.1	4,862,763.3	3,502,804.7
Proved Undeveloped	13,748.9	0.0	1,930.3	437,448.8	194,528.8

Total Proved	225,977.6	846.2	66,525.4	5,300,212.1	3,697,333.5

(1)	Gas reserves are inclusive of fuel gas volumes expected to be consumed in field operations; fuel gas volumes are approximately 85 percent of total proved gas reserves.

The oil volumes shown include crude oil and condensate. Oil and natural gas liquids (NGL) volumes are expressed in thousands of barrels (MBBL); a barrel is equivalent to 42 United States gallons. Gas volumes are expressed in millions of cubic feet (MMCF) at standard temperature and pressure bases.

Reserves categorization conveys the relative degree of certainty; reserves subcategorization is based on development and production status. Our study indicates that as of December 31, 2023, there are no proved developed non-producing reserves for these properties. As requested, probable and possible reserves that may exist for these properties have not been included. The estimates of reserves and future revenue included herein have not been adjusted for risk. This report does not include any value that could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.

Gross revenue is Aera’s share of the gross (100 percent) revenue from the properties prior to any deductions. Future net revenue is after deductions for Aera’s share of production taxes, ad valorem taxes, capital costs, abandonment costs, and operating expenses but before consideration of any income taxes. The future net revenue has been discounted at an annual rate of 10 percent to determine its present worth, which is shown to indicate the effect of time on the value of money. Future net revenue presented in this report, whether discounted or undiscounted, should not be construed as being the fair market value of the properties.

Prices used in this report are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December 2023. For oil and NGL volumes, the average Europe Brent spot price of $82.84 per barrel is adjusted by field for quality, transportation fees, and market differentials. For gas volumes, the average PG&E city-gate spot price of $6.519 per MMBTU is adjusted by field for energy content, transportation fees, and market differentials. All prices are held constant throughout the lives of the properties. The average adjusted product prices weighted by production over the remaining lives of the properties are $79.50 per barrel of oil, $32.31 per barrel of NGL, and $5.019 per MCF of gas.

Operating costs used in this report are based on operating expense records of Aera. For the nonoperated properties, these costs include the per-well overhead expenses allowed under joint operating agreements along with estimates of costs to be incurred at and below the district and field levels. As requested, operating costs for the operated properties are limited to direct lease- and field-level costs and Aera’s estimate of the portion of its headquarters general and administrative overhead expenses necessary to operate the properties. Operating costs have been divided into field-level costs, per-well costs, and per-unit-of-production costs and are inclusive of natural gas fuel purchases used to generate steam; the costs associated with steam generation are based on purchasing gas using the price shown above. Operating costs are not escalated for inflation.

Capital costs used in this report were provided by Aera and are based on authorizations for expenditure and actual costs from recent activity. Capital costs are included as required for facilities improvement, water disposal facilities, new development wells, and production equipment; as requested, the facilities improvement capital costs are shown separately herein. Based on our understanding of future development plans, a review of the records provided to us, and our knowledge of similar properties, we regard these estimated capital costs to be reasonable. Abandonment costs used in this report are Aera’s estimates of the costs to abandon the wells and production facilities, net of any salvage value. Capital costs and abandonment costs are not escalated for inflation.

For the purposes of this report, we did not perform any field inspection of the properties, nor did we examine the mechanical operation or condition of the wells and facilities. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs due to such possible liability.

We have made no investigation of potential volume and value imbalances resulting from overdelivery or underdelivery to the Aera interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on Aera receiving its net revenue interest share of estimated future gross production. Additionally, we have made no specific investigation of any firm transportation contracts that may be in place for these properties; our estimates of future revenue include the effects of such contracts only to the extent that the associated fees are accounted for in the historical field- and lease-level accounting statements.

The reserves shown in this report are estimates only and should not be construed as exact quantities. Proved reserves are those quantities of oil and gas which, by analysis of engineering and geoscience data, can be estimated with reasonable certainty to be economically producible; probable and possible reserves are those additional reserves which are sequentially less certain to be recovered than proved reserves. Estimates of reserves may increase or decrease as a result of market conditions, future operations, changes in regulations, or actual reservoir performance. In addition to the primary economic assumptions discussed herein, our estimates are based on certain assumptions including, but not limited to, that the properties will be developed consistent with current development plans as provided to us by Aera, that the properties will be operated in a prudent manner, that no governmental regulations or controls will be put in place that would impact the ability of the interest owner to recover the reserves, and that our projections of future production will prove consistent with actual performance. If the reserves are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions made while preparing this report.

For the purposes of this report, we used technical and economic data including, but not limited to, well logs, geologic maps, well test data, production data, historical price and cost information, and property ownership interests. The reserves in this report have been estimated using deterministic methods; these estimates have been prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (SPE Standards). We used standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, and analogy, that we considered to be appropriate and necessary to categorize and estimate reserves in accordance with SEC definitions and regulations. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.

The data used in our estimates were obtained from Aera, public data sources, and the nonconfidential files of Netherland, Sewell & Associates, Inc. (NSAI) and were accepted as accurate. Supporting work data are on file in our office. We have not examined the titles to the properties or independently confirmed the actual degree or type of interest owned. The technical persons primarily responsible for preparing the estimates presented herein meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the SPE Standards. Joseph M. Mello, a Licensed Professional Engineer in the State of Texas, has been practicing consulting petroleum engineering at NSAI since 2015 and has over 5 years of prior industry experience. Edward C. Roy III, a Licensed Professional Geologist in the State of Texas, has been practicing consulting petroleum geoscience at NSAI since 2008 and has over 11 years of prior industry experience. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties nor are we employed on a contingent basis.

Sincerely,

NETHERLAND, SEWELL & ASSOCIATES, INC.
Texas Registered Engineering Firm F-2699

		By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chairman and Chief Executive Officer

By:	/s/ Joseph M. Mello	By:	/s/ Edward C. Roy III
	Joseph M. Mello, P.E. 125699	Edward C. Roy III, P.G. 2364
	Vice President	Vice President

Date Signed: April 22, 2024		Date Signed: April 22, 2024
JMM: WKE

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

The following definitions are set forth in U.S. Securities and Exchange Commission (SEC) Regulation S-X Section 210.4-10(a). Also included is supplemental information from (1) the 2018 Petroleum Resources Management System approved by the Society of Petroleum Engineers, (2) the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas, and (3) the SEC’s Compliance and Disclosure Interpretations.

(1) Acquisition of properties. Costs incurred to purchase, lease or otherwise acquire a property, including costs of lease bonuses and options to purchase or lease properties, the portion of costs applicable to minerals when land including mineral rights is purchased in fee, brokers’ fees, recording fees, legal costs, and other costs incurred in acquiring properties.

(2) Analogous reservoir. Analogous reservoirs, as used in resources assessments, have similar rock and fluid properties, reservoir conditions (depth, temperature, and pressure) and drive mechanisms, but are typically at a more advanced stage of development than the reservoir of interest and thus may provide concepts to assist in the interpretation of more limited data and estimation of recovery. When used to support proved reserves, an “analogous reservoir” refers to a reservoir that shares the following characteristics with the reservoir of interest:

(i)	Same geological formation (but not necessarily in pressure communication with the reservoir of interest);

(ii)	Same environment of deposition;

(iii)	Similar geological structure; and

(iv)	Same drive mechanism.

Instruction to paragraph (a)(2): Reservoir properties must, in the aggregate, be no more favorable in the analog than in the reservoir of interest.

(3) Bitumen. Bitumen, sometimes referred to as natural bitumen, is petroleum in a solid or semi-solid state in natural deposits with a viscosity greater than 10,000 centipoise measured at original temperature in the deposit and atmospheric pressure, on a gas free basis. In its natural state it usually contains sulfur, metals, and other non-hydrocarbons.

(4) Condensate. Condensate is a mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.

(5) Deterministic estimate. The method of estimating reserves or resources is called deterministic when a single value for each parameter (from the geoscience, engineering, or economic data) in the reserves calculation is used in the reserves estimation procedure.

(6) Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i)	Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii)	Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Supplemental definitions from the 2018 Petroleum Resources Management System:

Developed Producing Reserves – Expected quantities to be recovered from completion intervals that are open and producing at the effective date of the estimate. Improved recovery Reserves are considered producing only after the improved recovery project is in operation.

Developed Non-Producing Reserves – Shut-in and behind-pipe Reserves. Shut-in Reserves are expected to be recovered from (1) completion intervals that are open at the time of the estimate but which have not yet started producing, (2) wells which were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons. Behind-pipe Reserves are expected to be recovered from zones in existing wells that will require additional completion work or future re-completion before start of production with minor cost to access these reserves. In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

(7) Development costs. Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and gas. More specifically, development costs, including depreciation and applicable operating costs of support equipment and facilities and other costs of development activities, are costs incurred to:

(i)

Gain access to and prepare well locations for drilling, including surveying well locations for the purpose of determining specific development drilling sites, clearing ground, draining, road building, and relocating public roads, gas lines, and power lines, to the extent necessary in developing the proved reserves.

(ii)

Drill and equip development wells, development-type stratigraphic test wells, and service wells, including the costs of platforms and of well equipment such as casing, tubing, pumping equipment, and the wellhead assembly.

(iii)

Acquire, construct, and install production facilities such as lease flow lines, separators, treaters, heaters, manifolds, measuring devices, and production storage tanks, natural gas cycling and processing plants, and central utility and waste disposal systems.

(iv)	Provide improved recovery systems.

(8) Development project. A development project is the means by which petroleum resources are brought to the status of economically producible. As examples, the development of a single reservoir or field, an incremental development in a producing field, or the integrated development of a group of several fields and associated facilities with a common ownership may constitute a development project.

(9) Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

(10) Economically producible. The term economically producible, as it relates to a resource, means a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation. The value of the products that generate revenue shall be determined at the terminal point of oil and gas producing activities as defined in paragraph (a)(16) of this section.

(11) Estimated ultimate recovery (EUR). Estimated ultimate recovery is the sum of reserves remaining as of a given date and cumulative production as of that date.

(12) Exploration costs. Costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects of containing oil and gas reserves, including costs of drilling exploratory wells and exploratory-type stratigraphic test wells. Exploration costs may be incurred both before acquiring the related property (sometimes referred to in part as prospecting costs) and after acquiring the property. Principal types of exploration costs, which include depreciation and applicable operating costs of support equipment and facilities and other costs of exploration activities, are:

(i)

Costs of topographical, geographical and geophysical studies, rights of access to properties to conduct those studies, and salaries and other expenses of geologists, geophysical crews, and others conducting those studies. Collectively, these are sometimes referred to as geological and geophysical or “G&G” costs.

(ii)	Costs of carrying and retaining undeveloped properties, such as delay rentals, ad valorem taxes on properties, legal costs for title defense, and the maintenance of land and lease records.

(iii)	Dry hole contributions and bottom hole contributions.

(iv)	Costs of drilling and equipping exploratory wells.

(v)	Costs of drilling exploratory-type stratigraphic test wells.

(13) Exploratory well. An exploratory well is a well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well, or a stratigraphic test well as those items are defined in this section.

(14) Extension well. An extension well is a well drilled to extend the limits of a known reservoir.

(15) Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. There may be two or more reservoirs in a field which are separated vertically by intervening impervious strata, or laterally by local geologic barriers, or by both. Reservoirs that are associated by being in overlapping or adjacent fields may be treated as a single or common operational field. The geological terms “structural feature” and “stratigraphic condition” are intended to identify localized geological features as opposed to the broader terms of basins, trends, provinces, plays, areas-of-interest, etc.

(16) Oil and gas producing activities.

(i)	Oil and gas producing activities include:

(A) The search for crude oil, including condensate and natural gas liquids, or natural gas (“oil and gas”) in their natural states and original locations;

(B) The acquisition of property rights or properties for the purpose of further exploration or for the purpose of removing the oil or gas from such properties;

(C) The construction, drilling, and production activities necessary to retrieve oil and gas from their natural reservoirs, including the acquisition, construction, installation, and maintenance of field gathering and storage systems, such as:

(1)	Lifting the oil and gas to the surface; and

(2)	Gathering, treating, and field processing (as in the case of processing gas to extract liquid hydrocarbons); and

(D) Extraction of saleable hydrocarbons, in the solid, liquid, or gaseous state, from oil sands, shale, coalbeds, or other nonrenewable natural resources which are intended to be upgraded into synthetic oil or gas, and activities undertaken with a view to such extraction.

Instruction 1 to paragraph (a)(16)(i): The oil and gas production function shall be regarded as ending at a “terminal point”, which is the outlet valve on the lease or field storage tank. If unusual physical or operational circumstances exist, it may be appropriate to regard the terminal point for the production function as:

a.	The first point at which oil, gas, or gas liquids, natural or synthetic, are delivered to a main pipeline, a common carrier, a refinery, or a marine terminal; and

b.

In the case of natural resources that are intended to be upgraded into synthetic oil or gas, if those natural resources are delivered to a purchaser prior to upgrading, the first point at which the natural resources are delivered to a main pipeline, a common carrier, a refinery, a marine terminal, or a facility which upgrades such natural resources into synthetic oil or gas.

Instruction 2 to paragraph (a)(16)(i): For purposes of this paragraph (a)(16), the term saleable hydrocarbons means hydrocarbons that are saleable in the state in which the hydrocarbons are delivered.

(ii)	Oil and gas producing activities do not include:

(A) Transporting, refining, or marketing oil and gas;

(B) Processing of produced oil, gas, or natural resources that can be upgraded into synthetic oil or gas by a registrant that does not have the legal right to produce or a revenue interest in such production;

(C) Activities relating to the production of natural resources other than oil, gas, or natural resources from which synthetic oil and gas can be extracted; or

(D) Production of geothermal steam.

(17) Possible reserves. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

(i)

When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

(ii)

Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

(iii)	Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

(iv)

The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

(v)

Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

(vi)

Pursuant to paragraph (a)(22)(iii) of this section, where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.

(18) Probable reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

(i)

When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

(ii)

Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

(iii)	Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

(iv)	See also guidelines in paragraphs (a)(17)(iv) and (a)(17)(vi) of this section.

(19) Probabilistic estimate. The method of estimation of reserves or resources is called probabilistic when the full range of values that could reasonably occur for each unknown parameter (from the geoscience and engineering data) is used to generate a full range of possible outcomes and their associated probabilities of occurrence.

(20) Production costs.

(i)

Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities. They become part of the cost of oil and gas produced. Examples of production costs (sometimes called lifting costs) are:

(A) Costs of labor to operate the wells and related equipment and facilities.

(B) Repairs and maintenance.

(C) Materials, supplies, and fuel consumed and supplies utilized in operating the wells and related equipment and facilities.

(D) Property taxes and insurance applicable to proved properties and wells and related equipment and facilities.

(E) Severance taxes.

(ii)

Some support equipment or facilities may serve two or more oil and gas producing activities and may also serve transportation, refining, and marketing activities. To the extent that the support equipment and facilities are used in oil and gas producing activities, their depreciation and applicable operating costs become exploration, development or production costs, as appropriate. Depreciation, depletion, and amortization of capitalized acquisition, exploration, and development costs are not production costs but also become part of the cost of oil and gas produced along with production (lifting) costs identified above.

(21) Proved area. The part of a property to which proved reserves have been specifically attributed.

(22) Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i)	The area of the reservoir considered as proved includes:

(A) The area identified by drilling and limited by fluid contacts, if any, and

(B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii)

In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii)

Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv)	Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B) The project has been approved for development by all necessary parties and entities, including governmental entities.

(v)

Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

(23) Proved properties. Properties with proved reserves.

(24) Reasonable certainty. If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.

(25) Reliable technology. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

(26) Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

Excerpted from the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas:

932-235-50-30 A standardized measure of discounted future net cash flows relating to an entity’s interests in both of the following shall be disclosed as of the end of the year:

a. Proved oil and gas reserves (see paragraphs 932-235-50-3 through 50-11B)

b. Oil and gas subject to purchase under long-term supply, purchase, or similar agreements and contracts in which the entity participates in the operation of the properties on which the oil or gas is located or otherwise serves as the producer of those reserves (see paragraph 932-235-50-7).

The standardized measure of discounted future net cash flows relating to those two types of interests in reserves may be combined for reporting purposes.

932-235-50-31 All of the following information shall be disclosed in the aggregate and for each geographic area for which reserve quantities are disclosed in accordance with paragraphs 932-235-50-3 through 50-11B:

a. Future cash inflows. These shall be computed by applying prices used in estimating the entity’s proved oil and gas reserves to the year-end quantities of those reserves. Future price changes shall be considered only to the extent provided by contractual arrangements in existence at year-end.

b. Future development and production costs. These costs shall be computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. If estimated development expenditures are significant, they shall be presented separately from estimated production costs.

c. Future income tax expenses. These expenses shall be computed by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pretax net cash flows relating to the entity’s proved oil and gas reserves, less the tax basis of the properties involved. The future income tax expenses shall give effect to tax deductions and tax credits and allowances relating to the entity’s proved oil and gas reserves.

d. Future net cash flows. These amounts are the result of subtracting future development and production costs and future income tax expenses from future cash inflows.

e. Discount. This amount shall be derived from using a discount rate of 10 percent a year to reflect the timing of the future net cash flows relating to proved oil and gas reserves.

f. Standardized measure of discounted future net cash flows. This amount is the future net cash flows less the computed discount.

(27) Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

(28) Resources. Resources are quantities of oil and gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations.

(29) Service well. A well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion.

(30) Stratigraphic test well. A stratigraphic test well is a drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intent of being completed for hydrocarbon production. The classification also includes tests identified as core tests and all types of expendable holes related to hydrocarbon exploration. Stratigraphic tests are classified as “exploratory type” if not drilled in a known area or “development type” if drilled in a known area.

(31) Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

From the SEC’s Compliance and Disclosure Interpretations (October 26, 2009):

Although several types of projects — such as constructing offshore platforms and development in urban areas, remote locations or environmentally sensitive locations — by their nature customarily take a longer time to develop and therefore often do justify longer time periods, this determination must always take into consideration all of the facts and circumstances. No particular type of project per se justifies a longer time period, and any extension beyond five years should be the exception, and not the rule.

Factors that a company should consider in determining whether or not circumstances justify recognizing reserves even though development may extend past five years include, but are not limited to, the following:

•

The company’s level of ongoing significant development activities in the area to be developed (for example, drilling only the minimum number of wells necessary to maintain the lease generally would not constitute significant development activities);

•	The company’s historical record at completing development of comparable long-term projects;

•	The amount of time in which the company has maintained the leases, or booked the reserves, without significant development activities;

•

The extent to which the company has followed a previously adopted development plan (for example, if a company has changed its development plan several times without taking significant steps to implement any of those plans, recognizing proved undeveloped reserves typically would not be appropriate); and

•

The extent to which delays in development are caused by external factors related to the physical operating environment (for example, restrictions on development on Federal lands, but not obtaining government permits), rather than by internal factors (for example, shifting resources to develop properties with higher priority).

(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

(32) Unproved properties. Properties with no proved reserves.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

Among

CALIFORNIA RESOURCES CORPORATION,

BERRY CORPORATION (BRY)

and

DORNOCH MERGER SUB, LLC

Dated as of September 14, 2025

A-i

A-ii

A-iii

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B	Form of Parent Tax Certificate

Exhibit C	Form of Company Tax Certificate

Schedules

Schedule A	Company Disclosure Letter

Schedule B	Knowledge of Parent

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 14, 2025, is entered into by and among Berry Corporation (bry), a Delaware corporation (the “Company”), California Resources Corporation, a Delaware corporation (“Parent”), and Dornoch Merger Sub, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the transactions contemplated by this Agreement, including the Merger (the “Transactions”) are advisable, fair to, and in the best interests of, the Company and the holders of shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), approved and declared advisable this Agreement and the Transactions and resolved to recommend the holders of shares of Company Common Stock approve the adoption of this Agreement and approve the Transactions on the terms and subject to the conditions set forth in this Agreement and (b) directed that this Agreement be submitted to the holders of shares of Company Common Stock for their adoption;

WHEREAS, the board of directors of Parent (the “Parent Board”) has delegated to the finance committee of the Parent Board (the “Finance Committee”) the authority to adopt this Agreement and approve the Transactions on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Finance Committee, pursuant to power and authority delegated by the Parent Board in accordance with the DGCL, has unanimously (a) determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, Parent and (b) approved and declared advisable this Agreement, the issuance of the shares of Parent’s common stock, par value $0.01 per share (the “Parent Common Stock”) in the Merger and the Transactions on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of managers of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, the Merger Sub and the sole member of such Merger Sub, (b) approved and declared advisable this Agreement and the Transactions on the terms and subject to the conditions set forth in this Agreement, and (c) resolved to recommend that Parent, as the sole member of Merger Sub, approve this Agreement;

WHEREAS, Parent, as the sole member of Merger Sub, has approved this Agreement and the Transactions on the terms and subject to the conditions set forth in this Agreement concurrently with its execution of this Agreement;

WHEREAS, it is intended that, for U.S. federal income and applicable state and local Tax purposes, (a) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (b) each Party is a party to such reorganization within the meaning of Section 368(b) of the Code, and (c) this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and Treasury Regulations Section 1.368-3(a); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, (a) at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL and the DLLCA, and the separate limited liability company existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and from and after the Effective Time, shall be a direct, wholly-owned subsidiary of Parent and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the DGCL and the DLLCA, and (c) the Merger shall have such other effects as provided in the DGCL and the DLLCA, in each case, except as expressly set forth in this Agreement.

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 1888 Century Park East, Los Angeles, California 90067, at 9:00 a.m. (Pacific Time) (a) on the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied), but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or (b) at such other date, time or place (or by means of remote communication) as the Company and Parent may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).

1.3 Effective Time. As soon as practicable on the Closing Date, the Company and Parent will cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 264 of the DGCL and Section 18-209 of the DLLCA. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such time, the “Effective Time”).

1.4 The Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time to be in the form set forth in Exhibit A to this Agreement, and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or by applicable Law.

1.5 The Bylaws of the Surviving Corporation. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time to be in the form mutually agreed to by the Parties, and as so amended shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter amended as provided therein or by applicable Law.

1.6 Directors of the Surviving Corporation. The Parties shall take all actions necessary so that the Merger Sub Board as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws. Such actions shall include the directors of the Company as of immediately prior to the Effective Time approving and appointing the Merger Sub Board as their successors to fill the vacancies created by their resignations as of the Effective Time.

1.7 Officers of the Surviving Corporation. The Parties shall take all actions necessary so that the officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE II

MERGER CONSIDERATION; EFFECT OF THE MERGER ON CAPITAL STOCK

2.1 Merger Consideration; Conversion of Shares of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any capital stock of the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares (such shares of Company Common Stock, the “Eligible Shares”) shall be converted into, and become exchangeable for 0.0718 (the “Exchange Ratio”) shares of Parent Common Stock (the “Merger Consideration”).

2.2 Conversion of Shares of Company Common Stock. By virtue of the Merger and without any action on the part of the Parties or any holder of any capital stock of the Company, all of the Eligible Shares shall represent the right to receive the Merger Consideration pursuant to this ARTICLE II, shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each certificate formerly representing any of the Eligible Shares (each, a “Certificate”) and each book-entry account formerly representing any non-certificated Eligible Shares (each, a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 3.5 cash in lieu of fractional shares into which such Eligible Shares have been converted pursuant to this Section 2.2 and any dividends or other distributions pursuant to Section  3.3.

2.3 Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the Parties or any holder of any Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.

2.4 Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, each equity interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time.

2.5 Treatment of Equity Awards.

(a) Company RSUs.

(i) At the Effective Time, (A) any vesting conditions applicable to each outstanding restricted stock unit that is not subject to performance-based vesting conditions (a “Company RSU”) under the Stock Plans that will accelerate at the Effective Time in accordance with its terms as in effect as of the date of this Agreement (each such Company RSU, a “Single Trigger Company RSU”), shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and (B) each Single Trigger Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Single Trigger Company RSU to receive (without interest), an amount in cash equal to (1)(x) the number of shares of Company Common Stock subject to such Single Trigger Company RSU immediately prior to the Effective Time multiplied by (y) the Equity Award Cash-Out Price, plus (2) all unpaid dividend equivalents, if any, as of the Effective Time with respect to such Single Trigger Company RSU, less (3) applicable Taxes required to be withheld with respect to such payment.

(ii) At the Effective Time, each Company RSU under the Stock Plans that is not a Single Trigger Company RSU, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Company Common Stock and shall be converted into a restricted stock unit denominated in shares of Parent Common Stock (a “Parent RSU”). The number of shares of Parent Common Stock subject to each such Parent RSU shall be equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (B) the Exchange Ratio. Except as expressly provided above, following the Effective Time, each such Parent RSU shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the applicable Company RSU immediately prior to the Effective Time and all unpaid dividend equivalents, if any, as of the Effective Time with respect to each such Company RSU shall be assumed and become an obligation in connection with the applicable Parent RSU.

(b) Company PSUs.

(i) At the Effective Time, (A) any vesting conditions applicable to each outstanding performance-based restricted stock unit (a “Company PSU”) under the Stock Plans that will accelerate at the Effective Time in accordance with its terms as in effect as of the date of this Agreement (each such Company PSU, a “Single Trigger Company PSU”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, accelerate, and (B) each Single Trigger Company PSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Single Trigger Company PSU to receive (without interest), an amount in cash equal to (1)(x) the number of shares of Company Common Stock subject to such Single Trigger Company PSU immediately prior to the Effective Time based on target performance or, solely to the extent required by the terms of the applicable award agreement, the greater of target performance and actual performance as of immediately prior to the Effective Time as reasonably determined by the compensation committee of the Company Board after good faith consultation with Parent (the “Company Compensation Committee”) multiplied by (y) the Equity Award Cash-Out Price, plus (2) all unpaid dividend equivalents, if any, as of the Effective Time with respect to such Single Trigger Company PSU (in respect of a number of shares of Company Common Stock based on target performance or, solely to the extent required by the terms of the applicable award agreement, the greater of target performance and actual performance through the Effective Time as reasonably determined by the Company Compensation Committee), less (3) applicable Taxes required to be withheld with respect to such payment.

(ii) At the Effective Time, each Company PSU under the Stock Plans that is not a Single Trigger Company PSU (each, a “Non-Single Trigger Company PSU”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent a performance stock unit denominated in shares of Company Common Stock and shall be converted into a Parent RSU. The number of shares of Parent Common Stock subject to each such Parent RSU shall be equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock subject to such Non-Single Trigger Company PSU immediately prior to the Effective Time, based on the greater of target performance and actual performance through the Effective Time as reasonably determined by the Company Compensation Committee in consultation with Parent, multiplied by (B) the Exchange Ratio. Except as expressly provided above, each such Parent RSU shall have time-based vesting schedule of the same length of the performance period under the Non-Single Trigger Company PSU and shall continue to be governed by the same terms and conditions as were applicable to the applicable Non-Single Trigger Company PSU immediately prior to the Effective Time, and all unpaid dividend equivalents, if any, as of the Effective Time with respect to each such Non-Single Trigger Company PSU, based on the greater of target performance and actual performance through the Effective Time as reasonably determined by the Company Compensation Committee in consultation with Parent, shall be assumed and become an obligation in connection with the applicable Parent RSU.

(c) Company Equity Payments. As soon as reasonably practicable after the Effective Time (but in any event no later than 30 days following the Effective Time), the Surviving Corporation shall, through the payroll system of the Surviving Corporation, pay or cause to be paid to the holders of Single Trigger Company RSUs and Single Trigger Company PSUs (collectively, the “Single Trigger Company Equity Awards”), the amounts contemplated by Section 2.5(a)(i) and Section 2.5(b)(i), respectively; provided, however, that (i) to the extent the holder of a Single Trigger Company Equity Award is not and was not at any time during the applicable vesting period a Company Person, such amounts shall not be paid through the payroll system, but shall be paid by the Exchange Agent pursuant to Section 3.1 and (ii) with respect to any Single Trigger Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(d) Company Actions. At or prior to the Effective Time, the Company, the Company Board and the Company Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the treatment of the Company Equity Awards pursuant to Sections 2.5(a) and 2.5(b) and (ii) cause the Stock Plans to terminate at or prior to the Effective Time. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.

(e) Filing of Form S-8. As soon as practicable after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other applicable form) registering the shares of Parent Common Stock necessary to fulfill Parent’s obligations under this Section 2.5.

2.6 Tax Consequences of the Merger. It is intended that, for U.S. federal and applicable state and local income Tax purposes, (a) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (b) each Party is a party to such reorganization within the meaning of Section 368(b) of the Code, and (c) this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and Treasury Regulations Section 1.368-3(a) (the “Intended Tax Treatment”).

ARTICLE III

DELIVERY OF MERGER CONSIDERATION; PROCEDURES FOR SURRENDER

3.1 Exchange Agent. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with a nationally recognized financial institution or transfer agent selected by Parent and reasonably acceptable to the Company to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Shares an aggregate number of shares of Parent Common Stock to be issued in non-certificated book-entry form comprising the amount required to be delivered in respect of the Eligible Shares pursuant to Section 2.1. The Exchange Agent agreement pursuant to which Parent shall appoint the Exchange Agent shall be in form and substance reasonably acceptable to the Company and Parent. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions of Parent, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 3.3 with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Shares. Such shares of Parent Common Stock and the amount of any dividends or other distributions of Parent deposited with the Exchange Agent pursuant to this Section 3.1, being the “Exchange Fund”. The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund may be deposited by the Exchange Agent as reasonably directed by Parent. To the extent that there are losses with respect to such deposits, a default of an applicable bank or for any other reason any amount in the Exchange Fund is below that required to make prompt payment of the aggregate Merger Consideration and the other payments contemplated by this ARTICLE III, Parent shall promptly replace, restore or supplement the shares of Parent Common Stock or cash, as applicable, in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate Merger Consideration and the other payments contemplated by this ARTICLE III. Any interest and other income resulting from such deposit may become part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1 may, at the discretion of Parent, be promptly returned to Parent or the Surviving Corporation.

3.2 Procedures for Surrender.

(a) With respect to Certificates, as promptly as reasonably practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of each such Certificate (i) notice advising such holders of the effectiveness of the Merger, (ii) a letter of transmittal in customary form reasonably acceptable to the Company and Parent, which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.7) to the Exchange Agent (the “Letter of Transmittal”), and (iii) instructions for surrendering a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.7) to the Exchange Agent. Upon surrender to the Exchange Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.7) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required pursuant to such instructions, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of any such Certificate in exchange therefor, as promptly as reasonably practicable thereafter, (A) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive pursuant to ARTICLE II in the name of such record holder and (B) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.8) of any cash in lieu of fractional shares of Parent Common Stock and unpaid non-stock dividends of Parent and any other dividends or other distributions of Parent, in each case, that such holder has the right to receive pursuant to this ARTICLE III. Any Certificate that has been so surrendered shall be cancelled by the Exchange Agent.

(b) With respect to Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”), as promptly as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Non-DTC Book-Entry Share (i) a notice advising such holders of the effectiveness of the Merger, (ii) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive pursuant to ARTICLE II in the name of such record holder and (iii) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.8) of any cash in lieu of fractional shares of Parent Common Stock and unpaid non-stock dividends of Parent and any other dividends or other distributions of Parent, in each case, that such holder has the right to receive pursuant to this ARTICLE III.

(c) With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees on the Closing Date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock and any unpaid non-stock dividends of Parent and any other dividends or other distributions of Parent, in each case, that such holder has the right to receive pursuant to this ARTICLE III.

(d) No interest will be paid or accrued on any amount payable for Eligible Shares pursuant to this ARTICLE III.

3.3 Distributions with Respect to Un-surrendered Certificates. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of shares of Parent Common Stock shall be paid to any holder of any un-surrendered Certificate until the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.7) is surrendered for exchange in accordance with this ARTICLE III. Subject to applicable Law, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Eligible Shares in accordance with this ARTICLE III, without interest, (i) at the time of such surrender, the dividends or other distributions of Parent with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions of Parent payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender, in each case, after giving effect to any required Tax withholdings as provided in Section 3.8.

3.4 Transfers.

(a) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(b) With respect to Certificates, in the event of a transfer of ownership of any Certificate that is not registered in the transfer books of the Company as of the Effective Time, the proper number of shares of Parent Common Stock, together with a check for any cash (after giving effect to any required Tax withholdings as provided in Section 3.8) to be paid upon the surrender of the Certificate and any dividends or distributions of Parent in respect thereof, may be issued or paid to such a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock Transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent. Until surrendered as contemplated by this Section 3.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock and any unpaid non-stock dividends of Parent and any other dividends or other distributions of Parent, in each case, payable or issuable pursuant to this ARTICLE III.

(c) With respect to Book-Entry Shares, payment of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock and any unpaid non-stock dividends of Parent and any other dividends or other distributions of Parent, in each case, payable or issuable pursuant to this ARTICLE III, shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company as of the Effective Time.

3.5 Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock will be issued upon the conversion of shares of Company Common Stock pursuant to Section 2.1. All fractional shares of Parent Common Stock that a holder of Eligible Shares would be otherwise entitled to receive pursuant to Section 2.1, but for this Section 3.5, shall be aggregated and such holder shall be entitled to receive a cash payment, without interest, in lieu of any such fractional share, equal to the product (rounded to the nearest cent) of (a) the amount of such fractional share interest in a share of Parent Common Stock to which such holder would, but for this Section 3.5, be entitled under Section 2.1, and (b) the Parent Stock Price. As promptly as possible following the Effective Time, the Exchange Agent shall sell at the then-prevailing prices on the NYSE such number of shares of Parent Common Stock constituting a portion of the Exchange Fund as represents the aggregate of all fractional entitlements of all holders of Company Common Stock, with the cash proceeds (net of all commissions, Transfer Taxes and other out-of-pocket costs and expenses of the Exchange Agent incurred in connection with such sales) of such sales to be used by the Exchange Agent to fund the foregoing payments in lieu of fractional shares of Parent Common Stock. No holder of Eligible Shares shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Parent Common Stock described in this Section 3.5 to any dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

3.6 Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund and any shares of Parent Common Stock) that remains unclaimed 12 months after the Effective Time shall be delivered to Parent. Any holder of Eligible Shares who has not theretofore complied with this ARTICLE III shall thereafter look only to Parent for delivery of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid non-stock dividends of Parent and any other dividends or other distributions of Parent, in each case, that such holder has the right to receive pursuant to this ARTICLE III.

3.7 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid non-stock dividends of Parent and any other dividends or other distributions of Parent, in each case, payable or issuable pursuant to this ARTICLE III, had such lost, stolen or destroyed Certificate been surrendered.

3.8 Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub, the Surviving Corporation and their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount required to be deducted or withheld with respect to the making of such payment under the Code or any other applicable state, local or non-U.S. Tax Law (and to the extent deduction or withholding is required in respect of the delivery of any shares of Parent Common Stock pursuant to this Agreement, such deduction or withholding may be taken in such Parent Common Stock). To the extent that amounts are properly deducted or withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as applicable, such withheld amounts (a) shall be timely remitted by such person to the applicable Taxing Authority, and (b) shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such amounts would have been paid absent such deduction or withholding. If withholding is taken in shares of Parent Common Stock, the relevant withholding agent shall be treated as having sold such shares of Parent Common Stock on behalf of the applicable Person for an amount of cash equal to the fair market value thereof at the time of such withholding and paid such cash proceeds to the relevant Taxing Authority.

3.9 Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with ARTICLE VIII, (a) the issued and outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, or (b) the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, in either case, shall have been changed into a different number of shares or securities or a different class of shares or securities by reason of any reclassification, combination, subdivision, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, but excluding any change that results from (i) the exercise of stock options or other equity-based instruments to purchase shares of Company Common Stock or Parent Common Stock (as set forth in Section 4.2 and Section 5.2, respectively), (ii) the settlement of any other equity-based instruments to purchase shares of Company Common Stock or Parent Common Stock (as set forth in Section 4.2 and Section 5.2, respectively), (iii) the grant of stock-based compensation to directors or employees of Parent or the Company under Parent’s or the Company’s, as applicable, stock option or compensation plans or arrangements or (iv) any share repurchases or buybacks by the Company or Parent, then the Merger Consideration and any similarly dependent items shall be equitably adjusted to provide the holders of shares of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such event, and such items, so adjusted shall, from and after the date of such event, be the Merger Consideration or other similarly dependent item. Nothing in this Section 3.9 shall be construed to permit the Parties to take any action with respect to the issued and outstanding shares of Company Common Stock or Parent Common Stock (or securities convertible or exchangeable into or exercisable for shares of either of the foregoing), as applicable, except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”), it being agreed that for purposes of the representations and warranties set forth in this ARTICLE IV, disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face, and other than in respect of the representations and warranties contained in Sections 4.1–4.5, except as disclosed in the Company Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and publicly available on EDGAR since December 31, 2023 and prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Organization, Standing and Power.

(a) Each of the Company and its Specified Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization with all requisite entity power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of the Company and its Specified Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties and assets makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents, each as amended prior to the execution of this Agreement and each as made available to Parent is in full force and effect, and the Company is not in violation of any of the provisions of its Organizational Documents in any material respects.

(b) Each of the Company Subsidiaries (other than the Specified Subsidiaries) is duly organized, validly existing and (where applicable) in good standing under the Laws of its jurisdiction of organization and has all organizational power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Subsidiaries (other than the Specified Subsidiaries) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Subsidiaries has heretofore made available to Parent complete and correct copies of its Organizational Documents, each as amended prior to the execution of this Agreement and each as made available to Parent is in full force and effect, and none of the Company Subsidiaries is in violation of any of the provisions of its Organizational Documents, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 750,000,000 shares of Company Common Stock, of which 77,601,842 shares were outstanding as of the close of business on September 10, 2025, and 250,000,000 shares of preferred stock, par value $0.001 per share of the Company (the “Company Preferred Stock”), of which no shares were outstanding as of the close of business on September 10, 2025. As of September 10, 2025, the Company has no shares of Company Common Stock or Company Preferred Stock reserved for issuance, except that, as of the close of business on September 10, 2025, there were 4,985,538 shares of Company Common Stock reserved for issuance pursuant to the Stock Plans. As of the close of business on September 10, 2025, (i) 2,254,941 shares of Company Common Stock were subject to issuance pursuant to Company RSUs granted and outstanding under the Stock Plans and (ii) 1,283,629 and 2,567,258 shares of Company Common Stock were subject to issuance pursuant to Company PSUs granted and outstanding under the Stock Plans (assuming each of target and maximum achievement, respectively, of all performance goals).

(b) Each of the outstanding shares of capital stock or other securities of the Company have been (i) duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights; and (ii) issued and granted in compliance in all material respects with (A) applicable securities Laws and other applicable Law and (B) all requirements set forth in applicable contracts. All outstanding membership interests or other equity interests of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company, are free and clear of all Encumbrances (other than (x) any Encumbrances that will be terminated at or satisfied at or prior to the Closing, (y) any Encumbrances arising under the Company Credit Agreements or any Indebtedness incurred by the Company or any of its Subsidiaries in compliance with Section 6.1 and (z) Encumbrances on transfer imposed under applicable securities laws), and have been duly authorized, validly issued, fully paid and are nonassessable. Except as set forth in this Section 4.2 or as issued after September 10, 2025 pursuant to Company RSUs or Company PSUs set forth in Section 4.2(a) or as issued after the date hereof in compliance with Section 6.1, there are no outstanding: (A) voting securities of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares, equity interests, membership interests or other voting securities of the Company or its Subsidiaries and (C) options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments, arrangements or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional equity interests or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, subscription, call, right, commitment, arrangement or agreement. There are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by which it or they are bound relating to the voting of any shares of capital stock or other equity interest of the Company or any of its Subsidiaries.

(c) Section 4.2(c) of the Company Disclosure Letter sets forth a correct and complete listing of all outstanding Company Equity Awards as of the close of business on September 10, 2025, setting forth the number of shares of Company Common Stock subject to each Company Equity Award (in the case of Company PSUs, assuming both target and maximum achievement of all performance goals) and the holder, grant date, vesting schedule, the amount of accrued but unpaid dividend equivalents (in the case of Company PSUs, assuming both target and maximum achievement of all performance goals), and whether such Company RSU or Company PSU is a Single Trigger Company RSU or Single Trigger Company PSU, as applicable (the “Company Equity Award Schedule”).

(d) Section 4.2(d) of the Company Disclosure Letter sets forth, as of the date hereof, and except for any changes to account for transactions occurring between the date hereof and the Closing Date in accordance with Section 6.1, as of the Closing Date, a true, correct and complete list of (i) all equity securities or other similar equity interests in any Person (including any interests in any joint venture) held by the Company or any of its Subsidiaries and (ii) all obligations of the Company or any of its Subsidiaries, whether contingent or otherwise, to consummate any additional investment in any Person other than its Subsidiaries in excess of $1,000,000.

4.3 Authority; No Violations; Consents and Approvals.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Transactions, subject only to adoption of this Agreement and the Transactions, including the Merger, by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose, in accordance with applicable Law and the Company’s Organizational Documents (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”).

(b) The Company Board has unanimously (i) determined that the Transactions are advisable, fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Transactions and resolved to recommend the holders of shares of Company Common Stock approve the adoption of this Agreement and approve the Transactions on the terms and subject to the conditions set forth in this Agreement (the “Company Recommendation”) and (ii) directed that this Agreement be submitted to the holders of shares of Company Common Stock for their adoption.

(c) Except as set forth on Section 4.3(c) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Transactions will not (assuming that the Requisite Company Vote is obtained) with or without notice or lapse of time, or both (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company, (ii) result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound or (iii) assuming all consents, approvals, authorizations and other actions described in Section 4.4 have been obtained and all filings and obligations described in Section 4.4 have been made, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses or Encumbrances that would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth on Section 4.3(c) of the Company Disclosure Letter, the consummation of the Transactions will not contravene, conflict with or result in a violation of any provision of the Organizational Documents of any Company Subsidiary.

(d) The Company Board has received an opinion from its financial advisor, Guggenheim Securities, LLC, to the effect that the Exchange Ratio is fair from a financial point of view, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, to the holders (other than Parent and its Subsidiaries) of shares of

Company Common Stock, a copy of which opinion will be made available to Parent promptly following the date of this Agreement and solely for informational purposes (it being agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).

4.4 Consents. No Consent from any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger, except for: (a) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the expiration or termination of any applicable waiting period with respect thereto; (b) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (c) filings, notices, reports, consents, registrations, approvals, permits or authorizations required to be made with or obtained from the SEC and NASDAQ; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Law; (e) FERC Approval; (f) the Consents set forth on Section 4.4 of the Company Disclosure Letter; and (g) any such Consent that the failure of which to obtain or make would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

4.5 Company Reports; Financial Statements; Internal Controls.

(a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, schedules, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2022 (the “Applicable Date”) (the forms, statements, schedules, certifications, reports and documents filed or furnished to the SEC since the Applicable Date and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act as the case may be. As of their respective dates (or, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(c) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with the authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The records, systems, controls, data and information of the Company and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or a wholly-owned Subsidiary of the Company or its accountants.

(d) The Company has disclosed, based on the most recent evaluation of its internal accounting controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board, (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting and (ii) any occurrence of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law, that remain outstanding or unresolved. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(e) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, statements of stockholders’ equity and statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects the results of operations, retained earnings (loss), changes in financial position and cash flows of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

4.6 Absence of Certain Changes or Events.

(a) From the Applicable Date through the date of this Agreement, there has not been a Company Material Adverse Effect.

(b) From the date of the Most Recent Balance Sheet through the date of this Agreement:

(i) the Company and its Subsidiaries have conducted their business in the Ordinary Course in all material respects;

(ii) there has not been any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, including the Oil and Gas Properties of the Company and its Subsidiaries, whether or not covered by insurance, that would reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole; and

(iii) neither the Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in Sections 6.1(b)(i), 6.1(b)(ii), 6.1(b)(iii), 6.1(b)(vi), 6.1(b)(ix), 6.1(b)(x), 6.1(b)(xiv), 6.1(b)(xvii), 6.1(b)(xviii), 6.1(b)(xx) or 6.1(b)(xxi).

4.7 No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for or reserved against on the Most Recent Balance Sheet or the Financial Statements (including the notes thereto, as applicable); (b) liabilities incurred in the Ordinary Course subsequent to the date of the Most Recent Balance Sheet; (c) executory obligations under any contract, which are not related to any breach or default of a contract by the Company or any of its Subsidiaries; (d) liabilities incurred in connection with this Agreement or the Transactions; and (e) liabilities that would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

4.8 Information Supplied. The information supplied by the Company for inclusion or incorporation by reference in the Registration Statement (and any amendment thereof or supplement thereto) will not, as of the date such Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information included or incorporated by reference therein based on information that was not supplied by or on behalf of the Company for inclusion in the Registration Statement. The information supplied by the Company for inclusion or incorporation by reference in the Proxy/Prospectus (and any amendment thereof or supplement thereto) will not, as of the date such Proxy/Prospectus is mailed to the Company Stockholders and at the time of any meeting of the Company Stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information included or incorporated by reference therein based on information that was not supplied by or on behalf of the Company or any of its Affiliates for inclusion in the Proxy/Prospectus.

4.9 Company Permits; Compliance with Applicable Law.

(a) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries hold and at all times since the Applicable Date have held all permits, licenses, certifications, registrations, consents, authorizations, variances, exemptions, orders, franchises and approvals of all Governmental Entities (collectively, the “Company Permits”) necessary for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable, and have paid all fees and assessments due and payable in connection therewith. Except for such matters as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, (i) all such Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, (ii) the Company and its Subsidiaries are in compliance with the terms of the Company Permits and (iii) the Company and its Subsidiaries have fulfilled and performed their respective obligations with respect to the Company Permits and conduct their respective businesses in a manner that does not violate any of the Company Permits. No event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of any Company Permit or would result in any impairment of the rights of the holder of any of the Company Permits, except for such revocations, terminations and impairments that would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, the businesses of the Company and its Subsidiaries are, and since the Applicable Date have been, in compliance with all applicable Law. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

4.10 Employee Benefits.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the material Company Benefit Plans.

(b) With respect to each material Company Benefit Plan, true, correct and complete copies of the following have (as applicable) been made available to Parent: (i) the plan document, including any amendments thereto (or, in the case of any material Company Benefit Plan not in writing, a description of the material terms thereof) and related trust documents, insurance contracts or other funding vehicles, if any, (ii) the most recently prepared actuarial report, (iii) the most recent Internal Revenue Service determination or opinion letter, (iv) the most recent report filed on Form 5500 and summary plan description (together with any summaries of all material modifications thereto) with respect to each material Company Benefit Plan required to file a Form 5500, (v) the most recently prepared actuarial report and (vi) all non-routine material correspondence to or from any Governmental Entity received in the last two years.

(c) Except as would not be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan has been established, operated and maintained in compliance in all respects with its terms and all applicable Laws, including ERISA and the Code.

(d) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Company Benefit Plans, and there are no Proceedings by a Governmental Entity with respect to any of the Company Benefit Plans, except in each case of the foregoing for such pending actions, suits, claims or Proceedings that would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(e) There are no unfunded benefit obligations that have not been properly accrued for in the Financial Statements, and since the Applicable Date all contributions required to be made by the Company and its Subsidiaries to the Company Benefit Plans pursuant to their terms in respect of current or prior plan years have been timely made or accrued for in the Financial Statements in accordance with GAAP, except in each case of the foregoing as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(f) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and, to the Knowledge of the Company, nothing has occurred that could adversely affect the qualification or tax exemption of any such Company Benefit Plan. With respect to any Company Benefit Plan, neither the Company nor any of its Subsidiaries have engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material.

(g) Neither the Company nor any of its Subsidiaries has during the last six years or is expected to incur any material liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any ERISA Affiliate. With respect to any Company Benefit Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (i) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (ii) as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did not exceed the then current value of assets of such Company Benefit Plan, (iii) no unsatisfied liability (other than for premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA has been, or is expected to be, incurred by the Company or any of its Subsidiaries, (iv) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Company Benefit Plan and (v) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred. For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(h) Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plans” within the meaning of Section 3(37) of ERISA in the last six years. No Company Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(i) Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and neither the Company nor any of its Subsidiaries has any obligation to provide such benefits, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or benefits) or as required by Section 4980B(f) of the Code or any similar Laws. To the extent that the Company or any of its Subsidiaries sponsors such plans, the Company or such Subsidiary has reserved the right to amend, terminate or modify at any time each Company Benefit Plan that provides retiree or post-employment disability, life insurance or other welfare benefits to any Person.

(j) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any employee of the Company or its Subsidiaries to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee of the Company or its Subsidiaries, (iii) directly or indirectly cause the Company or its Subsidiaries to transfer or set aside any material amount of assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan or (v) limit or restrict the right to materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time.

(k) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, result in any “excess parachute payment” within the meaning of Section 280G of the Code.

(l) Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(m) No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any current or former employee of the Company or its Subsidiaries who resides or works outside of the United States.

4.11 Labor Matters.

(a) Prior to the date hereof, the Company has made available to Parent a census of each employee of the Company or any of its Subsidiaries that is true and complete in all material respects as of the date provided and contains the following information: (i) the name or employee identification number, (ii) job title, (iii) date of hire, (iv) principal work location, (v) whether the employee is active or on leave (and if on leave, the anticipated date of return, if known), (vi) exempt or non-exempt classification status under the Fair Labor Standards Act, (vii) annualized base salary or hourly rate of wages, (viii) target annual cash bonus opportunity and (ix) long-term bonus eligibility.

(b) (i) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with any labor union or similar representative body (collectively, a “Union”), (ii) there is no pending Union representation petition before the National Labor Relations Board or similar Governmental Entity involving employees of the Company or any of its Subsidiaries, and (iii) to the Knowledge of the Company, there is no pending activity by any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(c) Except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no unfair labor practice charge, arbitration, complaint, grievance or Proceeding by, before or involving any Governmental Entity against the Company or any of its Subsidiaries pending, or, to the Knowledge of the Company, threatened. There is no strike, concerted slowdown, work stoppage, lockout pending or material dispute, or, to the Knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health (collectively, “Employment Laws”).

(e) There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any Employment Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(f) There are no investigations and, since the Applicable Date there have been no investigations, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries regarding a possible violation of any Employment Law by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of Employment Laws, except for such violations as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(g) Since the Applicable Date: (i) neither the Company nor any of its Subsidiaries have received or been made aware of any written or formal allegations regarding sexual harassment against any current or former director or employee of the Company or its Subsidiaries at the level of director or above; and (ii) neither the Company nor any of its Affiliates have been involved in any Proceedings, or entered into any settlement agreements, related to such allegations.

4.12 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed with the appropriate Taxing Authority (taking into account extensions of time for filing), and all such filed Tax Returns are true, complete and accurate in all material respects; all income and other material Taxes that are due and payable (whether or not shown on any Tax Returns) by the Company or any of its Subsidiaries (other than Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in the

Company Reports) have been paid in full; all material withholding Tax requirements imposed on or with respect to the Company or any of its Subsidiaries have been satisfied in full, and the Company and its Subsidiaries have complied in all material respects with all information reporting (and related withholding) and record retention requirements.

(b) There is not in force any consent, waiver or agreement for any extension of time for (i) the assessment or payment of any income or other material Tax by the Company or any of its Subsidiaries and (ii) the filing of any income or other material Tax Return of the Company or any of its Subsidiaries which has not been filed (other than extensions of time for filing automatically granted or obtained in the Ordinary Course), and there has been no written request by any Taxing Authority to execute such a consent, waiver or agreement.

(c) There is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries, or with respect to any of the assets of the Company or any of its Subsidiaries, in respect of any income or other material Taxes that has been asserted in writing to the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened by any Taxing Authority; there are no disputes, audits, examinations, investigations or Proceedings pending or, to the Knowledge of the Company, threatened in writing to the Company or any of its Subsidiaries regarding any Taxes of the Company or any of its Subsidiaries or the assets of the Company and its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries (A) is a party to any material Tax allocation, sharing or indemnity contract or arrangement or (B) has any liability to another party under any such agreement (in each case other than (x) an agreement or arrangement solely between or among the Company and/or any of its Subsidiaries, or (y) any Tax sharing or indemnification provisions contained in any commercial agreement entered into in the Ordinary Course and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)).

(e) Neither the Company nor any of its Subsidiaries has (A) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (B) any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor, by contract (other than contracts described in the preceding Section 4.12(d)(B)(y)) or otherwise.

(f) Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(g) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) (i) in the two years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(h) During the preceding three (3) years, no claim has been made in writing to the Company or any of its Subsidiaries by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it, or any of the assets of the Company or any of its Subsidiaries, is or may be (i) required to file any material Tax Return or (ii) subject to any material Tax, in each case, in the jurisdiction, nor, to the Knowledge of the Company, has any such assertion been threatened or proposed by such Taxing Authority.

(i) The Company and each of its Subsidiaries is resident for Tax purposes in the country where it is incorporated or formed.

(j) The Company has made available to Parent or its Affiliates all IRS Forms 1120 (and corresponding forms filed for state income tax purposes) and other material Tax Returns filed by or with respect to it and its Subsidiaries for any taxable period ending on or after December 31, 2022.

(k) There are no Encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances.

(l) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction completed prior to the Closing, any accounting method change made prior to the Closing for any taxable period (or portion thereof) ending on or prior to the Closing Date or agreement with any Taxing Authority entered into prior to the Closing, any deferred revenue or prepaid amount received outside the Ordinary Course prior to the Closing, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of Law with respect to Taxes) entered into or existing prior to the Closing Date, or any election pursuant to Section 108(i) or Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Tax Law) made prior to the Closing with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date.

(m) Each of the Company and its Subsidiaries has (A) collected and remitted all material sales, use, value-added and similar Taxes required by applicable Law to be collected with respect to sales made or services provided to its customers, (B) for all material sales or services that are exempt from sales, use, value-added and similar Taxes and that were made without charging or remitting such Taxes, received and retained as required by Law any appropriate tax exemption certificates and other documentation qualifying such sale or services as exempt and (iii) materially complied with all applicable transfer pricing laws and regulations, including any applicable record keeping obligations.

(n) There are no private letter rulings, closing agreements, gain recognition agreements or similar agreements or rulings that have been entered into or issued to the Company or any of its Subsidiaries by any Governmental Entity in respect of any Tax matters with respect to the Company or any of its Subsidiaries or with respect to any of the assets of the Company or any of its Subsidiaries, in each case, that could have a material adverse impact on the Company in a taxable period after the Closing Date.

(o) The Company is, and has been at all times since its formation, classified as and properly treated as a C corporation for U.S. federal income Tax purposes. No Subsidiary of the Company is characterized as a “foreign” corporation for U.S. federal income Tax purposes.

(p) None of the Company or any of its Subsidiaries is or has ever been treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(q) To the Knowledge of the Company, as of the date hereof, none of the net operating losses, capital losses, credits, carryovers or similar Tax attributes of the Company are subject to limitation under Section 382, 383 or 384 of the Code or other similar provision (including any provision of applicable state, local or non-U.S. Law).

(r) Neither the Company nor any of its Subsidiaries (i) has taken or agreed to take any action, or (ii) as of the date hereof, has any Knowledge after reasonable diligence of any fact or circumstance, in each case, that would reasonably be expected to prevent or impede (A) the Merger from qualifying for the Intended Tax Treatment or (B) the issuance of the opinion or the delivery of the Tax Certificates described in Section 7.3(e).

(s) The current entity classifications of the Company and each of its Subsidiaries for U.S. federal and applicable state and local income Tax purposes are set forth in Section 4.12(s) of the Company Disclosure Letter.

4.13 Litigation. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their Oil and Gas Properties or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any arbitrator or any Governmental Order (each, an “Order”) outstanding against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any active Order that restricts the manner in which the Company and its Subsidiaries conduct their respective businesses in any material respect.

4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Letter contains a list of all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries (“Company Intellectual Property”) that are registered with, issued by or the subject of a pending application before any Governmental Entity (collectively, the “Registered Company IP”), including for each such item of Registered Company IP (i) the jurisdiction where each item of such Registered Company IP is registered or filed, (ii) the applicable patent, registration or application number and (iii) the current record owner. Each item of Registered Company IP is subsisting and, to the Knowledge of the Company, other than Registered Company IP constituting applications, valid and enforceable.

(b) The Company and its Subsidiaries exclusively own all right, title and interest to all material Company Intellectual Property, free and clear of all Encumbrances except for Permitted Encumbrances. The Company and its Subsidiaries own or have the right to use all Intellectual Property Rights material to and used in or necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted except where the failure to own or have such right would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(c) To the Knowledge of the Company, the operation of the businesses of the Company and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person, except as would not reasonably be expected, individually or in the aggregate, to result in material liability, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole. There are no pending or, to the Knowledge of the Company, threatened claims in writing against the Company or any of its Subsidiaries (i) alleging infringement, misappropriation, or other violation by the Company or any of its Subsidiaries of any Intellectual Property Rights of any other Person, except as would not reasonably be expected, individually or in the aggregate, to result in material liability, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, or (ii) challenging the ownership, validity or enforceability of any Registered Company IP that is material to the Company and its Subsidiaries, taken as a whole.

(d) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, any Company Intellectual Property.

(e) The Company and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of material Trade Secrets included in the Company Intellectual Property or otherwise used in the businesses of the Company and its Subsidiaries as presently conducted except where the failure to do so is not and would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. No such Trade Secrets have been used, disclosed to or, to the Knowledge of the Company, accessed by, any Person, other than pursuant to valid and enforceable confidentiality and non-disclosure obligations that, to the Knowledge of the Company, has not been breached, except where such use, disclosure or access is not and would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(f) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, the IT Assets owned, used, or held for use by the Company or any of its Subsidiaries (collectively, “Company IT Assets”): (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries; (ii) have not malfunctioned or failed since the Applicable Date; and (iii) to the Knowledge of the Company, are free from any malicious code.

(g) The Company and its Subsidiaries have taken commercially reasonable measures designed to ensure the confidentiality, privacy and security of Personal Information collected or held for use by the Company and its Subsidiaries that are consistent in all material respects with all applicable Privacy Laws. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, there has been no unauthorized access to, or unauthorized disclosure or use of, as applicable, any Company IT Assets or Personal Information collected or held for use by the Company or its Subsidiaries. The Company and its Subsidiaries: (i) are in compliance in all material respects with all applicable Privacy Laws; (ii) have not, since the Applicable Date, notified, or been legally required to notify, any Person of any unauthorized access to, or unauthorized disclosure or use of, any Personal Information collected or held for use by the Company or its Subsidiaries; and (iii) except as would not reasonably be expected, individually or in the aggregate, to result in material liability, or otherwise be material, to the Company and its Subsidiaries, taken as a whole, have not received any written notice, communication or complaint from any Person alleging a breach of (or claiming compensation under) any applicable Privacy Law.

4.15 Real Property.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a list of all material real property (other than Oil and Gas Property) owned by the Company or its Subsidiaries (such material real property, exclusive of any Oil and Gas Property, the “Owned Real Property”). Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company or its Subsidiaries, as applicable, has good and valid title to the Owned Real Property, free and clear of all Encumbrances except for Permitted Encumbrances, (ii) except pursuant to the Permitted Encumbrances, neither the Company nor any of its Subsidiaries has granted any outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein and (iii) except pursuant to the Permitted Encumbrances or as disclosed on Section 4.15(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, as applicable, has leased or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof.

(b) Section 4.15(b) of the Company Disclosure Letter sets forth a list of all material real property (other than any Oil and Gas Property) leased or subleased to the Company or any of its Subsidiaries (collectively, the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”) and the Company has provided Parent with copies of all material leases and subleases entered into by the Company or its Subsidiaries with respect to the Leased Real Property (the “Leases”). Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company or its applicable Subsidiary has a valid leasehold or subleasehold interest in all Leased Real Property, free and clear of all Encumbrances except for Permitted Encumbrances, (ii) the Company has not received written notice of any existing default or event of default on the part of the Company or its Subsidiaries (as applicable) under the Leases and (iii) except pursuant to the Permitted Encumbrances or as disclosed on Section 4.15(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, as applicable, has leased or otherwise granted to any Person the right to use or occupy any Leased Real Property or any portion thereof.

(c) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries hold all of their respective easements and rights-of-way (other than any Oil and Gas Property) (collectively, “Rights-of-Way”) that the Company and its Subsidiaries use in the conduct of their respective businesses, (ii) the Company has not received written notice of any existing default or event of default on the part of the Company or its Subsidiaries (as applicable) under any Rights-of-Way, and (iii) no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of any Right-of-Way by the applicable counterparty thereto. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, all pipelines operated by the Company and its Subsidiaries are subject to Rights-of-Way or are located on the Real Property. There are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(d) As of the date of this Agreement, (i) neither the Company nor any of its Subsidiaries has received written notice that it is in breach or default of any restrictive covenant affecting the Real Property to which the interests of the Company or its Subsidiaries in such Real Property are subject and subordinate, and (ii) there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default under any such restrictive covenant affecting the Real Property, in each case of clauses (i) and (ii), except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(e) As of the date of this Agreement, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, (i) all improvements owned by the Company or its Subsidiaries and located on the Real Property are in generally good condition and repair (taking into account their age and use), except for ordinary course repairs and reasonable wear and tear and (ii) are sufficient for the operation of the business of the Company or its Subsidiaries as currently used.

(f) No damage or destruction has occurred with respect to any of the Owned Real Property or any improvements owned by the Company or its Subsidiaries affixed to the Leased Real Property that would reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, not covered by an insurance policy.

(g) Except as disclosed on Section 4.15(g) of the Company Disclosure Letter, there are no pending or, to the Knowledge of the Company, threatened, condemnation, expropriation or eminent domain proceedings with respect to any Real Property.

(h) As of the date of this Agreement, the Company has not received any written notice from a Governmental Entity stating that the use by the Company or its Subsidiaries of the land, buildings, structures and improvements on the Real Property are in material violation of applicable Laws, including all applicable zoning Laws.

4.16 Oil and Gas Matters.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a list of all Oil and Gas Properties that comprise in the aggregate of no less than 90% of the present value of the Oil and Gas Properties owned by the Company and its Subsidiaries as of June 30, 2025. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and except for (i) property reflected in the reserve reports prepared by DeGolyer and MacNaughton (the “Company Independent Petroleum Engineers”) relating to the Company’s interests referred to therein as of December 31, 2024 (the “Company Reserve Reports”) as having been sold or otherwise disposed of (other than sales or dispositions after the date hereof in accordance with Section 6.1(b)(vi)) or (ii) property sold, expired, terminated or otherwise disposed of in the Ordinary Course since the Company Reserve Reports for less than $5,000,000 in the aggregate, the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Reports and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest percentage shown in the Company Reserve Reports of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (2) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Reports for such Oil and Gas Properties, unless such increase is accompanied by a proportionate (or greater) increase in net revenue interest in such Oil and Gas Properties and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the factual, non-interpretive data supplied by the Company or its Subsidiaries to the Company Independent Petroleum Engineers relating to the Company’s or its Subsidiaries’ interests referred to in the Company Reserve Reports, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Reports was, as of the time provided, accurate in all respects. Except for any such matters that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Company or its Subsidiaries set forth in the Company Reserve Reports are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company and its Subsidiaries at the dates indicated therein. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Reports that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except for such acts or failures to act as would not be reasonably expected to be have a Company Material Adverse Effect, the Oil and Gas Properties (and properties unitized therewith) of the Company and its Subsidiaries (and, to the Company’s Knowledge, operated by a third party operator) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Laws and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Oil and Gas Leases and other contracts and agreements forming a part of the Oil and Gas Properties of the Company and its Subsidiaries. Specifically in connection with the foregoing, except for those as would not be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole, (a) no Oil and Gas Property of the Company and its Subsidiaries is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) that were drilled by the Company and its Subsidiaries (or, to the Company’s Knowledge, drilled by a third party operator) is deviated from the vertical more than the maximum permitted by Law, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties) of the Company and its Subsidiaries. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned and operated in whole or in part by the Company and its Subsidiaries (and, to the Company’s Knowledge, operated by a third party operator) that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Company and its Subsidiaries, in a manner consistent with the past practices of the Company and its Subsidiaries (other than those the failure of which to maintain in accordance with this Section 4.16(c) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect). The Company and its Subsidiaries do not own, and have not acquired or made any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties located outside of the geographical boundaries of the United States or in the offshore federal waters of the United States.

(d) There are no take-or-pay or other prepayments which would require the Company to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor. There are no imbalances that are material to the Company and its Subsidiaries, taken as a whole.

(e) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases, have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company and its Subsidiaries have been timely and properly paid and (iii) neither the Company nor any of its Subsidiaries has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries.

(f) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries are, as of the date hereof, being received by the Company or its Subsidiary, as applicable, in a timely manner and are not being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells.

(g) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, all of the Wells and all water, carbon dioxide, injection or other wells located on the Oil and Gas Properties of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Property of the Company or any of its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable contracts entered into by the Company or any of its Subsidiaries related to such wells. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law.

(h) None of the material Oil and Gas Properties of the Company or any of its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions.

4.17 Environmental Matters.

(a) Except for those matters that would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect:

(i) the Company and its Subsidiaries and their respective operations and assets have at all times since the Applicable Date been in compliance with Environmental Laws;

(ii) the Company and its Subsidiaries are not subject to any pending or, to the Knowledge of the Company, threatened Proceedings under Environmental Laws; and

(iii) (A) there have been no releases of Hazardous Materials by the Company or any of its Subsidiaries at or from any property currently or, to the Knowledge of the Company, formerly owned, operated or otherwise used by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any

predecessors of the Company or any of its Subsidiaries, which Releases could reasonably be expected to result in liability to the Company under Environmental Law, and (B) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of any Release of Hazardous Materials at or from any property currently or formerly owned, leased, or otherwise used by the Company, or at or from any offsite location where Hazardous Materials from the Company’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling, which in each case remains unresolved.

(b) Prior to the date hereof, the Company has made available to Parent copies of all material assessments conducted by third party advisors since the Applicable Date that are in the possession of the Company or its Subsidiaries addressing environmental matters that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

4.18 Material Contracts.

(a) Section 4.18 of the Company Disclosure Letter, together with the lists of the exhibits contained in the Company Reports, sets forth a true and complete list, as of the date of this Agreement, of:

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties and Intellectual Property Rights and the acquisition or sale of Hydrocarbons in the Ordinary Course) with respect to which the Company reasonably expects that the Company and its Subsidiaries will make payments in excess of $5,000,000 during the year ended December 31, 2025 or during any subsequent calendar year;

(iii) each contract relating to Indebtedness or the deferred purchase price of property by the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset), in excess of $1,000,000, other than agreements solely between or among the Company and its wholly-owned Subsidiaries;

(iv) each contract for the lease of personal property or real property (other than Oil and Gas Properties) involving payments in excess of $1,000,000 in any calendar year or over the life of the contract that are not terminable without penalty or other liability to the Company and its Subsidiaries (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within 60 days, other than contracts related to drilling rigs;

(v) each contract that is related to a Hedging Transaction of the Company or its Subsidiaries;

(vi) each contract that (A) is a non-competition contract or other contract that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or the locations in which any of them may so engage in any business (including any contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision) or (B) could reasonably be expected to require the disposition of any material assets or line of business of the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) or (C) prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets;

(vii) each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Company and its Subsidiaries, taken as a whole, other than contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the Ordinary Course;

(viii) each contract pursuant to which the Company or any of its Subsidiaries acquired another operating business since the Applicable Date or has continuing obligations that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(ix) each contract obligating the Company or any of its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single third party or granting any third party the exclusive right to develop, market, sell or distribute the Company’s or any of its Subsidiaries’ products or services;

(x) each acquisition, disposition, license, covenant not to assert, waiver or other right or immunity, or any material restriction, with respect to material Intellectual Property Rights, including contracts involving Software, other than (A) non-exclusive licenses of commercially available, “off-the-shelf” third-party Software, for which the annual fee does not exceed $1,000,000 individually, (B) non-exclusive licenses granted to or from customers, suppliers and vendors related to goods or services provided to or from the Company or any of its Subsidiaries granted in the Ordinary Course and (C) ancillary licenses to Trademarks granted in the Ordinary Course;

(xi) each material partnership, strategic alliance or joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of the Company or any of its Subsidiaries;

(xii) each joint development agreement, exploration agreement, participation, farm-out, farm-in or program agreement or similar contract requiring the Company or any of its Subsidiaries to make expenditures from and after December 31, 2024 that would reasonably be expected to be in excess of $5,000,000 in the aggregate;

(xiii) each contract (A) that provides for the purchase or sale by the Company or any of its Subsidiaries of Hydrocarbons (1) in excess of 1,000 barrels of oil equivalent of Hydrocarbons per day over a period of one month (calculated on a yearly average basis) or (2) for a term greater than two years or (B) which the Company or its Subsidiaries reasonably expects that it will make aggregate payments in excess of $10,000,000 in any of the next three succeeding fiscal years or over the life of the contract that, in the case of (A) or (B), (x) has a remaining term of greater than 60 days and does not allow the Company or such Subsidiary to terminate it without penalty to the Company or such Subsidiary within 60 days and (y) provides for a “take-or-pay” clause or any similar prepayment obligation and acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that cover, guaranty or commit volumes;

(xiv) each contract for the transportation of Hydrocarbons with respect to which the Company reasonably expects that the Company and its Subsidiaries will make payments in excess of $2,500,000 during the year ended December 31, 2025 or during any subsequent calendar year;

(xv) each resource adequacy attribute purchase and sale agreement or resource adequacy contract;

(xvi) each collective bargaining agreement to which the Company or its Subsidiaries is a party or is subject, with any Union;

(xvii) each contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract), other than Oil and Gas Leases, Right-of-Ways and other contracts relating to the Oil and Gas Properties of the Company and its Subsidiaries;

(xviii) each Company Related Party Agreement;

(xix) each agreement that contains any “most favored nation” or most favored customer provision, call or put option, preferential rights or rights of first or last offer, negotiation or refusal; or

(xx) each contract creating or granting an Encumbrance on any material asset of the Company or any of its Subsidiaries, other than Permitted Encumbrances.

(b) Collectively, the contracts set forth in Section 4.18(a) are herein referred to as the “Company Contracts.” Each Company Contract is legal, valid, binding, and enforceable in accordance with its terms on the Company and its Subsidiaries that are a party thereto, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Neither the Company nor any of its Subsidiaries is in material breach or default under any Company Contract nor, to the Knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto. There are no material disputes pending or, to the Knowledge of the Company, threatened with respect to any Company Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the Knowledge of the Company, is any such party threatening to do so.

4.19 Hedging Transactions.

(a) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, all Hedging Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Hedging Transactions.

(b) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have duly performed in all respects all of their respective obligations under the Hedging Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment or defaults or allegations or assertions of such by any party thereunder.

(c) Section 4.19(c) of the Company Disclosure Letter (i) lists, as of the date of this Agreement, all Hedging Transactions to which the Company or any of its Subsidiaries is a party, and (ii) accurately summarizes, in all material respects, the outstanding positions under any Hedging Transaction of the Company and their Subsidiaries, including Hydrocarbon and financial positions under any Hedging Transaction of the Company attributable in respect to the production and marketing of the Company and its Subsidiaries, as of the date of this Agreement.

4.20 Insurance. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the indemnity bonds and insurance policies held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Company Insurance Policies”) is in full force and effect on the date of this Agreement. The Company Insurance Policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in breadth of coverage and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar indemnity bonding obligations, perils or hazards, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except for such matters as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, all premiums payable under the Company Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Company Insurance Policies. Except for such matters as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Company Insurance Policy. As of the date hereof, neither the Company nor any of its Subsidiaries has any claims pending with insurers that are reasonably expected to result in an insurance recovery of more than $1,000,000 in the aggregate.

4.21 Brokers. Except, in respect of the Company, for the fees and expenses payable to Guggenheim Securities, LLC, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or its Subsidiaries. The Company has made available to Parent a true, complete and correct copy of any contract between the Company and Guggenheim Securities, LLC pursuant to which Guggenheim Securities, LLC could be entitled to any payment from the Company or any of its Subsidiaries relating to the Transactions.

4.22 Related Party Transactions. Since the Applicable Date, no contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand, are in existence that were not, but were required to be, disclosed under Item 404 of Regulation S-K of the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursement of expenses in the Ordinary Course) (each of the foregoing, a “Company Related Party Agreement”).

4.23 Regulatory Matters.

(a) Neither the Company nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in PUHCA, except with regards to ownership of Qualifying Facilities, or (iii) subject to regulation under any Law administered by FERC or any Governmental Entity that purports to regulate the price at which the Company or any such Subsidiary sells or purchases goods or services or general corporate and credit matters of the Company or any such Subsidiary.

(b) Section 4.23(b) of the Company Disclosure Letter sets forth (i) each “subsidiary” or “affiliate” of the Company that is or should be designated as an “Exempt Wholesale Generator” or as the owner of a “Qualifying Facility”, (ii) each electric generating facility directly or indirectly owned or operated by the Company or any Subsidiary or Affiliate of the Company having operations meeting the definition of “Cogeneration” in California Public Utilities Code Section 216.6 and (iii) each contract or other arrangement under or pursuant to which the Company or any Subsidiary or Affiliate of the Company that directly or indirectly owns or operates any electric generating facility or storage facility (A) makes sales of electricity or provides electricity generated by such electric generating facility to any other Person, (B) utilizes or shares storage facilities or interconnection facilities with any other Person or (C) provides heat or steam to any Person other than the owner of the applicable electric generating facility.

4.24 Takeover Laws. The approval of the Company Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement, and the Merger, any Takeover Law or any anti-takeover provision in the Company’s Organizational Documents that is applicable to the Company, the equity interests of the Company or the Merger.

4.25 Anti-Corruption Laws; Economic Sanctions/Trade Laws.

(a) Since the Applicable Date, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees or, to the knowledge (as defined in the FCPA) of the Company, any other person acting on behalf of the Company or any of its Subsidiaries, in connection with the business of the Company has (i) violated any applicable Anti-Corruption Law or (ii) offered, paid, promised or agreed to pay, or authorized the payment of, either directly or indirectly through third parties, anything of value to any Government Official or other person with the intent to corruptly (1) influence any act or decision of a Government Official in his or her official capacity, (2) induce a Government Official to do or omit to do any act in violation of his or her lawful duties, (3) secure any improper advantage for the Company or its Subsidiaries, (4) induce a Government Official improperly to influence or affect any act or decision of any Governmental Entity or (5) assist the Company or any of its Subsidiaries in improperly obtaining or retaining business or other improper business advantage, in each case in violation of applicable Anti-Corruption Laws.

(b) The Company and its Subsidiaries (i) are, and at all times since April 24, 2019, have been, in compliance with all applicable Economic Sanctions/Trade Laws and all applicable Money Laundering Laws and (ii) are not and have not since April 24, 2019, engaged in any transaction or dealing in or involving any Sanctioned Country or with or involving any Sanctions Target or any other person with whom transactions or dealings are prohibited under any applicable Economic Sanctions/Trade Laws in each case in violation of applicable Economic Sanctions/Trade Laws. Neither the Company nor any of its Subsidiaries, nor any of their directors, officers, employees or, to the Company’s Knowledge, any other person acting on behalf of the Company or any of its Subsidiaries is a Sanctions Target or otherwise a person or entity with whom transactions are prohibited under any applicable Economic Sanctions/Trade Laws.

(c) Since the Applicable Date, (i) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or mandatory disclosure to any Governmental Entity with respect to any actual or suspected violation of applicable Anti-Corruption Law, Economic Sanctions/Trade Law, or Money Laundering Law, (ii) neither the Company nor any of its Subsidiaries, nor any of their directors, officers, employees or, to the Company’s Knowledge, any other person acting on behalf of the Company or any of its Subsidiaries received any written notice, request or citation regarding any Anti-Corruption Law, Economic Sanctions/Trade Law or Money Laundering Law or have been subject to any investigation, inquiry, information request, or other proceeding by any Governmental Entity under any Anti-Corruption Law or Economic Sanctions/Trade Law, in each case, relating to the Company and its Subsidiaries; and (iii) the Company and its Subsidiaries have implemented and maintained internal controls, policies and procedures reasonably designed to detect, prevent and deter violations of applicable Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money Laundering Laws.

4.26 No Additional Representations.

(a) Except for the representations and warranties made in this ARTICLE IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) in connection with this Agreement and the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by the Company in this ARTICLE IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 4.26 shall limit Parent’s or Merger Sub’s remedies with respect to claims of fraud arising from or relating to the express representations and warranties made by the Company in this ARTICLE IV.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in ARTICLE V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company or any of its Representatives and that the Company has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Other than in respect of the representations and warranties contained in Sections 5.1–5.5, except as disclosed in the Parent Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and available on EDGAR since December 31, 2023 and prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

5.1 Organization, Standing and Power. Each of Parent and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, other than, in the case of Parent’s Subsidiaries, where the failure to be so organized and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to the Company is in full force and effect, and neither Parent nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents in all material respects.

5.2 Capital Structure.

(a) As of the close of business on September 12, 2025, the authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”, and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on September 12, 2025: (A) 83,690,217 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding; (B) there were 1,117,186 shares of Parent Common Stock reserved for issuance pursuant to Parent’s Employee Stock Purchase Plan (as amended from time to time, the “Parent ESPP”); (C) there were 723,274 shares of Parent Common Stock subject to outstanding restricted stock units granted pursuant to Parent’s 2021 Long-Term Incentive Plan, as amended from time to time, and prior plans (the “Parent LTIP”); and (D) there were 878,286 shares of Parent Common Stock (assuming the target level of performance) subject to outstanding performance stock units granted pursuant to the Parent LTIP.

(b) All outstanding shares of Parent Common Stock and outstanding equity interests of each Subsidiary of Parent have been, in each case, duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 5.2, issuances pursuant to the Parent ESPP, restricted stock units granted pursuant to the Parent LTIP, and performance stock units granted pursuant to the Parent LTIP or other awards granted in accordance with this Agreement, there are no outstanding: (1) shares of Parent Capital Stock or other voting securities of Parent; (2) securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares, equity interests, membership interest or other voting securities of Parent or its Subsidiaries; and (3) options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments, arrangements or agreements to which Parent or any Subsidiary of Parent is a party or by which Parent or its Subsidiaries are bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional equity interests or other voting securities of Parent or any of its Subsidiaries, or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. There are no stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which it or they are bound relating to the voting of any shares of capital stock or other equity interest of Parent or any of its Subsidiaries. As of the date of this Agreement, the authorized membership interests of Merger Sub consist of 100 membership interests, all of which shares are duly authorized, validly issued and owned by Parent. Merger Sub was formed on August 5, 2025 and since the date of such formation, Merger Sub has not engaged in any activity other than in connection with its organization and the preparation, negotiation and execution of this Agreement. Merger Sub has no operations, assets or liabilities other than in connection with the foregoing and as provided under this Agreement.

5.3 Authority; No Violations; Consents and Approvals.

(a) Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub, as applicable, and the performance by each of Parent and Merger Sub of its obligations under this Agreement have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent and Merger Sub (other than the approval of this Agreement by Parent as sole member of Merger Sub, which occurred concurrently with the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of Parent and Merger Sub, as applicable, and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to Creditors’ Rights. Pursuant to power and authority delegated by the Parent Board in accordance with the DGCL, the Finance Committee has unanimously (i) determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, Parent and (ii) approved and declared advisable this Agreement and the Transactions on the terms and subject to the conditions set forth in this Agreement. The Merger Sub Board has unanimously (A) determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, the Merger Sub and the sole member of such Merger Sub, (B) approved and declared advisable this Agreement, the issuance of Parent Common Stock in the Merger and the Transactions on the terms and subject to the conditions set forth in this Agreement, and (C) resolved to recommend that Parent, as the sole member of Merger Sub, approve this Agreement. Parent, as the sole member of Merger Sub, has approved this Agreement and the Transactions on the terms and subject to the conditions set forth in this Agreement concurrently with its execution of this Agreement. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Transactions.

(b) The execution, delivery and performance of this Agreement by Parent does not, and the consummation of the Transactions will not (assuming that the Requisite Company Vote is obtained) with or without notice or lapse of time, or both (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of Parent or Merger Sub, (ii) result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound or (iii) assuming all consents, approvals, authorizations and other actions described in Section 5.4 have been obtained and all filings and obligations described in Section 5.4 have been made, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, except, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.4 Consents. No Consent from any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for: (a) the filing of a premerger notification report by Parent under the HSR Act, and the expiration or termination of any applicable waiting period with respect thereto; (b) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (c) the filing with the SEC of (i) the Registration Statement, and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with the Agreement and the Transactions; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Law; (f) FERC Approval; and (g) any such Consent that the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.5 Parent Reports; Financial Statements; Internal Controls.

(a) Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, schedules, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, schedules, certifications, reports and documents filed or furnished to the SEC since the Applicable Date and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act as the case may be. As of their respective dates (or, if amended, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Parent has disclosed, based on the most recent evaluation of its internal accounting controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that would reasonably be likely to adversely affect Parent’s ability to record, process, summarize and report financial information for inclusion in the applicable combined financial statements and (ii) any known occurrence of fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(c) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into Parent Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Parent Reports filed after the date of this Agreement, will fairly present in all material respects the results of operations, changes in financial position and retained earnings (loss), as applicable, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

5.6 Absence of Certain Changes or Events. From the Applicable Date through the date of this Agreement, (a) there has not been any Parent Material Adverse Effect and (b) Parent and its Subsidiaries have conducted their business in the Ordinary Course in all material respects.

5.7 Information Supplied. The information supplied by Parent or Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Registration Statement (and any amendment thereof or supplement thereto) will not, as of the date such Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading except that no representation or warranty is made by Parent or Merger Sub with respect to information included or incorporated by reference therein based on information that was not supplied by or on behalf of Parent for inclusion in the Registration Statement. The information supplied by Parent or Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Proxy/Prospectus (and any amendment thereof or supplement thereto) will not, as of the date such Proxy/Prospectus is mailed to the Company Stockholders and at the time of any meeting of the Company Stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading except that no representation or warranty is made by Parent or Merger Sub with respect to information included or incorporated by reference therein based on information that was not supplied by or on behalf of Parent or Merger Sub or any of their respective Affiliates for inclusion in the Proxy/Prospectus.

5.8 No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for or reserved against on the balance sheet of Parent dated as of June 30, 2025 (including the notes thereto, as applicable) contained in Parent’s Quarterly Report on Form 10-Q for the three months ended June 30, 2025; (b) liabilities incurred in the Ordinary Course subsequent to December 31, 2024; (c) liabilities incurred in connection with the Transactions; (d) executory obligations under any contract, which are not related to any breach or default of a contract by Parent or its Subsidiaries; and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.9 Compliance with Applicable Law. Except as would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole, the businesses of Parent and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law. To the Knowledge of Parent, no investigation by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole.

5.10 Taxes.

(a) Except for any such matter that would not reasonably be expected to have a Parent Material Adverse Effect, (i) all income and other material Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed with the appropriate Taxing Authority (taking into account extensions of time for filing), and all such filed Tax Returns are true, complete and accurate in all material respects; all income and other material Taxes that are due and payable (whether or not shown on any Tax Returns) by Parent or any of its Subsidiaries (other than Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in the Parent Reports) have been paid in full; all material withholding Tax requirements imposed on or with respect to Parent or any of its Subsidiaries have been satisfied in full, and Parent and its Subsidiaries have complied in all respects with all information reporting (and related withholding) and record retention requirements and (ii) there is no outstanding claim, assessment or deficiency against Parent or any of its Subsidiaries, or with respect to any of the assets of Parent or any of its Subsidiaries, in respect of any income or other material Taxes that has been asserted in writing to Parent or any of its Subsidiaries or, to the Knowledge of Parent, threatened by any Taxing Authority; there are no disputes, audits, examinations, investigations or Proceedings pending or, to the Knowledge of Parent, threatened in writing to Parent or any of its Subsidiaries regarding any Taxes of Parent or any of its Subsidiaries or the assets of Parent and its Subsidiaries.

(b) Neither Parent nor any of its Subsidiaries (i) has taken or agreed to take any action, or (ii) as of the date hereof, has any Knowledge after reasonable diligence of any fact or circumstance, in each case, that would reasonably be expected to prevent or impede (A) the Merger from qualifying for the Intended Tax Treatment or (B) the issuance of the opinion or the delivery of the Tax Certificates described in Section 7.3(e).

(c) Each of Parent and Merger Sub is classified as and properly treated as a C corporation for U.S. federal and applicable state and local income Tax purposes.

5.11 Litigation. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, or (b) Order outstanding against Parent or any of its Subsidiaries.

5.12 Brokers. Except, in respect of Parent, for the fees and expenses payable to RBC Capital Markets, LLC and Petrie Partners Securities, LLC, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or its Subsidiaries.

5.13 Available Funds. Parent and Merger Sub have, and at all times until the satisfaction of all their respective obligations under this Agreement will have, available to them all immediately available funds and/or lines of credit necessary to consummate the Transactions, including the refinancing of any outstanding Indebtedness contemplated hereby.

5.14 No Additional Representations.

(a) Except for the representations and warranties made in this ARTICLE V, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent or Merger Sub or their respective Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent and Merger Sub each hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent, Merger Sub nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or Merger Sub or any of their respective Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent and Merger Sub in this ARTICLE V, any oral or written information presented to the Company, its Affiliates or Representatives in the course of their due diligence investigation of Parent and Merger Sub, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.14 shall limit the Company’s remedies with respect to claims of fraud arising from or relating to the express written representations and warranties made by Parent and Merger Sub in this ARTICLE V.

(b) Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in ARTICLE IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or any of its Representatives and that neither Parent nor Merger Sub has relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, Merger Sub or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).

ARTICLE VI

COVENANTS

6.1 Conduct of Company Business Pending the Merger.

(a) Except (i) as set forth on Section 6.1(a) of the Company Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to ARTICLE VIII, it shall, and shall cause each of its Subsidiaries to use commercially reasonable efforts to conduct its businesses in the Ordinary Course, including by using commercially reasonable efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with Governmental Entities and its material customers, suppliers, licensors, licensees, distributors, lessors and others having business dealings with it.

(b) Except (i) as set forth on Section 6.1(b) of the Company Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to ARTICLE VIII the Company shall not, and shall not permit its Subsidiaries to:

(i) adjust, split, reverse split, combine, subdivide, reclassify, redeem, purchase, repurchase or otherwise acquire, directly or indirectly, or amend, the Company’s or any Company Subsidiaries’ securities, including any options, equity or equity-based compensation, restricted stock, restricted stock units, performance stock units, warrants, convertible securities or other rights of any kind to acquire any of such securities (which include Company Equity Awards), except pursuant to the forfeiture conditions of Company Equity Awards or the Tax withholding provisions of Company Equity Awards, in each case only if and to the extent required by the terms of such awards as in effect on the date of this Agreement or, in the case of Company Equity Awards issued after the date of this Agreement in accordance with the terms of this Agreement, if and to the extent required by the terms of such awards;

(ii) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding equity interests in, the Company or any of its Subsidiaries, except for (A) regular quarterly dividends, in an amount not to exceed $0.03 per share of Company Common Stock in each case, declared and paid at such times and in such amounts as is consistent with historical practice over the 12-month period prior to the date of this Agreement; or (B) dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to the Company or another direct or indirect wholly-owned Subsidiary of the Company;

(iii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) issuances by a wholly-owned Subsidiary of the Company of such Subsidiary’s capital stock or other equity interests to the Company or any other wholly-owned Subsidiary of the Company; or (B) in respect of Company Equity Awards outstanding as of the date of this Agreement or granted after the date hereof in compliance with this Agreement in each case only if and to the extent required by the terms of such awards;

(iv) (A) amend or propose to amend the Company’s Organizational Documents or (B) amend or propose to amend the Organizational Documents of any of the Company’s Subsidiaries (other than, in the case of the Subsidiaries of the Company, for ministerial changes);

(v) (A) merge, consolidate, combine or amalgamate with any Person other than between wholly-owned Subsidiaries of the Company or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case, other than acquisitions for which the consideration is less than $1,000,000 individually or $5,000,000 in the aggregate;

(vi) sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, any portion of its assets or properties (including Company Intellectual Property), other than (A) sales, leases, transfers, farmouts or dispositions for which the consideration is less than $1,000,000 individually or $5,000,000 in the aggregate, (B) the purchase, sale or transfer of Hydrocarbons or the sale or transfer of pipeline capacity, inventory or obsolete or worthless assets, in each case, in the Ordinary Course, (C) asset or property swaps the fair market value of which are less than $1,000,000 individually or $5,000,000 in the aggregate, (D) abandonment of immaterial Registered Company IP in the Ordinary Course or statutory expirations of any Registered Company IP, (E) grants of non-exclusive licenses to Company Intellectual Property in the Ordinary Course or (F) transactions solely among the Company and one or more of its wholly-owned Subsidiaries or solely among the Company’s wholly-owned Subsidiaries;

(vii) grant, extend, waive or modify any material rights in or to, or exchange, sell, assign, lease, license out, transfer, let lapse, cancel, abandon, otherwise dispose of, or incur any Encumbrances or permit any Encumbrances to be imposed on (other than Permitted Encumbrances) any material Company Intellectual Property, except grant non-exclusive licenses in the Ordinary Course;

(viii) authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than such transactions among wholly-owned Subsidiaries of the Company;

(ix) change in any material respect their accounting principles, practices or methods, except as required by GAAP or applicable Law;

(x) except as required by applicable Law: (A) make, change or revoke any material Tax election other than in the Ordinary Course, (B) change an annual Tax accounting period other than in the Ordinary Course, (C) adopt or change any material Tax accounting method other than in the Ordinary Course, (D) file any amended Tax Return other than in the Ordinary Course, (E) enter into any closing agreement with respect to Taxes, (F) settle any material Tax claim, audit, assessment or dispute (except where the amount of such settlement does not exceed the reserve for such matter on the Company financial statements), (G) surrender any right to claim a refund of material Taxes, or (H) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any Tax (other than any such extensions or waivers which are routine, automatic, or arise by operation of Law);

(xi) except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement, (A) increase in any manner the compensation, pension, welfare, fringe or other benefits, severance or termination pay of any Company Person except for the payment of annual bonuses for completed periods based on actual performance in the Ordinary Course, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to this Agreement, (C) grant any new equity or equity-based awards, or amend or modify the terms of any outstanding equity or equity-based awards, under any Company Benefit Plan, (D) take any action to accelerate the vesting, lapsing of restrictions, or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans or issue any loans (other than routine travel advances issued in the Ordinary Course) to any Company Person, (G) hire any employee or engage any independent contractor (who is a natural person) with an annualized salary or hourly wage rate or consulting fees (as applicable) in excess of $250,000 or (H) terminate the employment or service (as applicable) of any employee or independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees (as applicable) in excess of $250,000, other than for cause;

(xii) implement or announce any employee layoffs, furloughs, plant closings, or other similar actions that implicate the Worker Adjustment and Retraining Notification Act of 1988 (or any analogous state or local Law);

(xiii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, confidentiality or other material restrictive covenant obligation of any current or former director, officer or employee of the Company or any of its Subsidiaries;

(xiv) (A) retire, repay, defease, repurchase, discharge, satisfy or redeem all or any portion of the outstanding aggregate principal amount of the Company’s or its Subsidiaries’ Indebtedness that has a repayment cost, “make whole” amount, prepayment penalty or similar obligation (other than Indebtedness incurred by the Company or wholly-owned Subsidiary of the Company and owed to the Company or wholly-owned Subsidiary of the Company); (B) incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person; or (C) create any Encumbrances on any property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing clauses (B) and (C) shall not restrict (1) the incurrence of Indebtedness under the Revolving Credit Agreement in the Ordinary Course, and in no event exceeding $30,000,000 of incremental borrowings in the aggregate outstanding at any given time, after giving effect to repayments after the date hereof, (2) the incurrence of Indebtedness by the Company that is owed to any wholly-owned Subsidiary of the Company or by any wholly-owned Subsidiary of the Company that is owed to the Company or a wholly-owned Subsidiary of the Company, or (3) the creation of any Encumbrances securing any Indebtedness permitted by the foregoing clauses (1) or (2);

(xv) (A) enter into any contract that would be a Company Contract if it were in effect on the date of this Agreement other than in the Ordinary Course or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract (including the renewal of an existing Company Contract on substantially the same terms in the Ordinary Course) other than in the Ordinary Course or (C) enter into any Hedging Transactions other than as required under the Company Credit Agreements or in the Ordinary Course;

(xvi) cancel, modify or waive any debts or claims held by the Company or any of its Subsidiaries or waive any rights held by the Company or any of its Subsidiaries having in each case a value in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(xvii) waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceeding (excluding any audit, claim or other proceeding in respect of Taxes) other than the settlement of such proceedings involving the payment of monetary damages (net of insurance proceeds) by the Company or any of its Subsidiaries of any amount not exceeding $1,000,000 in the aggregate and that would not result in any restriction on future activity or conduct or a finding or admission of a violation of law; provided, in each case, that the Company shall be permitted to settle any Transaction Litigation in accordance with Section 6.19;

(xviii) make or commit to make any capital expenditures (A) during 2025 that are, in the aggregate, greater than 110% of the Company’s 2025 annual capital budget set forth in Section 6.1(b)(xviii)(A) of the Company Disclosure Letter (the “Company 2025 Budget”) or (B) if the Closing has not occurred by December 31, 2025, for the calendar quarter beginning on January 1, 2026, and every calendar quarter thereafter in 2026, that are, in the aggregate, greater than 110% of 25% of the Company 2025 Budget, except in either case for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

(xix) acquire assets (including Intellectual Property Rights) from any other Person with a fair market value or purchase price in excess of $1,000,000 individually or $5,000,000 in the aggregate in any transaction or series of related transactions, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or that would reasonably be expected to prevent, materially delay or materially impair the ability of the Company or Parent, as applicable, to consummate the Transactions, other than acquisitions pursuant to and in accordance with the terms of Company Contracts in effect prior to the date of this Agreement, true, correct and complete copies of which have been made available to Parent prior to the date of this Agreement;

(xx) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than to or from the Company and any of its wholly-owned Subsidiaries) in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(xxi) enter into any new line of business or new geographic area, other than the existing lines of business in the geographic areas of the Company and its Subsidiaries as of the date of this Agreement and lines of products and services reasonably ancillary to any such existing lines of business in such geographic areas;

(xxii) terminate any Company Permit or Rights-of-Way, permit any Company Permit or Rights-of-Way to lapse (other than in the Ordinary Course) or fail to apply on a timely basis for any renewal of any renewable Company Permit or Rights-of-Way, except to the extent such termination, lapse or failure to apply for renewal would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole; or

(xxiii) agree to take any action that is prohibited by this Section 6.1(b).

6.2 Conduct of Parent Business Pending the Merger.

(a) Except (i) as expressly permitted or required by this Agreement, (ii) as may be required by applicable Law, or (iii) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to ARTICLE VIII, it shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its businesses in the Ordinary Course, including by using commercially reasonable efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with Governmental Entities and its material customers, suppliers, licensors, licensees, distributors, lessors and others having material business dealings with it.

(b) Except (i) as expressly permitted or required by this Agreement, (ii) as may be required by applicable Law, or (iii) otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to ARTICLE VIII Parent shall not, and shall not permit its Subsidiaries to:

(i) declare, set aside or pay any dividends on, or make any other distribution in respect of any capital stock of, or other outstanding equity interests in, Parent or its Subsidiaries, except for (x) regular quarterly cash dividends (or corresponding dividend equivalents in respect of equity awards) payable by Parent in the Ordinary Course (and, for the avoidance of doubt, excluding any special dividends), with such increases as the Parent Board may determine from time to time and (y) dividends and distributions by a direct or indirect wholly-owned Subsidiary of Parent to Parent or another direct or indirect wholly-owned Subsidiary of Parent;

(ii) adjust, split, reverse split, combine, subdivide, or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities, warrants, rights or options in respect of, in lieu of or in substitution for equity interests in Parent or any of its Subsidiaries other than (A) the issuance of Parent Common Stock upon the vesting or lapse of any restrictions on any awards granted under Parent Benefit Plans and outstanding on the date hereof or issued in compliance with clause (B) below; and (B) issuances of awards granted in the Ordinary Course under the Parent Benefit Plans or any successor to such plan adopted or established in the Ordinary Course following the date of this Agreement;

(iii) amend or propose to amend Parent’s Organizational Documents or adopt any change in the Organizational Documents of any of Parent’s Subsidiaries that would prevent, delay or impair the ability of the Parties to consummate the Merger;

(iv) merge, consolidate, combine or amalgamate with any Person, acquire assets from any other Person or sell, lease, transfer, farmout, license, Encumber, discontinue or otherwise dispose of any assets or properties to any other Person, in each case other than (A) among Parent and its wholly-owned Subsidiaries or among wholly-owned Subsidiaries of Parent or (B) as would not reasonably be expected to prevent, impair or delay consummation of the Transactions;

(v) authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries, other than such transactions among wholly-owned Subsidiaries of Parent; or

(vi) agree, authorize or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time. Prior to the Effective Time, each Party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Notwithstanding anything in this Agreement to the contrary, no consent of Parent or the Company shall be required with respect to any matter set forth in Section 6.1, this Section 6.2 or elsewhere in this Agreement to the extent that the requirement of such consent would, upon the advice of outside antitrust legal counsel, violate applicable Antitrust Law.

6.3 Acquisition Proposals; Change in Recommendation.

(a) No Solicitation. Except as expressly permitted by this Section 6.3, the Company shall not, and none of its Subsidiaries nor any of the directors, officers, or employees of it or its Subsidiaries shall, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i) initiate, solicit, propose, or take any action to knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to any Acquisition Proposal (except to notify a Person that makes an inquiry, offer or proposal with respect to an Acquisition Proposal of the existence of this Section 6.3 or to clarify the terms of an offer or proposal) or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(iii) provide any non-public information to any Person in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or

(v) cause or permit the Company to enter into an Alternative Acquisition Agreement.

(b) Notice of Acquisition Proposals. The Company shall promptly (and, in any event, within 48 hours) give notice to Parent if (i) any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, or (ii) any information is requested in connection with any Acquisition Proposal from it or any of its Representatives, setting forth in such notice the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written inquiries, requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a reasonably current basis (and in any event within 48 hours), of the status and terms of any such proposals or offers and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all written Acquisition Proposals and proposed agreements (including any amendments thereto).

(c) No Change of Recommendation.

(i) Except as permitted by Section 6.3(c)(ii) and Section 6.3(d), the Company Board, including any committee thereof, agrees it shall not:

(A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation, in each case, in a manner adverse to Parent;

(B) fail to include the Company Recommendation in the Proxy/Prospectus;

(C) fail to recommend, within ten Business Days after the commencement of such Acquisition Proposal through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock (other than by Parent or an Affiliate of Parent), against acceptance of such tender offer or exchange offer by its stockholders; or

(D) approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”, and any of the actions set forth in the foregoing clauses (A), (B), (C) and (D), a “Change of Recommendation”).

(ii) Notwithstanding anything in this Agreement to the contrary, prior to the time the Requisite Company Vote is obtained, the Company Board may effect a Change of Recommendation if (A)(1) an unsolicited bona fide written Acquisition Proposal that did not arise from or in connection with a breach of the obligations set forth in Section 6.3(a) is received by the Company and is not withdrawn, and the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal or (2) an Intervening Event has occurred, and (B) the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that failure to effect a Change of Recommendation in response to such Superior Proposal or Intervening Event, as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that a Change of Recommendation may not be made unless and until the Company has given Parent written notice of such action and the basis thereof five Business Days in advance, which notice shall set forth in writing that that the Company Board intends to consider whether to take such action and (x) in the case of a Superior Proposal, comply in form, substance and delivery with the provisions of Section 6.3(b) and (y) in the case of an Intervening Event, include a reasonable description of such Intervening Event. After giving such notice and prior to effecting such Change of Recommendation, the Company shall, and shall cause its employees, financial advisor and outside legal counsel to, negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to make such revisions to the terms of this Agreement as would permit the Company Board not to effect a Change of Recommendation in response thereto. At the end of the five Business Day period, prior to taking action to effect a Change of Recommendation, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and shall have determined in good faith after consultation with outside legal counsel and its financial advisor that (I) in the case of a Superior Proposal, the Superior Proposal would continue to constitute a Superior Proposal and in the case of an Intervening Event, that such Intervening Event remains in effect and (II) the failure to effect a Change of Recommendation in response to such Superior Proposal or Intervening Event, as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law, in each case, if such changes offered in writing were to be given effect. Any modification to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of Section 6.3(b) and this Section 6.3(c)(ii) except that the advance written notice obligation set forth in this Section 6.3(c)(ii) shall be reduced to two Business Days.

(iii) Notwithstanding anything in this Agreement to the contrary, prior to the time the Requisite Company Vote is obtained, the Company and its Representatives may engage in the activities prohibited by Sections 6.3(a)(i) through (a)(iv) with any Person and its Representatives concerning an unsolicited bona fide written Acquisition Proposal submitted by such Person that did not arise from or in connection with a breach of the obligations set forth in Section 6.3(a) that is not withdrawn, so long as the Company Board has first determined in good faith, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal; provided, that the Company may not deliver non-public information to such Person or its Representatives until the Company receives an executed Acceptable Confidentiality Agreement; provided, further, that the Company shall provide or make available to Parent all such non-public information made available to the Person making the Acquisition Proposal (to the extent that such information has not been previously provided or made available to Parent) substantially concurrently with the time it is provided or made available to such Person.

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.3 shall prohibit the Company from (i) complying with its disclosure obligations under United States federal or state Law with regard to an Acquisition Proposal or Change of Recommendation or (ii) making any disclosure to its stockholders if the Company Board determines in good faith (after consultation with and receiving advice of its outside legal counsel) that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that if such disclosure has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.3(a) unless the Company promptly (and in any event within 48 hours) and expressly reaffirms the Company Recommendation in such disclosure or, if not expressly reaffirmed in such disclosure, in a public statement within 48 hours after a request by Parent to do so; it being understood that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change of Recommendation.

(e) Existing Discussions. The Company shall, and shall cause its officers, directors and Subsidiaries, and shall instruct and use its reasonable best efforts to cause its Representatives (other than the Company’s officers and directors), to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that could reasonably be expected to lead to an Acquisition Proposal. The Company shall promptly deliver a written notice to such Person providing only that the Company is ending all discussions and negotiations with such

Person with respect to any Acquisition Proposal, or proposal or transaction that could reasonably be expected to lead to an Acquisition Proposal which notice shall, to the extent such Person has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal, also request the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (to the extent no similar notice has been delivered prior to the date of this Agreement or such Person possesses confidential information that would be covered by such a request). The Company will promptly terminate all physical and electronic data access previously granted to such Persons.

(f) Standstill Provisions. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, the Company shall not release or permit the release of any Person from, or waive or permit the waiver of, any “standstill” or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. Notwithstanding anything in this Agreement to the contrary, the Company shall be permitted to waive or fail to enforce any provision of any “standstill” or similar obligation of any Person if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

6.4 Prospectus/Proxy Filing; Information Supplied.

(a) As promptly as practicable after the date of this Agreement (but, in any event, no later than 30 days following the date of this Agreement), the Company shall prepare and file with the SEC the proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy/Prospectus”), and Parent shall prepare and file with the SEC, Parent’s registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”, with the Proxy/Prospectus constituting a part thereof). Parent and the Company each shall use its reasonable best efforts to respond promptly to comments from the SEC and have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, to promptly thereafter mail the Proxy/Prospectus (including the Registration Statement) to the stockholders of the Company, and to maintain the effectiveness of the Registration Statement for as long as necessary to consummate the Transactions.

(b) Each of the Company and Parent shall promptly notify the other of the receipt of all comments from the SEC and of any request by the SEC for any amendment or supplement to the Registration Statement or the Proxy/Prospectus or for additional information and shall promptly provide to the other copies of all correspondence between it or any of its Representatives and the SEC with respect to the Registration Statement or Proxy/Prospectus.

(c) Each of the Company and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy/Prospectus and any amendment or supplement thereto will, at the date of mailing to the stockholders of the Company and at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will cause the Proxy/Prospectus and Parent will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. If, at any time prior to receipt of the Requisite Company Vote, there occurs any event that should, under the requirements of applicable Law, be set forth in an amendment or supplement to the Proxy/Prospectus or the Registration Statement, including correcting any information that has become false or misleading in any material respect, the Company or Parent, as applicable, shall promptly prepare and file with the SEC an amendment or supplement to the Proxy/Prospectus or Registration Statement, as applicable, and, to the extent required by applicable Law, cause the same to be disseminated to the Company Stockholders.

(d) Each of Parent and the Company will provide their respective legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy/Prospectus, the Registration Statement and other documents related to the Company Stockholders Meeting or the issuance of the shares of Parent Common Stock in respect of the Merger, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the stockholders of the Company. Each Party will include in the Proxy/Prospectus, the Registration Statement and such other documents related to the Company Stockholders Meeting or the issuance of the shares of Parent Common Stock in respect of the Merger all comments reasonably and promptly proposed by the other Party or its legal counsel and each agrees that all information relating to Parent and its Subsidiaries included in the Proxy/Prospectus and the Registration Statement shall be in form and content satisfactory to Parent, acting reasonably, and all information relating to the Company and its Subsidiaries included in the Proxy/Prospectus and the Registration Statement shall be in form and content satisfactory to the Company, acting reasonably.

6.5 Stockholders Meeting.

(a) The Company will take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene the Company Stockholders Meeting as promptly as practicable after the Registration Statement is declared effective and the SEC advises it has no further comments on the Proxy/Prospectus, and in any event within 40 days thereafter, to obtain the Requisite Company Vote. Subject to Section 6.3 of this Agreement, the Company Board shall recommend the adoption of this Agreement and shall use reasonable best efforts to solicit such adoption. Without limiting the generality of the foregoing, the Company agrees that, unless this Agreement is terminated in accordance with its terms, and, to the extent required by the terms of this Agreement, the Company pays to Parent the Company Termination Fee in accordance with Section 8.5(b), its obligations to hold the Company Stockholders Meeting pursuant to this Section 6.5(a) shall not be affected by the making of a Change of Recommendation by the Company Board and its obligations pursuant to this Section 6.5(a) shall not be affected by the commencement of or announcement or disclosure of or communication to the Company of any Acquisition Proposal.

(b) The Company agrees (i) to provide to Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested by Parent, requesting and promptly providing daily voting reports upon the Company’s receipt thereof) and (ii) to give written notice to Parent one day prior to the Company Stockholders Meeting and on the day of, but prior to the Company Stockholders Meeting, indicating whether as of such date sufficient proxies representing the Requisite Company Vote have been obtained. Notwithstanding the foregoing, prior to the date the Company Stockholders Meeting is scheduled (in either case, the “Original Date”) the Company shall be permitted (and shall, if requested in writing by Parent at least one day prior to the Company Stockholders Meeting, in the case of (A) or (C) for up to ten Business Days, with the applicable number of days to be selected by Parent) to postpone or adjourn the Company Stockholders Meeting (though not to any date less than four (4) Business Days prior to the Outside Date) if, (A) the Company will be or is unable to obtain a quorum of the Company Stockholders, (B) the Company Board has determined in good faith (after consultation with outside legal counsel) that such delay is required (x) by applicable Law or (y) to allow for the dissemination of any supplement or amendment to the Proxy/Prospectus that is required to be filed and disseminated under applicable Law or (C) after consultation, the Company or Parent believes in good faith that such adjournment or postponement is reasonably necessary to solicit additional proxies for the purpose of obtaining the Requisite Company Vote, in each case as long as the date of the Company Stockholders Meeting is not postponed or adjourned more than ten Business Days in connection with any one postponement or adjournment or more than an aggregate of twenty Business Days from the Original Date in reliance on the preceding sentence (excluding any adjournments or postponements required by applicable Law).

6.6 Approval of Sole Member of Merger Sub. Promptly following the execution of this Agreement, Parent shall execute and deliver, in accordance with applicable Law and its Organizational Documents, in its capacity as sole member of Merger Sub, a written consent approving this Agreement.

6.7 HSR, FPA and Other Approvals.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement and provided that at all times the provisions of Section 6.7(b)-(f) shall govern the matters set forth therein as applicable, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take all actions, and to do all things necessary, proper and advisable (x) to prevent any Specified Effect from causing any of the conditions precedent set forth in Sections 7.1, 7.2 and 7.3 to fail to be satisfied and (y) to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement, including reasonable best efforts to obtain all consents, registrations, approvals, permits, and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by this Agreement, including any approvals or clearances applicable to the consummation of the Merger (i) in accordance with the HSR Act (the “Antitrust Approval”) and (ii) under Section 203 of the FPA (the “FERC Approval”).

(b) Antitrust Approval. Subject to the terms of this Section 6.7(b) and Section 6.7(e), each of the Company and Parent shall cooperate with each other and use (and shall cause its respective Subsidiaries to use) their respective reasonable best efforts to file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (“DOJ”) a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act promptly, and in any event within 20 Business Days, following the date of this Agreement. Each of the Company and Parent, as applicable, shall (and shall cause its respective Subsidiaries to):

(i) cooperate and coordinate with the other in the making of the filings referenced in this Section 6.7(b);

(ii) use its respective reasonable best efforts to supply the other with any information that may be required in order to make such filings;

(iii) use its respective reasonable best efforts to supply any additional information that reasonably may be required or requested by the FTC or DOJ;

(iv) use its respective reasonable best efforts to take all action necessary to cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act applicable to the Merger as soon as practicable, and in any event prior to the Outside Date; and

(v) use its respective reasonable best efforts to contest, defend and appeal any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger.

Parent shall, after good faith consultation with the Company and after considering, in good faith, the Company’s views and comments, control and lead all communications, negotiations, timing decisions, and strategy on behalf of the Parties relating to any approval or clearance applicable to the Merger under the HSR Act, and the Company shall take all commercially reasonable actions to support Parent in connection therewith. Each of the Company and Parent will permit the other Party and its Representatives to review in advance any written communication proposed to be made by such Party to the FTC or DOJ regarding the Merger and will consider in good faith the views of the other Party and promptly inform the other Party of any substantive communication from the FTC or DOJ regarding the Merger in connection with such filings. If any Party or Subsidiary thereof receives a request for additional information or documentary material from the FTC or DOJ with respect to the Merger pursuant to the HSR Act, then such Party will use reasonable best efforts to make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request. Parent shall be responsible for any fees payable to any Governmental Entity for any filings, notifications and related expenses incurred to make or obtain any approval, clearance or notice under the HSR Act.

(c) FERC Approval. Subject to the terms of this Section 6.7(c) and Section 6.7(e), each of the Company and Parent shall cooperate with each other and use (and shall cause its respective Subsidiaries to use) their respective reasonable best efforts to prepare all necessary and advisable documentation for submission to FERC in order to solicit FERC Approval (the “FERC Approval Submission”), and shall jointly file the FERC Approval Submission as promptly as practicable after the date of this Agreement, and in any event within 20 Business Days following the date of this Agreement. Each of the Company and Parent, as applicable, shall (and shall cause its respective Subsidiaries to) (i) cooperate and coordinate with the other in the making of the FERC Approval Submission, (ii) use its respective reasonable best efforts to supply the other with any information that may be required in order to make the FERC Approval Submission, (iii) use its respective reasonable best efforts to supply any additional information that reasonably may be required or requested by FERC, (iv) use its respective reasonable best efforts to take all action necessary to cause the FERC Approval to be obtained as soon as practicable, and in any event prior to the Outside Date, and (v) use its respective reasonable best efforts to contest, defend and appeal any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger. Parent shall, after good faith consultation with the Company and after considering, in good faith, the Company’s views and comments, control and lead all communications, negotiations, timing decisions, and strategy on behalf of the Parties relating to obtaining FERC Approval, and the Company shall take all commercially reasonable actions to support Parent in connection therewith. Each of the Company and Parent will permit the other Party and its Representatives to review in advance any written communication proposed to be made by such Party to FERC regarding the Merger and will consider in good faith the views of the other Party and promptly inform the other Party of any substantive communication from FERC regarding the Merger in connection with such filings. If any Party or Subsidiary thereof receives a request for additional information or documentary material from FERC with respect to the Merger pursuant to the FPA, then such Party will use reasonable best efforts to make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request. Parent shall be responsible for any fees payable to any Governmental Entity for any filings, notifications and related expenses incurred to make or obtain any approval, clearance or notice under the FPA.

(d) Notwithstanding any other requirement in this Section 6.7, if a Party (a “Disclosing Party”) is required under this Section 6.7 to provide information to another Party (a “Receiving Party”) that the Disclosing Party deems to be competitively sensitive information, the Disclosing Party may comply with such requirement by restricting the provision of such competitively sensitive only to antitrust counsel and FERC counsel, as applicable, of the Receiving Party and providing to the Receiving Party, upon request of the Receiving Party, a redacted version of such information which does not contain any such competitively sensitive information.

(e) Regulatory Remedies. Notwithstanding anything in this Agreement to the contrary, Parent will use its reasonable best efforts to take all actions necessary to avoid or eliminate each and every impediment under the Antitrust Laws or the FPA so as to enable Closing to occur as promptly as practicable, including an obligation to: (i) make any commitment to or undertake or enter into agreements or agree to the entry of an order or decree with any Governmental Entity, (ii) commit to sell or dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or business of Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company, or the assets or business of any Party, (iii) commit to or accept any operational restriction or take or commit to take any action related to Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company or any other Party, (iv) commit to terminate, amend or replace any existing relationships and contractual rights and obligations of Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company or any other Party, (v) terminate any relevant venture or other arrangement of Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company or any other Party or (vi) effectuate any other change or restructuring of Parent, the

Company, the Surviving Corporation or any other Subsidiary of Parent or the Company or any Party; provided that, notwithstanding anything to the contrary in this Agreement, (A) no Party will be required to take or agree or commit to take any action for the purpose of avoiding or eliminating each and every impediment under the Antitrust Laws or the FPA, as applicable, so as to enable Closing to occur as promptly as practicable that is not conditioned upon the Closing, and (B) nothing in this Section 6.7 or otherwise in this Agreement shall require Parent and its Subsidiaries to offer, propose, negotiate, commit to, take or effect any action that would constitute a Burdensome Condition for the purpose of avoiding or eliminating each and every impediment under the Antitrust Laws or the FPA so as to enable Closing to occur as promptly as practicable. For the purposes of this Agreement, “Burdensome Condition” means any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action imposed upon Parent, the Company or any of their respective Subsidiaries that would reasonably be expected to result in, (a) with respect to Parent, the Company or their respective Subsidiaries, (x) payments or expenditures (including reasonable counsel and advisor fees) or (y) concessions of anything of value (including loss of profits or benefits of the transactions contemplated by this Agreement as a result of any requirement restricting or regulating the conduct of business), that would, in the case of the foregoing clauses (x) and (y), individually or in the aggregate, reasonably be expected to have a material effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole (assuming for purposes of such analysis that any material and adverse effect is measured on a scale relative to the Company and its Subsidiaries), or (b) the transfer, disposition, divestiture or sale of any businesses, assets or properties of Parent, the Company or any of their respective Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a material effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole (assuming for purposes of such analysis that any material effect is measured on a scale relative to the Company and its Subsidiaries). The Company shall not, and shall cause, its Subsidiaries not to, take any of the foregoing actions in clauses (i) through (vi) with respect to the Company or any of its Subsidiaries unless consented to in writing by Parent, provided that the Company shall, and shall cause each Subsidiary of the Company to, undertake such actions if requested by Parent if the effectiveness of such action is conditioned upon the occurrence of the Closing.

(f) Notwithstanding anything to the contrary in Section 6.1(b) or Section 6.2(b), as applicable, between the date of this Agreement and the Closing, neither Parent nor the Company shall engage in, or permit any of its Subsidiaries to engage in, any merger or acquisition, including any business combinations, asset acquisitions or sales, consolidations, mergers, stock acquisitions or sales, joint ventures, or other strategic transactions, that would, individually or in the aggregate, reasonably be expected to materially delay the Merger or prevent or impair the consummation of the Merger by the Outside Date.

6.8 Status; Notifications. Subject to applicable Law and as otherwise required by any Governmental Entity, each of the Company and Parent shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing copies of notices or other communications received by such Party or any of its Subsidiaries, from any third party or any Governmental Entity with respect to the Transactions. Each of the Company and Parent shall give prompt notice to the other of any Effect that has had or would have a Company Material Adverse Effect or a Parent Material Adverse Effect (as applicable), or of any failure of any condition to the Company’s or Parent’s obligation (as applicable) to consummate the Transactions; provided that the delivery of any notice pursuant to this Section 6.8 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of Parent or the Company to update the Company Disclosure Letter.

6.9 Information; Access and Reports.

(a) Subject to applicable Law and the other provisions of this Section 6.9, the Company and Parent each shall (and shall cause its Subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions. The Company shall (and shall cause its Subsidiaries to), upon giving of reasonable written notice by Parent, afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours following reasonable advance written notice throughout the period prior to the Effective Time, to its officers, employees, agents, contracts, books and records (including the work papers of the Company’s independent accountants upon receipt of any required consents from such accountants), as well as properties, offices and other facilities, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested. Neither Parent, nor any of its officers, employees or Representatives, shall be permitted to perform any Phase II environmental site assessment or other invasive or subsurface testing, sampling, monitoring or analysis with respect to any property of the Company or any of its Subsidiaries without the Company’s prior written consent in the Company’s sole discretion.

(b) The foregoing provisions of this Section 6.9 shall not require and shall not be construed to require either the Company or Parent to permit any access to any of its officers, employees, agents, contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of the Company or Parent, as applicable would (i) result in the disclosure of any Trade Secrets of any third parties or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement if the Party shall have used commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the consent of such third party to such inspection or disclosure (or entered into after the date of this Agreement in compliance with Section 6.1, as applicable), (ii) result in a violation of applicable Law, including any fiduciary duty, (iii) waive the protection of any attorney-client privilege or (iv) result in the disclosure of any Personal Information that would expose the Party to the risk of liability. In the event that Parent or the Company, as applicable, objects to any request submitted pursuant to and in accordance with this Section 6.9 and withholds information on the basis of the foregoing clauses (i) through (iii), the Company or Parent, as applicable, shall inform the other Party as to the general nature of what is being withheld and the Company and Parent shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties. All requests for information made pursuant to this Section 6.9 shall be directed to the executive officer or other Person designated by the Company or Parent, as applicable. Any investigation conducted pursuant to this Section 6.9 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or any of its Subsidiaries and shall be subject to the Company’s or any of its Subsidiaries’ reasonable security measures and insurance requirements. All information exchanged or made available shall be governed by the terms of the Confidentiality Agreement. Nothing in this Section 6.9 shall be construed to require the Company or any Representatives to prepare any new reports, analysis, appraisals, opinions or other information.

(c) To the extent that any of the information or material furnished pursuant to this Section 6.9 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, including those concerning pending or threatened Proceedings, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d) No exchange of information or investigation by Parent or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Company set forth in this Agreement, and no investigation by the Company or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Parent or Merger Sub set forth in this Agreement.

6.10 Stock Exchange Listing and Delisting. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from NASDAQ and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

6.11 Publicity. The initial press release with respect to the Transactions shall be a joint press release and thereafter the Company and Parent shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or otherwise making planned public statements with respect to the Transactions and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or the NYSE or NASDAQ, (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law, (iii) information included in a press release or other document previously approved for external distribution by the other Parties and unmodified from the version so approved, (iv) in connection with any dispute between the Parties regarding this Agreement, the Merger or the other Transactions, or (v) statements by the Company permitted by Section 6.3 and responses by Parent thereto.

6.12 Employee Matters.

(a) Parent agrees that it shall provide, or cause its Subsidiaries to provide, each employee of the Company and its Subsidiaries who remains employed by the Company or any of its Subsidiaries at the Effective Time (each, a “Continuing Employee”), during the period commencing at the Effective Time and ending on the date that is immediately 12 months following the Effective Time, with (i) an annualized base salary or hourly wage rate, as applicable, and a target annual cash incentive opportunity that are no less favorable in the aggregate than the annualized base salary or hourly wage rate, as applicable, and target annual cash incentive opportunity provided to such Continuing Employee immediately prior to the Effective Time; (ii) target long-term incentive compensation opportunities that, after taking into account clauses (i) and (iii) of this Section 6.12(a), result in the Continuing Employee having total target annual compensation and benefits that are substantially similar in the aggregate to the total target annual compensation and benefits (excluding post-retirement benefits or defined benefit pension plan benefits) as provided to (x) such Continuing Employee immediately prior to the Effective Time or (y) similarly situated employees of Parent and its Affiliates; and (iii) other employee benefits that are substantially similar in the aggregate to the other employee benefits (excluding post-retirement benefits or defined benefit pension plan benefits) as provided to (x) such Continuing Employee immediately prior to the Effective Time or (y) similarly situated employees of Parent and its Affiliates.

(b) Parent shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, to the extent permitted by the applicable insurance plan provider, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made, to the extent permitted by the applicable insurance plan provider and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent Benefit Plan in which the Continuing Employees participate to the same extent and for the same purposes that such service was taken into account under a corresponding Company Benefit Plan immediately prior to the Closing Date, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension and post-retirement benefit plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

(c) Prior to the Effective Time, if requested by Parent in writing, the Company shall adopt resolutions and take all such corporate action as is necessary to terminate the Company’s 401(k) Plan (the “Company 401(k) Plan”) to be terminated, effective as of the day prior to the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, (x) the Company shall provide Parent with evidence that the Company 401(k) Plan has been terminated (the form and substance of which shall be subject to prior review and approval by Parent) not later than the day immediately preceding the Effective Time and (y) the Continuing Employees shall be eligible to participate in a 401(k) plan maintained by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”) on the Closing Date, and such Continuing Employees shall be entitled to effect a direct rollover of any “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in the form of cash, notes (in the case of loans) or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan.

(d) Prior to making any material written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

(e) The Company shall provide Parent with an updated Company Equity Award Schedule within five Business Days prior to the anticipated Closing Date to reflect any changes occurring between the date thereof and the applicable date of delivery of the updated Company Equity Award Schedule.

(f) Nothing contained in this Agreement is intended to (i) be treated as an amendment of any Company Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Benefit Plan in accordance with their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee or (iv) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

6.13 Taxation.

(a) Each of Parent and the Company shall (and shall cause each of its Subsidiaries and Affiliates to) use reasonable efforts to cause the Merger to qualify for the Intended Tax Treatment. Neither Parent nor the

Company shall (nor shall they permit their respective Subsidiaries or Affiliates to) take or cause to be taken any action, or knowingly fail to take or fail to cause to be taken any action, whether before or after the Effective Time, that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment. For the avoidance of doubt, nothing in this Section 6.13(a) shall: (i) require (including as a condition of Closing) Parent to amend this Agreement, restructure the Transactions, or alter the consideration payable under this Agreement; (ii) prevent Parent from taking such post-Closing actions as are permitted by Section 368(a)(2)(C) of the Code and Treasury Regulations Section 1.368-2(k); (iii) prevent Parent from making “open market” repurchases as contemplated by Revenue Ruling 99-58; or (iv) prevent Parent from taking any other action explicitly contemplated by this Agreement. Each Party to this Agreement shall as promptly as reasonably practicable notify the other Parties in writing if, before the Closing, such Party knows or has reason to believe, that in such Party’s reasonable judgment, the Merger would not reasonably be expected to qualify for the Intended Tax Treatment.

(b) The Parties shall (and shall cause their Subsidiaries and Affiliates to) reasonably cooperate in good faith with each other and their respective Tax counsel (or other Tax advisors) to document and support the Intended Tax Treatment. For purposes of satisfying the condition described in Section 7.3(e) and, if applicable, as determined necessary by counsel in connection with the filing of the Form S-4 or its exhibits, (i) Parent shall deliver to Sullivan & Cromwell LLP, counsel to Parent (“Parent Tax Counsel”), Company Tax Counsel and/or Alternate Counsel, as applicable, reasonable factual support and one or more duly authorized and executed customary representation letters dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the Form S-4 or its exhibits) and signed by an officer of Parent; provided that any such representation letter delivered to Company Tax Counsel (or Alternate Counsel, if applicable) for purposes of satisfying the condition described in Section 7.3(e) shall be substantially in the form attached hereto as Exhibit B (the “Parent Tax Certificate”), and (ii) the Company shall deliver to Parent Tax Counsel, Company Tax Counsel and/or Alternate Counsel, as applicable, reasonable factual support and one or more duly authorized and executed customary representation letters dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the Form S-4 or its exhibits) and signed by an officer of the Company; provided that any such representation letter delivered to Company Tax Counsel (or Alternate Counsel, if applicable) for purposes of satisfying the condition described in Section 7.3(e) shall be substantially in the form attached hereto as Exhibit C (the “Company Tax Certificate” and, together with the Parent Tax Certificate, the “Tax Certificates”). Each Party shall file, and shall cause its respective Subsidiaries to file, all Tax Returns consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the U.S. federal income Tax Returns of the Company and Parent for the taxable year that includes the Merger) and shall not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Intended Tax Treatment, unless required to do so by applicable Law or a final “determination” within the meaning of Section 1313(a) of the Code (or applicable state, local or non-U.S. Tax Law).

6.14 Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense.

6.15 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent agrees that it will cause the Surviving Corporation to indemnify and hold harmless, each present and former (determined as of the Effective Time) director and officer of the Company and its Subsidiaries, in each case, when acting in such capacity ( the “Indemnified Parties”) to the fullest extent that the Company would have been permitted to do so under applicable Law and the Company’s Organizational Documents in effect as of the date of this Agreement, against any costs, fees or expenses

(including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and the Surviving Corporation shall also advance expenses as incurred to the fullest extent that the Company would have been permitted to do so under applicable Law and the Company’s Organizational Documents in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided that the Company shall provide to Parent a true, complete and correct copy of such “tail” insurance policies prior to binding coverage, shall provide Parent with a reasonable opportunity to review and comment on such “tail” insurance policies, and shall consider in good faith any comments provided by Parent. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period three hundred percent (300%) of the current aggregate annual premium paid by the Company for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) Any Indemnified Party wishing to claim indemnification under this Section 6.15, upon learning of any such Proceeding, shall promptly notify Parent thereof in writing, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any Proceeding: (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, neither Parent nor the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if Parent or the Surviving Corporation elects not to assume such defense or legal counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable and documented fees and expenses of such legal counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this Section 6.15(c) to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (provided that the fewest number of legal counsels necessary to avoid conflicts of interest shall be used); (ii) the

Indemnified Parties shall cooperate in the defense of any such matter if Parent or the Surviving Corporation elects to assume such defense, and Parent and the Surviving Corporation shall cooperate in the defense of any such matter if Parent or the Surviving Corporation elects not to assume such defense; (iii) the Indemnified Parties shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Parent or the Surviving Corporation elects to assume such defense and Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Parent or the Surviving Corporation elects not to assume such defense; (iv) Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnified action of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law; and (v) all rights to indemnification in respect of any such Proceedings shall continue until final disposition of all such Proceedings.

(d) During the Tail Period, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Organizational Documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, in each case, as in effect on the date of this Agreement, shall survive the Transactions unchanged and shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(e) If the Surviving Corporation or any of its legal successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the legal successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.15.

(f) The rights of the Indemnified Parties under this Section 6.15 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable contracts or Laws and nothing in this Agreement is intended to, shall be construed or shall release, waiver or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees (it being understood that the indemnification provided for in this Section 6.15 is not prior to or in substitution of any such claims under such policies).

(g) This Section 6.15 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third party beneficiaries of this Section  6.15.

6.16 Takeover Law. If any Takeover Law is or may become applicable to the Transactions, each of Parent and the Company and the Parent Board and the Company Board, respectively, shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

6.17 Dividends. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on shares of Company Common Stock subject to applicable Law and the approval of the Company Board and the Parent Board, as applicable, so that holders of shares of Company Common Stock do not receive dividends on both shares of Company Common Stock and Parent Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on either shares of Company Common Stock or Parent Common Stock received in the Merger in respect of any calendar quarter.

6.18 Section 16 Matters. The Company and Parent, and the Company Board and the Parent Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of

Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the Transactions and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent Common Stock (including derivative securities) in connection with the Transactions by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule  16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

6.19 Transaction Litigation. In the event that any stockholder litigation related to this Agreement or the Transactions is brought, or, to the Company’s Knowledge or the Parent’s Knowledge, threatened, against the Company or any members of the Company Board or against Parent or any members of the Parent Board (as applicable) from and following the date of this Agreement and prior to the Effective Time (such litigation, “Transaction Litigation”), the Company or Parent shall promptly notify the other of such Transaction Litigation and shall keep the other reasonably informed with respect to the status thereof. The Company or Parent (as applicable) shall give the other a reasonable opportunity to participate in the defense or settlement (at such other party’s sole expense and subject to a customary joint defense agreement) of any Transaction Litigation and shall consider in good faith the other’s advice with respect to such Transaction Litigation; provided that the Company or Parent (as applicable) shall in any event control such defense or settlement and the disclosure of information to the other in connection therewith shall be subject to the provisions of Section 6.9; provided further that the Company or Parent (as applicable) shall not or agree to settle any Transaction Litigation without prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed).

6.20 Financing Cooperation. (a) Prior to the Closing, the Company shall (and shall cause its Subsidiaries to) use reasonable best efforts to provide to Parent, and shall use reasonable best efforts to cause Representatives of the Company and its Subsidiaries to provide to Parent, on a timely basis, all cooperation reasonably requested by Parent in connection with the arrangement, underwriting, syndication, sale, placement or consummation by Parent or any of its Subsidiaries of any debt financing obtained by Parent in connection with the Transactions (the “Financing”), including by:

(i) promptly furnishing Parent with (A) such financial statements, financial data and other pertinent information regarding the Company and its Subsidiaries including (1) audited balance sheets and related statements of operations, stockholders’ equity and cash flows and related notes thereto for the fiscal year most recently ended at least 75 days prior to the Closing Date and (2) unaudited balance sheets and related statements of operations, stockholders’ equity and cash flows and related notes thereto of the Company and its Subsidiaries for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year), (B) such other historical financial and other data regarding the Company and its Subsidiaries required by Parent to permit Parent to prepare customary pro forma financial statements (provided that the Company shall not be responsible for the preparation of any pro forma financial statements or pro forma adjustments thereto) and (C) such information reasonably required relating to the Company’s and its Subsidiaries’ oil and gas reserves that meet the requirements for customary offering documents for private placements of non-convertible high-yield bonds pursuant to Rule 144A under the Securities Act in a “Rule 144A-for-life” offering, including with respect to the underlying property interests held by the Company and its Subsidiaries (and including, for the avoidance of doubt, reserve reports evaluating the proved reserves and proved developed reserves of the Company and its Subsidiaries) (the “Required Information”);

(ii) providing reasonable and customary assistance to Parent and any of its financing sources in the preparation of (A) customary offering documents, offering memoranda, syndication documents and other customary syndication and marketing documents and (B) materials for rating agency presentations,

(iii) cooperating with the marketing efforts of Parent and any of its financing sources, including, to the extent applicable, obtaining representation and authorization letters and arranging for customary auditor and reserve engineer consents for use of the Required Information and other financial data in the marketing and offering documentation,

(iv) facilitating customary cooperation and assistance of the Company’s and its Subsidiaries’ independent auditors and reserve engineers in connection with “comfort” letters to be delivered in connection with any Financing, including by (A) using reasonable best efforts to cause the Company’s and its Subsidiaries’ independent auditors and reserve engineers to provide customary “comfort” letters (including “negative assurance” comfort, if appropriate) in connection with any capital markets transaction comprising a part of any Financing to the applicable financing sources and to participate in a reasonable number of due diligence sessions and (B) providing customary back-up certificates with respect to oil and gas reserves and financial data for which auditor and reserve engineer “comfort” is not provided;

(v) assisting with the preparation of definitive financing documents and providing financing sources with reasonable access to the properties, books and records of the Company and its Subsidiaries during normal working hours (to the extent practicable) and upon reasonable notice;

(vi) facilitating the execution and delivery at the Closing of definitive documents (excluding any solvency certificate) related to the Financing, including the provision of guarantees and the pledging of collateral to Parent’s financing sources at the Closing;

(vii) reasonably cooperating with the financing sources for any such Financing and their respective agents with respect to their due diligence, including by giving access to documentation reasonably requested by persons in connection with capital markets transactions and permitting Parent’s financing sources to conduct customary due diligence and evaluate the assets of the Company for the purpose of establishing collateral arrangements as of the Closing;

(viii) furnishing promptly all documentation and other information required by the financing sources with respect to any Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and in any event at least three days prior to the Closing Date to the extent requested at least ten days prior to the Closing Date;

(ix) to the extent reasonably requested by Parent, causing the taking of corporate actions (subject to the occurrence of the Closing) by the Company and its Subsidiaries reasonably necessary to permit the completion of any Financing (provided, that such actions will only be required by any Representative of the Company or any Subsidiary of the Company who will continue to serve as a Representative of the Company after the Closing); and

(x) consenting to the use of the logos of the Company and its Subsidiaries in connection with the syndication or marketing of the Financing, provided that such logos are not used in a manner that would reasonably be expected to harm or disparage the Company, its Subsidiaries or their marks.

Notwithstanding the foregoing, nothing in this Section 6.20(a) shall require any such action to the extent it (1) would unreasonably or materially interfere with the business or operations of the Company or any of its Subsidiaries or require the Company or any of its Subsidiaries to agree to pay any fees, reimburse any expenses or incur any liability or obligation (including any indemnification obligation) in any case prior to the Closing Date, other than fees, expenses, liabilities and obligations that are subject to reimbursement or indemnification pursuant to Section 6.20(d) below, (2) would require the Company or any of its Subsidiaries or their Representatives or Affiliates to execute, deliver or enter into, or perform any financing document, prior to the Closing (other than customary authorization letters, customary representation letters, customary back-up certificates and customary auditors’ and reserve engineers’ “comfort” and/or negative assurance letters to the extent contemplated by Section 6.20(a)), (3) could subject any director, manager, officer or employee of the Company or any of its Subsidiaries to any actual or potential personal liability other than liabilities that are subject to indemnification pursuant to Section 6.20(d) below or (4) would reasonably be likely to cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (x) none of the board of directors (or other similar governing body) of the Company shall be required to adopt resolutions approving the financing documents, in each case, the effectiveness of which is not contingent on the occurrence of the Closing and (y) neither the Company nor any of its Subsidiaries shall be required to provide any information to the extent it (1) would violate applicable material Law or the provisions of any material contract to which such Company or its Subsidiaries is a party or any Organizational Document applicable to such Company or its Subsidiaries, (2) could result in the loss of any attorney-client or other legal privilege as determined by such Company in good faith (in consultation with its counsel); or (3) would violate any applicable confidentiality obligation of such Company or its Subsidiaries in effect as of the date of this Agreement, in the case of each of clauses (1) through (3), so long as such Company provides Parent written notice of any information so withheld and reasonably cooperates with Parent in seeking to allow disclosure of such information in a manner that is not reasonably likely to cause such violation of material Law or material contract, result in the loss of such attorney-client or other legal privilege or violate any such confidentiality obligation. In no event shall the Company or any of its Subsidiaries be in breach of this Agreement because of the failure by the Company or any of its Subsidiaries to deliver, after use of its reasonable best efforts to do so, any financial or other information that is not currently readily available to the Company or any of its Subsidiaries on the date of this Agreement or is not otherwise prepared in the ordinary course of business at the time requested by Parent or for failure to obtain, after use of reasonable best efforts to do so, any review of any financial or other information by the Company’s and its Subsidiaries’ accountants, reserve engineers or other representatives.

(b) Notwithstanding anything in this Agreement to the contrary, each of Parent and Merger Sub understands and acknowledges and agrees that obtaining the Financing is not a condition to the obligations of the parties to consummate the Transactions in accordance with the terms and provisions of this Agreement.

(c) The Company shall (i) furnish to the agent under the Company Credit Agreements not later than 1:00 p.m. (New York City time) at least three Business Days prior to the Closing (or such shorter period as the agent to the Company Credit Agreements may otherwise agree in accordance with the Company Credit Agreements), a prepayment notice in respect of the termination of all outstanding commitments and prepayment of all outstanding loans under the Company Credit Agreements, (ii) deliver to Parent, at least three Business Days prior to the Closing (but in any case no later than Closing), draft pay-off letter(s) in customary form acceptable to Parent with respect to the Company Credit Agreements, which pay-off letter(s) shall provide that upon receipt from or on behalf of the borrowers thereunder of the pay-off amount set forth in such pay-off letter(s), (x) the Indebtedness incurred pursuant to the Company Credit Agreements shall be satisfied, and all obligations of the secured parties terminated (other than those that customarily survive in pay-off letters and expressly contemplated to survive under the Company Credit Agreements), (y) all Encumbrances relating to the assets, rights and properties of the Company or any of its Subsidiaries, and all guarantees, in each case granted pursuant to or in connection with the Company Credit Agreements, shall be released and terminated and (z) the Company or its designee shall be entitled to file documents, financing statements and other instruments to reflect the release of such Encumbrances, and (iii) deliver to Parent, no later than Closing, executed pay-off letter(s) in the form described in clause (ii) above.

(d) Parent acknowledges and agrees that the Company and its Affiliates and their respective Representatives shall not have any responsibility for (or, with respect to the Company and its Subsidiaries, prior to the Closing), incur any liability to any person under or in connection with, the arrangement of any Financing that Parent may raise in connection with the Transactions. Parent shall (x) promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by Section 6.20 and (y) indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all Costs suffered or incurred by them in connection with the arrangement of any Financing and any information utilized in connection therewith (other than Costs arising from the gross negligence, fraud or willful misrepresentation of the Company, any of its Subsidiaries or any of their respective Representatives or any information provided in writing by the Company, any of its Subsidiaries or any of their respective Representatives expressly for use in connection therewith).

ARTICLE VII

CONDITIONS

7.1 Conditions to Obligation of Each Party. The respective obligation of each Party to consummate the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been duly adopted by holders of shares of Company Common Stock constituting the Requisite Company Vote in accordance with applicable Law and the Organizational Documents of the Company.

(b) Listing. The shares of Parent Common Stock issuable to the holders of shares of Company Common Stock pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

(c) Regulatory Approvals. (i) Any waiting period applicable to the Merger and under the HSR Act shall have been terminated or shall have expired and (ii) the FERC Approval shall have been received and shall be in full force and effect, in each case, without the imposition of any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action that has resulted in or would reasonably be expected to result in a Burdensome Condition.

(d) Laws or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions.

(e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or be threatened by the SEC, unless subsequently withdrawn.

7.2 Conditions to Obligation of Parent and Merger Sub. The respective obligation of Parent and Merger Sub to consummate the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 4.2(a) (Capital Structure) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time) other than in respect of de minimis inaccuracies; (ii) each of the representations and warranties of the Company set forth in the first and third sentences of Section 4.1(a) (Organization, Standing and Power), Section 4.2(b) (Capital Structure), Sections 4.3(a), 4.3(b), and 4.3(c)(i) (Authority; No Violations; Consents and Approvals), Section 4.21 (Brokers) and Section 4.24 (Takeover Laws) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date in all material respects (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); (iii) the representation and warranty of the Company set forth in Section 4.6(a) (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); and (iv) each other representation and warranty of the Company set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by materiality or Company Material Adverse Effect contained therein) that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d) Company Closing Certificate. Parent and Merger Sub shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

7.3 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 5.2(a) (Capital Structure) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time) other than in respect of de minimis inaccuracies; (ii) each of the representations and warranties of Parent and Merger Sub set forth in the first and third sentences of Section 5.1 (Organization, Standing and Power), Section 5.2(b) (Capital Structure), Sections 5.3(a) and 5.3(b)(i) (Authority; No Violations; Consents and Approvals) and Section 5.12 (Brokers) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date in all material respects (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); (iii) the representation and warranty of the Company set forth in Section 5.6 (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); and (iv) each other representation and warranty of Parent and Merger Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by materiality or Parent Material Adverse Effect contained therein) that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

(d) Parent and Merger Sub Closing Certificate. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by the an executive officer of Parent certifying that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

(e) Tax Opinion. The Company shall have received a written opinion from Vinson & Elkins LLP, counsel to the Company (“Company Tax Counsel”) (or, if Vinson & Elkins LLP is unable or unwilling to issue such an opinion, from another nationally recognized law or accounting firm selected by Parent, which may, for the avoidance of doubt, be Sullivan & Cromwell LLP (any such firm, “Alternate Counsel”)), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.3(e), Company Tax Counsel or such Alternate Counsel, as applicable, shall have received the Tax Certificates and may rely upon such certificates and such other representations, information and assumptions as Company Tax Counsel or such Alternate Counsel, as applicable, reasonably deems relevant. If Company Tax Counsel or Alternate Counsel would be able and willing to issue the opinion described in this Section 7.3(e) but for a change in law first occurring after the date hereof and confirms the same to the Company in writing (email confirmation being sufficient), then the condition in this Section 7.3(e) shall be deemed satisfied.

7.4 Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Transaction or for terminating this Agreement, on the failure of any condition set forth in Sections 7.1, 7.2, or 7.3, as the case may be, to be satisfied if such failure was primarily caused by such Party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Written Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and Parent by action of the Company Board and the Parent Board.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either the Company Board or the Parent Board, if:

(a) the Merger shall not have been consummated by 5:00 p.m., (Pacific Time) on March 14, 2026 (the “Initial Outside Date” and as may be extended pursuant to the immediately succeeding proviso, the “Outside Date”); provided, however, that if the conditions to the Closing set forth in Section 7.1(c) (Regulatory Approvals) have not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied)), either Party may extend the Outside Date by three months by delivery of written notice of such extension to the other Party not less than five Business Days prior to the Initial Outside Date (the “First Extension Date”); and (y) if on the First Extension Date all conditions set forth in ARTICLE VII have remained satisfied or waived (other than (1) the conditions to the Closing set forth in Section 7.1(c) (Regulatory Approvals) and (2) those conditions that by their nature are to be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied)) then either Party may extend the First Extension Date by three months by delivery of written notice of such extension to the other Party not less than five Business Days prior to the First Extension Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger;

(b) the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement; or

(c) any Law or Governmental Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.2(c) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.3 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by action of the Parent Board:

(a) if, prior to the time the Requisite Company Vote is obtained, the Company Board shall have made a Change of Recommendation; or

(b) if at any time prior to the Effective Time, (i) there has been a failure by the Company to perform its covenants or agreements set forth in this Agreement, or (ii) there has been a breach by the Company of its representations or warranties or any representation or warranty of the Company shall have become untrue (and in the case of each of the foregoing clauses (i) and (ii), such that the conditions in Section 7.2(a) or Section 7.2(b) would not be satisfied), or (iii) there has occurred a Company Material Adverse Effect such that the condition in Section 7.2(c) would not be satisfied (and in the case of each of the foregoing clauses (i) and (ii), such breach or failure to perform or to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) 30 days after the giving of notice thereof by Parent to the Company or (y) three Business Days prior to the Outside Date, and in the case of the foregoing clause (iii), such occurrence of a Company Material Adverse Effect is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) 75 days after the giving of notice thereof by Parent to the Company or (y) three Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 8.3(b) shall not be available to Parent if either of Parent or Merger Sub is then in breach of any representation, warranty, covenant or obligation hereunder that would result in a failure to be satisfied the conditions set forth in Sections 7.3(a) or 7.3(b).

8.4 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Company Board:

(a) if, prior to the time the Requisite Company Vote is obtained (and subject to Section 8.5(b)(ii)), (i) the Company Board has determined to terminate this Agreement in order to concurrently with such termination enter into a definitive agreement implementing a Superior Proposal, (if the Company has complied in all material respects with Section 6.3 with respect to such Superior Proposal) and (ii) prior to or concurrently with (and as a condition to) any such termination Company pays to Parent the Company Termination Fee pursuant to Section 8.5(b); or

(b) if at any time prior to the Effective Time, (i) there has been a failure by Parent or Merger Sub to perform its covenants or agreements set forth in this Agreement, (ii) there has been a breach by Parent or Merger Sub of its representations or warranties or any representation or warranty of Parent or Merger Sub shall have become untrue (and in the case of each of the foregoing clauses (i) and (ii), such that the conditions in Section 7.3(a) or Section 7.3(b) would not be satisfied), or (iii) there has occurred a Parent Material Adverse Effect such that the condition in Section 7.3(c) would not be satisfied (and in the case of each of the foregoing clauses (i) and (ii), such breach or failure to perform or to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) 30 days after the giving of notice thereof by the Company to Parent or (y) three Business Days prior to the Outside Date, and in the case of the foregoing clause (iii), such occurrence of a Parent Material Adverse Effect is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) 75 days after the giving of notice thereof by the Company to Parent or (y) three Business Days prior to the Outside Date);

provided, however, that the right to terminate this Agreement pursuant to this Section 8.4(b) shall not be available to the Company if the Company is then in breach of any representation, warranty, covenant or obligation hereunder that would result in a failure to be satisfied the conditions set forth in Sections 7.2(a) or 7.2(b).

8.5 Effect of Termination and Abandonment.

(a) Except to the extent provided in Section 8.5(b)-(e) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Representatives or Affiliates); provided, however, and notwithstanding anything in this Agreement to the contrary, (i) no such termination shall relieve any Party of any liability or damages to any other Party resulting from fraud or any Willful Breach of this Agreement that occurs prior to such termination (which liability or damages the Parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby, and may also include Benefit of the Bargain Damages, in addition to any other rights or remedies available at law or equity) and (ii) Section 6.14, Section 6.20(a), Section 8.5, ARTICLE IX, Annex A (to the extent any definition therein is used in any other surviving provision) and the Confidentiality Agreement shall survive any termination of this Agreement; provided, however, that other than in the case of fraud, in no event shall Parent (or any of its Representatives or Affiliates, taken together) have any monetary liability pursuant to this Section 8.5(a) in excess of $45,255,219.00, plus, if the Company commences a suit in order to obtain payment of such damages that results in a judgment against Parent, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest, awarded at the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment, minus the Parent Expense Reimbursement if paid pursuant to Section 8.5(d).

(b) In the event that this Agreement is terminated:

(i) by Parent pursuant to Section 8.3(a) (Company Change of Recommendation), then promptly, but in no event later than two Business Days after the date of such termination,

(ii) by the Company pursuant to Section 8.4(a) (Superior Proposal), then substantially concurrently with such termination, or

(iii) (A) pursuant to Section 8.2(b) (Requisite Company Vote) or pursuant to Section 8.2(a) (Outside Date) without the Requisite Company Vote having been obtained, (B) following the execution and delivery of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or shall have become publicly disclosed, and in either case, such Acquisition Proposal has not been publicly withdrawn prior to such termination, and (C) within nine months following such termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal, in which case concurrently with the entry into a definitive agreement with respect to such Acquisition Proposal, the Company shall pay a termination fee of $12,044,370.00 (the “Company Termination Fee”) to Parent by wire transfer of immediately available cash funds. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion. For purposes of the references to an “Acquisition Proposal” in Section 8.5(b)(iii), all references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall each be deemed to be references to “fifty percent (50%).”

(c) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.2(b) (Requisite Company Vote Not Obtained), then the Company shall pay Parent the Parent Expense Amount by wire transfer of immediately available cash funds no later than two Business Days after the Company receives documentation supporting such Parent Expense Amount; provided, however, that in the event this Agreement is terminated pursuant to Section 8.2(b) in a circumstance in which this Agreement could have been terminated pursuant to Section 8.3(a), this Agreement shall be deemed to have been terminated pursuant to Section 8.3(a).

(d) In the event that this Agreement is terminated (i) by Parent pursuant to Sections 8.3(b)(ii) (Company Representations) or 8.3(b)(iii) (Company Material Adverse Effect) and Parent would not have had the right to so terminate this Agreement but for the Specified Effects, (ii) by the Company pursuant to Sections 8.4(b)(ii) (Parent Representations) or 8.4(b)(iii) (Parent Material Adverse Effect) due to the occurrence of the Specified Effects at a time when this Agreement was terminable by Parent pursuant to Sections 8.3(b)(ii) (Company Representations) or 8.3(b)(iii) (Company Material Adverse Effect) and Parent would not have had the right to so terminate this Agreement but for the Specified Effects, or (iii) by the Company or Parent pursuant to Section 8.2(a) (Outside Date) at a time when this agreement is terminable by Parent in circumstances set forth in Section 8.5(d)(i) or by the Company in circumstances set forth in Section 8.5(d)(ii), Parent shall pay the Company the Parent Expense Reimbursement by wire transfer of immediately available cash funds no later than two Business Days after Parent receives documentation supporting such amount of Parent Expense Reimbursement. In no event shall Parent be required to pay the Parent Expense Reimbursement on more than one occasion.

(e) The Parties hereby acknowledge and agree that the agreements contained in this Section 8.5 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company or Parent (the “Payment Party”) fails to promptly pay the applicable amount due pursuant to this Section 8.5, and, in order to obtain such payment, the other Party (the “Recipient Party”) commences a suit that results in a judgment against the Payment Party for the Company Termination Fee, Parent Expense Amount or Parent Expense Reimbursement, as applicable, the Payment Party shall pay to the Recipient Party, as applicable, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Company Termination Fee, Parent Expense Amount or Parent Expense Reimbursement, as applicable, awarded in the judgment at the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment. Notwithstanding anything in this Agreement to the contrary, in the event the Agreement is terminated under the circumstances in which the Company Termination Fee is payable: (i) the payment by the Company of the Company Termination Fee pursuant to Section 8.5(b) (including, in each case, any additional amount payable pursuant to this Section 8.5(e)) shall be the sole and exclusive remedy of Parent, Merger Sub and any of their respective Affiliates and Representatives, (ii) (x) none of Parent, Merger Sub or any of their respective Affiliates or Representatives or any other Person shall, and no such Person shall be entitled to, bring, threaten, commence, maintain or seek any recovery in connection with (and each such Person hereby irrevocably covenants not to bring, threaten, commence, maintain or seek any recovery in connection with) and (y) the Company, its Affiliates and Representatives shall not have any liability for or with respect to, in the case of each of clauses (x) and (y), any action, suit, claim, Proceeding, investigation, arbitration or inquiry against the Company, its Affiliates or Representatives arising out of this Agreement, any of the Transactions, any breach of any agreement or covenant or any inaccuracy in any representation or warranty set forth in this Agreement, any matters forming the basis for such termination or any loss suffered as a result of the failure of the Merger or any other Transactions. In no event shall Parent or the Company be entitled to receive more than one payment of the Company Termination Fee, Parent Expense Amount or Parent Expense Reimbursement, as applicable. If Parent receives the Company Termination Fee, then Parent will not be entitled to also receive a payment of the Parent Expense Amount; upon payment of any Company Termination Fee, any Parent Expense Amount previously paid by the Company shall be credited against the amount of the Company Termination Fee. Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that in the event that the Company Termination Fee, Parent Expense Reimbursement or Parent Expense Amount, as applicable, becomes payable by, and is paid by, the Company or Parent, as applicable, such fee or amount, as applicable, shall be Parent’s or the Company’s, as applicable, sole and exclusive remedy for monetary damages pursuant to this Agreement; provided, however, no such payment shall relieve the Company or Parent, as applicable, of any liability or damages to the Company, Parent or Merger Sub, as applicable, resulting from fraud or any Willful Breach of this Agreement.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1 Survival. None of the representations and warranties in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

9.2 Modification or Amendment; Waiver.

(a) Subject to the provisions of applicable Law and the provisions of Section 6.15 (Indemnification; Directors’ and Officers’ Insurance), at any time prior to the Effective Time, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment, modification or waiver, by Parent, Merger Sub and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law, except to the extent expressly provided otherwise in Section 8.5.

9.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.4 Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b) Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter is the subject of the Proceeding is vested exclusively in the United States federal courts, such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 9.4(b) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.4(c).

9.5 Specific Performance.

(a) Subject to this Section 9.5(a), each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Chosen Courts without necessity of posting a bond or other form of security. Each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants or obligations in this Agreement and no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

(b) To the extent any Party brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than a Proceeding to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to (i) the 20th Business Day following the resolution of such Proceeding, or (ii) such other time period established by the Chosen Court presiding over such Proceeding.

9.6 Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email (but only if the sender does not receive e-mail notification of failed transmission or delivery). Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address, facsimile number or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 9.6:

If to the Company:

Berry Corporation (bry)

16000 N. Dallas Pkwy., Suite 500

Dallas, TX 75248

Attention:   [***]

Email:     [***]

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention:   Lande Spottswood

Email:     lspottswood@velaw.com

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

Attention:   Sang Lee

Email:     slee@velaw.com

If to Parent or Merger Sub:

California Resources Corporation

1 World Trade Center, Suite 1500

Long Beach, CA 90831

Attention:   [***]

Email:     [***]

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, California 90067

Attention:   Alison S. Ressler; Bradley S. King

Email:     resslera@sullcrom.com; kingbrad@sullcrom.com

9.7 Entire Agreement.

(a) This Agreement (including the Exhibits, Schedules and Annex), the Company Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings and, representations and warranties, whether oral or written, with respect to such matters.

(b) In the event of (i) any inconsistency between the statements in the body of this Agreement, on the one hand, and the Exhibits, Schedules and Annex and the Company Disclosure Letter (other than an exception expressly set forth in the Company Disclosure Letter), on the other hand, the statements in the body of this Agreement shall control, or (ii) any inconsistency between the statements in the body of this Agreement, on the one hand, and the Confidentiality Agreement, on the other hand, the statements in the body of this Agreement shall control.

(c) Each Party acknowledges and agrees that the provisions set forth in Section 4.26 (No Additional Representations) and Section 5.14 (No Additional Representations or Warranties) and, without limiting such provisions, additionally acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement (i) no Party has made or is making any other representations, warranties, statements, information or inducements, (ii) no Party has relied on or is relying on any other representations, warranties, statements, information or inducements and (iii) each Party hereby disclaims reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made by, or made available by, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions, and notwithstanding the distribution, disclosure or other delivery to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing, and waives any claims or causes of action relating thereto, other than those for claims of fraud arising from or relating to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.

9.8 Third Party Beneficiaries. Except (a) from and after the Effective Time, the Indemnified Parties with respect to the provisions of Section 6.15 (Indemnification; Directors’ and Officers’ Insurance), (b) the Company with respect to the right to recover Benefit of the Bargain Damages (it being understood that, if the relief of specific performance causing Parent to consummate the Closing in accordance with Section 9.5(a) is available to the Company under the terms of this Agreement in light of the circumstances, the Company shall not recover Benefit of the Bargain Damages unless the Company has sought and been denied such specific performance in the applicable forum specified in Section 9.4(b), and it being further understood that the Company can seek both an order of such specific performance and Benefit of the Bargain Damages concurrently, but shall not be entitled to receive Benefit of the Bargain Damages unless such specific performance has been denied in the applicable forum specified in Section 9.4(b)) pursuant to Section 8.5(a), the last sentence of this Section 9.8 and Section 261(a)(1) of the DGCL, (c) from and after the Effective Time, the rights of the Company Stockholders and the holders of the Company Equity Awards to receive the consideration as provided in ARTICLE II and (d) the limitations on liability of the Company and its Affiliates and Representatives (and other protections arising from the covenants not to sue and related provisions) set forth in Section 8.5(e), the Parties hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties, those Persons referred to in clauses (a)-(d) of this Section 9.8, but only to the extent expressly provided for therein and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including, without limiting the generality of Section 9.7(c) (Entire Agreement), the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding anything herein to the contrary, the rights granted pursuant to clause (b) of this Section 9.8 and the provisions of Section 8.5(a), in accordance with Section 261(a)(1) of the DGCL, with respect to the recovery of damages based on the losses suffered by the Company Stockholders (including the loss of the right to receive the Merger Consideration that the Company Stockholders would have received if the Merger were consummated pursuant to the terms of this Agreement) shall only be enforceable on behalf of the Company Stockholders by the Company in its sole and absolute discretion, as agent for the Company Stockholders, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the shares of Company Common Stock and subsequently be transferred therewith and, consequently, any damages, settlements, awards or other amounts recovered or received by the Company with respect to such losses or claims (net of expenses incurred by the Company in connection therewith or in connection with the entry into and negotiation of this Agreement or any of the Transactions) may, among other things, and in the Company’s sole and absolute discretion: (i) be distributed, in whole or in part, by the Company to the record holders of the shares of Company Common Stock as of the date determined by the Company in its sole and absolute discretion or (ii) be retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit in its sole and absolute discretion.

9.9 Non-Recourse. Unless expressly agreed to otherwise by the Parties in writing, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions may only be brought against the Persons expressly named as Parties (or any of their respective successors, legal representatives and permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any Party or of any Affiliate of any Party, or any of their respective successors, Representatives and permitted assigns, shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions; provided, however, that nothing in this Section 9.9 shall limit any liability or other obligation of the Parties for breaches of the terms and conditions of this Agreement.

9.10 Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Any obligation of one Party to any other Party under this Agreement which obligation is performed, satisfied or properly fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

9.11 Transfer Taxes. Except as otherwise provided in Section 3.4, all Transfer Taxes incurred in connection with the Transactions shall be paid by Parent. The Parties will cooperate in good faith in the filing of any Tax Returns with respect to Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of any such Transfer Taxes.

9.12 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.13 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors, legal representatives and permitted assigns). Except as may be required to satisfy the obligations contemplated by Section 6.15 (Indemnification; Directors’ and Officers’ Insurance), no Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, except as provided for in Section 9.10 (Fulfillment of Obligations), and any attempted or purported assignment or delegation in violation of this Section 9.13 shall be null and void; provided, however, that Parent may designate another wholly-owned direct or indirect Subsidiary to be a constituent corporation in the Merger in lieu of

Merger Sub, so long as Parent provides the Company with advance written notice thereof, in which event all references to Merger Sub in this Agreement shall be deemed references to such other wholly-owned Subsidiary of Parent, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other wholly-owned Subsidiary as of the date of such designation; provided, further that no assignment, delegation or designation shall relieve Parent of any of its obligations pursuant to this Agreement or in any way adversely impact the Intended Tax Treatment. Parent shall be solely responsible (and reimburse, defend and hold harmless the Company and its Affiliates) for any Taxes of the Company and its Affiliates arising out of any designation contemplated by this Section 9.13.

9.14 Definitions.

(a) Certain Definitions. For purposes of this Agreement, the capitalized terms (including, with correlative meaning, their singular and plural variations) have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

(b) Terms Defined Elsewhere. For purposes of this Agreement, the following terms shall have the meaning specified in the Section set forth opposite to such term:

Term	Section
Agreement	Preamble
Alternate Counsel	7.3(e)
Alternative Acquisition Agreement	6.3(c)(i)(D)
Antitrust Approval	6.7(a)
Applicable Date	4.5(a)
Book-Entry Share	2.2
Burdensome Condition	6.7(e)
Bylaws	1.5
Certificate	2.2
Certificate of Merger	1.3
Change of Recommendation	6.3(c)(i)(D)
Charter	1.4
Chosen Courts	9.4(b)
Closing	1.2
Closing Date	1.2
Company	Preamble
Company 2025 Budget	6.1(b)(xviii)
Company 401(k) Plan	6.12(c)
Company Board	Recitals
Company Common Stock	Recitals
Company Compensation Committee	2.5(b)(i)
Company Contracts	4.18(b)
Company Disclosure Letter	ARTICLE IV
Company Equity Award Schedule	4.2(c)
Company Independent Petroleum Engineers	4.16(a)
Company Insurance Policies	4.20
Company Intellectual Property	4.14(a)
Company IT Assets	4.14(f)
Company Permits	4.9(a)
Company Preferred Stock	4.2(a)
Company PSU	2.5(b)(i)
Company Recommendation	4.3(b)

Term	Section
Company Related Party Agreement	4.22
Company Reports	4.5(a)
Company Reserve Reports	4.16(a)
Company RSU	2.5(a)(i)
Company Tax Certificate	6.13(b)
Company Tax Counsel	7.3(e)
Company Termination Fee	8.5(b)
Continuing Employee	6.12(a)
Costs	6.15(a)
Creditors’ Rights	4.3(a)
D&O Insurance	6.15(b)
DGCL	Recitals
Disclosing Party	6.7(d)
DLLCA	Recitals
DOJ	6.7(b)
Effect	Annex A
Effective Time	1.3
Eligible Shares	2.1
Employment Laws	4.11(d)
Encumber	Annex A
ERISA Affiliate	4.10(g)
ERISA Plans	Annex A
Exchange Agent	3.1
Exchange Fund	3.1
Exchange Ratio	2.1
Antitrust Approval	6.7(a)
FERC Approval	6.7(a)
FERC Approval Submission	6.7(c)
Finance Committee	Recitals
Financing	6.20(a)
First Extension Date	8.2(a)
FTC	6.7(b)
HSR Act	4.4
Indemnified Parties	6.15(a)
Initial Outside Date	8.2(a)
Intended Tax Treatment	2.6
Leased Real Property	4.15(b)
Leases	4.15(b)
Letter of Transmittal	3.2(a)
Merger	Recitals
Merger Consideration	2.1
Merger Sub	Preamble
Merger Sub Board	Recitals
Non-DTC Book-Entry Share	3.2(b)
Non-Single Trigger Company PSU	2.5(b)(ii)
Order	4.13
Original Date	6.5(b)
Outside Date	8.2(a)
Owned Real Property	4.15(a)
Parent	Preamble
Parent 401(k) Plan	6.12(c)

Term	Section
Parent Board	Recitals
Parent Capital Stock	5.2(a)
Parent Common Stock	Recitals
Parent ESPP	5.2(a)
Parent LTIP	5.2(a)
Parent Preferred Stock	5.2(a)
Parent Reports	5.5(a)
Parent RSU	2.5(a)(ii)
Parent Tax Certificate	6.13(b)
Parent Tax Counsel	6.13(b)
Party/Parties	Preamble
Payment Party	8.5(e)
Proxy/Prospectus	6.4(a)
Real Property	4.15(b)
Receiving Party	6.7(d)
Recipient Party	8.5(e)
Registered Company IP	4.14(a)
Registration Statement	6.4(a)
Required Information	6.20(a)(i)
Requisite Company Vote	4.3(a)
Rights-of-Way	4.15(c)
Sanctions	Annex A
Single Trigger Company Equity Awards	2.5(c)
Single Trigger Company PSU	2.5(b)(i)
Single Trigger Company RSU	2.5(a)(i)
Specified Effects	Annex A
Surviving Corporation	1.1
Tail Period	6.15(b)
Tax Certificates	6.13(b)
Trade Secrets	Annex A
Trademark	Annex A
Transaction Litigation	6.19
Transactions	Recitals
Union	4.11(b)

9.15 Interpretation and Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The Preamble, and all Recital, Article, Section, Subsection, Schedule, Annex and Exhibit references used in this Agreement are to the recitals, articles, sections, subsections, schedules, annex and exhibit to this Agreement unless otherwise specified herein.

(c) Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “including without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; and (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

(d) Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars.

(e) Except as otherwise expressly provided herein, when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days, shall refer to calendar days unless Business Days are specified.

(f) Except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(g) The Company Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in ARTICLE IV or ARTICLE V, as applicable, or to one or more covenants contained in this Agreement. Inclusion of any items or information in the Company Disclosure Letter shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or to affect the interpretation of such term for purposes of this Agreement.

(h) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties to this Agreement as of the date first written above.

BERRY CORPORATION (BRY)

By:	/s/ Danielle Hunter
Name: Danielle Hunter
Title: President

CALIFORNIA RESOURCES CORPORATION

By:	/s/ Francisco J. Leon
Name: Francisco J. Leon
Title: President and Chief Executive Officer

DORNOCH MERGER SUB, LLC

By:	/s/ Francisco J. Leon
Name: Francisco J. Leon
Title: Manager

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

“Acceptable Confidentiality Agreement” means any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Company that (a) contains confidentiality provisions that are not, in the aggregate, materially less favorable to the Company than the terms of the Confidentiality Agreement, and does not contain any exclusivity provision or other term that would restrict, in any manner, the Company’s ability to comply with the terms of this Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals, or (b) was entered into prior to the date of this Agreement, in each case of the foregoing clauses (a) and (b) that does not restrict, in any manner, the Company’s ability to consummate the Transactions or to comply with its disclosure obligations to Parent pursuant to this Agreement.

“Acquisition Proposal” means (a) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries, (b) any acquisition by any Person or group (as defined under Section 13 of the Exchange Act) resulting in, or (c) any proposal, offer, inquiry or indication of interest that, in each case, if consummated would result in any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of the Company or 20% or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries) of the Company, in each case other than the Transactions.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

“Anti-Corruption Laws” means any applicable Law for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., U.K. Bribery Act 2010, laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any applicable anti-corruption or anti-bribery Law of any other applicable jurisdiction.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other United States or non-United States antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Benefit of the Bargain Damages” means damages of up to $40,255,219.00, only to the extent proven, based on the loss of the premium (which the parties agree for purposes hereof is valued at $40,255,219.00) that the Company Stockholders would have received if the Merger were consummated pursuant to the terms of this Agreement pursuant to Section 261(a)(1) of the DGCL and subject to the last sentence of Section 9.8 of this Agreement.

“Business Day” means any day ending at 11:59 p.m. (Pacific Time) other than a Saturday or Sunday or a day on which banks in the City of Los Angeles, Dallas, Texas, or the Department of State of the State of Delaware is required or authorized by Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, defined benefit pension plan, equity, equity-based, incentive, bonus, retention, supplemental retirement, profit sharing, insurance, disability, medical, welfare, fringe, vacation or other benefits or remuneration of any kind.

“Company Credit Agreements” means the Term Loan Credit Agreement and the Revolving Credit Agreement.

“Company Equity Awards” means, collectively, the Company RSUs and Company PSUs.

“Company Material Adverse Effect” means any fact, circumstance, effect, change, event or development (“Effect”) that has, or would reasonably be expected to have, a material adverse effect on (a) the ability of the Company or its Subsidiaries to consummate the Transactions or (b) the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that with respect to this clause (b) only, except in respect of such Effects directly or indirectly resulting from, arising out of, attributable to or related to any application of any applicable California state Law following the date of this Agreement, or any Proceeding to enforce any such application (such effects, the “Specified Effects”), no Effect (by itself or when aggregated or taken together with any and all other Effects) to the extent directly or indirectly resulting from, arising out of, or attributable to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect” or shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic conditions (or changes in such conditions) or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices);

(iv) political or geopolitical conditions (including actual or threatened tariffs and sanctions) or acts of war, sabotage, terrorism, civil or political unrest or cyberterrorism (including any escalation or general worsening of any such acts of war, sabotage, terrorism, civil or political unrest or cyberterrorism);

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, pandemics or weather conditions and any governmental or industry responses thereto;

(vi) the negotiation, execution or announcement of this Agreement, the identity of the Parties, or the pendency or consummation of the Transactions (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transactions);

(vii) changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing;

(viii) any change in the stock price or trading volume of the Company Common Stock, any failure by the Company to meet any analysts’ estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur);

(ix) changes in Law or other legal or regulatory conditions, or the interpretation thereof;

(x) compliance with the terms of, or the taking of any action expressly permitted or required by, this Agreement (except for any obligation under this Agreement to operate in the Ordinary Course (or similar obligation) pursuant to Section 6.1); or

(xi) actual or threatened Transaction Litigation;

provided, however, except to the extent such Effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i)–(v) and (ix) disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated industry participants, in which case only the incremental disproportionate Effect shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur with respect to clause (b).

“Company Person” means any current or former employee, director or independent contractor (who is a natural person) of the Company or any of its Subsidiaries.

“Company Stockholders” means the stockholders of the Company.

“Company Stockholders Meeting” means the meeting of the Company Stockholders to be held in connection with the Merger, as may be adjourned or postponed from time to time.

“Confidentiality Agreement” means the confidentiality agreement, entered into between the Company and Parent, dated January 13, 2025.

“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, expiration of waiting periods or authorization.

“DTC” means The Depositary Trust Company.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis, and Retrieval database system.

“Economic Sanctions/Trade Laws” means (a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, any European Union Member State, or the United Kingdom (“Sanctions”); (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (c) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country applicable to a Party hereto, except to the extent inconsistent with U.S. law.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, prior assignment, license, sublicense, or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to “Encumber”).

“Environmental Law” means any and all applicable Laws pertaining to (a) prevention of pollution or protection of the environment (including any natural resource damages); (b) the generation, use, storage, treatment, disposal, presence or Release of Hazardous Materials into the indoor or outdoor environment; and (c) human health and safety solely as it relates to the handling of or exposure of any person to Hazardous Materials.

“Equity Award Cash-Out Price” means (x) the Parent Stock Price multiplied by (y) the Exchange Ratio.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Shares” means shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent and shares of Company Common Stock owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, and in each case not held on behalf of third parties.

“Exempt Wholesale Generator” means an “exempt wholesale generator” as that term is defined in PUHCA.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“Fair Labor Standards Act” means the Fair Labor Standards Act of 1938.

“FERC” means the U.S. Federal Energy Regulatory Commission.

“Financial Statements” means the Company and its Subsidiaries’ consolidated balance sheets, consolidated statements of operations, statements of stockholders’ equity and statements of cash flows.

“FPA” means the U.S. Federal Power Act.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means (a) any director, officer, employee or representative of any Governmental Entity; (b) any director, officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Entity, including any state-owned or controlled company or organization; (c) any director, officer, employee or representative of any public international organization, such as the United Nations or the World Bank; (d) any person acting in an official capacity for any Governmental Entity, or organization identified above; and (e) any political party, party official or candidate for political office.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered by or with any Governmental Entity.

“Hazardous Materials” means any (a) chemical, product, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic, or that is otherwise regulated due to its harmful or deleterious properties, under any Environmental Law; (b) asbestos containing materials, lead-based paint, toxic mold, polychlorinated biphenyls, per-and polyfluoroalkyl substances, or radon; and (c) any Hydrocarbons.

“Hedging Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including natural gas, natural gas liquids, crude oil and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons, or any combination thereof.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the Ordinary Course, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the Ordinary Course.

“Intellectual Property Rights” means any and all intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including rights in the following: (a) utility models, supplementary protection certificates, invention disclosures, registrations, patents and applications for same, and extensions, divisionals, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, d/b/a’s, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common law rights and goodwill associated with the foregoing and symbolized thereby) (collectively, “Trademarks”); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof; (d) trade secrets, know-how, and other rights in information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable (collectively, “Trade Secrets”); (e) Internet domain name registrations; and (f) all other intellectual property, industrial or proprietary rights.

“Intervening Event” means any Effect after the date of this Agreement that was not known by nor was reasonably foreseeable to the Company Board as of the date of this Agreement; provided that in no event shall the following be taken into account for purposes of determining whether an Intervening Event has occurred: any Effect (a) that involves or relates to an Acquisition Proposal or a Superior Proposal or any inquiry or communications or matters relating thereto; (b) related to the fact that the Company meets or exceeds any internal or analysts’ expectations or projections (provided, that the underlying cause of such change may be taken into account, to the extent not otherwise excluded by this definition); or (c) resulting from any changes or lack thereof in the market price or trading volume of the Company Common Stock (provided, that the underlying cause of such change may be taken into account, to the extent not otherwise excluded by this definition).

“IT Assets” means computers, Software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Knowledge” when used in this Agreement (a) with respect to the Company or any of its Subsidiaries means the actual knowledge of the Persons listed on Section 9.14(a) of the Company Disclosure Letter after reasonable inquiry of their respective direct reports and (b) with respect to Parent means the actual knowledge of the Persons set forth in Schedule B to this Agreement after reasonable inquiry of their respective direct reports.

“Laws” means any law, including common law, rule, regulation, ordinance, code, judgment, order, treaty, convention, binding governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity.

“Money Laundering Laws” means any Law governing financial recordkeeping and reporting requirements, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, and any applicable money laundering-related Laws of other jurisdictions where the Company and its Subsidiaries conduct business, conduct financial transactions or own assets.

“Most Recent Balance Sheet” means the Company’s most recent consolidated balance sheet included in or incorporated by reference into the Company Reports and publicly available on EDGAR prior to the date of this Agreement.

“NASDAQ” means the NASDAQ Stock Market.

“NYSE” means the New York Stock Exchange.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights to produce Hydrocarbons from real property interests.

“Oil and Gas Properties” means all interests in and rights with respect to (a) material oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (b) all Wells located on or producing from such leases and properties.

“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business and past practices of such Person.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (b) with respect to a partnership, the certificate of formation and partnership agreement, or comparable documents, (c) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the limited liability company or operating agreement, or comparable documents, and (d) with respect to any other Person, the organizational, constituent and/or governing documents and/or instruments of such Person.

“Parent Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Parent or any of its Subsidiaries including, but not limited to, ERISA Plans, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, defined benefit pension plan, equity, equity-based, incentive, bonus, retention, supplemental retirement, profit sharing, insurance, disability, medical, welfare, fringe, vacation or other benefits or remuneration of any kind.

“Parent Expense Amount” means the reasonable, documented, out-of-pocket fees, costs and expenses (including all fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants) incurred or paid by or on behalf of Parent or any of its Subsidiaries in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the Transactions (including the Merger, and the issuance of Parent Common Stock in the Merger); provided, however, that in no event shall the Parent Expense Amount exceed $5,000,000.00.

“Parent Expense Reimbursement” means the reasonable, documented, out-of-pocket fees, costs and expenses (including all fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants) incurred or paid by or on behalf of the Company in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the Transactions (including the Merger); provided, however, that in no event shall the Parent Expense Reimbursement exceed $5,000,000.00.

“Parent Material Adverse Effect” means any Effect that has, or would reasonably be expected to have, a material adverse effect on (a) the ability of Parent or its Subsidiaries to consummate the Transactions or (b) the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that with respect to this clause (b) only, except in respect of the Specified Effects, no Effect (by itself or when aggregated or taken together with any and all other Effects) to the extent directly or indirectly resulting from, arising out of, or attributable to any of the following shall be deemed to be or constitute a “Parent Material Adverse Effect” or shall be taken into account when determining whether a “Parent Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic conditions (or changes in such conditions) or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices);

(iv) political or geopolitical conditions (including actual or threatened tariffs and sanctions) or acts of war, sabotage, terrorism, civil or political unrest or cyberterrorism (including any escalation or general worsening of any such acts of war, sabotage, terrorism, civil or political unrest or cyberterrorism);

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, pandemics or weather conditions and any governmental or industry responses thereto;

(vi) the negotiation, execution or announcement of this Agreement, the identity of the Parties, or the pendency or consummation of the Transactions (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transactions);

(vii) changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing;

(viii) any change in the stock price or trading volume of the Parent Common Stock, any failure by Parent to meet any analysts’ estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Parent or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether a Parent Material Adverse Effect has occurred or may, would or could occur);

(ix) changes in Law or other legal or regulatory conditions, or the interpretation thereof;

(x) compliance with the terms of, or the taking of any action expressly permitted or required by, this Agreement (except for any obligation under this Agreement to operate in the Ordinary Course (or similar obligation) pursuant to Section 6.2); or

(xi) actual or threatened Transaction Litigation;

provided, however, except to the extent such Effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) –(v) and (ix) disproportionately adversely affect Parent and its Subsidiaries, taken as a whole, as compared to other similarly situated industry participants, in which case only the incremental disproportionate Effect shall be taken into account when determining whether a “Parent Material Adverse Effect” has occurred or may, would or could occur with respect to clause (b).

“Parent Stock Price” means the volume weighted average price per share of Parent Common Stock on NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the period of the 15 consecutive trading days ending on and including the second full trading day prior to the Effective Time.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Permitted Encumbrances” means:

(a) to the extent not applicable to the Transactions or otherwise waived prior to the Effective Time, maintenance of uniform interest provisions, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts or Oil and Gas Leases, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

(b) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the Ordinary Course for amounts not yet delinquent and Encumbrances for Taxes or other assessments or governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the Ordinary Course and for which adequate reserves have been established in accordance with GAAP by the party responsible for payment thereof;

(c) Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Reports and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the Company Reserve Reports;

(d) Encumbrances arising in the Ordinary Course under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the value, use or operation of the property encumbered thereby;

(e) such Encumbrances as Parent may have expressly waived in writing;

(f) all easements, Encumbrances, zoning restrictions, rights-of-way, covenants, restrictions, servitudes, permits, surface leases, and other similar matters in respect of surface operations, and easements and rights-of-way for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way on, over or in respect of any of the properties of the Company or any Subsidiaries of the Company;

(g) all matters disclosed by the public records or that would be disclosed by a current and accurate survey of the Real Property that do not materially interfere with the operation or use of the property or the asset affected thereby;

(h) any Encumbrances (i) discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with Closing) and (ii) arising under the Company Credit Agreements;

(i) Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions;

(j) non-exclusive licenses of Company Intellectual Property granted in the Ordinary Course to (i) customers or (ii) vendors providing services to the Company or any Subsidiaries of the Company;

(k) Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other matters and encumbrances that would be accepted by a reasonably prudent purchaser of oil and gas interests, that would not reduce the net revenue interest share of the Company or any Subsidiaries of the Company, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Reports, with respect to such lease, or increase the working interest of the Company or any Subsidiaries of the Company in any Oil and Gas Lease above the working interest shown on the Company Reserve Reports, with respect to such lease; or

(l) non-exclusive licenses of Intellectual Property Rights.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Personal Information” means any information or data that is considered “personal information,” “personally identifiable information”, “sensitive personal information”, “private information” or similar term under applicable Laws.

“Privacy Laws” means all Laws relating to the privacy, collection, use, retention, storage, sharing, security, disclosure, transfer, disposal and other processing of Personal Information, and all rules and regulations promulgated thereunder.

“Proceeding” means any claim (including a claim of a violation of applicable Law or Environmental Law), action, cause of action, demand, litigation, suit, grievance, audit, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Production Burdens” means any and all royalties (including lessor’s royalties and non-participating royalties), overriding royalties, production payments, shut-in royalties, net profit interests or other burdens upon, measured by or payable out of Hydrocarbon production.

“PUHCA” means the Public Utility Holding Company Act of 2005.

“Qualifying Facility” means a “qualifying facility” as that term is defined in the Public Utility Regulatory Policies Act of 1978.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Revolving Credit Agreement” means that certain Senior Secured Revolving Credit Agreement, dated as of December 24, 2024, among the Company, as borrower, Texas Capital Bank, as administrative agent, the guarantors party thereto from time to time, and the lenders party thereto from time to time, as amended, amended and restated or otherwise modified from time to time.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions Laws (as of the date hereof, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine).

“Sanctions Target” means any Person that is the target of Sanctions, including (a) any blocked or prohibited Person listed on any applicable sanctions list; (b) any Person operating, organized, or ordinarily resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; and (d) any Person that is, in the aggregate, 50% or more owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a), (b) or (c).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source-code, object-code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

“Specified Subsidiary” means a Subsidiary of the Company listed on Section 9.14(b) of the Company Disclosure Letter.

“Stock Plans” means, collectively, the Company’s 2017 Omnibus Incentive Plan, Amended and Restated 2017 Omnibus Incentive Plan, Second Amended and Restated 2017 Omnibus Incentive Plan and 2022 Omnibus Incentive Plan, in each case as amended or restated from time to time.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) more than 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal made after the date of this Agreement that would result in a Person or group (as defined under Section 13 of the Exchange Act), other than Parent or any of its Subsidiaries or controlled Affiliates, becoming the beneficial owner of, directly or indirectly, more than 50% of the total voting power of the equity securities of the Company (or of the surviving entity in a merger involving the Company, as applicable) or more than 50% of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries), of the Company that the Company Board has determined in good faith, after consultation with outside legal counsel and its financial advisor that (a) if consummated, would result in a transaction more favorable to the Company’s Stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of this Agreement proposed by Parent and the time likely to be required to consummate such Acquisition Proposal) and (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, and the identity of the Person or Persons making the proposal.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law.

“Tax” or “Taxes” means any and all taxes and similar charges, duties, levies or assessments in the nature of tax, including, but not limited to, all federal, state, local and foreign income, estimated, business, occupation, corporate, profits, franchise, net income, gross receipts, transfer, stamp, license, capital impact fee, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, tariff and occupancy, imposed by any Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns, reports, statements or other documents (including elections, declarations, disclosures, schedules, estimates, information returns and any related or supporting information), including any schedule or attachment thereto and any amendment thereof, filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.

“Term Loan Credit Agreement” means that certain Senior Secured Term Loan Credit Agreement, dated as of November 6, 2024, among the Company, as borrower, certain Subsidiaries of the Company, as guarantors, Breakwall Credit Management LLC, as administrative agent, and the lenders from time to time party thereto, as amended by that certain First Amendment, dated as of December 24, 2024, and as otherwise amended, amended and restated or otherwise modified from time to time.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration, excise, real property transfer or gains, and other similar such Taxes and all conveyance fees, recording fees and other similar charges; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar Taxes.

“Treasury Regulations” means the United States Department of the Treasury regulations promulgated under the Code.

“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would reasonably be expected to result in a breach of this Agreement.

Exhibit A

Form of Certificate of Incorporation of the Surviving Corporation

[Attached]

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BERRY CORPORATION (bry)

ARTICLE I

NAME

The name of the corporation is: Berry Corporation (bry) (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address, including street, number, city, and county of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE IV

AUTHORIZED CAPITAL STOCK

Section 1. The Corporation shall be authorized to issue 1,000 shares of capital stock, all of which 1,000 shares shall be shares of common stock, par value $0.01 per share (the “Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

ARTICLE V

DIRECTOR REMOVAL

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

BYLAW AMENDMENTS

In furtherance and not in limitation of those powers conferred by law, the board of directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation (the “By-Laws”).

ARTICLE VII

SHAREHOLDER MATTERS

Meetings of the stockholders shall be held at such place, within or without the State of Delaware as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE IX

LIMITATION ON DIRECTOR LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. In the event that it is determined that Delaware law does not apply, the liability of a director of the Corporation to the company or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE X

INDEMNIFICATION OF DIRECTORS AND OFFICERS

(A) Generally. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, manager, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter, a “Covered Person”), whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as director, officer, manager, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as amended from time to time (but in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Covered Person in connection therewith, and that indemnification shall continue as to a Covered Person who has ceased to be a director, officer, manager, employee or agent and shall inure to the benefit of his or her heirs, executors, administrators and personal and legal representatives; provided, however, that, except as provided in paragraph (C) of this Article, the Corporation shall indemnify any such Covered Person seeking indemnification in connection with a proceeding (or part thereof) initiated by that Covered Person, only if that proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL, as amended from time to time, requires, the payment of such expenses incurred by a director or officer in his capacity as a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced, if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. No director or officer will be required to post any bond or provide any other security with respect to any such undertaking.

(B) Primary Indemnitor. The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the By-Laws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph.

(C) Right of Claimant to Bring Suit. If a claim under this Article is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting that claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking, if any, is required and has been tendered to the Corporation) that the claimant has failed to meet a standard of conduct that makes it permissible under Delaware law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, its independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(D) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-Laws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board or otherwise.

(E) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, manager, employee or agent of the Corporation or another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against that expense, liability or loss under Delaware law.

(F) Expenses as a Witness. To the extent any director, officer, manager, employee or agent of the Corporation is by reason of such position, or a position with another entity at the request of the Corporation, a witness in any action, suit or proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

(G) Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(H) Severability. If any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article (including, without limitation, each portion of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article (including, without limitation, each such portion of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(I) Nature of Rights; Amendments to this Article. The rights conferred upon indemnitees in this Article shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any repeal, amendment or modification of this Article or any of the provisions hereof shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Schedule A

Company Disclosure Letter

[Intentionally omitted]

Schedule B

Knowledge of Parent

[Intentionally omitted]

Annex B

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

As of September 14, 2025

The Board of Directors

Berry Corporation (bry)

16000 N. Dallas Pkwy. Suite 500

Dallas, TX 75248

Members of the Board:

We understand that Berry Corporation (bry) (“Berry”) and California Resources Corp (“CRC”) intend to enter into an Agreement and Plan of Merger to be dated as of September 14, 2025 (the “Agreement”) pursuant to which Dornoch Merger Sub, LLC, a wholly owned subsidiary of CRC (“Merger Sub”), will merge with and into Berry (the “Merger”) and Berry will become a wholly owned subsidiary of CRC. Pursuant to the Agreement, each of the issued and outstanding shares of the common stock, par value $0.001 per share, of Berry (subject to certain exceptions) will be converted into 0.0718 shares of common stock, par value $0.01 per share, of CRC (the “Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of shares of the common stock of Berry.

In connection with rendering our opinion, we have:

•	Reviewed a draft of the Agreement dated as of September 14, 2025;

•	Reviewed certain publicly available business and financial information regarding each of Berry and CRC;

•

Reviewed certain non-public business and financial information regarding Berry and its business and future prospects (including certain financial projections for Berry for the years ending December 31, 2025 through December 31, 2088 (the “Berry-Provided Financial Projections”) and certain other estimates and other forward-looking information), all as prepared by, discussed with and approved for our use by Berry’s senior management (collectively with the Synergy Estimates (as defined below), the “Berry-Provided Information”);

•

Reviewed certain non-public business and financial information regarding CRC and its businesses and future prospects and certain other estimates and other forward-looking information, all as prepared by and discussed with CRC’s senior management and reviewed by, discussed with and approved for our use by Berry’s senior management (the “CRC-Provided Information”);

•

Reviewed selected Wall Street equity research reports regarding CRC, including certain financial forecasts for CRC and certain adjustments thereto and illustrative extrapolations thereof, all as discussed with CRC’s senior management and reviewed by, discussed with and approved for our use by Berry’s senior management (the “Research-Based Financial Projections”);

•

Reviewed certain estimated cost savings, operating synergies and other combination benefits expected to result from the Merger and estimated costs to achieve the same (collectively, the “Synergy Estimates” or the “Synergies”), all as prepared by CRC’s senior management and discussed with and approved for our use by Berry’s senior management;

The Board of Directors

Berry Corporation (bry)

As of September 14, 2025

•

Discussed with Berry’s senior management their strategic and financial rationale for the Merger as well as their views of Berry’s and CRC’s respective businesses, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the oil and gas production and exploration sector;

•	Performed net asset value calculations with respect to Berry using discounted cash flow analyses based on the Berry-Provided Financial Projections;

•	Performed discounted cash flow analyses with respect to CRC based on the Research-Based Financial Projections;

•

Compared the financial performance of Berry and CRC and certain trading multiples and the trading activity of the common shares of Berry and CRC with corresponding data for certain publicly traded companies that we deemed relevant in evaluating Berry and CRC;

•	Reviewed acquisition premia associated with certain precedent mergers and acquisitions that we deemed relevant in evaluating the Merger;

•	Reviewed the historical prices, certain trading multiples and the trading activity of the common shares of Berry and CRC;

•	Reviewed the pro forma financial results, financial condition and capitalization of CRC giving effect to the Merger; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:

•

We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with Berry or CRC (including, without limitation, the Berry-Provided Information, the CRC-Provided Information and the Research-Based Financial Projections) or obtained from public sources, data suppliers and other third parties.

•

We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Berry-Provided Information, the CRC-Provided Information or the Research-Based Financial Projections), (ii) express no view or opinion regarding the reasonableness or achievability of the Berry-Provided Financial Projections, the Research-Based Financial Projections, the Synergy Estimates, any other estimates or any other forward-looking information provided by Berry or CRC or the assumptions upon which any of the foregoing are based and (iii) have relied upon the assurances of Berry’s senior management that they are (in the case of the Berry-Provided Information) and have assumed that CRC’s senior management are (in the case of the CRC-Provided Information) unaware of any facts or circumstances that would make the Berry-Provided Information or the CRC-Provided Information incomplete, inaccurate or misleading.

•

We (i) have been advised by Berry’s senior management, and have assumed, that the Berry-Provided Financial Projections and the Synergy Estimates have been (y) reasonably prepared on bases reflecting the best currently available estimates and judgments of Berry’s senior management and CRC’s senior management as to the expected future performance of Berry and the expected amounts and realization of the Synergies and (z) reviewed by Berry’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion and (ii) have assumed that any

The Board of Directors

Berry Corporation (bry)

As of September 14, 2025

financial projections/forecasts, any other estimates and/or any other forward-looking information obtained from public sources, data suppliers and other third parties are reasonable and reliable.

•

As Berry’s Board of Directors is aware, CRC did not furnish us with any internally generated stand-alone financial projections regarding CRC for use in connection with our analyses and opinion. Accordingly, at the direction of Berry’s Board of Directors and Berry’s senior management, we have based our forward-looking analyses regarding CRC on the Research-Based Financial Projections and certain sell-side research analyst sum-of-the-parts price targets, in each case identified to us by and discussed with CRC’s senior management and reviewed by, discussed with and approved for our use by Berry’s senior management. We express no view or opinion regarding the selection of the specific Wall Street equity research reports from which such financial forecasts were derived. We have been advised by Berry’s senior management, and we have assumed, that such Research-Based Financial Projections are consistent with the best currently available estimates and judgments of Berry’s senior management as to the expected future performance of CRC on a stand-alone basis and we have been advised by Berry’s senior management and CRC’s senior management, and we have assumed, that such Research-Based Financial Projections represent a reasonable basis upon which to evaluate CRC’s businesses and future prospects.

•

In addition, we have relied upon (without independent verification and without expressing any view or opinion) the assessments, judgments, estimates and forecasts of Berry’s senior management as to, among other things, (i) various oil and gas reserve data for Berry, (ii) forecasted production data for Berry and CRC and (iii) the prospective commodity price curves with respect to each of Berry’s and CRC’s future oil and gas production, all of which (x) are reflected in the Berry-Provided Financial Projections or the Research-Based Financial Projections, (y) are subject to significant uncertainty and volatility and (z) could, if different than assumed, have a meaningful impact on our analyses and opinion. We have assumed that there will not be any developments with respect to any of the foregoing matters that would have an effect on Berry, CRC or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Berry, CRC or any other entity or the solvency or fair value of Berry, CRC or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, oil and gas engineering, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Berry’s senior management, CRC’s senior management and Berry’s other professional advisors with respect to such matters. We have assumed that the Merger will qualify, for US federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger to Berry, CRC or their respective securityholders.

In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) Berry, CRC and Merger Sub will comply with all terms and provisions of the Agreement and (iii) the representations and warranties of Berry, CRC and Merger Sub contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Merger will be consummated in a timely manner in accordance with the terms of the Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments

The Board of Directors

Berry Corporation (bry)

As of September 14, 2025

or modifications (regulatory, tax-related or otherwise) that would have an effect on Berry, CRC or the Merger (including its contemplated benefits) in any way meaningful to our analyses or opinion.

In rendering our opinion, we do not express any view or opinion as to (i) the prices at which the shares of common stock or other securities or financial instruments of or relating to Berry or CRC may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets or in the commodities markets on Berry or CRC, their respective securities or other financial instruments, the Merger or the financing thereof or (iii) the impact of the Merger on the solvency or viability of Berry, CRC or Merger Sub or the ability of Berry, CRC or Merger Sub to pay their respective obligations when they come due.

We have acted as a financial advisor to Berry in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is payable upon successful consummation of the Merger and a portion of which is payable upon the rendering of our opinion. In addition, Berry has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

Aside from our current engagement by Berry in connection with the Merger, in the past two years we have previously been engaged by Berry to provide certain financial advisory or investment banking services in connection with matters unrelated to the Merger, for which we have received (or expect to receive) customary fees. Specifically, during the past two years, we have performed the following financial advisory or investment banking services for Berry: acted as Berry‘s financial advisor in connection with (i) its acquisition of Macpherson Energy Corporation in September 2023 and (ii) its December 2024 refinancing of existing indebtedness. We have not been previously engaged during the past two years by CRC to provide financial advisory or investment banking services for which we received fees. We may in the future seek to provide Berry and CRC or their respective affiliates with financial advisory and investment banking services unrelated to the Merger, for which services we would expect to receive compensation.

We and our affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, we and our affiliates and related entities may (i) provide such financial services to Berry, CRC, other participants in the Merger or their respective affiliates, for which services we and our affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Berry, CRC, other participants in the Merger or their respective affiliates. Furthermore, our and our affiliates’ and related entities’ respective directors, officers, employees, consultants and agents may make investments in Berry, CRC, other participants in the Merger or their respective affiliates.

Consistent with applicable legal and regulatory guidelines, we have adopted certain policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Berry, CRC, other participants in the Merger or their respective affiliates or the Merger that differ from the views of our investment banking personnel.

Our opinion has been provided to Berry’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Exchange Ratio. Our opinion may not be disclosed publicly,

The Board of Directors

Berry Corporation (bry)

As of September 14, 2025

made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement/prospectus to be distributed to the holders of shares of the common stock of Berry in connection with the Merger.

Our opinion and any materials provided in connection therewith do not constitute a recommendation to

Berry’s Board of Directors with respect to the Merger, nor does our opinion or any summary of our underlying analyses constitute advice or a recommendation to any holder of shares of the common stock of Berry as to how to vote or act in connection with the Merger or otherwise. Our opinion does not address Berry’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Berry, any refinancing related to the Merger by CRC or the effects of any other transaction in which Berry might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio to the holders of shares of the common stock of Berry to the extent expressly specified herein. We do not express any view or opinion as to (i) any other term, aspect or implication of (y) the Merger (including, without limitation, the form or structure of the Merger) or the Agreement or (z) any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of Berry or CRC. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Berry’s or CRC’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio or otherwise.

Our opinion has been authorized for issuance by our Fairness Opinion and Valuation Committee. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, business, capital markets, commodities markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of the common stock of Berry.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

The CRC Charter and the CRC Bylaws also contain indemnification rights for the directors and officers. Specifically, the CRC Charter and the CRC Bylaws provide for the indemnity of the officers and directors to the fullest extent authorized by the DGCL.

In addition, the DGCL permits CRC and its subsidiaries to purchase and maintain insurance on behalf of any person who is a director or officer for acts committed in their capacities as such directors or officers. CRC currently maintains such liability insurance.

The general effect of the foregoing is to provide indemnification to officers and directors for liabilities that may arise by reason of their status as officers or directors, other than liabilities arising from willful or intentional misconduct, acts or omissions not in good faith, unlawful distributions of corporate assets or transactions from which the officer or director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of CRC’s directors and officers will be further limited to the fullest extent permitted by the DGCL.

In addition, CRC has entered into indemnification agreements with CRC’s current directors and executive officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require CRC, among other things, to (i) indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to CRC and (ii) advance expenses, to the extent not prohibited by law, incurred in connection with any proceeding not initiated by the indemnitee as to which they could be indemnified. CRC also intends to enter into indemnification agreements with its future directors and officers.

CRC maintains liability insurance policies that indemnify CRC’s directors and officers against various liabilities, including certain liabilities under arising under the Securities Act and the Exchange Act, that may be incurred by them in their capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling CRC pursuant to the foregoing provisions, CRC has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The foregoing is only a general summary of certain aspects of the DGCL, the CRC Charter and the CRC Bylaws dealing with indemnification of directors and officers and does not purport to be complete.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated September 14, 2025, among Berry Corporation (bry), California Resources Corporation and Dornoch Merger Sub, LLC (attached as Annex A to the proxy statement/prospectus that forms a part of this registration statement and incorporated herein by reference).*

3.1	Amended and Restated Certificate of Incorporation of California Resources Corporation (filed as Exhibit 3.1 to CRC’s Registration Statement on Form 8-A filed October 27, 2020 and incorporated herein by reference).

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of California Resources Corporation (filed as Exhibit 3.1 to CRC’s Current Report on Form 8-K filed on May 6, 2022 and incorporated herein by reference).

3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of California Resources Corporation (filed as Exhibit 3.1 to CRC’s Current Report on Form 8-K filed on May 1, 2023 and incorporated herein by reference).

3.4	Amended and Restated Bylaws of California Resources Corporation (filed as Exhibit 3.2 to CRC’s Registration Statement on Form 8-A filed October 27, 2020 and incorporated herein by reference).

5.1	Opinion of Vinson & Elkins L.L.P. regarding validity of the securities being registered.

8.1	Opinion of Vinson & Elkins L.L.P. regarding certain U.S. federal income tax matters.

21.1	List of Subsidiaries of California Resources Corporation (incorporated by reference to Exhibit 21 to CRC’s Form 10-K for the year ended December 31, 2024).

23.1	Consent of KPMG LLP (independent registered public accounting firm for California Resources Corporation).

23.2	Consent of KPMG LLP (independent registered public accounting firm for Berry Corporation (bry)).

23.3	Consent of BDO USA, P.C. (independent registered public accounting firm for Green Gate Resources Parent, LLC and its subsidiaries).

23.4	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 and Exhibit 8.1).

23.5	Consent of Netherland, Sewell & Associates, Inc. (independent petroleum engineers for California Resources Corporation).

23.6	Consent of DeGolyer and MacNaughton (independent petroleum engineers for Berry Corporation (bry)).

24.1	Power of Attorney (included on the signature pages to this registration statement).

99.1	Form of Proxy Card for the Special Meeting of Stockholders of Berry Corporation (bry).

99.2	Consent of Guggenheim Securities, LLC.

107	Filing Fee Table.

*

In accordance with Item 601(a)(5) of Regulation S-K certain schedules and exhibits have not been filed. CRC hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

		(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

	(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

	(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

		(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

		(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

	(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for the purpose of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	(i)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

	(ii)	That every prospectus (a) that is filed pursuant to paragraph (7)(i) above or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

	(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

	(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Long Beach, State of California, on October 14, 2025.

California Resources Corporation

By:	/s/ Francisco J. Leon
Name:	Francisco J. Leon
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Francisco J. Leon, Michael L. Preston, Jody Johnson, and Ulrik Damborg, and each of them, severally, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Francisco J. Leon	President, Chief Executive Officer and Director	October 14, 2025
Francisco J. Leon	(Principal Executive Officer)

/s/ Clio Crespy	Executive Vice President and Chief Financial Officer	October 14, 2025
Clio Crespy	(Principal Financial Officer)

/s/ Noelle M. Repetti	Senior Vice President and Controller	October 14, 2025
Noelle M. Repetti	(Principal Accounting Officer)

/s/ Tiffany (TJ) Thom Cepak	Chair of the Board	October 14, 2025
Tiffany (TJ) Thom Cepak

/s/ Andrew B. Bremner	Director	October 14, 2025
Andrew B. Bremner

/s/ James N. Chapman	Director	October 14, 2025
James N. Chapman

/s/ James R. Jackson	Director	October 14, 2025
James R. Jackson

/s/ Christian S. Kendall	Director	October 14, 2025
Christian S. Kendall

Signature	Title	Date

/s/ Mark A. (Mac) McFarland	Director	October 14, 2025
Mark A. (Mac) McFarland

/s/ William B. Roby	Director	October 14, 2025
William B. Roby

/s/ Alejandra (Ale) Veltmann	Director	October 14, 2025
Alejandra (Ale) Veltmann